UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRIPOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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	(1)	Title of each class of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

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TRIPOS, INC.
1699 South Hanley Road
St. Louis, Missouri 63144
(314) 647-1099

SPECIAL MEETING OF SHAREHOLDERS—YOUR VOTE IS IMPORTANT

                            , 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Tripos, Inc., to be held on                              ,                            , 2007, beginning at                           , local time, at our principal executive offices at 1699 South Hanley Road, St. Louis, Missouri 63144.

At the special meeting, you will be asked to consider and vote upon the proposed sale of our Discovery Informatics business (the “DI business”) to Tripos (Cayman) LP, a newly formed subsidiary of Vector Capital Corporation (“Vector”) and the proposed dissolution and liquidation of the Company.

In January 2006, we announced that Tripos was considering alternatives to increase shareholder value, including the sale of the Company and the separation of our DI business and Discovery Research business (the “DR business”). After an extensive process to identify alternatives, our Board of Directors determined that the sale of our DI business and, following the sale of our DR business, the dissolution and liquidation of Tripos presents a greater certainty of value than any other alternative reasonably available.

If the sale of the DI business is approved, we will transfer the business and certain related liabilities to Vector in consideration of $25,600,000 in cash, subject to adjustment. A substantial portion of these proceeds will be used to pay corporate obligations. The accompanying proxy statement provides a detailed description of the proposed sale of the DI business to Vector. A copy of the asset purchase agreement is attached to the proxy statement as Annex A.

We have also recently entered into an agreement to sell our UK-based DR business to Provid Pharmaceuticals, Inc. for a consideration of $2 million in cash, subject to adjustment. After the sale of our DI and DR businesses have been completed we will no longer have any operating businesses. As a result, our board of directors has authorized Tripos to dissolve and liquidate pursuant to the plan of dissolution, which is attached to the proxy statement as Exhibit D, upon completion of these sales, subject to the approval of our shareholders.

Accordingly at the special meeting, assuming that the sale to Vector of our DI business is approved by you, you will be asked to approve and adopt a plan of dissolution and to approve the transactions contemplated thereby. The accompanying proxy statement provides a detailed description of the proposed dissolution and liquidation, as well as information with respect to certain other proposals for your consideration.

After careful consideration, our board of directors has unanimously approved the sale of assets and assumption of liabilities of our DI business, and the plan of dissolution and the dissolution and liquidation of Tripos and unanimously recommends that you vote “FOR” each of the proposals described in the enclosed proxy statement.

We urge you to read the proxy statement materials in their entirety and consider them carefully. Please pay particular attention to the “Risk Factors” beginning on page 15 for a discussion of the risks related to the proposed sale of the DI business and those related to the proposed dissolution and liquidation of Tripos, and the Dissolution and Liquidation Analysis and Estimates, which reflects our current estimate of the amounts that may be ultimately available for liquidating distributions to shareholders.

It is important that your shares be represented at the special meeting, regardless of the size of your holdings. Accordingly, whether or not you expect to attend the special meeting, we urge you to vote promptly by returning the enclosed proxy card. You may revoke your proxy at any time before it has been voted.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,
Ralph S. Lobdell	John P. McAlister
Chairman of the Board	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the asset sale or the plan of dissolution, passed upon the merits or fairness of the asset sale or the plan of dissolution nor passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED                      , 2007
AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT                      , 2007.

IMPORTANT—PLEASE VOTE YOUR PROXY PROMPTLY. After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, or call the toll-free number or use the Internet by following the instructions included with your proxy card, whether or not you plan to attend the special meeting in person. Please vote as promptly as possible. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, VOTE VIA TELEPHONE OR INTERNET OR ATTEND THE SPECIAL MEETING IN PERSON.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Morrow & Co., Inc. at 1-800-607-0088.

TRIPOS, INC.
1699 South Hanley Road
St. Louis, Missouri 63144
(314) 647-1099

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                      , 2007

Notice is hereby given that a special meeting of shareholders of Tripos, Inc. will be held at our principal executive offices at 1699 South Hanley Road, St. Louis, Missouri 63144 on the              day of                            , 2007 at            , local time, for the following purposes:

1.                 to consider and vote upon a proposal to approve the asset sale transaction as contemplated by the asset purchase agreement, dated as of November 19, 2006, between Tripos (Cayman) LP, a Cayman Islands limited partnership (“Vector”) and a subsidiary of Vector Capital Corporation and Tripos, pursuant to which Tripos will sell substantially all of the assets related to its Discovery Informatics business (the “DI business”) to Vector and Vector will assume certain liabilities related to the DI business;

2.                 to consider and vote upon a proposal to adjourn the special meeting for the purpose of soliciting additional proxies with respect to the asset sale transaction;

3.                 in the event that shareholders approve the asset sale transaction, to consider and vote upon a proposal to approve and adopt a plan of dissolution and the transactions contemplated thereby pursuant to which Tripos will satisfy all of its debts and other corporate obligations, its remaining cash, if any, will be distributed to shareholders and Tripos will be dissolved and liquidated;

4.                 to consider and vote upon a proposal to adjourn the special meeting for the purpose of soliciting additional proxies with respect to the plan of dissolution and the dissolution and liquidation of Tripos; and

5.                 to act on any other business properly presented at the special meeting or any postponements or adjournments thereof.

Only holders of Tripos common and Series C preferred stock at the close of business on February 6, 2007 are entitled to notice of the special meeting and to vote at the special meeting. You are cordially invited to attend the special meeting in person.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy, using the toll-free telephone number or Internet website address or by voting in person at the special meeting.

We ask that you vote your shares as described above regardless of whether you plan to attend the special meeting in person. If you fail to return your proxy card or fail to submit your proxy by telephone or Internet and do not attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and if a quorum is present, will have the same effect as a vote against approval of the asset sale transaction and against approval of the plan of dissolution and the dissolution and liquidation of Tripos.

A complete list of our shareholders entitled to vote at the special meeting, or any adjournment thereof, will be available for inspection by shareholders during normal business hours at our offices located at 1699 South Hanley Road, St. Louis, Missouri 63144, beginning the earlier of ten days prior to the special meeting or two business days after delivery of this notice. Such list will also be available for examination at the special meeting.

You should not send your stock certificates with your proxy card.

By Order of the Board of Directors,

John D. Yingling
Assistant Corporate Secretary
                           , 2007

IMPORTANT—PLEASE VOTE YOUR PROXY PROMPTLY. After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, or call the toll-free number or use the Internet by following the instructions included with your proxy card, whether or not you plan to attend the special meeting in person. Please vote as promptly as possible. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, VOTE VIA TELEPHONE OR INTERNET OR ATTEND THE SPECIAL MEETING IN PERSON.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Morrow & Co., Inc. at 1-800-607-0088.

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TRIPOS, INC.
1699 South Hanley Road
St. Louis, Missouri 63144

PROXY STATEMENT

                               , 2007

SUMMARY

The following summary highlights selected information about the asset sale and the special meeting and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Tripos,” “Company,” “we,” “our,” “ours,” and “us” refer to Tripos, Inc. and its subsidiaries.

The Special Meeting

Time, Place and Purpose of the Special Meeting

A special meeting of shareholders will be held on                    , 2007, beginning at          , local time, at our principal executive offices at 1699 South Hanley Road, St. Louis, Missouri 63144.

At the special meeting you will be asked to consider and vote upon the following proposals:

•       the approval of the asset sale transaction as contemplated by the asset purchase agreement, dated as of November 19, 2006, between Tripos (Cayman) LP, a Cayman Islands limited partnership, which we refer to as Vector, a subsidiary of Vector Capital Corporation and us, pursuant to which we will sell substantially all of the assets related to its Discovery Informatics business, which we refer to as the DI business, to Vector and Vector will assume certain liabilities related to the DI business, which transaction we refer to as the asset sale transaction;

•       the adjournment of the special meeting for the purpose of soliciting additional proxies with respect to the asset sale transaction;

•       in the event that shareholders approve the asset sale transaction, the approval and adoption of a plan of dissolution, in the form attached hereto as Annex D and the transactions contemplated thereby pursuant to which we will satisfy all of its debts and other corporate obligations, its remaining cash, if any, will be distributed to shareholders and we will be dissolved and liquidated;

•       the adjournment of the special meeting for the purpose of soliciting additional proxies with respect to the plan of dissolution and the dissolution and liquidation of Tripos; and

•       to act on any other business properly presented at the special meeting or any adjournment thereof.

Recommendation of Tripos’ Board of Directors; Reasons for the Asset Sale and Liquidation and Dissolution

In order to provide the greatest certainty of value for our shareholders, after considering a wide variety of strategic alternatives and alternative transactions reasonably available to us, and conducting an extensive market test process with the assistance of an independent investment banking firm, our board of directors, has:

•       unanimously approved the asset purchase agreement and the transactions contemplated thereby;

•       unanimously approved the plan of dissolution and the dissolution and liquidation of Tripos;

•       unanimously recommended that shareholders vote “FOR” the proposal to approve the asset sale transaction; and

•       unanimously recommended that shareholders vote “FOR” the proposal to approve the plan of dissolution and the dissolution and liquidation of Tripos.

Record Date, Quorum and Voting Power

You are entitled to vote at the special meeting if you owned shares of our common or Series C preferred stock at the close of business on February 6, 2007, the record date for the special meeting. The holders of our common and Series C preferred stock will vote together as a single voting group on each matter submitted to the shareholders at the special meeting. Each record holder of shares of our common stock is entitled to cast one vote per share on each proposal and each record holder of shares of our Series C preferred stock will be entitled to cast a number of votes equal to the number of full shares of our common stock into which each share of Series C preferred stock is convertible, in accordance with our articles of incorporation. As of the record date, the Series C preferred shares were convertible into 1,833,333 shares of our common stock and there were 10,392,835 shares of common stock outstanding.

The holders of a majority of the shares of common and Series C preferred stock, counted as a single voting group, outstanding on the record date, represented in person or by proxy, will constitute a quorum for the special meeting.

Voting by Directors and Executive Officers

As of the record date, our directors and executive officers held and are entitled to vote, in the aggregate, 806,948 shares of our common stock, representing approximately 6.7% of the outstanding shares of our common and preferred stock entitled to vote on the proposals. We have been informed by our directors and executive officers that they intend to vote all of their shares “FOR” approval of the asset sale transaction and “FOR” approval of the plan of dissolution and the dissolution and liquidation of the Tripos. In addition, all of our directors and certain officers, including B. James Rubin, Bryan S. Koontz and John D. Yingling, holding approximately 5.7% of our outstanding shares of common and preferred stock, have entered into support agreements with Vector pursuant to which they have agreed to vote “FOR” approval of the asset sale transaction and, with certain exceptions, against any other competing business combination proposal.

Proxies; Revocation

If you hold shares in your name as the shareholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card, which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided with this proxy statement.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either: (i) advise our Corporate Secretary in writing, (ii) deliver a new proxy, (iii) submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or (iv) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Approval of Proposed Asset Sale Transaction Pursuant to the Asset Purchase Agreement

We are asking our shareholders to approve the sale of substantially all of the assets of our Discovery Informatics business, which we refer to as our DI business, to Vector pursuant to the asset purchase agreement for the purchase price of $25,600,000 in cash (subject to an adjustment for adjusted net working capital as of the closing date). If our shareholders approve the sale of our DI business, we will sell to Vector substantially all of the assets of our DI business and Vector will assume specified liabilities of our DI business. The assets of our DI business being sold include personal property, including machinery, equipment and other tangible property, inventory, various agreements and contracts, certain accounts, notes and receivables, a cash sum amount, certain of our rights, claims, credits and causes of action, patents and other intellectual property, licenses and permits, records, sales materials and goodwill, in each case associated with our DI business. The assets not included in the sale are our remaining cash and cash equivalents, insurance policies, certain real property and leases, assets related to our discovery research business, our investments and certain other assets not related to our DI business. A substantial portion of the proceeds from the sale our DI business will be used to pay our outstanding debts, liabilities and obligations. See “Approval of Proposed Asset Sale Transaction Pursuant to Asset Purchase Agreement” and “The Asset Purchase Agreement—The Transaction.”

If the asset sale transaction is not approved or otherwise not completed, we expect, assuming availability of capital, to seek to operate Tripos as a company focused exclusively on the DI business and to complete the sale of the DR business to Provid on the terms currently contemplated. In that event, we would abandon the proposed dissolution and liquidation of Tripos described in this proxy statement. The ability to operate the DI business as a separate business, however, is subject to numerous uncertainties. For instance, our $6 million credit facility with LaSalle Bank will mature on February 28, 2007, and LaSalle has stated that it will not extend this credit facility. While we are exploring alternative financing arrangements, no assurance can be given that we will be successful and we may not have funds available to satisfy our obligations under the credit facility or for the working capital needs of the DI business.

The Parties to the Transaction

Tripos, Inc.

1699 South Hanley Road
St. Louis, Missouri 63144
(314) 647-1099

Tripos delivers chemistry products and services, software products and services along with analytical services that advance customers’ creativity and productivity in pharmaceutical, biotechnology and related life sciences research enterprises worldwide. Tripos provides its products and services to the pharmaceutical, biotechnology, and life science industries to support early stage research activities and to assist research chemists to make decisions about the most productive new compounds to make and test as potential therapeutics.

Tripos (Cayman) LP

456 Montgomery Street, 19th Floor
San Francisco, California 94104
(415) 293-5000

Tripos (Cayman) LP, which we refer to as Vector, is a Cayman Islands limited partnership and wholly-owned subsidiary of Vector Capital Corporation formed for the purpose of acquiring the DI business. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the asset purchase agreement.

See “The Asset Purchase Agreement—The Parties to the Asset Purchase Agreement.”

Assumed Liabilities

Vector has agreed to assume certain of our liabilities related to the DI business as disclosed by us to Vector, including those arising under contracts or grants assumed by Vector (other than those attributable to any failure by us to comply with the terms thereof), and any liability arising under capital leases used to finance our acquisition of assets. We will remain responsible for all of our other liabilities, including any liabilities relating to the operation of our business prior to the closing of the asset sale, such as tax liabilities, liabilities relating to certain employment matters, environmental liabilities, pre-existing indebtedness, liabilities relating to any litigation pending as of the closing of the asset sale. See “The Asset Purchase Agreement—The Transaction—Assumed Liabilities.”

Indemnification

We have agreed to indemnify Vector for any and all damage, loss, liability and expense, including all reasonable expenses of investigation and reasonable attorneys’ fees, in connection with any action, suit or proceeding involving a third-party claim or a claim solely between us and Vector arising out of:

•       any misrepresentation or breach of warranty or breach of covenant or agreement made or to be performed by us pursuant to the asset purchase agreement; or

•       any excluded liability.

Our indemnity obligations with respect to excluded liabilities are unlimited under the asset purchase agreement. Otherwise, our indemnity obligations only arise in the event that aggregate damages exceed $500,000 and are capped at a maximum of $3,000,000 and apply to claims made within six months after the closing of the asset sale transaction. See “The Asset Purchase Agreement—Survival; Indemnification.”

Conditions to the Closing

The parties’ obligations under the asset purchase agreement are subject to the satisfaction or waiver of certain conditions, including:

•       the expiration or termination of the waiting period under the applicable antitrust laws and regulations;

•       the absence of any law prohibiting the consummation of the closing;

•       the parties entering into certain ancillary agreements;

•       approval of the asset sale by our shareholders;

•       performance of obligations under the asset purchase agreement in all material respects;

•       the truth of the representations and warranties at the time of closing;

•       the absence of any threatened, instituted, or pending action or proceeding before any governmental authority seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Vector of all or any material portion of the assets to be acquired or the business or assets of Vector  or otherwise challenging the transactions contemplated by the asset purchase agreement or seeking to require divestiture by Vector of any of the assets to be acquired under the asset purchase agreement;

•       the absence of any action, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of our assets, by any governmental authority that, in the reasonable judgment of Vector could, directly or indirectly, result in negatively affecting the purchase of our assets or Vector’s other business or assets;

•       the receipt of all required consents and all consents, authorizations or approvals from governmental entities and no such consent, authorization or approval shall have been revoked;

•       the DI business having cash of no less than $900,000;

•       the receipt of all documents reasonably requested relating to the other party’s existence and authority to enter into the asset purchase agreement;

•       the absence of any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate has had or would reasonably be expected to have a “material adverse effect” on Tripos, as that term is defined in the asset purchase agreement; and

•       the provision for the removal of all liens relating to the purchased assets except to the extent that Vector is assuming such liability and all financing statements shall be withdrawn within two business days of the closing.

See “The Asset Purchase Agreement—Conditions to the Asset Sale.”

No Solicitation of Transactions; Superior Proposal

The asset purchase agreement restricts our ability to solicit or engage in discussions or negotiations with, or provide information to, third parties regarding competing transactions for the DI business. Our board of directors may, however, respond to certain unsolicited proposals from third parties. Furthermore, our board of directors may terminate the asset purchase agreement under certain circumstances and agree to a superior proposal, so long as Tripos complies with certain terms of the asset purchase agreement and pays a termination fee of $1 million to Vector. See “The Asset Purchase Agreement—No Solicitation of Alternative Proposals.”

Termination of the Purchase Agreement

The parties may agree in writing to terminate the asset purchase agreement at any time prior to closing, even after the shareholders of Tripos have approved the sale or, under certain circumstances, without the consent of the other party. For example, we may terminate the asset purchase agreement at any time and enter into a superior agreement as discussed in “—No Solicitation of Transactions; Superior Proposal” above. Vector may terminate the asset purchase agreement if our board of directors changes its recommendation in favor of the asset sale transaction. See “The Asset Purchase Agreement—Termination of the Purchase Agreement.”

Fees and Expenses

Generally, if the asset sale transaction is completed, or if either party terminates the asset purchase agreement for any reason allowed under its terms, the parties are responsible for their own transaction expenses. If the asset purchase agreement is terminated because our shareholders fail to approve the asset sale transaction, however, we have agreed to reimburse Vector for its reasonable costs and expenses incurred in connection with the asset purchase agreement up to a maximum of $500,000. In addition, we have agreed to pay Vector a termination fee of $1 million (net of any expenses previously reimbursed) if (1) an acquisition proposal is made to us or is publicly announced and thereafter the asset purchase agreement is terminated by either party under certain circumstances and (2) within 12 months we enter into an agreement with respect to or consummate any acquisition transaction. See “The Asset Purchase Agreement—Fees and Expenses.”

Opinion of Seven Hills Partners LLC

Seven Hills Partners LLC, which we refer to as Seven Hills, delivered a written opinion to our board of directors dated November 16, 2006, that, as of that date, the $25,600,000 in cash to be received by us in connection with the asset purchase was fair, from a financial point of view, to us.

The full text of Seven Hills’ opinion is attached as Annex C. Shareholders are encouraged to read the full text of the opinion for a discussion of assumptions made, matters considered and limitations of the review undertaken by Seven Hills in rendering its opinion. Seven Hills’ opinion does not constitute a recommendation to any shareholder as to how that shareholder should vote with respect to the asset sale or any other transactions contemplated by the asset purchase agreement. See “Approval of Proposed Asset Sale Transaction Pursuant to Asset Purchase Agreement—Opinion of Seven Hills.”

Tax Consequences of the Asset Sale Transaction

The asset sale transaction itself generally will not be a taxable event (for federal income tax purposes) to our U.S. shareholders. See “The Asset Purchase Agreement—Material U.S. Federal Income Tax Consequences of the Asset Sale Transaction.”  The dissolution and liquidation of Tripos, if approved and effected, generally will, however, have tax consequences to our shareholders. See “Description of the Plan of Dissolution—Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation.”

Interests of Tripos’ Executive Officers

When considering whether to approve the asset sale transaction, you should be aware that our executive officers have interests in the asset sale transaction, in addition to their interests as Tripos shareholders, that may be different from, or conflict with, your interests as a Tripos shareholder. These interests arise under severance agreements we have with our executive officers. The form of these severance agreements has been in place since 1996 and has been consistently used for all executive officers. Our board of directors was aware of these interests, and considered them when they approved the asset sale transaction and the asset purchase agreement. See “Approval of Proposed Asset Sale Transaction Pursuant to Asset Purchase Agreement—Interests of Tripos’ Executive Officers.”

Name of Executive Officer	Potential Severance Payments
John P. McAlister	$380,000
B. James Rubin	$140,000
Bryan S. Koontz	$200,000
Mark C. Allen	£110,000
Dieter Schmidt-Baese	€205,000
John D. Yingling	$180,000
Mary P. Woodward	$187,500
Richard D. Cramer	$195,000

Shareholder Support Agreements

In connection with the asset purchase agreement, Vector required that all of our directors, including John P. McAlister, and certain officers, including B. James Rubin, Bryan S. Koontz and John D. Yingling, enter into shareholder support agreements with Vector. Pursuant to these shareholder support agreements, such directors and officers have agreed to vote their shares of common stock, amounting to an aggregate of 692,949 shares of common stock outstanding on the record date, or approximately 5.7% of our outstanding shares entitled to vote on the proposals on the record date, in favor of the asset sale transaction and have granted Vector an irrevocable proxy to vote such shares at any shareholder meeting for such purpose and with respect to any other matters directly related thereto. See “The Asset Purchase Agreement—Support Agreements.”

Appraisal Rights

Our shareholders do not have appraisal rights under Utah law in connection with the sale of our DI business. See “Approval of Proposed Asset Sale Transaction Pursuant to Asset Purchase Agreement—Absence of Appraisal Rights.”

Required Vote

All holders of Tripos’ common and Series C preferred stock on the record date are entitled to vote on the approval of the asset sale transaction. The holders of our common and Series C preferred stock will vote as a single voting group for purposes of this proposal. The affirmative vote of a majority of the votes entitled to be cast is required to approve the asset sale transaction. See “The Special Meeting—Required Vote; Abstentions; Broker Non-Votes.”

Approval of Plan of Dissolution and Dissolution and Liquidation of Tripos

We are also seeking our shareholders’ approval of a plan of dissolution and the dissolution and liquidation of Tripos, to be implemented after, and conditioned on the approval of, the asset sale transaction. The plan of dissolution provides for the voluntary liquidation, winding up and dissolution of Tripos. If the plan of dissolution is approved by our shareholders and implemented by us, we will liquidate our remaining assets, satisfy or make reasonable provisions for the satisfaction of our remaining obligations, and make distributions to shareholders of any available liquidation proceeds, as well as remaining cash. We will proceed with the Sale of our DR business whether or not the plan of dissolution is approved by shareholders. If our board of directors determines that dissolution and liquidation are not in the best interests of our shareholders, our board of directors may direct that the plan of dissolution be abandoned, either before or after shareholder approval, or may amend or modify the plan of dissolution to the extent permitted by Utah law, without the necessity of further shareholder approval. For more information regarding the proposed dissolution and liquidation of Tripos, see “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation.”

Uncertainties as to the amounts we will ultimately realize for our assets, the ultimate amount of our liabilities and the time that will be needed for this process to be completed make it difficult to predict the aggregate net amounts that will ultimately be available for distribution to shareholders or the timing of any such distribution. Furthermore, Tripos recently announced the sale of its Discovery Research business, which is subject to a number of conditions, including the purchaser obtaining financing and the receipt of third party consents.

As of the date of this proxy statement, we estimate that after the completion of the asset sale transaction, the sale of our DR business and our dissolution and liquidation and satisfaction of all corporate obligations, and the payment of the liquidation price of the Series C preferred stock we would have cash remaining of between approximately $6 million and $12 million available for distribution to holders of common stock or, assuming 10,392,835 shares of common stock outstanding on February 6, 2007, between $0.58 and $1.15 per share of common stock. The actual amount of cash available for distribution following dissolution and the timing of dissolution payments will depend on a number of factors, many of which are outside our control, including:

•       the amount ultimately realized for our assets;

•       the ultimate amount of our known, unknown and contingent debts and liabilities;

•       costs of operations incurred through the date of dissolution;

•       whether the board of directors will determine at a later date to hold back a portion of the proceeds of the sale our assets as a reserve for contingent liabilities, whether currently known or unknown and the extent of any such reserve; and

•       the fees and expenses incurred by us in the dissolution of our corporation and the liquidation of our assets.

As a result, the amount of cash remaining following completion of our dissolution and liquidation could vary significantly from our current estimates. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Dissolution and Liquidation Analysis and Estimates.”

If the plan of dissolution and the dissolution and liquidation of Tripos are not approved, but Tripos and Vector nevertheless determine to complete the asset sale, we would have limited or no business, or operations and assets with which to generate revenue, and will have retained only those employees required to wind down our corporate existence. In that circumstance, we intend to proceed substantially as described above, and may make a second attempt to solicit a vote of our shareholders to approve the plan of dissolution and the dissolution and liquidation of Tripos. It is likely that our expenses after the closing of the asset sale transaction will increase if we do not proceed to dissolve and liquidate Tripos, and cash available to distribute to common shareholders would be decreased accordingly.

Post-Dissolution Conduct of the Corporation

Once our articles of dissolution are filed and effective, we will be required to devote our efforts to winding up our affairs and liquidating our assets. During this time, we will undertake the following tasks:

•       collecting assets;

•       disposing of property to provide cash for distribution to shareholders or to resolve liabilities associated with such property;

•       discharging or making provisions for discharging liabilities;

•       distributing remaining property among shareholders according to their interests; and

•       doing every other act necessary to wind up and liquidate our business and affairs.

See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Conduct of our Corporation Following the Dissolution.”

Liquidating Distribution to Shareholders

Before distributing any assets to shareholders, we will pay and discharge, or make provisions as will be reasonably likely to provide sufficient satisfaction for, all claims and obligations, whether known, due or to become due, absolute or contingent, liquidated or unliquidated, founded on contract, tort or other legal basis, or otherwise. Furthermore, pursuant to the terms of the asset purchase agreement, we have agreed at the request of Vector not to make any distributions of assets to holders of our common stock for six months after closing of the asset sale transaction. See “Description of the Plan of Dissolution—Distributions to Shareholders” and “Unaudited Pro Forma Financial Data.”

Continuing Liability of Shareholders

Under Utah law, a shareholder may be liable for any claim against our corporation that has not been paid or otherwise provided for, but a shareholder’s total liability for all claims may not exceed the total value of assets distributed to him, as that value is determined at the time of distribution. Any shareholder required to return any portion of the value of the assets received by him in liquidation is entitled to contribution from all other shareholders. Any contribution made by a shareholder will be pro rata based on his respective rights and interests and may not exceed the value of the assets received by him in liquidation. See “Description of the Plan of Dissolution—Continuing Liability of Shareholders After Dissolution.”

Tax Consequences of the Dissolution and Liquidation

As a general matter, each U.S. Stockholder (as defined in the section below entitled “Description of the Plan of Dissolution—Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation”) will recognize gain or loss equal to the difference between the aggregate amount of the distribution(s) made to such shareholder in connection with our liquidation and the adjusted tax basis of such shareholder’s shares. For further detail, see “Description of the Plan of Dissolution—Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation.”

Required Vote

All holders of Tripos’ common and Series C preferred stock on the record date are entitled to vote on the plan of dissolution and the dissolution and liquidation of Tripos. The holders of our common and Series C preferred stock will vote as a single voting group for purposes of this proposal. The affirmative vote of a majority of the votes entitled to be cast is required to approve and adopt the plan of dissolution and the dissolution and liquidation of our corporation.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals. These questions and answers may not address all questions that may be important to you as a shareholder of Tripos, Inc. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

Q:             Where and when is the special meeting?

A:             The special meeting will be held at our principal executive offices at 1699 South Hanley Road, St. Louis, Missouri 63144 on the          day of                     , 2007 at          , local time.

Q:             What matters will I vote on at the special meeting?

A:             At the special meeting, you will be asked to consider and vote upon:

•                    a proposal to approve the asset sale transaction as contemplated by the asset purchase agreement, dated as of November 19, 2006, between Tripos (Cayman) LP, a Cayman Islands limited partnership (“Vector”) and a subsidiary of Vector Capital Corporation and Tripos, Inc., a Utah corporation, pursuant to which Tripos will sell substantially all of the assets related to its Discovery Informatics business (the “DI business”) to Vector and Vector will assume certain liabilities related to the DI business;

•                    a proposal to adjourn the special meeting for the purpose of soliciting additional proxies with respect to the asset sale transaction;

•                    in the event that shareholders approve the asset sale transaction, a proposal to approve and adopt a plan of dissolution and the transactions contemplated thereby pursuant to which Tripos will satisfy all of its debts and other corporate obligations, its remaining cash, if any, will be distributed to shareholders and Tripos will be dissolved and liquidated;

•                    a proposal to adjourn the special meeting for the purpose of soliciting additional proxies with respect to the plan of dissolution and the dissolution and liquidation of Tripos; and

•                    any other business properly presented at the special meeting or any postponements or adjournments thereof.

Q:             How does Tripos’ board of directors recommend that I vote on the proposals?

A:             In order to provide the greatest certainty of value for our shareholders, after considering a wide variety of strategic alternatives and alternative transactions reasonably available to the Company, and conducting an extensive market test process with the assistance of an independent investment banking firm, our board of directors unanimously recommends that you vote:

•                    “FOR” the proposal to approve the Vector asset sale transaction;

•                    “FOR” the proposal to approve the plan of dissolution and the dissolution and  liquidation of Tripos; and

•                    “FOR” the adjournment proposals.

Q:             What will happen if the asset sale transaction is approved?

A:             If our shareholders approve the sale of our DI business, we will sell to Vector substantially all of the assets of our DI business and Vector will assume specified liabilities of our DI business. The assets of our DI business being sold include personal property, including machinery, equipment and other tangible property, inventory, various agreements and contracts, certain accounts, notes and receivables, a cash sum amount, certain of our rights, claims, credits and causes of action, patents and other intellectual property, licenses and permits, records, sales materials and goodwill, in each case associated with our DI business. The assets not included in the sale are remaining cash and cash equivalents, insurance policies, certain real property and leases, assets related to our discovery research business, our investments and certain other assets not related to our DI business. A substantial portion of the proceeds from the sale our DI business will be used to pay our outstanding debts, liabilities and obligations. See “The Asset Purchase Agreement—The Transaction.”

Q:             What will happen if the asset sale transaction is not approved?

A:             If the asset sale transaction is not approved or otherwise completed, we expect, assuming availability of capital, to seek to restructure Tripos as a company focused exclusively on the DI business and to complete the sale of the DR business to Provid on the terms currently contemplated. In that event, we would abandon the proposed dissolution and liquidation of Tripos. The ability to operate the DI business as a separate business, however, is subject to numerous uncertainties. For instance, our $6 million revolving credit facility with LaSalle Bank will mature on February 28, 2007, and LaSalle has stated that it will not grant further extensions of the credit facility. While we continue to explore alternative financing arrangements, no guaranty can be made that we will be successful and we may not have funds available to satisfy our obligations under the credit facility or for the working capital needs of the DI business.

Q:             Is the asset sale transaction conditioned upon the plan of dissolution and the dissolution and liquidation of Tripos being approved?

A:             No. If the asset sale transaction is approved, we expect to consummate the sale whether or not the plan of dissolution and the dissolution and liquidation of Tripos are approved. If the plan of dissolution and the dissolution and liquidation of Tripos are not approved but we complete the asset sale transaction, we will have limited or no business or operations and assets with which to generate revenue, and will have retained only those employees required to wind down our corporate existence. In that circumstance, we intend to proceed substantially as described above, and may make a second attempt to solicit a vote of our shareholders to approve the plan of dissolution and the dissolution and liquidation of Tripos. It is likely that our expenses after the closing of the asset sale will increase if we do not promptly proceed to dissolve and liquidate Tripos, and cash available to distribute to common shareholders would be decreased accordingly.

Q:             What vote of shareholders is required to approve the asset sale transaction?

A:             For us to complete the asset sale transaction, shareholders holding a majority of the shares of our common and Series C preferred stock outstanding at the close of business on the record date, voting as a single voting group, must vote “FOR” the approval of the asset sale transaction.

Q:             When do you expect to complete the asset sale transaction?

A:             We are working toward completing the asset sale transaction as quickly as possible, and we anticipate that it will be completed promptly following a favorable stockholder vote. In order to complete the asset sale transaction, we must obtain shareholder approval and the other closing conditions under the asset purchase agreement must be satisfied or waived. See “The Asset Purchase Agreement—Conditions to The Asset Sale” and “The Asset Purchase Agreement—Closing.”

Q:             What are the federal income tax consequences of the asset sale transaction to U.S. shareholders?

A:             The asset sale transaction itself generally will not be a taxable event (for federal income tax purposes) to our U.S. shareholders. See “The Asset Purchase Agreement—Material U.S. Federal Income Tax Consequences of the Asset Sale Transaction.” The dissolution and liquidation of Tripos, if approved and effected, generally will, however, have tax consequences to our shareholders. See “Description of the Plan of Dissolution—Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation.”

Q:             What will happen if the plan of dissolution and the dissolution and liquidation of Tripos is approved?

A:             If the plan of dissolution and the dissolution and liquidation of Tripos is approved by our shareholders and implemented by us, we will liquidate our remaining assets after notifying our creditors pursuant to Utah law, satisfy or make reasonable provisions for the satisfaction of our remaining obligations, and make distributions to shareholders of any available liquidation proceeds, as well as remaining cash.

Q:             What will happen if the plan of dissolution and the dissolution and liquidation of Tripos is not approved?

A:             If the plan of dissolution and the dissolution and liquidation of Tripos are not approved, but Tripos and Vector nevertheless determine to complete the asset sale transaction, we will have limited or no business, or operations and assets with which to generate revenue, and will have retained only those employees required to wind down our corporate existence. In that circumstance, we intend to proceed substantially as described above, and may make a second attempt to solicit a vote of our shareholders to approve the plan of dissolution and the dissolution and liquidation of Tripos. It is likely that our expenses after the closing of the asset sale will increase if we do not proceed to dissolve and liquidate Tripos, and cash available to distribute to common shareholders would be decreased accordingly.

Q:             What can I expect to receive in the liquidation and dissolution?

A:             You will receive your pro rata share, based on the number of shares you own, of the cash remaining after provision has been made for the payment, satisfaction and discharge of all known, unknown or contingent debts, liabilities and obligations, including costs and expenses incurred in connection with the dissolution and after satisfaction of the liquidation preference of the Series C preferred stock.

Uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities including any contingent liabilities which we may not be able to assess, make it impossible to guaranty the aggregate net amounts that will ultimately be available for distribution to shareholders or the timing of any such distribution. At this time, we estimate that assuming we are able to fully offset any taxable gain on the DI transaction and after the completion of our dissolution and liquidation, we would have cash remaining, after provision for the satisfaction of all obligations, including the Series C liquidation preference of our Series C preferred stock, of between approximately $6 million and $12 million or, assuming 10,392,835 shares of common stock outstanding on February 6, 2007, between $0.58 and $1.15 per share of common stock. The actual amount of cash available for distribution following dissolution and liquidation and provision for the liquidation preference of our preferred stock, estimated to be, at March 31, 2007, approximately $5.5 million plus dividends of approximately $761,000 will depend on a number of factors, several of which are outside our control, including:

•       the amount ultimately realized for our assets;

•       the ultimate amount of our known, unknown and contingent debts and liabilities;

•       costs of operations incurred through the date of dissolution;

•       whether the board of directors determines at a later date to hold back a portion of the proceeds of the sale of our assets as a reserve for contingent liabilities whether currently known or unknown, and the extent of any such reserve; and

•       the fees and expenses incurred by us in the dissolution of our corporation and the liquidation of our assets.

As a result, the amount of cash available for distribution to the holders of our common stock could vary significantly from our current estimates. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Dissolution and Liquidation Analysis and Estimates.”

Q:             What are the U.S. federal income tax consequences of dissolution and liquidation to U.S. shareholders?

A:             As a general matter, each U.S. Stockholder (as defined in the section below entitled “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation”) will recognize gain or loss equal to the difference between the aggregate amount of the distribution(s)  made to such shareholder in connection with our liquidation and the adjusted tax basis of such shareholder’s shares. For further detail on tax consequences to U.S. stockholders and to Tripos, see “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation.”

Q:             Will my shares of common stock continue to be listed on the NASDAQ Global Market after completion of the asset sale transaction?

A:             Assuming the prior or concurrent completion of the sale our DR business, following the sale of the DI business we will be promptly delisted from the NASDAQ Global Market. Even absent approval of the sale of the DI business, because the bid price for our common stock has fallen below the $1 minimum required for more than 30 consecutive days, we have received notification from NASDAQ that if the situation is not remedied within 180 days of the notice our common stock will be delisted. Upon any delisting, we expect that there will be no active public trading market for our common stock, although we expect we would continue to be required to file reports with the SEC. Furthermore, if our shareholders approve the plan of dissolution and the liquidation and dissolution of Tripos, upon the filing of articles of dissolution, our stock transfer books will be closed and our shareholders will no longer be able to transfer their shares of our capital stock.

Q:             Are there risks I should consider in deciding whether to vote to approve the asset sale transaction, and in deciding whether to approve the proposed dissolution and liquidation of Tripos?

A:             Yes. In evaluating each of these proposals, you should carefully consider the factors discussed in “Risk Factors” beginning on page 15 and the other matters discussed in this proxy statement.

Q:             Can I change my vote?

A:             You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either: (i) advise our Corporate Secretary in writing, (ii) deliver a new proxy, (iii) submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or (iv) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Q:             What happens if I do not return a proxy card?

A:             The failure to return your proxy card will have the same effect as voting against the asset sale transaction and against the plan of dissolution and the liquidation and dissolution of Tripos, but will have no effect on the adjournment proposals.

Q:             If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:             Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the asset sale and against the plan of dissolution and the liquidation and dissolution of Tripos (but will have no effect on the adjournment proposal).

Q:             Am I entitled to appraisal rights?

A:             No. Our shareholders do not have appraisal rights under Utah law in connection with the asset sale transaction or the dissolution and liquidation of Tripos.

Q:             What do I need to do now?

A:             After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope or follow the telephonic or Internet voting procedures on your proxy card as soon as possible so that your shares may be represented at the special meeting.

Q:             Who can help answer my other questions?

A:             If you have more questions about the asset sale, you should contact John P. McAlister at (314) 647-1099. You may also contact our proxy solicitor:

Morrow & Co, Inc.
470 West Avenue
Stamford, CT 06902
(203) 658-9400 (Call Collect)
(800) 607-0088 (Call Toll-Free)
E-mail: proxy.info@morrowco.com

RISK FACTORS

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, set forth below are cautionary statements identifying important factors that could cause actual events or results to differ materially from any forward-looking statements made by us or on our behalf, whether oral or written. We wish to ensure that any forward-looking statements are accompanied by meaningful cautionary statements in order to maximize to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause actual events or results to differ materially from our forward-looking statements.

In addition to the other information included in this proxy statement (including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements”), you should consider carefully the matters described below in evaluating the proposed asset sale transaction and the proposed dissolution and liquidation, as well as our business. Additional risks and uncertainties that are not presently known to us or that we do not currently believe to be important to you also may adversely affect our business, the asset sale transaction or the dissolution and liquidation.

Risks Related to Amounts Ultimately Available for Distribution to Holders of Common Stock

If our expectations regarding liquidating the proceeds of asset sales, the amount at which we can resolve our liabilities, and the cost of dissolution and liquidation prove inaccurate, the amount we distribute to our stockholders may be reduced.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close the sale of our DI Business to Vector and the sale of our DR business. Our expectations regarding our expense levels may be inaccurate. Any claims, liabilities or expenses that are unexpected or that exceed our estimates, could reduce the amount of cash available for ultimate distribution to shareholders. If available cash and amounts received on the sale of our DI Business to Vector are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute significant amounts, or any amount at all, to our shareholders.

We currently expect to have available for distribution to the holders of our common stock between $6 million and $12 million or, assuming 10,392,835 shares of common stock outstanding on February 6, 2007, between $0.58 and $1.15 per share of common stock. The actual amount of cash available for distribution following dissolution and liquidation and provision for the liquidation preference of our preferred stock (estimated to be, at March 31, 2007, approximately $5.5 million plus dividends of approximately $761,000) and the timing of dissolution payments will depend upon our ability to fully offset any taxable gain on the DI transaction and on a number of additional factors, many of which are outside of our control:

•       the amount ultimately realized for our assets;

•       the ultimate amount of our known, unknown and contingent debts and liabilities;

•       costs of operations incurred through the date of dissolution;

•       whether the board of directors determines at a later date to hold back a portion of the proceeds of the sale of our assets as a reserve for contingent liabilities whether currently known or unknown, and the extent of any such reserve; and

•       the fees and expenses incurred by us in the dissolution of our corporation and the liquidation of our assets.

Additionally, a creditor could seek an injunction against the making of distributions to our shareholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our common shareholders. As a result of these and other factors, we may need to hold back, for distribution at a later date, if at all, some or all of the estimated amounts that we expect to distribute to our shareholders.

We are required to make priority distributions to holders of our Series C preferred stock before making liquidating distributions to holders of our common stock.

Under our Articles of Incorporation, as amended, the holders of our Series C preferred stock are entitled to receive a fixed, priority distribution upon any liquidation, dissolution or winding-up of Tripos or in the event of a Deemed Liquidation (as defined therein). The asset sale transaction is a sale of all or substantially all the assets of Tripos and as such qualifies as a Deemed Liquidation under our Articles of Incorporation and thereby triggers Tripos’ obligation to make certain priority distributions to the holders of our Series C preferred stock before distributions to holders of common stock. The amount, computed assuming a March 31, 2007 transaction date, for redemption of Series C preferred stock is estimated to be approximately $5,500,000 plus dividends of approximately $761,000. Under various provisions of Utah law, we will not be able to make payments on our preferred or common stock until we have paid or provided for the payment of our liabilities.

We may have undergone an “ownership change” for purposes of Section 382 of the Internal Revenue Code during 2006, which could affect our ability to offset gains in respect of the sale of the DI business with losses recognized in respect of the sale of the DR business.

Although it is not certain, we may have undergone an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), primarily as a result of high volume in the trading of our stock during 2006. If so, our net operating losses (“NOLs”) existing as of the date the ownership change occurred may be unavailable in whole or in large part to offset gains from the sale of the DI business. However, because we are continuing to operate at a loss for tax purposes, and assuming that we dispose of the DI business and the DR business simultaneously, we do not expect that, if the limitations imposed by Section 382 of the Code were to be applicable, this would materially and adversely affect our federal income tax liability in respect of our ordinary operating income or in respect of the sale of the DI business, and therefore not materially and adversely affect the amount available to otherwise be distributed to our shareholders. However, if we must delay the sale of the DR business so that it occurs simultaneously with the sale of the DI business, we would incur additional operating losses that we might not have incurred but for this potential federal income tax issue.

It is possible, that the sales of the DI business and the DR business may not occur simultaneously. For instance, we may determine to sell the DR business prior to completing the sale of the DI business, or we may be unable to complete a sale of the DR business. If these sales do not occur simultaneously, there is a risk that, because of an intervening ownership change or the end of the relevant tax period, we ultimately may be unable to offset (or to offset immediately) all or some portion of the gain recognized in respect of the sale of the DI business with losses recognized in respect of the sale of the DR business. If we cannot complete the sale of the DI business to the current buyer, we might seek to take other steps, such as, for instance, efforts to sell the DR business to a third party or its abandonment for federal income tax purposes. There can be no guarantee, however, that we will determine to effect such steps (or would be able to effect such steps generally) or that, if taken, such steps would ultimately be effective. If we are unable to offset fully for tax purposes gains recognized in respect of the sale of the DI business with losses recognized in respect of the sale of the DR businesses, or with other losses, we may incur a federal income tax liability which could materially and adversely affect the amount otherwise available to our shareholders. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the

Corporation—Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation—Potential Effect of Code Section 382.” There can be no assurance, that in such a situation, we would be able to restructure the sale of the DI business in a more tax advantageous matter, or that we could cancel the contract to sell the DI business.

A delay in the closing of the asset sale transaction or the sale of our DR business will decrease the cash available for distribution to shareholders.

We continue to experience negative cash flows from our operations. If the closing of the asset sale transaction or the sale of our DR business is delayed, we will continue to experience losses related to our continued operation of these businesses until the closing of these sales. This would decrease the cash remaining in the corporation for eventual distribution to shareholders or for use in connection with any future deployment in the business. In addition, a delay in the closing of a sale of our DR business or our DI business, as the case may be, might increase the risk that losses anticipated to be recognized in respect of the sale of the DR business may be unavailable for offset (or for immediate offset) against gains recognized in respect of the DI business for purposes of computing our overall federal income tax liability. See “Approval of Proposal to Adopt Plan of Dissolution and Dissolve and Liquidate the Corporation—Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation—Potential Effect of Code Section 382.”

No distribution will be made until at least six months after completing the asset sale transaction.

Under the asset purchase agreement, Tripos has agreed at the request of Vector to refrain from making any distributions to shareholders, other than certain payments to holders of Series C preferred stock, until at least six months following closing of the asset sale transaction. In addition, under Utah law, a corporation undergoing dissolution must generally discharge or make provisions for discharging all of the corporation’s liabilities before distributing assets to preferred or common shareholders. Therefore, Tripos common shareholders will not receive any distribution until at least six months following closing of the asset sale transaction.

Risks Related to the Asset Sale Transaction

We cannot be sure if or when the asset sale transaction will be completed.

The consummation of the asset sale transaction is subject to the satisfaction of various conditions, many of which are beyond our control, including the approval of the asset sale transaction by our shareholders, the receipt of various consents, a requirement under the asset purchase agreement that the DI business have $900,000 in cash at closing and a termination right by either party if the transaction is not completed by March 31, 2007. We cannot guarantee that we have satisfied or will be able to satisfy the closing conditions set forth in the asset purchase agreement. If we are unable to satisfy the closing conditions, Vector will not be obligated to complete the transaction.

If the asset sale transaction does not close, our board of directors will evaluate other alternatives, including the continued operation as a free-standing public company focused on the DI business which may be less favorable to our shareholders than the asset sale transaction and the dissolution and liquidation of Tripos described in this proxy statement.

Our LaSalle Bank facility matures February 28, 2007.

Our $6 million revolving credit facility with LaSalle Bank matures on February 28, 2007, and LaSalle has stated that it will not grant further extensions of the credit facility. While we continue to explore alternative financing arrangements, no guaranty can be made that we will be successful and we may not have funds available to satisfy our obligations under the credit facility or for the working capital needs of the DI business.

We will incur significant costs in connection with the asset sale transaction, whether or not we complete it.

We expect to incur significant costs related to the asset sale transaction. These expenses include financial advisory, legal and accounting fees and expenses, employee expenses, filing fees, printing expenses, proxy solicitation and other related charges. We may also incur additional unanticipated expenses in connection with the asset sale transaction. A considerable portion of the costs related to the asset sale transaction, such as legal, financial advisory and accounting fees, will be incurred regardless of whether it is completed. These expenses will decrease the remaining cash available for eventual distribution to shareholders in connection with our dissolution and liquidation or for use in connection with any future deployment in the business.

We expect to be promptly delisted from The NASDAQ Global Market upon consummation of the asset sale transaction and the sale of our DR business.

Our common stock is currently listed on the NASDAQ Global Market. Assuming the prior or concurrent completion of the sale of our DR business, following the sale of the DI business we will be promptly delisted from the NASDAQ Global Market because we will no longer meet the listing requirement that we have an operating business and will instead be a “shell” corporation.

Furthermore, on January 4, 2007 NASDAQ notified us that the bid price for our common stock has fallen below the $1 minimum required for more than 30 consecutive days and that if the situation was not remedied within 180 days of the notice our common stock will be delisted.

Upon any delisting, we expect that there will be no active public trading market for our common stock, and our board may consider deregistering our securities under the Securities Exchange Act. Furthermore, if our shareholders approve the plan of dissolution and the dissolution and liquidation of Tripos, upon the filing of articles of dissolution, our stock transfer books will be closed and our shareholders will no longer be able to transfer their shares of our capital stock.

Our executive officers have interests in the asset sale other than or in addition to their interests as Tripos shareholders generally.

Pursuant to severance agreements the form of which has been in place since 1996 and that has been consistently used for all executive officers, the closing of the asset sale transaction will result in a severance benefit of up to one year’s base annual salary plus an amount equal to 100% of the previous year’s bonus paid, if any, and any accrued benefits, for any covered Tripos, Inc. employee who is not offered and/or who does not accept employment by Tripos (Cayman) LLC. Tripos will be required to satisfy any obligations under the severance agreements prior to making any distributions to shareholders.

Risks Related to the Liquidation and Dissolution

If we dissolve and liquidate and have assets available to distribute to shareholders, our board will need to make provision for the satisfaction of all of our known and unknown liabilities, which could substantially delay or limit our ability to make any distribution to shareholders.

If we dissolve and liquidate, our board of directors will be required to make adequate provision to satisfy our liabilities, including known and unknown claims against us, before authorizing any distributions to shareholders after dissolution. The process of accounting for our liabilities, including those that are presently unknown, may involve difficult and subjective valuation decisions and estimates, which could adversely impact the board’s ability to make any such distribution after dissolution in a timely manner. Substantial time may be required for us to determine the extent of our liabilities to known third party creditors and claimants and for us to settle or judicially resolve any claims that are contested. Furthermore, pursuant to the Utah Revised Business Corporation Act, we may be subject to claims being commenced against us for liabilities unknown to us for a period of five years after we satisfy certain general notice requirements under that Act. As a result, there can be no assurance that we would have sufficient cash available to make any distributions to shareholders after our dissolution and liquidation. If we were to have sufficient remaining cash, a substantial period may elapse after dissolution before we would be able to make any such distribution to shareholders, and such distribution would likely be made in more than one installment over an extended period of time.

If we make one or more distributions after dissolution, our shareholders could be liable to the extent of distributions received if reserves are insufficient to satisfy our contingent liabilities.

In the event of our dissolution and liquidation, if we make a distribution without providing an adequate contingency reserve for any remaining expenses and liabilities (both known and contingent), each shareholder receiving a distribution after dissolution could be held liable for the payment to creditors of such shareholder’s pro rata portion of any shortfall, limited to the amounts previously received by the shareholder in distributions from Tripos.

If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve, our creditors could seek an injunction against the making of distributions after dissolution on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. The costs of defending any such action could delay or substantially diminish the amount of any cash distributions to shareholders after dissolution.

Our shareholders could approve the Asset Purchase Agreement but vote against the plan of dissolution and the dissolution and liquidation of Tripos.

After the sale of our DI business to Vector and the sale of our DR business, we will have no business, operations or assets with which to generate revenue, and will have retained only those employees required to wind down our corporate existence. We do not intend to invest in another operating business. If the plan of liquidation and dissolution is not approved, we will proceed with the sale of substantially all of our assets, including all our tangible assets, our receivables, our intellectual property and substantially all of our customer contracts, pay all of our liabilities which are not assumed by Vector, and, as a result of the plan of dissolution and the dissolution and liquidation not being approved, use some of the cash received from the asset sale to pay ongoing operating expenses instead of distributing it to our shareholders pursuant to the plan of dissolution, which would decrease the distribution to be made to our shareholders. If the plan of dissolution and the dissolution and liquidation are not approved, we may make a second attempt to solicit a vote of the shareholders to approve the plan of dissolution and the dissolution and liquidation of Tripos.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome and even though we expect our common stock to be delisted from trading on the NASDAQ Global Market.

If we fail to retain the services of certain key personnel, the plan of liquidation and dissolution may not succeed.

The success of the plan of dissolution depends in large part upon our ability to retain the services of certain of our current officers. We expect our current officers to remain as employees to assist in the dissolution and liquidation after the closing of the asset sale transaction at compensation levels yet to be determined. Failure to retain these personnel could harm the implementation of the plan of dissolution. If we fail to retain the services of these personnel, we will need to hire others to oversee our dissolution and liquidation, which could involve additional compensation expenses, if such other personnel are available at all.

Our stock transfer books will close on the date we file the articles of dissolution with the State of Utah, after which it will not be possible for shareholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the articles of dissolution with the Utah Division of Corporations and Commercial Code, which we refer to as the “final record date.” Thereafter, certificates representing our common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our common shareholders will be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us will be made solely to the shareholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

Risks Related to Our Business

We derive a significant portion of our revenues from a limited number of large customers.

We seek to enter into large, multi-year contracts with large pharmaceutical companies and biotechnology companies. It is difficult for us to predict when contracts of this nature will be awarded or the terms of these contracts. In addition, the terms of these contracts may permit the customer to terminate the contracts or reduce their requirements. We may not always be in a position to adjust utilization of our resources to the needs of one or more of these large-contract customers. In 2005, we successfully completed a four-year $90 million contract for discovery research services with Pfizer, Inc. To date, we have not been able to replace this business with other similar business from one or a number of customers in either our discovery informatics or discovery research business.

We may experience significant fluctuations in our quarterly operating results as a result of uncertainties relating to our ability to generate additional revenues, manage our expenditures and other factors, certain of which are outside are control.

We have historically experienced fluctuations in our quarterly results. Quarterly operating results may continue to fluctuate as a result of a number of factors, including lengthy sales cycles, market acceptance of new products and upgrades, timing of new product introductions, changes in pricing policies, changes in general economic and competitive conditions, seasonal slowdowns, and the timing and integration of acquisitions. We also expect to continue to experience fluctuations in quarterly operating results due to general and industry specific economic conditions that may affect the research and development expenditures of pharmaceutical and biotechnology companies. Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

Our business and operating results could be adversely affected by our inability to accurately estimate the revenue or costs on a contract.

We seek to enter into long-term contracts with our customers, which generally are accounted for on a percentage-of-completion basis. This methodology requires the ability to accurately estimate total costs to be incurred in order to match revenues accordingly. If we are unable to accurately estimate the costs of these projects, we may be required to defer costs and revenues on these contracts until milestone delivery events are achieved (costs are assured). Profitability on these contracts may be driven by the extent of utilization of our billable personnel and our ability to control project costs. Accounting for a contract requires judgment relative to assessing the contract’s estimated risks, revenue and costs, and on making judgments on other technical issues. Due to the size and nature of many of our contracts, the estimation of overall risk, revenue and cost at completion is complicated and subject to many variables. Changes in underlying assumptions, circumstances, or estimates may also adversely affect future period financial performance.

We cannot be certain that our sales strategy will be effective in achieving additional sales of our products.

Our strategy is to focus specific selling resources on promoting the traditional computational chemistry offerings, a second group focused on laboratory informatics solutions, and a third group whose role is to pursue chemistry research projects. We believe this focused approach allows our sales force to leverage its existing knowledge base most effectively in selling discovery software, laboratory informatics and discovery research. We cannot be certain that our sales force will be properly allocated to the respective disciplines and be able to make additional sales. There can be no assurance that the market will accept our approach, or that competitors will not offer other approaches that gain greater scientific, technological, or market acceptance.

We may incur significant costs in protecting our intellectual property rights or responding to claims of infringement from others.

Our success will depend, in part, on our ability to obtain and enforce patents, protect trade secrets, and copyrights, enforce restrictive licenses granted to third parties, obtain licenses to technology owned by third parties when necessary or developed in collaboration with us, and conduct our business without infringing the proprietary rights of others. We currently rely upon a combination of trademark, patent, copyright and trade secret laws, employee and third party non-disclosure agreements and other contracts to protect our proprietary rights. Nevertheless, our efforts to protect our intellectual property may be inadequate and we may be unable to prevent others from offering products and services substantially similar to ours. We also need to secure and maintain adequate protection of our intellectual property outside of the United States because our sales are global. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies engaging in international business have encountered considerable difficulties in safeguarding their proprietary rights in foreign jurisdictions. Also, United States and European patent law related to certain types of inventions continues to be debated and may be subject to change. Certain changes could have an adverse impact on our strategy.

Moreover, third parties may claim that our current or future products or services infringe upon their intellectual property. Litigation over these issues could be a significant distraction and we may incur significant costs, including damages. In the event that it is determined that one of our products infringe upon another’s proprietary rights, we may be required to obtain a license in order to continue selling our products or develop a non-infringing alternative because a license may not be available to us on favorable terms, or at all.

Our business is dependent upon the extent to which pharmaceutical and biotechnology companies collaborate with drug discovery companies for one or more aspects of their drug discovery process.

If we are unable to enter into joint venture or collaborative arrangements with third parties, our business would suffer. Our commercial success depends on our ability to enter into joint venture or other collaborative arrangements with third parties. To date, we have entered into numerous such arrangements with large pharmaceutical companies and emerging biotechnology companies. There can be no assurance that we will be able to continue to establish these collaborations, that any such collaborations will be on favorable terms, or that current or future collaborations will ultimately be successful.

Our ability to convince pharmaceutical and biotechnology companies to use our drug discovery capabilities, rather than develop them internally, will depend on many factors, including our ability to:

•       provide scientists and technologies that are of the highest caliber;

•       develop drug discovery technologies that will result in the identification of higher quality drug candidates;

•       achieve expected results within our customers’ timeframes, meeting quality and cost guidelines; and

•       design, create and manufacture sufficient quantities of our chemical compounds for our customers.

Even if we are able to address these factors, these customers may nevertheless determine to perform these activities internally or with other companies that provide services similar to ours.

If we fail to retain our key personnel, our ability to operate our business may be adversely affected.

Our future success depends to a significant degree upon the continued service of key senior management personnel, in particular, our President and Chief Executive Officer, Dr. John P. McAlister, as well as key technical personnel within the informatics and chemistry operations. We believe that Dr. McAlister’s reputation and prominence in the field provide us with a competitive advantage. None of our key personnel is bound by an employment agreement or covered by an insurance policy where Tripos is the beneficiary. The loss of one or more key members could have a material adverse effect on our business and results of operations.

Failure to attract and retain the experienced scientists we need to compete in our industry may affect our business.

We compete with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies, contract research companies and academic institutions for new scientific personnel. We compete with consulting companies for experienced computer programmers to carry out our software consulting contracts. We cannot be assured that we will continue to be successful in attracting and retaining qualified personnel should the worldwide demand for these skilled individuals increase. We believe that there is a shortage of, and significant competition for, scientists with the skills and experience in the sciences necessary to perform the services we offer. In addition, our inability to hire additional qualified personnel may require an increase in the workload for both existing and new personnel. We may not be successful in attracting new scientists or sales personnel or in retaining or motivating our existing personnel.

Risks Related to Our Industry

We face the pressures of an extremely competitive market, and our business would suffer if we are unable to effectively compete.

We compete globally with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies, contract research companies, and research and academic institutions in size, relative expertise and sophistication, speed and costs of identifying and optimizing potential lead compounds and of developing and optimizing chemical processes.  These competitors may have greater financial and other resources, and access to low-cost offshore staffing along with more experience than we have in certain research and development methods.  In addition, internal departments of corporations may be resistant to outsourcing software development and/or chemical research, because it could reduce those departments' budgets or because their intellectual property groups may become more resistant to outsourcing.  Moreover, in the future our competitors may offer broader product lines or technologies or products or expertise that are more commercially attractive than ours, either current or future, or that may render our technologies, expertise, or products obsolete.

Our current and potential customers consist primarily of pharmaceutical and biotechnology companies, which presents risks that could affect our ability to sell our products.

We have benefited in the past from the increasing trend among pharmaceutical and biotechnology companies to outsource chemical research and development projects.  However, our customers capital spending plans and decisions to outsource the work we offer has tended to be cyclical in nature despite a general trend favoring outsourcing. A reversal or slowing of this trend, a shift in customer's preferred partner expertise, or a general economic downturn in these industries could have a material adverse effect on our business, financial condition and results of operations.  Thus, our ability to generate revenue is subject to risks and uncertainties that could cause reductions and delays in research and development expenditures within our industry.  These risks and uncertainties are not within our control.  In addition, further consolidation in the pharmaceutical and biotechnology industries will reduce the number of our potential customers, and may adversely affect our future revenues.  If one of the parties to a consolidation uses the products or services of one of our competitors, we may lose existing customers as a result of such consolidation.

Pharmaceutical and health care reform could reduce the amounts that pharmaceutical and biotechnology companies have available to retain our services.

We expect that a substantial portion of revenues in the foreseeable future will be derived from services provided to the pharmaceutical and biotechnology industries.  If regulatory or legislative proposals or reforms are adopted that have a material adverse effect on the businesses, financial condition, and results of operations of pharmaceutical and biotechnology companies that are Tripos; existing or prospective customers, our business, financial condition, and results of operations could be materially and adversely affected as well.  For example, future legislation could limit the prices pharmaceutical and biotechnology companies can charge for the drugs they market. This would have the effect of reducing the resources that these companies can devote to the research and development of new drugs, which would in turn reduce the amount of services that we perform and our resulting revenues.

RECENT DEVELOPMENTS

Restatement of Financial Statements for Quarter Ended September 30, 2006

On February 5, 2007, we filed with the Securities and Exchange Commission a current report on Form 8-K and an amended report on Form 10-Q/A to reflect our decision to restate our condensed consolidated financial statements for the fiscal quarter ended September 30, 2006 to include an impairment charge in the amount of $3.6 million which is equivalent to the loss on the sale of excess properties occurring in the fourth quarter of 2006 at the Company’s Bude, England research facility. The impairment charge represents the loss on the sale of those properties that had a net book carrying value of $4,873,000 as of September 30, 2006. This impairment charge is reflected in the financial statements for the quarter ended September 30, 2006 contained in this proxy statement.

The Company was approached by a local entrepreneur late in the third quarter of 2006 with a proposal for the purchase of certain laboratory facilities.  The Company decided to pursue negotiations to sell the properties to this party during the fourth quarter.  The negotiations continued past the filing date of our original quarterly report on Form 10-Q.  These negotiations indicated that the market value of the property was likely to be lower than the carrying value.

The impairment charge appears as a separate line item in the unaudited consolidated financial statements for the nine-month period ended September 30, 2006 contained in this proxy statement.  The carrying value of Property and Equipment, net of accumulated depreciation has been reduced by the amount of the impairment charge.  In addition, a foot note to the financial statements is provided to indicate the originally reported figures, adjustments and resulted restated amounts.  No tax impact is reflected in the restated financial results as the Company has substantial accumulated net operating losses for which a valuation allowance has already been provided.  The potential tax benefit arising from the impairment charge is also offset by a valuation allowance.

Possible Litigation Threat

We recently received a letter from an attorney purporting to represent a significant stockholder. This letter demanded an inspection of various corporate books and records and, although it did not assert any claims or describe the basis on which any claims might be asserted, indicated that the attorney had been “instructed to proceed with vigorous pursuit of all legal and equitable rights which would otherwise inure to the benefit of my client and others as shareholders of Tripos.” At the present time, Tripos cannot predict whether a claim will be brought, the nature of any claim, or the extent of any possible loss exposure. An action by this stockholder could affect the ability to complete the pending sales of our DI or DR businesses or the timing and amount of any liquidation payments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The forward-looking statements in this proxy statement are made under the safe harbor provisions of Section 21E of the Securities Exchange Act. Our operating results and financial condition have varied and may in the future vary significantly depending on a number of factors. Statements in this proxy statement which are not strictly historical statements, including, without limitation, statements regarding management’s expectations regarding the proposed sale of our DI business to Vector, matters related to the listing and potential delisting of our common stock, future strategic alternatives, if any, possible dissolution and liquidation and future revenues from the sale of our products, as well as statements regarding our strategy and plans, constitute forward-looking statements that involve risks and uncertainties. In some cases these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “project,” “predict,” “potential” or the negative of these words or comparable words. The factors listed under “Risk Factors” beginning on page 15, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this proxy statement and presented elsewhere by management from time to time. These factors, among others, may have a material adverse effect upon our business, financial condition and results of operations. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held on              ,                        , 2007, beginning at           , local time, at our principal executive offices at 1699 South Hanley Road, St. Louis, Missouri 63144. The purpose of the special meeting is for our shareholders to consider and vote upon:

•       a proposal to approve the asset sale transaction as contemplated by the asset purchase agreement, dated as of November 19, 2006, between Tripos (Cayman) LP, a Cayman Islands limited partnership, which we refer to as Vector, a subsidiary of Vector Capital Corporation and us, pursuant to which we will sell substantially all of the assets related to our Discovery Informatics business, which we refer to as the DI business, to Vector and Vector will assume certain liabilities related to the DI business, which transaction we refer to as the asset sale transaction;

•       a proposal to adjourn the special meeting for the purpose of soliciting additional proxies with respect to the asset sale transaction;

•       in the event that shareholders approve the asset sale transaction, a proposal to approve and adopt a plan of dissolution and the transactions contemplated thereby pursuant to which we will satisfy all of its debts and other corporate obligations, its remaining cash, if any, will be distributed to shareholders and we will be dissolved and liquidated;

•       a proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies with respect to the plan of dissolution and the dissolution and liquidation of Tripos; and

•       any other business properly presented at the special meeting or any adjournment thereof.

A copy of the asset purchase agreement and the plan of dissolution are attached to this proxy statement as Annexes A and C, respectively. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on                         , 2007.

Board Recommendation

In order to provide the greatest certainty of value for our shareholders, after considering a wide variety of strategic alternatives and alternative transactions reasonably available to us, and conducting an extensive market test process with the assistance of an independent investment banking firm, our board of directors, has:

•       unanimously approved the asset purchase agreement and the transactions contemplated thereby;

•       unanimously approved the plan of dissolution and the dissolution and liquidation of Tripos, subject to shareholder approval;

•       unanimously recommended that shareholders vote “FOR” the proposal to approve the asset sale transaction; and

•       unanimously recommended that shareholders vote “FOR” the proposal to approve the plan of dissolution and the dissolution and liquidation of Tripos.

Record Date, Quorum and Voting Power

Our board of directors has fixed the close of business on                       , 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of shares of our common and Series C preferred stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.

Our holders of common and Series C preferred stock on the record date will vote as a single voting group on each proposal properly submitted for the vote of shareholders at the special meeting. Each outstanding share of our common stock on the record date entitles its holder to one vote on each matter submitted to shareholders. As of the record date, there were 10,392,835 shares of our common stock entitled to be voted, which were held by approximately 3,200 shareholders. Each share of our Series C preferred stock outstanding on the record date entitles its holder to the number of votes represented by the number of full shares of common stock into which such share of Series C preferred stock is convertible, in accordance with our articles of incorporation, on each matter submitted to shareholders for a vote at the special meeting. As of the record date, the Series C preferred shares were convertible into 1,833,333 full shares our common stock and were held by two related funds with one record holder.

A majority of the votes entitled to be cast on a matter by a voting group, represented in person or by proxy, shall constitute a quorum of that voting group for action on that matter. For purposes of the special meeting, the votes entitled to be cast by the holders of our common and Series C preferred stock constitute a single voting group. If a quorum is not present at the meeting, the shareholders present may adjourn the meeting, without notice other than by announcement at the meeting, until a quorum is present or represented. Shares represented by proxies that are marked “ABSTAIN” and “broker non-votes” will be counted as present for the purpose of determining the presence or absence of a quorum at the meeting. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote those shares on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Required Vote; Abstentions; Broker Non-Votes

All holders of record of Tripos’ common and Series C preferred stock are entitled to vote on the proposals being submitted to shareholders. For us to complete the asset sale transaction, shareholders holding a majority of the shares of our common and Series C preferred stock entitled to vote thereon, voting as a single voting group, must vote “FOR” the approval of the asset sale transaction (Proposal 1). For us to undertake the dissolution and liquidation of Tripos pursuant to the plan of dissolution, shareholders holding a majority of the shares of our common and Series C preferred stock entitled to vote thereon, voting as a single voting group, must vote “FOR” the approval of the plan of dissolution and the dissolution and liquidation of Tripos (Proposal 3). As a result, shares represented at the meeting that are marked “ABSTAIN,” broker non-votes, if any, and shares not represented at the meeting, will have the same effect as votes against these proposals.

The approval of each of the two adjournment proposals (Proposal 2 and 4) requires that that a quorum is present and the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote on the proposal, counted as a single voting group. As a result, shares represented at the meeting that are marked “ABSTAIN” and broker non-votes, if any, will have the same effect as a vote against the proposal. Additionally, if you do not complete and return a proxy card, vote by phone or internet or do not vote in person, your shares will not be counted towards the establishment of a quorum.

Although the NASDAQ Global Market does not have specific provisions relating to which circumstances a broker can or can not exercise discretionary authority, we believe that a broker can not exercise discretionary authority with respect to any of the proposals.

Voting by Directors and Executive Officers

As of the record date, our directors and executive officers held and are entitled to vote, in the aggregate, 806,948 outstanding shares of our common stock, representing approximately 6.7% of the outstanding shares of our common and preferred stock entitled to vote on the proposals. The directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the approval of the asset sale transaction, “FOR” the approval of the plan of dissolution and the dissolution and liquidation of Tripos, and “FOR” the two adjournment proposals. In addition, all of our directors and certain of our officers, including B. James Rubin, Bryan S. Koontz and John D. Yingling, who collectively hold approximately 5.7% of our outstanding shares of common and preferred stock have entered into shareholder support agreements with Vector pursuant to which they have agreed to vote in favor of the asset sale transaction and against any other competing business combination proposals.

Proxies; Revocation

If you vote your shares of our common or Series C preferred stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the asset sale transaction, “FOR” the approval of the plan of dissolution and the dissolution and liquidation of Tripos and “FOR” the adjournment proposals. The proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting at the discretion of the proxy holders. The persons appointed in the proxies as proxy holder are officers or directors of Tripos. Our management is not aware that any other matters are to be presented for action at the meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either: (i) advise our Corporate Secretary in writing, (ii) deliver a new proxy, (iii) submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or (iv) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Morrow & Co., Inc., our proxy solicitor, at the following telephone numbers: (203) 658-9400 (collect) or (800) 607-0088 (toll-free).

Expenses of Proxy Solicitation

Tripos will pay the cost of this proxy solicitation, including amounts charged by Morrow & Co., Inc., our proxy solicitor. In addition to soliciting proxies by mail, directors, officers and employees of Tripos may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. In addition, Morrow & Co., Inc. will provide solicitation services to us for a fee of approximately $7,500 plus out-of-pocket expenses. Tripos will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Shareholder List

Either ten days prior to the special meeting or two business days after delivery of this notice, whichever is earlier, a complete list of our shareholders entitled to vote at the special meeting, or any adjournment thereof, will be available for inspection by any of our shareholders during normal business hours at our principal executive offices located at 1699 South Hanley Road, St. Louis, Missouri 63144. In addition, the same list will be available for examination by any of our shareholders at the special meeting.

APPROVAL OF PROPOSED ASSET SALE TRANSACTION PURSUANT TO
ASSET PURCHASE AGREEMENT
(PROPOSAL 1)

We are asking our shareholders to consider and vote upon the asset sale transaction as contemplated by the asset purchase agreement, dated as of November 19, 2006, between Tripos (Cayman) LP, a Cayman Islands limited partnership, which we refer to as Vector, and a subsidiary of Vector Capital Corporation and Tripos, Inc., a Utah corporation, pursuant to which Tripos will sell substantially all of the assets related to its Discovery Informatics business, which we refer to as the DI business, to Vector and Vector will assume certain liabilities related to the DI business, which we refer to as the asset sale transaction.

The following is a description of the asset sale transaction and the asset purchase agreement. Although we believe that this description covers the material terms of the transaction, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement, including the asset purchase agreement attached to this proxy statement as Annex A, for a more complete understanding of the transaction. The following description is subject to, and is qualified in its entirety by reference to, the asset purchase agreement.

General

In January 2006, we announced that Tripos was considering alternatives to increase shareholder value including the sale of the Company and the separation of our DI and DR businesses. After extensive consideration, our board of directors has determined that the sale of these two businesses presents a greater certainty of value than any other alternative reasonably available to Tripos. If the sale of the DI business is approved, we will transfer the business and certain related liabilities to Vector in consideration for a cash purchase price of $25,600,000, subject to a working capital adjustment. A substantial portion of these proceeds will be used to pay corporate liabilities and obligations.

Tripos has also entered into an agreement to sell its DR business, which we refer to as the DR sale, and the DR sale is not conditioned upon the consummation of the asset sale transaction. Tripos expects to close the DR sale as soon as all closing conditions are satisfied pursuant to the sale agreement.

If the asset sale transaction is approved and consummated and the DR sale is consummated, Tripos will no longer have an operating business.

Required Vote

All holders of Tripos’ common and Series C preferred stock on the record date are entitled to vote on the proposed asset sale transaction. The holders of our common and Series C preferred stock will vote as a single voting group for purposes of this proposal. The affirmative vote of a majority of the votes entitled to be cast is required to approve the asset sale transaction.

Background of the Asset Sale

Tripos’ board of directors and management regularly evaluate Tripos’ long-term strategic objectives and the current and future prospects for each of its principal business units. In addition, the board of directors and management regularly review Tripos’ relationships with its major customers, trends by large pharmaceutical companies in outsourcing pharmaceutical discovery research, and increasing competition from companies in Asia and Eastern Europe. These evaluations have included assessment of whether Tripos should remain an independent public company and whether Tripos should continue to pursue both DI and DR businesses. From time to time, Tripos has entered into preliminary merger negotiations none of which have resulted in any definitive merger agreement.

Commencing in 2005, senior management and the board of directors began to evaluate whether Tripos should more actively explore alternatives other than continued operation as a public company operating in both the DI and DR businesses. This step was driven by the recognition of the costs and burdens of Tripos being a small undercapitalized public company in a market characterized by high-risk demands of scientific innovation. Management was also sensitive to the uncertain sales cycle for new business opportunities with major pharmaceutical companies, to the fact that Pfizer contributed 54% of Tripos’ revenue in 2004, to the increasing uncertainty, and thus cost cutting, in the research departments of pharmaceutical companies caused by their slowing discovery of novel therapeutics, and to the rapid onset of outsourcing to low-cost Asian venues for research services. To this end, management began to identify investment bankers who might be engaged to help its Board and management evaluate strategic alternatives. Over the course of the summer of 2005, Tripos met with and interviewed a number of investment banks with experience in our industry sector. On August 11, 2005, Tripos engaged Seven Hills, an investment banking firm that specializes in the life sciences industry and that had aided Tripos in the financing for the Optive Research acquisition announced in December, 2004.

At a board of directors meeting held in Bude, England on September 12 and 13, 2005, representatives of management made detailed presentations regarding the future business prospects for its DR and DI businesses, the status of the largest customers for each business unit, and, in the case of the DR business, contingency plans if, despite management’s expectation based on discussions with the customer that the contract would we expanded in some manner, Pfizer did not renew its contract following the scheduled completion in the fourth quarter of 2005. While at Bude, management provided the board of directors with detailed information regarding the current status and future prospects of the DR business, including the status of the ongoing negotiations relating to the renewal or extension of the Pfizer contract and the feasibility of replacing some or all of that business with other contracts. Also during this meeting, a representative of Seven Hills, together with management and corporate counsel from Hogan & Hartson L.L.P., discussed with the board of directors a range of strategic business alternatives available to Tripos, including (i) selling Tripos in whole or in part, (ii) creating a new business focused on drug discovery, predicated on the sale of the DI business; (iii) creating a DI business only company with the sale of DR business, and (iv) a potential going private structure.

Following notification on November 22, 2005 from Pfizer of the intended transfer of its outside chemical research activities to an offshore facility in China and therefore its decision not to extend its discovery research activities with Tripos beyond the currently scheduled contract termination date, Tripos announced the completion of its four-year, $90 million chemistry research contract with Pfizer. In December, 2005, following a detailed review of other potential business opportunities for the business, Tripos commenced efforts to reduce staffing at its U.K. research facility, ultimately eliminating 76 positions (out of a total of 160) by the end of January 2006. At that same time, Tripos reduced staff in the DI business in the US by nine positions.

At the next regularly scheduled board meeting on December 6, 2005, at the request of the board, a representative of Seven Hills presented a preliminary plan to pursue strategic alternatives. The elements of this plan included: consideration of a potential sale of the DI business, evaluation of the possibility of creating a drug discovery company using the DR business as a platform, and potential sale of the entire company. Following discussion of this presentation with management, Seven Hills and counsel, the board of directors requested that senior management and Seven Hills develop specific actions to seek indications of interest for a possible purchase of the entire company, or the purchase of the DI and/or DR businesses as separate entities. The board of directors also authorized management and Seven Hills to take steps to identify additional sources of capital for Tripos.

On January 9, 2006, Tripos publicly announced that it was exploring various strategic alternatives to maximize shareholder value and enhance growth prospects for each of its core businesses. The alternatives included a wide range of options, including mergers and acquisitions, becoming a private company, and separating the DI and DR businesses.

During the first quarter of 2006, senior management and Seven Hills regularly briefed the board of directors on efforts to pursue strategic alternatives and concurrent efforts to identify additional sources of capital for Tripos. During this period, Seven Hills contacted more than 135 parties that might be interested in purchasing or merging with Tripos, purchasing the DI or DR businesses, or investing in debt or equity securities to be issued by Tripos.

On February 14, 2006, Tripos’ board discussed the strategic process further. The sense of the board discussions was a general preference to find a purchaser or merger partner for the entire company or, if such a transaction were not available, to sell or close the DR business if the continued operation of the DI business as a stand-alone public company appeared feasible. The board of directors also discussed the potential need to raise additional capital to strengthen Tripos’ balance sheet and to enhance Tripos’ negotiating position as it pursued the strategic alternatives process. Thereafter, the board of directors and management periodically discussed whether the standalone operation of the DI business appeared to be a potential alternative to the outright sale of the business. Management continued to believe an outright sale of Tripos might be preferable to operating as an independent, micro-cap public company, although the board of directors believed that at this stage in the process all reasonable alternatives should be considered.

Commencing in mid-February 2006, Seven Hills, at the direction of Tripos’ board of directors, began to explore an interim financing as a means of enhancing Tripos’ capital base and enhancing Tripos’ ability to pursue options and maximize stockholder value. Seven Hills contacted 33 potential providers of private capital whom it believed would have an interest in investing in Tripos. In early March 2006, Tripos received a proposal from Midwood Capital, a Boston-based investment partnership, to invest approximately $6 million in convertible preferred stock of Tripos. No other party provided a financing term sheet that Seven Hills believed warranted consideration by the Tripos board of directors. Tripos had no prior relationship with Midwood Capital.

On March 21, 2006, members of the Company’s board of directors discussed with management and representatives of Seven Hills and Hogan & Hartson the potential risks and benefits of a preferred stock financing with Midwood Capital. The board of directors acknowledged that additional capital would be very important to Tripos if it were unable to enter into a merger or sale transaction. The board of directors also discussed other steps that might be taken by management to reduce costs and increase cash, as well as potential positive and negative variances in a cash forecast prepared by management. The board of directors requested that management prepare additional financial forecasts before any final decision was made to pursue or abandon an additional capital raise.

Adding to the difficulty of the decisions regarding requirements for additional financing were the continued discussions with large pharmaceutical companies exploring the merits of contracting with Tripos’ DR business for chemistry versus pursuing an off-shore strategy to meet their needs. These protracted discussions and negotiations with potential customers made the task of forecasting personnel requirements and cash flows from that business particularly uncertain.

At its meetings on April 25 and 26, 2006, the board of directors weighed the positive and negative features of the potential private financing transaction described above. The board also discussed the feasibility of Tripos supporting its business and current debt burden without additional financing. The board of directors also considered the report from Seven Hills that indicated there were preliminary proposals from approximately eight potential partners, with a number of offers generally in the range of $3.50 per share, for the acquisition of the business. Ultimately, management recommended and the board of directors approved the Midwood financing. The board of directors recognized that this financing would be dilutive to the holders of common stock, but determined that it would be prudent and in the best interests of Tripos and its stockholders to raise additional capital, despite the receipt of certain indications of interest for a possible strategic transaction, in order to strengthen Tripos’ cash and capital resources in the event a strategic transaction could not be consummated in a timely fashion. Further, the board of directors believed that the Midwood financing could place Tripos in a more advantageous financial position to enter into substantive negotiation for the merger or sale of Tripos or the sale of one or more of its business units.

On May 4, 2006, Tripos issued to Midwood 1.8 million shares of Series C convertible preferred stock at a price of $3.00 per share and issued 550,000 five-year common stock warrants exercisable at $3.50 per share. The shares of convertible preferred stock represented approximately 18 percent of Tripos’ outstanding common stock on an as-converted basis. The convertible preferred stock bears a dividend at an annual rate of 10.5 percent, is redeemable in two years, and is subject to mandatory redemption upon certain liquidations or deemed liquidations. The estimated liquidation preference for the Series C preferred stock computed assuming a March 31, 2007 transaction closing is approximately $5.5 million plus dividends of approximately $761,000.

Commencing in March and through early May, 2006, Seven Hills received proposals from a number of strategic and financial investors to participate in potential transactions with Tripos. These included a wide range of potential transaction structures and potential economic results. The proposals were received from potential buyers located in the United States, Europe, and India. During this period from March through May, senior management traveled to Europe and Asia to evaluate and qualify certain of these strategic buyers whose proposals were most competitive.

On May 17, 2006, the board of directors held a regular meeting of directors following conclusion of the annual shareholders meeting. A representative of Seven Hills made a presentation concerning the results of initial efforts to offer Tripos for sale. Seven Hills noted that there were multiple indications of interest for Tripos either as a whole or in many instances for the DI and DR businesses as separate entities. The interested parties were largely foreign strategic investors (several of these from India) and U.S. financial buyers. There was little interest from U.S. strategic buyers. Most of these proposals valued Tripos at approximately market prices, with one indication at more than $5.00 per share, a significant premium to the then-current market price. This higher indication, from a strategic buyer based in India, was subject to due diligence and financing.

There followed detailed discussion about the pricing and probability of completion for these potential transactions. During the discussion, it was noted that the correlation of indications of interest around the $3.50 level accorded with certain relevant financial valuation metrics. However, the board of directors did not think it was prudent to ignore a substantially higher offer from a party that exhibited a significant level of interest as a strategic purchaser in purchasing the entire Company and also was working with credible financing sources. Thus the board of directors believed that advisors should seek to structure a transaction with the Indian strategic investor in light of the significant premium to market.

Concurrent with efforts to evaluate a possible transaction with the Indian strategic investor, the board of directors asked management and Seven Hills to engage other interested parties in increasing their indication of interest. Additionally, the board of directors asked management to begin work on an analyis of a possible a financial model standalone operation of the DI business, which assumed sale or closure of the DR business and a significant restructuring and cost cutting within the DI business.

Following the May 17, 2006 meeting of the board of directors, Seven Hills and management had a series of discussions with the Indian strategic buyer, with Vector Capital Corporation, with two other Asia-based strategic bidders and with three additional financial bidders to assess their level of interest in Tripos and their appetite for increasing the indicated consideration offered for Tripos. Management also prepared a financial model reflecting the potential operation of the DI business on a standalone basis.

At its June 6, 2006 meeting, the board of directors once again reviewed with management and Seven Hills the assessment of the level of interest, of certain potential purchasers to increase the indicated purchase price and the ability of the Indian strategic purchaser to obtain funding and close a transaction. At the same meeting, the board of directors reviewed management’s analysis of the future prospects of Tripos as a standalone public company focused solely on DI. This financial case was premised on the sale or shut-down of the DR business in the United Kingdom, the availability of sufficient capital to support Tripos as an independent, DI-only business, and substantial restructuring of the DI business. Although the board reached no definitive conclusions, management’s recommendation to the board of directors was that an outright sale of Tripos might provide immediate benefits that would not be available to the stockholders if Tripos continued operations as a standalone public company focused on DI. Based upon this discussion, the board of directors directed management and Seven Hills to continue discussions with various parties while continuing to evaluate the feasibility of standalone operation of the DI business.

During the month of June, management and Seven Hills continued discussions with the interested parties noted above. By June 8, 2006, management, after discussions with members of the board of directors, determined to pursue exclusive negotiations with the Indian strategic purchaser and entered into an exclusivity agreement with this party on June 21, 2006 with the board’s approval. In consenting to this action, the board of directors believed that the substantially higher price indicated by the Indian strategic purchaser of $4.37 to $4.77 per share (after reflecting the dilutive impact of the Midwood transaction) presented a potentially more attractive opportunity for Tripos’ shareholders than the other indications of interest in the range of $3.05 to $3.50 per share. The board noted that this indication of interest was subject to financing. At this point, the board of directors had received oral assurances about the availability of financing, including from a banker with a prominent Indian bank who sat on the prospective buyer’s board. In addition, the board of directors believed a strategic buyer was more likely to recognize the value of Tripos than a financial buyer, and the board of directors believed that further exploration of this potentially premium transaction was warranted.

Commencing on June 19, 2006, the Indian strategic purchaser and Tripos entered into exclusive negotiations regarding a potential purchase of all of Tripos’ outstanding stock. During this period, the Indian strategic purchaser continued to conduct financial, business and operational due diligence while also seeking to obtain transaction financing commitments. Simultaneously, counsel for this potential purchaser and Tripos continued to negotiate a definitive merger agreement. Despite repeated requests, the purchaser was unable to provide evidence of a binding financing commitment despite having represented on multiple occasions that such financing would be forthcoming. On August 11, 2006, the Indian strategic purchaser indicated that it would need to reduce its purchase price to $2.40 per share for 51% of Tripos, and later on August 14, 2006 the Indian strategic purchaser again modified its position to $2.75 per share for 100% of Tripos. During this period, the Indian strategic purchaser produced evidence of a commitment for a relatively small portion of the required financing, but still did not indicate binding commitments for the entire purchase price. This was despite the fact that throughout the period of exclusivity, the board had requested definitive proof of access to financing required to consummate this deal and the Indian bidder had repeatedly indicated it was forthcoming. With the last change to the offer apparently based on a lack of financing at the prior indicated pricing, the board of directors became more skeptical that further delay would produce satisfactory evidence of financing.

In August 2006, management completed a second reduction in personnel at our DR business in a further attempt to align headcount with revenue and to slow or stop its cash consumption as it became apparent that, despite the suggestions of potential pharmaceutical customers that they were seriously considering Tripos’ DR business as a serious chemistry partner for large projects, the ultimate decision was repeatedly made to test the low-cost suppliers in Asia.

On August 11 and August 15, 2006, the board of directors discussed with management, Seven Hills, and Hogan & Hartson the advisability of further negotiations with the Indian strategic purchaser, which was indicating a partial tender offer at $2.40 per share or a tender for the entire company at $2.75 with very uncertain financing as compared to an indication received on August 9, 2006 from Vector of a purchase of the entire company for $2.70 per share, as well as other indications of interest from a U.S. private investment company and other potential purchasers for the DI business or the DR business separately. The board of directors also discussed suspending efforts to market Tripos for sale and undertaking more substantial cost-cutting actions at Tripos in an effort to recast Tripos as a DI-only business. With management’s recommendation and advice from financial and legal advisors, the board of directors decided on August 11, 2006 to authorize Tripos to enter into exclusive negotiations with Vector with the objective of both parties having a transaction ready for board of directors action at the scheduled September 12, 2006 meeting.

Vector had previously completed substantial due diligence investigation of the DI business through access to the virtual data room and discussions with staff prior to its proposal in May to purchase the software business. In order to finalize its offer for the entire business, representatives from Vector traveled to Bude to investigate the DR business unit. Upon completion of this visit, Vector held discussions with other potential purchasers of the DR business.

On September 12, 2006, the board of directors reviewed with representatives of Hogan & Hartson and Seven Hills the results of their negotiations with Vector. The board of directors also directed management to initiate a third reduction in personnel at the DR business and placed a freeze on all hiring and capital expenditures unless supported by signed contracts, in light of cash flow concerns in this business.

During a meeting on September 13, 2006, Vector advised Seven Hills that it was not willing to proceed with the acquisition of Tripos due to its perceptions of uncertainties surrounding the DR business combined with their lack of expertise in the DR business. At the same time, Vector Capital Corporation indicated a continued interest in structuring a transaction solely for the DI business.

The board of directors reviewed Vector’s position at a meeting held on September 15, 2006. The board of directors determined to continue to work with Vector on a non-exclusive basis, while also continuing to explore other alternatives for the DR and DI businesses. The board of directors also continued discussion of the potential to operate the Company as a stand-alone, DI business.

At a board of directors meeting held on September 21, 2006, the board undertook a detailed review of the performance and outlook for Tripos’ DR and DI businesses. The Board also reviewed in considerable detail the status of Tripos’ strategic initiatives and assessed the potential to effect the sale of the assets of the two businesses and the alternative of the sale or shutdown of the DR activity in the United Kingdom and the continued operation of the DI business as a standalone public company. Management described a potential interest on the part of three parties in some or all of the assets of the DR business. Several models and scenarios for a standalone DI public company, prepared by management, were reviewed and discussed by the directors. Certain board members believed that a standalone DI public company appeared to have merit and warranted further evaluation. Dr. McAlister expressed concern that a standalone alternative contained too much risk due to the pending maturity of the bank facility, the need for additional financing and the market outlook for the informatics business. The board reached no definitive conclusion.

On September 27, 2006, the board of directors met by telephone with management and representatives of Seven Hills and Hogan & Hartson to discuss the current state of discussions with Vector; continued interest from the Indian strategic purchaser for a direct investment in Tripos tied to a commercial collaboration; and the status of activities with certain parties interested in the DR business. That same week, senior management was in the UK meeting with the three potential purchasers of the UK DR business assets and the government agencies that had provided some funding for the facilities expansion in Bude.

On September 29, 2006, the board of directors met by telephone with management and representatives of Seven Hills and Hogan & Hartson. After discussion of various items and after reviewing recommendations of management, Seven Hills and Hogan & Hartson and reviewing the potential risks and rewards of continuing to operate DI on a standalone basis, the board of directors authorized Tripos to enter into a non-binding letter of intent with Vector calling for the purchase of the assets of the DI business for $29.5 million in cash, subject to adjustment, and for a period of exclusive dealing expiring on October 19, 2006, subsequently extended through October 31, 2006 as the deal continued to progress.

Commencing September 29, 2006, representatives of Vector and Tripos engaged in additional negotiations regarding the terms of a potential acquisition of the DI business as well as additional financial and operational due diligence. Representatives of Vector also continued their business and financial due diligence. There were numerous meetings and discussions among the principals and other representatives throughout the month of October, 2006. These culminated in a reduction by Vector in its indicated offer price from $29.5 million to $25.6 million, subject to a working capital adjustment. Vector and representatives of management concluded these discussions on October 31, 2006.

Concurrently with the negotiations and discussions with Vector, the Tripos’ management was negotiating for the sale of the DR business unit as well as certain other assets to three different buyers. As a result of these activities, Tripos agreed to sell certain surplus real assets, including four buildings and associated land and an instrumentation to a Cornwall, UK-based chemistry company for £750,000. Also during this period, Tripos, after discussions with a number of parties, reached preliminary terms with Provid Pharmaceuticals, Inc., which we refer to as Provid for the purchase of the remaining DR business for $2 million subject to adjustment based on net working capital, capital leasing debt, and property, plant and equipment formulas at closing. Both parties signed this term sheet on November 6, 2006 at which time we entered an exclusivity period for the completion of the definitive purchase agreement.

During the period from November 1, 2006 through November 18, 2006, the board of directors continued to weigh the final terms of the Vector transaction and the resulting estimated proceeds available for common shareholders against other alternatives available to Tripos, including continued operation of the DI business as a standalone company. Management developed models of this business that indicated a potentially viable DI-only business but that required financing. With the notification by LaSalle Bank on November 13, 2006 of their intention not to renew Tripos’ line of credit at it maturity on January 1, 2007, the business models became dependent on locating and negotiating new sources of financing to replace LaSalle Bank and fund future needs in a very short time period. As a result, management continued to support an outright sale, while certain members of the board of directors continued to consider whether the standalone operation of an informatics business might offer a viable alternative despite the risks.

Also during this period, Tripos  received certain other indications of interest for a possible transaction, including a proposal from a U.S. private investment company that had earlier expressed interest in purchasing the DI business for cash, a proposal from a Canadian venture capital firm interested in acquiring the DI business for cash following disposition of the DR business and in concert with another Canadian firm with operations in the same DI business area, and continued interest by the Indian strategic purchaser in making a capital investment in Tripos  and entering into other collaboration agreements.

Members of the board of directors held at least 11 calls or meetings over the period November 1, 2006 through November 19, 2006. Ultimately, on November 19, 2006, based in part upon a fairness opinion rendered by Seven Hills Partners LLC (as described below), the board of directors unanimously approved the asset purchase agreement with Vector and recommended it to shareholders for their approval. In accepting and recommending the Vector proposal, the board of directors determined that it would be prudent to provide shareholders with the relative certainty represented by the Vector asset purchase transaction. The board of directors believed the Vector transaction presented advantages not available with any other alternative reasonably available to Tripos . In particular, the board of directors believed that there was inherent uncertainty in pursuing a standalone plan that was premised on substantial restructuring of Tripos and obtaining additional capital to repay existing obligations and support future operating needs. Similarly, the board of directors did not think it advisable to pursue negotiations with another transaction party where the indications of interest in each case were preliminary, the parties did not have the benefit of extensive business, financial, and legal due diligence, and the proposals were subject to financing risk. The board of directors also noted that the asset purchase agreement contained mechanisms for the board of directors to consider potential superior proposals that might emerge following entry into the asset purchase agreement with Vector and in some circumstances to terminate.

On December 12, 2006, Tripos advised Vector that it had received an indication of interest from the Canadian venture capital and strategic parties referred to above and that the board of directors had determined that this indication could potentially lead to a “superior proposal” under the asset purchase agreement with Vector. On December 15, 2006 the parties executed a nondisclosure agreement and began to conduct due diligence. To date, no definitive acquisition proposal has been made by these parties.

On January 2, 2007, upon approval of the board of directors, we entered into a stock purchase agreement with Provid, under which we agreed to sell all of the stock of our U.K-based DR business entity and certain other assets related to our DR business to Provid for a purchase price of $2 million in cash, subject to certain adjustments based on working capital and other asset levels.

Opinion of Seven Hills

Pursuant to a letter agreement dated August 11, 2005, Tripos’ board of directors engaged Seven Hills Partners LLC to act as its financial advisor. The Tripos board selected Seven Hills based on its experience, expertise and reputation. Seven Hills provides merger and acquisition advisory services to public and private companies and in this capacity is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions as well as for other transactions and corporate purposes. At the meeting of the board on November 16, 2006, Seven Hills delivered to Tripos board of directors its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in Seven Hills’ written opinion, the $25,600,000 in cash to be received by Tripos under the asset purchase agreement was fair, from a financial point of view, to Tripos.

Seven Hills’ opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Seven Hills in delivering its opinion, is attached as Annex C. Tripos shareholders should read the opinion carefully and in its entirety. The following description of Seven Hills’ opinion is only a summary of the written opinion and is qualified by reference to the full text of such opinion. Seven Hills’ opinion was provided solely to Tripos’ board of directors and addresses only the fairness of the $25,600,000 in cash to be received by Tripos under the asset purchase agreement from a financial point of view to Tripos. The Seven Hills opinion does not address any other aspect of the transaction, nor does it constitute a recommendation as to how any Tripos shareholders should act with respect to the transaction.

In connection with its opinion, Seven Hills reviewed and considered, among other things:

•       a draft of the asset purchase agreement dated November 14, 2006 that, for purposes of Seven Hills’ opinion, Seven Hills assumed, with Tripos’ permission, to be in all material respects identical to the asset purchase agreement to be executed;

•       certain publicly available financial and other information for Tripos, including Tripos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the audited financial statements contained therein, and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2006 and September 30, 2006, including the unaudited financial statements contained therein;

•       certain Tripos-prepared, unaudited income statements for Tripos’ business that develops, sells and distributes discovery informatics software to the pharmaceutical industry, which is referred to as the

DI business for the fiscal year ended December 31, 2005 and quarters ending with September 30, 2006 and unaudited balance sheets of the Business as of June 30, 2006;

•       certain internal financial analyses, financial forecasts, financial and operating data, reports and other information concerning the Business, prepared and furnished to Seven Hills by Tripos management;

•       discussions Seven Hills had with certain members of Tripos management concerning the historical and current business operations and strategy, financial conditions and prospects of the Business;

•       certain operating results of the Business and certain operating results and the reported price and trading histories of certain publicly traded companies Seven Hills deemed relevant;

•       certain financial terms of the Asset Sale as compared to the financial terms of certain selected transactions Seven Hills deemed relevant; and

•       such other information, financial studies, analyses and investigations and such other factors that Seven Hills deemed relevant for the purposes of Seven Hills’ opinion.

Seven Hills, with Tripos’ consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it or otherwise made available by Tripos or its advisors (including, without limitation, the representations and warranties in the asset purchase agreement) or which is publicly available. Seven Hills did not assume any responsibility for the accuracy or completeness, or independently verify, any such information. In addition, Seven Hills did not conduct nor did it assume any obligation to conduct any physical inspection of the properties or facilities of Tripos. Seven Hills further relied upon the assurance of Tripos’ management that they are unaware of any facts that would make the information provided to Seven Hills incomplete or misleading in any respect. Seven Hills, with Tripos’ consent, assumed that the financial forecasts that Seven Hills examined were reasonably prepared by the management of Tripos on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the DI business, and that such projections and the assumptions derived therefrom provide a reasonable basis for Seven Hills’ opinion. Seven Hills expressed no opinion as to such financial forecasts or the assumptions on which they were based. Seven Hills has also assumed that in the course of obtaining the necessary regulatory and third party approvals, consents and releases for the transaction, no modification, delay, restriction or condition will be imposed that will have a material adverse effect on the transaction and that the transaction will be consummated in accordance with applicable laws and regulations and the terms of the asset purchase agreement, without delay, waiver, amendment or modification of any material term, condition or agreement. Seven Hills relied without independent verification upon the views of Tripos management concerning the DI business, operational and strategic benefits and implications of the asset sale transaction. Seven Hills’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the Seven Hills opinion.

Seven Hills has not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of the DI business or Tripos nor was Seven Hills furnished with such materials, nor did Seven Hills evaluate the solvency or fair value of Tripos under any state laws relating to bankruptcy, insolvency or similar matters. Seven Hills assumed with Tripos’ consent that there are no legal issues with regard to Tripos or Vector that would affect Seven Hills’ opinion, and Seven Hills relied on this assumption without undertaking any independent investigation or inquiry. Seven Hills expressed no view as to (i) the international, federal, state, local or other tax consequences, or (ii) any legal consequences, of the asset sale transaction. Seven Hills made no independent investigation of any legal or accounting matters arising from or related to the asset sale transaction and Seven Hills assumed the correctness of all legal and accounting advice given to Tripos’ board of directors. Seven Hills’ opinion is necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Seven Hills on the date of Seven Hills’ opinion. Although subsequent developments may affect Seven Hills’ opinion, Seven Hills does not have any obligation to update, revise or reaffirm its opinion and Seven Hills expressly disclaims any responsibility to do so. Seven Hills’ opinion does not address the relative merits of the asset sale transaction as compared to other business strategies or transactions that might be available to Tripos, nor does it address the underlying business decision of Tripos to proceed with the asset sale transaction. Seven Hills was not asked to, nor did it, offer any opinion as to the material terms of the asset purchase agreement (other than the $25,600,000 in cash to be received by Tripos in the asset sale transaction to the extent specified in Seven Hills’ opinion). Seven Hills assumed that there had been no material change in Tripos’ or the DI business’ assets, financial condition and results of operations, business or prospects since the most recent financial statements and financial projections made available to Seven Hills. Seven Hills expressed no opinion as to the price at which shares of Tripos’ common stock will trade at any time. For purposes of rendering the Seven Hills opinion, Seven Hills assumed in all respects material to Seven Hills’ analyses that the representations and warranties of each party contained in the asset purchase agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the asset purchase agreement and that all conditions to the consummation of the asset sale transaction will be satisfied without waiver thereof.

The following represents a brief summary of various information sources and the material financial analyses employed by Seven Hills in connection with providing its opinion to Tripos’ board of directors. The following summary does not purport to be a complete description of the financial analyses performed by Seven Hills, nor does the order of analyses described represent relative importance or weight given to those analyses performed by Seven Hills. Some of the summaries of financial analyses performed by Seven Hills include information presented in tabular format. In order to fully understand the financial analyses performed by Seven Hills, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Seven Hills.

Comparable Public Company Analysis.

Seven Hills compared selected financial information, ratios and public market multiples for Tripos to the corresponding data for the following three publicly-traded discovery informatics companies with equity values of less than $150 million, and which excluded Earnings Before Interest, Taxes, Depreciation and Amortization (referred to as “EBITDA”) multiples for companies with EBITDA margins below 5% (the “Discovery Informatics Comparables”):

•       Accelrys Inc.

•       Pharsight Corp.

•       Insightful Corp.

Seven Hills also compared selected financial information, ratios and public market multiples for Tripos to the corresponding data for the following fourteen publicly-traded application software companies with market capitalizations between $10 million and $50 million and revenues greater than $10 million (the “Applicable Software Comparables”):

•       Sapiens International Corp.

•       GSE Systems Inc.

•       NetSol Technologies Inc.

•       Document Sciences Corp.

•       AXS-One Inc.

•       Top Image Systems Ltd.

•       Voxware Inc.

•       ImageWare Systems Inc.

•       Astea International Inc.

•       Datawatch Corp.

•       TTI Team Telecom International Ltd.

•       Omtool Ltd.

•       Cimatron Ltd.

•       Castelle

Seven Hills chose these companies because they were publicly-traded companies that, for purposes of the analysis, Seven Hills considered reasonably comparable to the DI business. The selected public companies may significantly differ from the DI business based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus.

Seven Hills reviewed, among other information, multiples of Enterprise Value (referred to as “EV”) for the comparable companies implied by those comparable companies’:

•       last twelve months’ revenue (ending September 30, 2006), referred to as LTM revenue;

•       estimated calendar year 2006 revenue, referred to as CY2006E revenue; and

•       last twelve months’ EBITDA, referred to as LTM EBITDA.

From the Discovery Informatics Comparables analysis, Seven Hills derived the following ranges of implied multiples as of November 16, 2006, and the ranges of equity values for the DI business implied by those ranges:

Discovery Informatics Comparables
	Range of Multiples	Range of Implied Equity Value
(Dollars in Millions)
EV/LTM Revenue	0.81x – 1.53x	$22.627 – $42.739
EV/CY2006E Revenue	1.03x – 1.53x	$28.589 – $42.739
EV/LTM EBITDA	8.5x – 10.5x	$13.212 – $16.320

Seven Hills selected a range of EV/CY2006E revenue multiples between 1.03x and 1.53x, representing a range of +/- 0.25x from the mean of 1.28x and selected a range of EV/LTM EBITDA multiples between 8.5x and 10.5x, representing a range of +1.0x / -1.0x from the mean of 9.5x.

From the Application Software Comparables analysis, Seven Hills derived the following ranges of implied multiples as of November 16, 2006, and the ranges of equity values for the Business implied by those ranges:

Application Software Comparables
	Range of Multiples	Range of Implied Equity Value
(Dollars in Millions)
EV/LTM Revenue	0.75x – 1.25x	$20.951 – $34.918
EV/CY2006E Revenue	0.75x – 1.25x	$20.817 – $34.918
EV/LTM EBITDA	8.0x – 12.0x	$12.434 – $18.652

Information for the selected companies was based on publicly available SEC filings, select public research reports, selected press releases and other publicly available data.

Precedent Transaction Analysis.

Seven Hills reviewed publicly available financial information relating to the following selected transactions for life sciences tools and service companies that Seven Hills deemed to be relevant:

Acquiror	Target
BioWisdom Ltd.	Lion Biosciences Ltd. (unit of Bioinformatics) (including contingent consideration)
BioWisdom Ltd.	Lion Biosciences Ltd. (unit of Bioinformatics) (excluding contingent consideration)
Wolters Kluwer NV	NDC Health Information Services
Accelrys Inc.	SciTegic Inc.
Thermo Electron Corp.	Innaphase Corp.
Waters Corp.	NuGenesis Technologies

Seven Hills chose the selected transactions because they were business combinations that, for the purposes of the analysis, Seven Hills considered to be reasonably comparable to the transaction. The selected transactions may differ significantly from the transaction based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

Seven Hills reviewed, among other information, multiples of the transaction value, referred to as TV, calculated as the equity purchase price adjusted for the target’s debt and cash and cash equivalents, for the precedent transactions implied by those precedent transactions’ last twelve months’ revenue, referred to as LTM Revenue.

From the life sciences tools and service companies precedent transactions analysis, Seven Hills derived the following ranges of implied multiples, and the ranges of equity values for the Business implied by those ranges:

	Range of Multiples	Range of Implied Equity Value
(Dollars in Millions)
TV/LTM Revenue	0.35x – 2.52x	$9.777 – $70.394

Multiples for the selected transactions were based on relevant SEC filings, selected press releases and other publicly available data.

Discounted Cash Flows Analysis.

Seven Hills derived a range of equity values for the DI business based upon the discounted present value of Tripos’ after-tax cash flows from financial forecasts for the fiscal years ended December 31, 2007 through December 31, 2011, and the terminal value of Tripos at December 31, 2011 based upon multiples of 2011 EBITDA. After-tax cash flow was calculated by taking projected EBIT and subtracting from this projected taxes, capital expenditures, changes in working capital and estimated restructuring charges, and adding back projected depreciation and amortization. In performing this analysis, Seven Hills utilized discount rates ranging from 25.0% to 35.0%, based on the estimated weighted average cost of capital of the comparable discovery informatics companies, and adjusted upward to reflect Tripos’ management challenges in developing long-term forecasts and the uncertainty in forecasting product mix, operating performance, future cash flows and sustainable long-term growth rates. Seven Hills utilized terminal multiples of enterprise value to estimated 2011 EBITDA ranging from 8.0x – 10.0x.

Utilizing this methodology, the implied equity value of the DI business ranged from $16.523 to $29.631 (dollars in millions).

All projected data for fiscal years ended 2007 through 2009 were prepared and furnished by Tripos management. Projected data for fiscal years ended 2010 and 2011 was prepared by Seven Hills based upon assumptions derived from the fiscal years ended 2007 through 2009 projections. All assumptions were reviewed by Tripos management, who agreed they were reasonable in light of Tripos’ historical operations and forecasted financial performance.

Other Considerations

The merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. No company or transaction reviewed was identical to the proposed transaction and, accordingly, the foregoing analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition values in the comparable transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates.

The foregoing description is only a summary of the analyses and examinations that Seven Hills deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Seven Hills. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Seven Hills believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Tripos’ board of directors. In addition, Seven Hills may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Seven Hills with respect to the actual value of Tripos.

In performing its analyses, Seven Hills made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tripos and Vector. The analyses performed by Seven Hills are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Seven Hills with respect to the fairness from a financial point of view of the $25,600,000 in cash to be received by Tripos under the asset purchase agreement, and were provided to Tripos’ board in connection with its evaluation of the transaction. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Seven Hills’ opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to Seven Hills as of, the date of the opinion, and although subsequent developments may affect Seven Hills’ opinion, Seven Hills does not have any obligation to update, revise, or reaffirm its opinion.

As described above, Seven Hills’ opinion and presentation was only one of the factors that Tripos board of directors took into consideration in making its determination to approve the asset purchase agreement and the asset sale transaction.

Tripos agreed to pay Seven Hills the following fees: (i) a retainer fee of $75,000 that was payable upon signing the engagement letter, (ii) a fee of $500,000 (inclusive of the retainer fee) that will be due and payable upon consummation of the first transaction to close (whether the DR sale or the asset sale transaction), (iii) an opinion fee of $250,000 that was payable upon delivery of the Seven Hills opinion, and (iv) a fee of $400,000 (inclusive of the opinion fee) that will be due and payable upon consummation of the second transaction to close (whether the DR sale or the asset sale transaction), for total aggregate fees of $900,000. The Tripos board of directors was aware of this fee structure and took it into account in considering Seven Hills’ opinion and in approving the sale to Vector. Further, Tripos has agreed to reimburse Seven Hills for its out-of-pocket expenses and to indemnify Seven Hills, its affiliates, and its respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

Seven Hills in the past has provided, currently is providing, or in the future may provide investment banking, financial and advisory services to Tripos and Vector or certain of their respective affiliates, for which services Seven Hills has received, or expects to receive, compensation.

Recommendation of Tripos’ Board of Directors; Reasons for the Asset Sale Transaction

After careful consideration, our board of directors has unanimously approved the Vector asset purchase agreement and the transactions contemplated by that agreement and recommended to shareholders the approval of the sale to Vector of the assets of our DI business.

Our board of directors unanimously recommends that Tripos’ shareholders vote “FOR” the approval of the asset sale transaction. In the course of reaching its decision to approve the asset purchase agreement, our board of directors consulted with Tripos’ financial and legal advisors and considered a number of factors.

The board of directors evaluated the risk of continuing to execute Tripos’ business plan, particularly over the next few years, in light of uncertain business opportunities for our DR business and low growth prospects for the DI business. Of equal concern to the board was the substantial cost of remaining a micro-cap public company, and the fact that being a public company did not appear to benefit Tripos in obtaining capital needed to fund its business, including replacement of the LaSalle Bank credit facility maturing at year end 2006 (and extended to February 28, 2007.)

In light of these concerns, the board of directors first sought to sell Tripos as a whole in a single transaction. These efforts lasted through September 2006 and included advanced discussions with the Indian strategic purchaser described under “Approval of Proposed Asset Sale Transaction Pursuant to Asset Purchase Agreement—Background of the Asset Sale” and with Vector Capital Corporation. When Vector Capital Corporation indicated late in those negotiations that it was willing only to buy our DI business, we determined to pursue that transaction while also seeking to divest our DR business.

In pursuing discussions with Vector Capital Corporation for a purchase of the assets of our DI business, our board of directors took into account the efforts to sell the entire company throughout much of 2006, which to date had not yielded a purchaser with the interest and apparent financial resources to purchase the entire company on more favorable terms. Our board of directors also recognized the current operating performance of our DI business and the risk of a continuation of this trend in 2007 absent a major restructuring of this business, the pending maturity of our LaSalle Bank facility, and the challenges that Tripos would face as a free-standing company with the costs of being a public company and the challenges of obtaining new capital as well as restructuring our operations if it continued to operate as a free-standing company that appeared to require significant restructuring and capital to replace the current bank facility and support future operations.

The board of directors also noted that the Vector Capital Corporation transaction was structured with “fiduciary out” and break-up fee provisions that its financial and legal advisers considered were customary for a transaction such as Vector Capital Corporation proposed. Thus, in the board of directors’ view, a potential bidder for the entire company would not be precluded by the terms of the Vector asset purchase agreement from making a proposal for Tripos or its DI business that was superior to the Vector agreement.

For these reasons, and as described in the “Approval of Proposed Asset Sale Transaction Pursuant to Asset Purchase Agreement—Background of the Asset Sale” discussion above, the board of directors believed it was more prudent and in the shareholders’ interests to provide for the realization of the remaining value available for common shareholders through separate sales of the DI and DR businesses followed by the dissolution and liquidation of Tripos than in following the continued operation of Tripos as a free-standing business (even if focused solely on the DI business) or any other course of action reasonably available to Tripos and its shareholders.

Interests of Tripos’ Executive Officers

When considering whether to approve the asset sale transaction, you should be aware that certain of our executive officers have interests in the proposal in addition to their interests as Tripos shareholders that may be different from, or in conflict with, your interests as a shareholder. These interests arise under severance agreements with our executive officers. The form of these severance agreements has been in place since 1996 and has been consistently used for all executive officers. Our board of directors was aware of these interests when they approved the asset purchase agreement.

Pursuant to the severance agreements, the closing of the asset sale transaction will trigger a severance right of such executive officers to receive a payment of no more than one year’s base annual salary plus an amount equal to 100% of the previous year’s bonus paid, if any, and any accrued benefits, upon certain events of termination within a two-year period following the completion of the asset sale transaction. The following table presents the total possible severance payment that may be made to each executive officer.

Name of Executive Officer	Potential Severance Payments
John P. McAlister	$380,000
B. James Rubin	$140,000
Bryan S. Koontz	$200,000
Mark C. Allen	£110,000
Dieter Schmidt-Baese	€205,000
John D. Yingling	$180,000
Mary P. Woodward	$187,500
Richard D. Cramer	$195,000

Regulatory Approvals

There are no federal or state regulatory requirements with which we must comply, nor are we required to obtain any federal or state approval, in order to consummate the asset sale transaction.

Absence of Appraisal Rights

Tripos shareholders are not entitled to a right to dissent under Utah law, because the asset purchase agreement requires that all or substantially all of the net proceeds of the sale of our DI business be distributed to shareholders within 12 months of the closing of the sale, as provided by Utah law.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

THE ASSET PURCHASE AGREEMENT

Terms of the Asset Purchase Agreement

The following is a summary of selected provisions of the asset purchase agreement. While we believe this description covers the material terms of the asset purchase agreement, it may not contain all of the information that is important to you and it is qualified in its entirety by reference to the asset purchase agreement. The asset purchase agreement is attached as Annex A to this proxy statement and is considered part of this document. We urge you to carefully read the asset purchase agreement in its entirety for a more complete understanding of the asset sale transaction.

The Parties to the Asset Purchase Agreement

Tripos, Inc. delivers chemistry products and services, software products and services along with analytical services that advance customers’ creativity and productivity in pharmaceutical, biotechnology and related life sciences research enterprises worldwide. Tripos provides its products and services to the pharmaceutical, biotechnology, and life science industries to support early stage research activities and to assist research chemists to make decisions about the most productive new compounds to make and test as potential therapeutics.

Tripos (Cayman) LP, which we refer to as Vector, is a Cayman Islands limited partnership and wholly-owned subsidiary of Vector Capital Corporation formed for the purpose of acquiring the DI business. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the asset purchase agreement. Vector Capital Corporation (“Vector”) is a San Francisco-based private equity investment firm with over $600 million of capital under management. Vector specializes in buyouts, spinouts and recapitalizations of technology businesses and focuses on partnering with the management teams of its portfolio companies to improve their competitive standings and enhance their value for employees, customers and shareholders.

The Transaction

At the closing of the asset sale transaction, we will transfer and convey to Vector substantially all of the assets of our DI business and Vector will assume specified liabilities of our DI business.

Purchase Assets

The purchased assets include:

•       personal property of the DI business, including machinery, equipment furniture, office equipment, communications and other tangible property;

•       all raw materials, work-in-process, finished goods, supplies and other inventories of the DI business;

•       all rights under all contracts, agreements, capital leases, certain leases of real property, licenses, commitments, sales and purchase orders and other instruments of the DI business, which we refer to collectively as the contracts;

•       all accounts, notes and other receivables of the DI business, other than accounts receivables aged more than 120 days as of the closing;

•       all prepaid expenses of the DI business, excluding ad valorem taxes;

•       $900,000 in cash, plus all petty cash located at the operating facilities of the DI business;

•       all of our rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the purchased assets, including unliquidated rights under manufacturers’ and vendors’ warranties;

•       certain intellectual property owned by or licensed to us;

•       transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the DI business;

•       all books, records, files and papers, including in electronic format, used in the DI business, including copies of financial information and related work papers in our possession or our accountants, scientific research and publications and any information relating to any tax imposed on the purchased assets;

•       all goodwill associated with the DI business or the purchased assets; and

•       rights of the DI business under research or other grants.

Excluded Assets

Vector will not acquire the following assets and properties, which we refer to as excluded assets:

•       our cash and cash equivalents on hand and in banks, other than as expressly described above;

•       insurance policies;

•       all real property and leases of, and other interest in, real property, in each case together with all buildings, fixtures and improvements existing thereon, except as expressly provided in the asset purchase agreement;

•       all assets used exclusively in the DR business or that are not used in or otherwise related to the DI business;

•       any of the purchased assets sold or otherwise disposed of in the ordinary course of business and not in violation of the asset purchase agreement prior to closing;

•       certain excluded intellectual property; and

•       all accounts receivable aged more than 120 days as of the day of closing.

Assumed Liabilities

Upon the terms and subject to the conditions of the asset purchase agreement, Vector has agreed, effective at the time of the closing, to assume only the following liabilities, which we refer to as assumed liabilities:

•       certain liabilities of the DI business which will be set forth on a closing pro forma balance sheet delivered to Vector on the closing date;

•       all of our liabilities and obligations arising under certain contracts and grants, other than liabilities or obligations attributable to any failure by us to comply with any terms of those contracts or grants; and

•       all liabilities arising under capital leases used to finance the acquisition of the assets that are part of the purchased assets.

Excluded Liabilities

Other than the assumed liabilities, all of our other liabilities and obligations will be retained by us, which liabilities and obligations we refer to as excluded liabilities, and include:

•       any tax liabilities, except as provided in the asset purchase agreement;

•       any liabilities for obligations relating to employee benefit or compensation arrangements existing on or prior to the closing date, including those under any of our employee benefit agreements, plans or other arrangements, except as provided in the asset purchase agreement;

•       any environmental liability;

•       any liabilities relating to or arising out of any research or other grants received by us not constituting part of the assumed liabilities;

•       any indebtedness for borrowed money or capital leases, except for those constituting assumed liabilities;

•       any liabilities related to or arising out of litigation pending as of the closing date;

•       any liability or obligation related to an excluded asset; and

•       except as expressly included as an assumed liability, liabilities relating to the DI business, the purchased assets, or the transferred employees described below arising out of the operation or ownership of the DI business prior to the closing date.

Assignment of Contracts and Rights

In the event that the conveyance of a purchased asset would constitute a breach of our obligations related to such purchased asset or in any way adversely affect our rights or Vector’s rights without the consent of third parties, we have agreed to use commercially reasonable efforts to obtain the consent of appropriate parties for the conveyance. If we cannot obtain such consent, an assignment would be ineffective, or Vector would not receive the rights associated with the purchased asset, we have agreed to cooperate in a mutually agreeable arrangement under which:

•       Vector would obtain the benefits and assume the obligations of such purchased assets, including sub-contracting, sub-licensing, or sub-leasing to Vector, or

•       for a contract included in the purchased assets which could not be conveyed, we would enforce such contract for the benefit of Vector, with Vector assuming our obligations and any and all of our rights against a third party under such contract.

To the extent alternate arrangements are not found, we will negotiate an adjustment to the purchase price with Vector.

Purchase Price

Vector has agreed to pay $25,600,000 in cash for the purchased assets, which amount we refer to as the purchase price. The purchase price is subject to adjustment on a dollar-for-dollar basis up or down with a ceiling and floor amount based on the closing adjusted net working capital of the business. The closing adjusted net working capital is calculated as the sum of cash, net accounts receivable aged not more than 120 days as the date of closing and prepaid expenses, minus the sum of accounts payable, the current portion of long-term debt related to capital leases, other accrued liabilities and adjusted deferred revenues, in each case as reflected on a closing pro forma balance sheet to be delivered pursuant to the asset purchase agreement, excluding any asset or liability attributable to apportioned obligations.

The purchase price is subject to the following adjustments as follows, if the closing adjusted net working capital is:

•       less than $(8,307,773), then the purchase price will be reduced by the difference between the actual closing adjusted net working capital and $(8,307,773), but not to less than $24,017,567;

•       greater than or equal to $(8,307,773) but less than or equal to $(7,516,557), there is no adjustment to the purchase price; and

•       greater than $(7,516,557), then the purchase price will be increased by the difference between the actual closing adjusted net working capital and $(7,516,577), but not to more than $27,578,041.

Vector will deliver the purchase price as adjusted by the closing adjusted net working capital on the closing date, which we refer to herein as the adjusted purchase price. In the event of a dispute about the adjusted purchase price, the purchase price to be paid on the closing date, will be calculated as the adjusted purchase price would, but will be based on Vector’s good faith estimate of closing adjusted net working capital. During the 10 days following closing, Vector and we will use our best efforts to reach an agreement on the disputed amount of adjusted net working capital and if there is no resolution following that period an accounting referee will review the disputed amounts and make a determination within 15 days of their appointment, which determination shall be binding upon both parties.

Closing

If the asset sale transaction is approved and adopted by our shareholders, the closing will take place shortly after the special meeting.

Representations and Warranties

The purchase agreement contains certain representations and warranties of Tripos and Vector. We have made representations and warranties relating to, among other things:

•       corporate organization, good standing and corporate power to operate our businesses;

•       our corporate power and authority to enter into the asset purchase agreement and to consummate the asset sale transaction;

•       the adoption and recommendation by our board of directors of the asset sale transaction in accordance with our organizational documents and Utah law;

•       required consents, approvals and notifications of governmental entities as a result of the asset sale transaction;

•       the absence of any violation or breach of, our organizational documents or applicable law as a result of entering into the asset purchase agreement and consummating the asset sale transaction;

•       the absence of any termination, cancellation or acceleration of any rights or obligations or to a loss of any benefit relating to the DI business under any agreement or other instrument binding on us or by which any of the purchased assets is or may be bound;

•       required consents, approvals and notifications under any agreement, contract or other instrument binding us, or any permit, including environmental permit, as a result of the asset sale transaction, except as would not, individually or in the aggregate, have a material adverse effect on us if not received or taken by the closing date;

•       required consents, approvals and notifications under any agreement, contract or other instrument binding us, or any permit that is necessary with respect to the execution, delivery and performance of the asset purchase agreement;

•       our audited financial statements since December 31, 2003, unaudited interim financial statements as of September 30, 2006 and the unaudited pro forma financial statements having been delivered to Vector;

•       the absence of certain changes and events since September 30, 2006, including the absence of changes or events that have had or would have a material adverse effect on us;

•       the absence of undisclosed liabilities;

•       specified types of contracts;

•       the absence of material litigation or outstanding court orders against us, the DI business or any of the purchased assets;

•       our compliance with laws and court orders;

•       real property owned and leased by us;

•       personal property used and held for use in the DI business;

•       sufficiency of and title to the purchased assets;

•       each of the products produced and sold by us in connection with the DI business;

•       our intellectual property;

•       our insurance policies related to the purchased assets, the DI business and its officers and employees;

•       licenses and permits necessary to carry on the DI business;

•       the inventories of the DI business;

•       the validity and collectible nature of the accounts, notes receivable and other receivables of the DI business;

•       our Securities and Exchange Commission, or SEC, filings since January 1, 2005;

•       the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC in connection with the asset sale;

•       the absence of undisclosed broker’s fees;

•       certain of our employees;

•       environmental compliance matters;

•       our financial condition following the receipt of the purchase price and the application of the proceeds;

•       the required vote of our shareholders in connection with the approval of the asset sale transaction;

•       receipt by us of an opinion of Seven Hills;

•       the truth and correctness of our representations and warranties in the asset purchase agreement;

•       timely payment of all material taxes related to any purchased asset that would adversely affect the DI business; and

•       establishment in accordance with generally accepted accounting principles, of adequate reserves for the payment of all taxes not paid that relate to the purchased assets or the operation of DI business.

The purchase agreement also contains customary representations and warranties made by Vector, which relate to, among other things:

•       its proper organization, good standing and corporate power to operate its businesses;

•       its power and authority to enter into the asset purchase agreement and to consummate the transactions contemplated by the asset purchase agreement;

•       the enforceability of the asset purchase agreement against it;

•       required consents and approvals of governmental entities as a result of the asset sale transaction;

•       the absence of conflict with, or breach of, its organizational documents, or applicable law;

•       the sufficiency of funds to satisfy all obligations of Vector set forth in the asset purchase agreement; and

•       the absence of any litigation, pending or otherwise, before any governmental body related to the asset purchase agreement.

These representations and warranties have been made solely for the benefit of the parties to the asset purchase agreement and are not intended to be relied on by any other person. You should rely on the disclosure in this proxy statement rather than the representations and warranties in the asset purchase agreement.

In addition, these representations and warranties are qualified by specific disclosures made to the other parties in connection with the asset purchase agreement, are subject to the materiality standards contained in the asset purchase agreement which may differ from what may be viewed as material by investors and were made only as of the date of the asset purchase agreement or such other date as is specified in the asset purchase agreement.

Conduct of Our Business Pending the Closing

During the period between the signing of the asset purchase agreement and the closing of the asset sale transaction, we have agreed, subject to certain exceptions, that we will conduct the DI business only in the ordinary course of business and in a manner consistent with past practice, and use commercially reasonable efforts to maintain and preserve intact our business organization, our licenses and permits, the services of our key employees, and the goodwill of those having business relationships with us. In addition, we have also agreed that during the same time period, subject to certain exceptions or unless Vector gives its prior written consent, we will not:

•       incur any capital expenditures or obligations or liabilities with respect to the DI business other than in the ordinary course of business consistent with past practice;

•       make any direct or indirect acquisition, by merger, consolidation, acquisition of stock or assets, or otherwise, of any assets, securities, properties, interests or businesses for the conduct of the DI business, other than supplies in the ordinary course of business in a manner that is consistent with past practice;

•       sell, lease or otherwise transfer, or create or incur any lien on, any purchased asset, other than sales of inventory or product licenses in the ordinary course of business consistent with past practices;

•       make any loans, advances or capital contributions to, or investments in, any other person with respect to the DI business, other than in the ordinary course of business consistent with past practice;

•       create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money with respect to the DI business or guarantees thereof;

•       enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the DI business or that could, after the closing date, limit or restrict in any material respect the DI business from engaging or competing in any line of business, in any location with any person;

•       enter into, amend or modify in any material respect or terminate any material contract of the DI business or otherwise waive, release or assign any material rights, claims or benefits of the DI business;

•       grant or increase any severance or termination pay to (or amend any existing agreement with), increase benefits payable under any existing severance or termination pay policies or employment agreements with, enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with, establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering or increase compensation, bonus or other benefits payable to any transferred employee;

•       change our methods of accounting or accounting practice with respect to the DI business, except as required by concurrent changes in generally accepted accounting principals as agreed to by our independent public accountants;

•       except as previously disclosed to Vector, settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against us or the DI business or any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the asset purchase agreement;

•       take any action that would make any representation or warranty of ours, or omit to take any action necessary to prevent any representation or warranty of ours from being inaccurate in any respect at, or as of any time before, the closing date;

•       except for customer and distribution contracts entered into in the ordinary course of business, renegotiate or enter into, or cause any of our subsidiaries to renegotiate or enter into any new license, agreement or arrangement relating to any intellectual property of ours sold or licensed by us;

•       terminate any employee of the DI business without notice to, and consultation with, Vector; or

•       agree or commit to take any of the foregoing actions.

Non-Compete

We have agreed, for a period of three full years after the closing date, not to engage in any business that competes with the DI business as it exists on the closing date, or solicit the employment of any transferred employee, except for general solicitations not directed at transferred employees unless the transferred employee was terminated by Vector at least six months prior.

Liquidating Distributions

At the request of Vector during the negotiations, we have agreed not to make any distributions of assets to our shareholders before the six-month anniversary of the closing date, other than distributions required to be made on our outstanding Series C preferred stock. We have also agreed to provide all notices of dissolution required by Utah law, use the proceeds of the sale of our DI business and other liquidation to satisfy all known and unknown claims against us before making liquidation distributions to our shareholders and to adopt a plan of liquidation whereby all of the net proceeds of the asset sale, after satisfaction of all known claims against us, will be distributed to our shareholders within 12 months of the closing of the asset sale transaction.

No Solicitation of Alternative Proposals

We have agreed not to, and we will not authorize or permit any of our officers, directors, employees, financial advisors, attorneys, accountants or other advisor or representative retained by us to, solicit, initiate, or encourage (including by way of providing information or affording access to us or our business, assets, books or records), endorse or enter into any negotiations or agreements with respect to, or take any action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any acquisition proposal, as defined below.

Subject to certain exceptions, we have agreed that neither our board of directors nor any board committee will (i) fail to make, or withdraw or modify, or propose to withdraw or modify, in a manner adverse to Vector, the approval or recommendation by the board of directors of the asset sale transaction, (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal other than pursuant to the purchase agreement, or (iii) grant any waiver or release under any standstill or similar agreement with respect to our capital stock.

Notwithstanding the foregoing, in circumstances not involving a breach of the asset purchase agreement, if and only to the extent that our board of directors determines in good faith (after consulting with outside counsel) that the failure to take such action would be inconsistent with the board of directors’ duties under Utah law, we are permitted, in response to a bona fide acquisition proposal, that constitutes, or that our board of directors reasonably believes will lead to, a superior proposal, to:

•       furnish information pursuant to a confidentiality agreement with terms no less favorable to us than those contained in the confidentiality agreement with Vector or enter into discussions or negotiations with any person or entity;

•       participate in discussions and negotiations with such person;

•       make any disclosure to our shareholders; or

•       withdraw or modify approval or recommendation of the asset sale transaction or approve or recommend any acquisition proposal other than pursuant to the purchase agreement; and

•       so long as we provide Vector with at least 24 hours advance written notice that we are going to take any of the foregoing actions and that we do not enter into any definitive agreement with respect to any acquisition proposal unless it we simultaneously terminate the purchase agreement and pay or cause to be paid to Vector the termination fee in accordance with the purchase agreement.

Our obligations with respect to solicitations of transactions shall not prohibit our board of directors from complying with the rules of the Securities Exchange Act of 1934, as amended; provided, however, that any action taken or any statement made must be in accordance with the purchase agreement.

We will notify Vector if we receive any acquisition proposal, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with us, as soon as reasonably possible and in any case within 24 hours of such occurrence. We will provide notice orally and in writing and shall identify the person making, and the terms and conditions of, any such acquisition proposal, indication or request. We will, and will cause our advisors, employees and other agents to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any person conducted prior to the date of the purchase agreement with respect to any acquisition proposal.

As used in this proxy statement and in the purchase agreement, “acquisition proposal” means, other than the asset sales, any offer, proposal or inquiry relating to, or any third party indication of interest in:

•       any acquisition or purchase, direct or indirect, of the DI business or any substantial portion of the purchase assets, whether by direct purchase or through any merger, consolidation or other acquisition of us as a whole or in any substantial part; or

•       any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay or dilute materially the benefits to Vector of the asset sale.

As used in this proxy statement and in the purchase agreement, “superior proposal” means any bona fide unsolicited acquisition proposal for at least a majority of our shares of common stock outstanding or substantially all of the purchased assets on terms that our board of directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to our holders of our common stock than as provided under the purchase agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by our board of directors.

Our board of directors may, in response to a superior proposal that does not result from any breach of the purchase agreement, cause Tripos to terminate the purchase agreement in connection with Tripos entering into a definitive agreement with respect to a superior proposal. In such situation, Tripos will be required to reimburse Vector for certain of its expenses and a fee of $1 million less any previously reimbursed expenses upon such termination. See “The Asset Purchase Agreement—Fees and Expenses.”

Pursuant to the foregoing exception, we have entered into a nondisclosure agreement with and allowed due diligence by a party our board has determined may make a superior proposal.

Employee Benefits

On the closing date, Vector will offer employment to not less than 90 active employees of the DI business, who we refer to as transferred employees. Any such offers will be at the same base salary or wages as disclosed to Vector by us and at such benefit levels and on such other terms and conditions as Vector deems appropriate. Vector has agreed not to hire any employee that receives severance payments from us on, or subsequent to, the closing date for a period of six months after the closing of the asset sale transaction. We have agreed not to take any action that would interfere or compete with Vector’s effort to hire transferred employees. In addition, we have agreed to use our commercially reasonable efforts to assist Vector in securing an employment agreement or acceptance of Vector’s offer of employment by Bryan S. Koontz, our Senior Vice President, Discovery Informatics. In the event that Vector terminates a transferred employee without cause within six months following the closing date, Vector will provide the terminated employee with at least two weeks severance play.

Except as otherwise provided in the asset purchase agreement, we will retain all obligations and liabilities under our employee benefit plans for our employees who are not hired by Vector. In addition, we will retain all liabilities and obligations in respect of benefits accrued as of the closing date by transferred employees under our employee benefit plans. Furthermore, we have agreed to make certain amendments to our plans to facilitate the transfer of transferred employees.

Vector has agreed that with respect to transferred employees after the closing of the asset sale:

•       each transferred employee will be credited with his or her years of service with us before the closing date of the asset sale transaction (and any predecessor entities thereof  or any other entities for which we have given credit for prior service), to the same extent that the employee was entitled, prior to the closing of the asset sale transaction, to credit for such service under the our corresponding employee benefit plan, for purposes of eligibility and vesting (but not benefit accrual), but shall not receive credit for any purposes where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in a duplication of benefits;

•       each transferred employee will immediately be eligible to participate, without any waiting time, in any and all new benefits;

•       provided that, nothing in the asset purchase agreement shall limit the ability of Vector from amending or entering into new or different employee benefit plans or arrangements provided such plans or arrangement treat the transferred employees in a substantially similar manner as employees of Vector are treated.

Conditions to the Asset Sale

The obligations of the parties to complete the asset sale are subject to certain conditions including:

•       the expiration or termination of the waiting period under the HSR Act;

•       the absence of any law prohibiting the consummation of the closing;

•       the parties entering into certain ancillary agreements; and

•       approval of the asset sale by our shareholders.

The obligations of Vector to complete the asset sale are subject to certain conditions, including:

•       the performance of our obligations under the asset purchase agreement;

•       the accuracy of representations and warranties made by us to Vector;

•       the absence of any threatened, instituted, or pending action or proceeding before any governmental authority seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Vector of all or any material portion of the assets to be acquired or the business or assets of Vector or otherwise challenging the transactions contemplated by the asset purchase agreement or seeking to require divestiture by Vector of any of the assets to be acquired under the asset purchase agreement;

•       the absence of any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of our assets, by any governmental authority that, in the reasonable judgment of Vector could, directly or indirectly, result in negatively affecting the purchase of our assets or Vector’s other business or assets;

•       the receipt by us of all required consents and all consents, authorizations or approvals from governmental entities and no such consent, authorization or approval shall have been revoked;

•       the DI business having cash of no less than $900,000;

•       the receipt by Vector of all documents reasonably requested relating to the our existence and authority to enter into the asset purchase agreement;

•       the absence of any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate has had or would reasonably be expected to have a “material adverse effect” on Tripos, as that term is defined in the asset purchase agreement; and

•       the provision for the removal of all liens relating to the purchased assets except to the extent that Vector is assuming such liability and all financing statements shall be withdrawn within two business days of the closing.

Our obligation to complete the asset sale is subject to certain additional conditions, including:

•       the performance, in all material respects, by Tripos of all of its obligations required to be performed by Tripos under the asset purchase agreement;

•       the accuracy of representations and warranties made by Vector to us;

•       the receipt by Vector of all required consents and all consents, authorizations or approvals from governmental entities and no such consent, authorization or approval shall have been revoked;

•       the receipt by us of all documents reasonably requested relating to the Vector’s existence and authority to enter into the asset purchase agreement;

Survival; Indemnification

The representations and warranties of each of the parties to the asset purchase agreement (other than with respect to our liquidation and dissolution) shall survive the closing until the six-month anniversary of the closing date or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

We have agreed to indemnify Vector for any and all damage, loss, liability and expense, including all reasonable expenses of investigation and reasonable attorneys’ fees, in connection with any action, suit or proceeding involving a third-party claim or a claim solely between us and Vector arising out of:

•       any misrepresentation or breach of warranty or breach of covenant or agreement made or to be performed by us pursuant to the asset purchase agreement; or

•       any excluded liability.

Our indemnity obligations with respect to excluded liabilities have no minimum hurdle amount of damages and are unlimited. Otherwise, our indemnity obligation only arises after aggregate damages have exceeded $500,000 and is limited to $3,000,000 and to claims made within six months after the closing of the asset sale.

Termination of the Purchase Agreement

The parties to the asset purchase agreement may agree in writing to terminate the agreement at any time without completing the asset sale transaction, upon the approval of each of their respective boards of directors. The asset purchase agreement may also be terminated under certain circumstances, including:

•       by either Vector or us if:

•        the closing has not occurred on or before March 31, 2007, which date we refer to as the “termination date;” provided, that a party cannot so terminate the asset purchase agreement if the failure of the asset sale transaction to be consummated at such time primarily results from such party’s breach of any provision of the asset purchase agreement;

•        any law prohibits consummation of the asset sale or if any order restrains, enjoins or otherwise prohibits consummation of the asset sale, and such order has become final and nonappealable; or

•        our shareholders do not approve the asset sale transaction.

•       by Vector if:

•        our board of directors acts in a manner adverse to Vector in connection with its approval or recommendation of the asset sale transaction or proposes to approve or recommend any acquisition proposal other than pursuant to the asset purchase agreement, or we enter into a definitive agreement with respect to any acquisition proposal;

•        there is a breach of any of Tripos’ representations, warranties, covenants or agreements contained in the asset purchase agreement, which breach would cause the conditions in the asset purchase agreement not to be satisfied and either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of 30 business days after giving of written notice to us of such breach and the termination date, provided that, Vector may not terminate the asset purchase agreement if it is in material breach of the asset purchase agreement; or

•        we (i) breach or fail to perform our covenants related to non-solicitation of takeover proposals, fail to include our board of directors’ recommendation regarding the asset sale transaction in this proxy statement related to the asset sale transaction, or fail to take all actions required to obtain approval of the asset sale transaction by our shareholders, including the calling and holding of a meeting of shareholders or (ii) materially breach our obligation to prepare and file this proxy statement related to the approval of the asset sale transaction.

•       by us if:

•        Vector is in breach of any of its representations, warranties, covenants or agreements contained in the asset purchase agreement, which breach would cause the conditions in the asset purchase agreement not to be satisfied and either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of 30 business days after giving of written notice to Vector of such breach and the termination date, provided that, Tripos may not terminate the asset purchase agreement if it is in material breach of the asset purchase agreement; or

•        following receipt and evaluation of an acquisition proposal deemed by our board of directors as a superior proposal, we enter into a definitive agreement with respect to such superior proposal concurrently with the termination and we pay to Vector a termination fee (described below), provided that, in the case of such termination we notify Vector in writing at least 5 business days prior to such termination of our intention to terminate the asset purchase agreement in order to enter into a superior proposal and Vector does not, within 5 days of receipt of such notice, make an offer that our board of directors determines is at least as favorable to our shareholders as such superior proposal.

Fees and Expenses

Generally, the parties to the asset purchase agreement are responsible for their own transaction expenses if the transaction is completed or if either party terminates the asset purchase agreement for any reason allowed under the asset purchase agreement; however, if the asset purchase agreement is terminated because our shareholders fail to approve the asset sale transaction, we are required to reimburse Vector’s reasonable costs and expenses incurred in connection with the asset purchase agreement, including fees of counsel, accountants, lenders and financial and other advisors, up to a maximum of $500,000.

In addition, we have agreed to pay Vector a termination fee of $1 million (net of any expenses previously reimbursed) if (i) any acquisition proposal has been made to us or publicly announced and thereafter the asset purchase agreement is terminated by either party because either the termination date has occurred or our shareholders have not approved the asset sale, or by Vector because of a breach by us of any of our covenants, agreements or representations and warranties (only in the event willful breach) and we have failed to cure such breaches, and  (ii) within 12 months after such termination we enter into an agreement with respect to or consummates any acquisition proposal.

Furthermore, we have agreed to pay Vector a termination fee of $1 million if the asset purchase agreement is terminated by (x) Vector in the event that our board of directors has changed its recommendation of the asset sale transaction or we enter into a definitive agreement with respect to any acquisition agreement, or (y) Tripos in connection with entry into a definitive agreement for a superior proposal.

Amendment and Waiver

The purchase agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the asset purchase agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

Support Agreements

In connection with the asset purchase agreement, all of our directors, including John P. McAlister, and certain officers, including B. James Rubin, Bryan S. Koontz and John D. Yingling, entered into substantially identical support agreements with Vector, dated as of November 19, 2006, pursuant to which each of the shareholders agreed, among other things, to vote the shares of Tripos’ common stock that each shareholder beneficially owns (“voting shares”) in favor of the approval of the asset purchase agreement and against any competing proposals. As of February 6, 2007, the record date for the special meeting, these voting shares represent approximately 5.7% of our common and preferred stock outstanding.

Each such director or officer agreed not to, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of their voting shares or (ii) acquire, sell, transfer, encumber or otherwise dispose of any voting shares during the term of the support agreements.

In addition, each such director or officer agreed that, from the date of the voting agreement until its expiration in accordance with its terms, not to seek or solicit arrangements or proposals in competition to the asset sale transaction and not to exercise any rights to demand appraisal of any voting shares which may arise with respect to the asset sale transaction.

The support agreement and all obligations of each such director or officer and Vector under the support agreement will automatically terminate upon the termination of the asset purchase agreement. A copy of the form of supporting agreement is attached to this proxy as Annex B, which we incorporate by reference into this document.

Material U.S. Federal Income Tax Consequences of the Asset Sale Transaction

The following is a general summary of the material United States federal income tax consequences of the asset sale transaction. This summary is based on the Code, existing, temporary and proposed Treasury regulations, and published rulings, guidance, and court decisions, all as currently in effect on the date hereof, and all of which are subject to change by legislative, judicial, or administrative action, possibly with retroactive effect.

While this summary addresses the material United States federal income tax consequences of the asset sale transaction, neither state, foreign nor local tax consequences of the asset sale transaction are discussed. Further, this summary is not a complete description of all of the federal income tax consequences that may be relevant to the asset sale transaction. Our shareholders should consult with their own tax advisers for advice regarding the Untied States federal, state, local and other tax consequences of the asset sale transaction.

The asset sale transaction will be a taxable transaction, and we generally will recognize gain or loss based on the difference between the consideration received in respect of the asset sale transaction and our adjusted tax bases in the assets transferred pursuant thereto. It is anticipated that the sale of the DI business will produce a gain for tax purposes at the corporate level and that the sale of the DR business will produce a loss for tax purposes at the corporate level. As a general matter, and subject to certain assumptions regarding the timing of the sales of the DI business and the DR business and the effect of Section 382 of the Code, we anticipate that losses recognized on the sale of the DR business will available to substantially offset any gain we would recognize on the sale of the DI business. The potential effect of limitations on the ability of the Company to use existing net operating losses or any losses recognized in connection with the sale of the DR business is described in further detail in the section below entitled “Description of The Plan of Dissolution—Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation—Potential Effect of Code Section 382.”

The asset sale transaction is a corporate action of Tripos. Therefore, the asset sale transaction itself will not be taxable event (for federal income tax purposes) to our shareholders.

The dissolution and liquidation of Tripos, if approved and effected, will have tax consequences to U.S. Stockholders (as defined below). See “Description of The Plan of Dissolution—Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation.”

THE ASSET SALE TRANSACTION ADJOURNMENT PROPOSAL
(Proposal 2)

We are asking our shareholders to authorize the holder of the proxy solicited by our board of directors to vote in favor of adjourning the special meeting to a future date in order to enable our board of directors to solicit additional proxies in favor of the asset sale transaction.

If at the special meeting the number of shares of our common and Series C preferred stock voting in favor of the asset sale transaction is insufficient to approve such proposal, the chairperson of the meeting may move to adjourn the special meeting to enable us to solicit additional proxies in favor of the sale of our DI business to Vector. If such a proposal is made at the meeting by the chairperson, the proxy holder will only be able to vote in favor of this proposal the shares for which it has received a valid proxy indicating that it has authority to vote in favor of this proposal to adjourn the meeting with respect to the sale of our DI business. The authority granted to the holder of the proxy pursuant to this proposal will be limited and will not authorize the holder to vote in favor of adjourning the meeting with respect to any proposals other than the sale of our DI business to Vector as contemplated by the asset purchase agreement.

Required Vote

The approval of this proposal 2 requires that a quorum is present and the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote on the proposal, counted as a single voting group. As a result, shares represented at the meeting that are marked “ABSTAIN” and broker non-votes, if any, will have the same effect as a vote against the proposal.

Under the Utah Revised Business Corporation Act, a corporation can convene a meeting of shareholders, take a vote on certain of the proposals presented at the meeting and, assuming the adjournment proposal or proposals receive the necessary number of favorable votes, adjourn the meeting with respect to such proposal or proposals to allow for the additional solicitation of proxies.

If we were to adjourn the special meeting in order to solicit additional proxies, we expect to continue to use the original proxy card for such solicitation. Because the voting will have closed with respect to any proposal already voted upon, no further vote will be taken with respect to any such proposal.

If we should adjourn the meeting with respect to proposals 1 or 3 in order to continue our solicitation efforts, shareholders will be advised as to which proposals have already been voted upon and for which proposal or proposals we are soliciting additional votes.

Recommendation of Our Board of Directors

Our board of directors recommends that our shareholders vote to approve proposal 2.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSED SALE OF DISCOVERY RESEARCH BUSINESS

On January 2, 2007, we entered into a stock purchase agreement with Provid Pharmaceuticals, Inc. (“Provid”) under which we agreed to sell all of the stock of our U.K-based DR business entity and certain other assets to Provid for a purchase price of $2 million in cash, subject to adjustment based on net working capital, capital leasing debt, and property, plant and equipment formulas at closing. Provid is a New Jersey-based drug discovery service company engaged in the design, identification and optimization of novel lead compounds for pharmaceutical development.

In the stock purchase agreement we made certain representations and warranties and agreed to certain restrictions on the conduct of our business pending closing. Closing under the stock purchase agreement with Provid is subject to the following conditions:

•       our having no more than 42 1/2 full time equivalent employees at closing;

•       accuracy of our representations and warranties;

•       absence of litigation challenging the transaction;

•       receipt of  certain governmental consents and approvals;

•       settlement or other mutually agreeable resolution of certain obligations  with U.K. economic development authorities;

•       consent of certain customers under certain material customer contracts;

•       release of encumbrances from property being transferred;

•       Provid obtaining financing for the transaction. We have the right to terminate the agreement if Provid does not provide a commitment of financing satisfactory to us by February 1, 2007.

We will use the proceeds from the sale of this business to satisfy certain corporate liabilities. If the transaction does not close, we may be required to shut down this business. Alternatively, we may seek another purchaser. We do not plan to continue to operate the DR business as part of our informatics business if the sale to Provid does not close and a similar transaction is not immediately available.

APPROVAL OF PROPOSAL TO ADOPT PLAN OF DISSOLUTION
AND DISSOLVE AND LIQUIDATE THE CORPORATION
(Proposal 3)

Our board of directors is proposing the plan of dissolution and the transactions contemplated thereby pursuant to which we will satisfy all of our debts and other corporate obligations; our remaining cash, if any, will be distributed to our shareholders and our corporation will be dissolved and liquidated, for approval by our shareholders at the special meeting. The plan of dissolution and the transactions contemplated thereby were approved by the board of directors on December 30, 2006 and with an effective date of January 1, 2007, subject to shareholder approval and to consummation of the asset sale transaction. The plan of dissolution provides that upon its approval by our shareholders, the board of directors, without further action by the shareholders, may:

•       dissolve our corporation;

•       liquidate our assets;

•       pay, or provide for the payment of, any remaining, legally enforceable obligations of our corporation; and

•       distribute any remaining assets to our shareholders.

A copy of the plan of dissolution is attached as Annex D to this proxy statement and is incorporated herein by reference. Certain material features of the plan are summarized below. We encourage you to read the plan of dissolution in its entirety.

Additionally, under the asset purchase agreement, we are required to adopt a plan of liquidation calling for the distribution of substantially all the net proceeds of the asset sale transaction to our shareholders within 12 months of the closing of that transaction.

We currently estimate that, based on the estimates described under the caption “—Dissolution and Liquidation Analysis and Estimates” below, the amount ultimately distributed to our common shareholders will be in the range of $6 million to $12 million or, assuming 10,392,835 shares of common stock outstanding on February 6, 2007, between $0.58 and $1.15 per share of common stock. The distribution to our shareholders may be reduced by any valid indemnification claims by Vector, additional liabilities we may incur, the timing of the sale of our DR business, the ultimate settlement amounts of our liabilities and our failure to achieve significant value for our remaining intangible assets among other factors.

Background

As a result of the board’s decision to sell the DI and DR businesses, we expect to have no ongoing business operations upon the consummation of those transactions, and the board of directors has therefore determined that Tripos should be dissolved and liquidated. The board has authorized, subject to shareholder approval and consummation of the asset sale transaction, the plan of dissolution and dissolution and liquidation of Tripos to enable shareholders, after the satisfaction of our remaining liabilities, to recoup any and all cash that we have retained. If the proposal to adopt the plan of dissolution and to dissolve and liquidate the corporation is approved, we will take legal action to dissolve the Company and provide for the satisfaction of our creditors. Upon the completion of this process, which may take several years, any remaining cash assets would be distributed pro rata to our shareholders.

The amount that will ultimately be distributed to our shareholders upon the completion of this process is uncertain. The board currently expects that an initial distribution to shareholders could be made 6 months after the closing of the asset sale transaction, with one or more supplemental distributions being made upon satisfaction of any remaining known or unknown liabilities.

If the dissolution and liquidation is implemented and completed, you will receive your pro rata share, based on the number of shares you own, of the net assets remaining after provision has been made for the payment, satisfaction and discharge of all known, unknown or contingent debts or liabilities, and costs and expenses incurred in connection with the dissolution and liquidation of Tripos as well as satisfaction of the liquidation preference of our Series C preferred stock.

Uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities  including any contingent liabilities which we may not be able to assess, make it impossible to guaranty the aggregate net amounts that will ultimately be available for distribution to shareholders or the timing of any such distribution. At this time, we estimate that after the distribution to the holders of our Series C preferred stock and the completion of our dissolution and liquidation, which could include smaller distributions in later periods, we would have cash and financial instruments remaining, after provision for the satisfaction of our debts and liabilities, of between approximately $6 million and $12 million or, assuming 10,392,835 shares of common stock outstanding on February 6, 2007, between $0.58 and $1.15 per share of common stock. However, the actual amount of cash available for distribution following dissolution and liquidation will depend on a number of factors, several of which are outside our control, including:

•       the ultimate amount of our known, unknown and contingent debts and liabilities;

•       the timing and terms of the sale of our DR business;

•       costs of operations incurred through the date of dissolution;

•       whether the board of directors determines at a later date to hold back a portion of the proceeds of the sale of our assets as a reserve for contingent liabilities, whether currently known or unknown, and the extent of any such reserve; and

•       the fees and expenses incurred by us in the dissolution of our corporation and the liquidation of our assets.

As a result, the amount of cash remaining following completion of our dissolution and liquidation could vary significantly from our current estimates. See “—Dissolution and Liquidation Analysis and Estimates.”

Required Vote

All holders of Tripos’ common and Series C preferred stock on the record date are entitled to vote on the plan of dissolution and the dissolution and liquidation of Tripos. The votes of both the common and Series C preferred stock will vote as a single voting group for purposes of this proposal. The affirmative vote of a majority of the votes entitled to be cast are required to approve and adopt the plan of dissolution and the dissolution and liquidation of our corporation.

Dissolution and Liquidation Analysis and Estimates

The following dissolution and liquidation analysis and estimates are based on and assume the implementation of our dissolution and liquidation following the completion of the asset sale transaction. These analyses and estimates are based on the balance sheets as of September 30, 2006 set forth herein, adjusted to illustrate the effect of our operations prior to the closing of the asset sale transactions, the proposed sale of our DR and DI businesses and our dissolution and liquidation following completion of the asset sale transactions (including the effect of ongoing operations during the winding up of our corporation following the filing of articles of dissolution). These estimates also assume the availability of tax losses to fully offset the gain to be recognized on the sale of the DI assets. Our pro forma balance sheet contained elsewhere in this proxy statement does not reflect any offset of taxable gain with tax losses.

Prior to the closing of the asset sale transaction, we will expend significant funds to sustain our corporate operations and cover operating losses. An estimate of these expenditures is set forth below. The actual amounts expended could be greater or less than the amount estimated.

If the asset sale transactions are completed, we plan to continue taking steps to reduce our operating costs by reducing the number of employees to the bare minimum needed to continue our affairs through the dissolution and liquidation process, disposing of our remaining assets, terminating contracts that are terminable, negotiating releases from remaining contractual arrangements, satisfying remaining creditors and taking other actions to wind up our affairs in connection with the plan of dissolution. The information regarding the dissolution includes the estimated effect of the resolution of these matters. The actual amounts expended in resolving these matters could be significantly greater or less than the amount estimated. The amount also includes certain administrative and professional expenses we expect to incur related to resolving outstanding business affairs associated with dissolving and liquidating the corporation. This amount could be affected by negotiations to resolve any outstanding contractual arrangements as well as the regulatory and legal requirements to dissolve and liquidate the corporation. At this time, we estimate that after the completion of our dissolution we would have cash and financial instruments remaining for distribution to holders of our common stock of between approximately $6 million and $12 million or, assuming 10,392,835 shares of common stock outstanding on February 6, 2007, between $0.58 and $1.15 per share of common stock. The actual amount that would ultimately be distributed may differ materially from this estimate based on many factors, including those described above, and the distribution might be made in stages over a considerable period of time.

Range of Estimated Cash Available
for Distribution to
Shareholders of Common Stock

Amount Received (Disbursed)	Lower Estimate	Higher Estimate
	(in thousands)
Cash & cash equivalents as of Sep 30, 2006	$2,343	$2,343
Adjust for Discovery Informatics sale to Vector:
•Cash transferred to Vector as required per Asset Purchase Agreement	(900)	(900)
•Cash proceeds received in sale of Discovery Informatics business	25,600	25,600
•Contractual maximum negative/positive working capital adjustment	(1,600)	2,000
Subtotal—adjust for Discovery Informatics sale to Vector	23,100	26,700
Adjust for dissolution items
•Cash on balance sheet of Discovery Research and acquired by Provid	(287)	(287)
•Cash proceeds received in sale of Discovery Research business to Provid	2,000	2,000
•Estimated working capital adjustment related to Discovery Research sale	—	1,500
•Proceeds received from excess Discovery Research property sold	1,266	1,266
•Estimated repayment of Discovery Research grant received from the U.K. Department of Trade and Industry	(1,120)	(1,120)
•Estimated net proceeds from sale of Corporate Headquarters building	3,800	4,000
•Settlement of mortgage note from proceeds of Corporate Headquarters sale	(3,534)	(3,534)
•Proceeds received from sale of A.M. Pappas Life Sciences II Fund investment	810	810
•Settlement of preferred stock	(5,500)	(5,500)
•Payment of preferred stock dividends and estimated accelerated dividends	(761)	(761)
•Settlement of Horizon subordinated note and $150 early termination fee	(3,446)	(3,446)
•Settlement of LaSalle Bank N.A. line of credit	(3,310)	(3,310)
•Payment of estimated transaction related costs	(1,580)	(1,580)
•Payment of estimated Proxy filing costs	(330)	(330)
•Payment of other estimated dissolution and liquidation costs	(5,358)	(4,208)
•Estimated interest earned on cash proceeds prior to distribution	180	350
•Estimated incremental interest expense on corporate debt	(818)	(818)
•Payment of other liabilities, net of refunded deposits	(526)	(526)
•Cash proceeds on sale of marketable securities	139	139
•Estimated net operating costs based on Tripos, Inc.’s projected revenues and expenses through dissolution	(1,068)	(1,688)
Subtotal—Adjust for dissolution items	(19,443)	(17,043)
Estimated cash available for distribution to common shareholders	$6,000	$12,000

Notes:

Settlement amounts shown for debt balances represent the outstanding amounts as of September 30, 2006.   The balance for the mortgage payable to LaSalle Bank related to the corporate headquarter building was $3,534.  The line of credit outstanding with LaSalle Bank was $3,310.  Outstanding on the subordinated note with Horizon Technology Finance was a balance of $3,296.

Other costs related to dissolution and liquidation include estimates of accrued vacation and severance related to employees not hired by Vector Capital, settlement of certain office leases not assumed by Vector along with other legal, insurance and winding up costs which will be paid out as they become due.

Recommendation of our Board of Directors and Reasons for the Dissolution

As stated above, our board of directors has determined that the sale of our DI and DR businesses and winding up and dissolution of the Company is more likely to provide a greater return to stockholders than the continued uncertainty of operating as a standalone public company or any other alternative reasonably available to the Company. The Board therefore recommends that stockholders approve the plan of dissolution and the dissolution and liquidation of Tripos.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

DESCRIPTION OF THE PLAN OF DISSOLUTION

Certain material features of the plan of dissolution are summarized below. This summary is qualified in its entirety by reference to the complete text of the plan of dissolution and the relevant portions of the Utah Revised Business Corporation Act. A complete copy of the plan of dissolution and relevant portions of the Utah Revised Business Corporation Act are attached to this proxy statement as AnnexesD and E. Shareholders should carefully read the plan of dissolution and the accompanying statutory provisions in their entirety.

Dissolution and Liquidation Procedure

Following approval of the plan of dissolution by our shareholders, and promptly after the completion of the sales of our DI and DR businesses, we expect to file articles of dissolution with the Utah Division of Corporations and Commercial Code. The dissolution will be effective on the effective date of such articles.

Once the articles of dissolution are filed and the plan of dissolution is effective, the steps taken to wind up our affairs as described below will be completed at such times as the board of directors, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of our assets upon liquidation, but such steps may not be delayed longer than is permitted by applicable law.

Revocation of the Plan of Dissolution

The plan of dissolution provides that it may be revoked by our board of directors. Under the Utah Revised Business Corporation Act, any revocation must occur within 120 days following the effective date of the articles of dissolution. By approving the plan of dissolution, shareholders will also be granting the board of directors the authority, notwithstanding the shareholder approval of the plan of dissolution, to abandon the plan of dissolution without further shareholder action, if our board of directors determines that dissolution and liquidation are not in the best interests of Tripos and our shareholders.

Conduct of our Corporation Following the Dissolution

Once our articles of dissolution are filed and effective, we will be required to devote our efforts to winding up our affairs and liquidating our assets. During this time, we will undertake the following tasks:

•       collecting our assets;

•       disposing of our property that will not be distributed in kind to shareholders;

•       discharging or making provisions for discharging our liabilities;

•       distributing the liquidation preference to holders of our Series C preferred stock;

•       distributing our remaining property among our common shareholders according to their interests; and

•       doing every other act necessary to wind up and liquidate our business and affairs.

Our board of directors and our remaining officers will oversee our dissolution and liquidation. As compensation for the foregoing, our remaining officers will continue to receive salary and benefits as determined by our board of directors. We also anticipate that members of our board of directors will receive compensation during this period, although the form and amount of such compensation has not been finally determined.

Sale of any Remaining Assets

The plan of dissolution gives the board of directors, to the fullest extent permitted by law, the authority to sell all of our assets. Accordingly, shareholder approval of the plan of dissolution will constitute, to the fullest extent permitted by law, approval of our sale of any and all of our remaining assets, on such terms and conditions as our board of directors, in its absolute discretion and without further shareholder approval, may determine.

Payment of Claims and Obligations

In accordance with Sections 16-10a-1406 and 1407 of the Utah Revised Business Corporation Act, before distributing any assets to shareholders, we will pay and discharge, or make provisions as will be reasonably likely to provide sufficient compensation for all claims and obligations, whether known, due or to become due, absolute or contingent, liquidated or unliquidated, founded on contract, tort or other legal basis, or otherwise. These claims and obligations could include claims made on litigation that is pending at the time of the liquidation.

A considerable period of time may be required for us to determine the extent of our liabilities to known third party creditors and claimants and for us to settle or judicially resolve any claims that are contested. Furthermore, pursuant to the Utah Revised Business Corporation Act, we may be subject to claims being commenced against us for liabilities unknown to us for a period of five years after we satisfy certain general notice requirements under that Act.

Distributions to Shareholders

Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes, and miscellaneous office expenses, will continue to be incurred following approval of the plan of dissolution. We anticipate that expenses for professional fees and other expenses of liquidation may be significant. These expenses will reduce the amount of assets available for ultimate distribution to shareholders.

Before making any distribution to preferred or common shareholders, the board of directors must first make adequate provision for the payment, satisfaction and discharge of all known, unknown, or contingent debts and liabilities, including costs and expenses incurred and anticipated to be incurred in connection with the sale of any assets remaining after the articles of dissolution are filed.

We plan to distribute substantially all of the net proceeds of the asset sale transaction within 12 months of the closing of that transaction.  Although our board of directors has not established a firm timetable for distributions of our other assets to shareholders, after the dissolution has become effective, the board of directors will, subject to exigencies inherent in winding up our business, make distributions as promptly as practicable. Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing, the amount and kind of, and the record date for, any distribution made to shareholders. Liquidating distributions will be made to shareholders on a pro rata basis.

No assurances can be given, however, as to the ultimate amounts to be distributed, or the timing of any distributions. Pursuant to the terms of the asset purchase agreement and at Vector’s request, we have agreed not to make any distributions of assets to shareholders for six months after closing of the asset sale transaction.

Furthermore, prior to commencing liquidating distributions to the holders of our common and preferred stock, our board of directors, in consultation with management and other advisors, will determine whether a contingency reserve is appropriate and, if so, designate reserve assets in a contingency reserve in an amount deemed sufficient to resolve all pending and contingent claims.

Shareholders should not send their stock certificates with the enclosed proxy. Following our dissolution, shareholders will be sent additional instructions for receiving distributions.

Liquidating Trust

Although no decision has been made, if deemed advisable by our board of directors for any reason, we may, following dissolution, transfer any of our assets to a trust established for the benefit of shareholders, subject to the claims of creditors. Thereafter, these assets will be sold or distributed on terms approved by the trustees. Our board of directors is authorized to appoint one or more trustees of the liquidating trust and to cause Tripos to enter into a liquidating trust agreement with the trustee(s) on such terms and conditions as may be approved by our board of directors. Shareholder approval of the plan of dissolution will also constitute approval of any such appointment and any liquidating trust agreement. The formation and use of a liquidating trust may result in tax consequences to our shareholders. See “—Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation—Use of a Liquidating Trust.”

Indemnification and Insurance

Following the filing of the articles of dissolution with the Utah Division of Corporations and Commercial Code, we will continue to indemnify each of our current and former directors and officers to the extent required under Utah law and our articles of incorporation, bylaws and contractual arrangements as in effect immediately prior to the filing of the articles of dissolution. In addition, we intend to maintain our current directors ’ and officers’ insurance policy through the date of dissolution and to obtain runoff coverage for at least an additional 4 years after filing the articles of dissolution.

Continuing Liability of Shareholders After Dissolution

Following our dissolution and liquidation, it is possible that some claims may still exist that could be asserted against us. Under Utah law, a shareholder may be liable for any claim against our corporation that has not been paid or otherwise provided for, but a shareholder’s total liability for all claims may not exceed the total value of assets distributed to him, as that value is determined at the time of distribution. Any shareholder required to return any portion of the value of the assets received by him in liquidation is entitled to contribution from all other shareholders. Any contribution made by a shareholder will be pro rata based on his respective rights and interests and may not exceed the value of the assets received by him in liquidation.

Accounting Treatment

The board of directors has adopted the plan of dissolution effective as of January 1, 2007. As of the date which the stockholders approve the plan of dissolution and liquidation, we will change our basis of accounting to the liquidation basis. Under the liquidation basis of accounting, assets are recorded at their estimated net realizable cash values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the net present value of the estimated costs excluding interest expense associated with carrying out the plan of dissolution. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets and costs required to carry out the plan of dissolution.

The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the plan of dissolution. Ultimate values of assets and settlement amounts for liabilities are expected to differ from estimates recorded in interim statements. Changes in estimates will be recognized in future periods as a change in our net liabilities in liquidation.

Regulatory Matters

Except for our filing of the articles of dissolution with the Utah Division of Corporations and Commercial Code, we are not subject to any federal or state regulatory requirements, nor are we required to obtain any federal or state approval in order to consummate the dissolution.

Material U.S. Federal Income Tax Consequences of the Dissolution and Liquidation

Introduction

The following is a general summary of the material United States federal income tax consequences of the dissolution and liquidation of Tripos. This discussion does not apply to you if you are not a U.S. Stockholder (as such term of defined below), or if you are a member of a special class of holders subject to special rules, such as, for instance, a person who holds shares of our stock other than as a capital asset for tax purposes; a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings; a tax-exempt organization; a life insurance company; a person liable for alternative minimum tax; a person that actually or constructively owns 10% or more of our stock; a person that holds shares of our stock as part of a straddle, wash-sale, hedging, conversion, or other integrated transaction for tax purposes; a corporation treated as a domestic corporation under Section 7874 of the Code; or a person whose functional currency is other than the U.S. dollar.

A “U.S. Stockholder” is defined, for purposes of this discussion, as a citizen or resident of the United States, a domestic corporation, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This summary is based on the Code, existing, temporary and proposed Treasury regulations, and published rulings, guidance, and court decisions, all as currently in effect on the date hereof, and all of which are subject to change by legislative, judicial, or administrative action, possibly with retroactive effect.

While this summary addresses the material United States federal income tax consequences of the dissolution and liquidation of Tripos, neither state, foreign nor local tax consequences of the dissolution and liquidation of Tripos are discussed. U.S. Stockholders should consult with their own tax advisers for advice regarding the Untied States federal, state, local and other tax consequences of the Plan with respect to their particular situation.

The distributions contemplated by the plan of dissolution should be treated as being made in connection with a complete liquidation of Tripos for U.S. federal income tax purposes. The Company has not sought a ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences to the Company or its U.S. Stockholders which will result from our dissolution and liquidation. The statements below are, therefore, not binding upon the IRS, and there can be no assurance that the IRS will concur with this summary or that the U.S. federal income tax consequences to any U.S. Stockholder upon receipt of a distribution pursuant to the plan of dissolution (for purposes of this discussion, a “Liquidating Distribution”) will be as set forth below.

Consequences to Tripos

Even if we liquidate, we generally will continue to be subject to tax on our taxable income until the dissolution and liquidation is complete (i.e., until all of our remaining assets have been distributed to our shareholders and/or to a liquidating trust). We generally will recognize gain or loss upon any liquidating distribution of property (i.e., other than cash) to shareholders or to the liquidating trust as if such property were sold to our shareholders or the liquidating trust. Ordinarily, corporate gain or loss is recognized in an amount equal to the amount of such gain or loss, which will equal the difference between our adjusted tax basis for each asset and the asset’s fair market value on the date of distribution. Assuming that sale of the DI business and the sale of the DR business occur simultaneously, which is our intention, it is anticipated that we will not incur any material tax liability in respect of the asset sale transaction. See “—Potential Effect of Code Section 382.”

Treatment of Liquidating Distributions

In general, the amount of any Liquidating Distribution received by a U.S. Stockholder should be treated for federal income tax purposes as a payment in exchange for a U.S. Stockholder’s shares of our stock. A U.S. Stockholder will recognize a taxable gain or loss on such exchange equal to the difference between the amount of cash and the fair market value of any property received and the U.S. Stockholder’s tax basis in its shares of our stock. Although it is not entirely clear, where more than one liquidating distribution is made, each distribution should generally first be applied to reduce the adjusted tax basis of each share of our stock owned. Gain with respect to a particular “block” of shares of our stock should be recognized only after the adjusted tax basis of that block has been completely recovered. A U.S. Stockholder will generally not be entitled to claim any loss in respect of the dissolution and liquidation until the year in which a final Liquidating Distribution is made. Any such gain or loss will be a capital gain or capital loss if the U.S. Stockholder holds its shares as capital assets. In such event, any recognized gain or loss will generally constitute long-term capital gain or long-term capital loss, as the case may be, if the shares were held for more than one year by the U.S. Stockholder at the time of the exchange. Under current law, long-term capital gains recognized in taxable years beginning prior to December 31, 2010 generally are taxed to non-corporate U.S. Stockholders at a maximum federal rate of 15%. Capital losses may generally be used to offset ordinary income only to a limited extent.

Use of a Liquidating Trust

We intend to structure the liquidating trust, if any, so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. If we transfer assets to a liquidating trust in connection with the dissolution, we intend to structure such trust so that U.S. Stockholders will be treated for tax purposes as having received a distribution at the time of such transfer of their pro rata share of cash and the fair market value of property other than money transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust. Such a distribution will be treated as a distribution in liquidation of the U.S. Stockholder’s common stock, as described above.

We intend to structure the liquidating trust so that the liquidating trust itself should not be subject to federal income tax. Upon and after formation of a liquidating trust, U.S. Stockholders, as owners of the trust for federal income tax purposes, must take into account for U.S. Federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust. The income, expense, gain or loss recognized by the liquidating trust will not affect the U.S. Stockholder’s basis in his or her common stock.

As a result of the transfer of property to a liquidating trust and the ongoing activities of the liquidating trust, U.S. Stockholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax.

We have not obtained any ruling from the IRS as to the federal income tax status of the liquidating trust, if any, and there is no assurance that the IRS will agree with our conclusion that the liquidating trust should be treated as a liquidating trust for Federal income tax purposes. If, contrary to our expectation, it were determined that the liquidating trust should be classified for Federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the shareholders and the liquidating trust would be required to pay federal income taxes at regular corporate tax rates. Furthermore, much of the above discussion with respect to the treatment of the liquidating trust would no longer be accurate. For instance, all or a portion of any distribution made to U.S. Stockholders from the liquidating trust could be treated as a distribution from the liquidating trust in its capacity, for federal income tax purposes, as a corporation to its shareholders.

Information Reporting

A U.S. Stockholder will generally be subject to information reporting on the amount of any Liquidating Distribution.

Potential Effect of Code Section 382

Although it is not certain, primarily as a result of high volume in trading of our stock during 2006, we may have undergone an “ownership change” within the meaning of Section 382 of the Code during 2006. In the event that we did undergo an ownership change, any net operating losses (and certain tax attributes such as, for instance, built-in losses) treated as having been incurred in (or attributable to) taxable years or periods prior to the date of the ownership change would generally be available to offset our income treated as being earned in taxable years or periods subsequent to the date of the ownership change only to a limited extent. A detailed discussion of the operating rules applicable to Section 382 of the Code and corresponding Treasury Regulations (including those rules governing the determination as to whether an ownership change has occurred) is, however, outside the scope of this discussion. In any event, because we are continuing to operate at a loss for tax purposes, and assuming that we dispose of the DI business and the DR business simultaneously, we do not expect that, if the limitations imposed by Section 382 of the Code were to be applicable, this would materially and adversely affect our federal income tax liability in respect of our ordinary operating income or in respect of the sale of the DI business, and therefore not materially and adversely affect the amount available to otherwise be distributed to our shareholders. However, if we must delay the sale of the DR business so that it occurs simultaneously with the sale of the DI business, we would incur operating losses that we might not have incurred but for this potential federal income tax issue.

It is possible, however, that the sales of the DI business and the DR business may not occur simultaneously. For instance, we may determine to sell the DR business prior to completing the sale of the DI business, or we may be unable to complete a sale of the DR business. If these sales do not occur simultaneously, there is a risk that, because of an intervening ownership change or the end of the relevant tax period, we ultimately may be unable to offset (or to offset immediately) all or some portion of the gain recognized in respect of the sale of the DI business with losses recognized in respect of the sale of the DR business. If we cannot complete the sale of the DR business to the current buyer, we might seek to take other steps, such as, for instance, efforts to sell the DR business to a third party or its abandonment for federal income tax purposes. There can be no guarantee, however, that we will determine to effect such steps (or would be able to effect such steps generally) or that, if taken, such steps would ultimately be effective. If we are unable to offset fully gains recognized in respect of the sale of the DI business with losses recognized in respect of the sale of the DR businesses, or with other losses, we may incur a federal income tax liability which could materially and adversely affect the amount otherwise available to our shareholders. There can be no assurance, however, that in such a situation, we would be able to restructure the sale of the DI business in a more tax advantageous matter, or that we could cancel the contract to sell the DI business.

THE DISSOLUTION AND LIQUIDATION ADJOURNMENT PROPOSAL
(Proposal 4)

We are asking our shareholders to authorize the holder of the proxy solicited by our board of directors to vote in favor of adjourning the special meeting to a future date in order to enable our board of directors to solicit additional proxies in favor of the plan of dissolution and the dissolution and liquidation of Tripos if we present such a proposal.

If at the special meeting the number of shares of our common and Series C preferred stock voting in favor of the plan of dissolution and dissolution and liquidation is insufficient to approve such proposal, the chairperson of the meeting may move to adjourn the special meeting to enable us to solicit additional proxies in favor of the plan of dissolution and the dissolution and liquidation of Tripos. If such a proposal is made at the meeting by the chairperson, the proxy holder will only be able to vote in favor of this proposal the shares for which it has received a valid proxy indicating that it has authority to vote in favor of this proposal to adjourn the meeting with respect to the plan of dissolution and dissolution and liquidation. The authority granted to the holder of the proxy pursuant to this proposal will be limited and will not authorize the holder to vote in favor of adjourning the meeting with respect to any proposals other than the plan of dissolution and dissolution and liquidation.

Required Vote

The approval of this proposal 4 requires that a quorum is present and the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote on the proposal, counted as a single voting group. As a result, shares represented at the meeting that are marked “ABSTAIN” and broker non-votes, if any, will have the same effect as a vote against the proposal.

Under the Utah Revised Business Corporation Act, a corporation can convene a meeting of shareholders, take a vote on certain of the proposals presented at the meeting and, assuming the adjournment proposal or proposals receive the necessary number of favorable votes, adjourn the meeting with respect to such proposal or proposals to allow for the additional solicitation of proxies.

If we were to adjourn the special meeting in order to solicit additional proxies, we expect to continue to use the original proxy card for such solicitation. Because the voting will have closed with respect to any proposal already voted upon, no further vote will be taken with respect to any such proposal.

If we should adjourn the meeting with respect to proposals 1 or 3 in order to continue our solicitation efforts, shareholders will be advised as to which proposals have already been voted upon and for which proposal or proposals we are soliciting additional votes.

Recommendation of Our Board of Directors

Our board of directors recommends that our shareholders vote to approve proposal 4.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data shown below for the fiscal years ended December 31, 2005, 2004, and 2003 and as of December 31, 2005 and 2004, have been taken or derived from our audited financial statements included in this proxy statement. The summary consolidated financial data shown below for the nine months ended September 30, 2006 and 2005, and as of September 30, 2006, have been taken or derived from our unaudited financial statements included in this proxy statement. In the opinion of management, the unaudited financial statements contain all adjustments (all of which were considered normal and recurring) necessary to present fairly the results of the interim periods. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2006. The summary consolidated financial data shown below for the fiscal years ended December 31, 2002 and 2001, and as of December 31, 2003, 2002 and 2001, have been derived from our financial statements for those years, which are not included in this proxy statement. The summary consolidated financial data shown below should be read in conjunction with the consolidated financial statements and related notes of Tripos and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 102 this proxy statement.

The following table sets forth selected consolidated financial information for each of the five most recent fiscal years. This information should be read in conjunction with the “Consolidated Financial Statements” and the notes thereto, included in this proxy statement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 102 of this proxy statement, and the “Risk Factors” and “Forward-Looking Statement” disclosure beginning on page 15 of this proxy statement.

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2004	2003	2002	2001	2006	2005
	In thousands, except per share amounts
						Restated
Consolidated Statements of Operations
Net Sales:
Discovery informatics licenses & support	$24,857	$24,639	$23,702	$22,182	$20,070	$17,763	$18,730
Discovery informatics services	3,076	4,005	3,241	7,956	10,488	2,895	1,964
Discovery research services	27,440	36,004	26,245	18,016	12,024	4,347	20,842
Hardware	48	131	960	937	3,514	28	31
Total net sales	55,421	64,779	54,148	49,091	46,096	25,033	41,567
Cost of sales	29,342	32,752	26,240	20,601	15,235	11,082	20,860
Gross profit	26,079	32,027	27,908	28,490	30,861	13,951	20,707
Operating expenses:
Sales and marketing	10,666	12,560	13,195	15,476	12,007	8,153	8,186
Research and development	10,866	9,294	12,917	10,102	8,904	8,287	6,810
General and administrative	7,696	7,771	7,241	6,886	7,506	5,244	5,787
Restructuring charge	861	—	—	—	—	1,265	—
Impairment charge	—	—	—	—	—	3,607	—
Total operating expenses	30,089	29,625	33,353	32,464	28,417	26,556	20,783
Income (loss) from operations	(4,010)	2,402	(5,445)	(3,974)	2,444	(12,605)	(76)
Other income (expense), net	(2,348)	(160)	9,114	3,419	2,210	(72)	(1,605)
Income (loss) before income taxes	(6,358)	2,242	3,669	(555)	4,654	(12,677)	(1,681)
Income tax expense (benefit)	(2,070)	2,010	1,569	(587)	1,563	46	(2,633)
Net income (loss)	(4,288)	232	2,100	32	3,091	(12,723)	952
Preferred dividends	—	—	—	37	450	559	—
Net income (loss) allocable to common shareholders	$(4,288)	$232	$2,100	$(5)	$2,641	$(13,282)	$952
Basic earnings (loss) per share	$(0.42)	$0.03	$0.23	$(0.00)	$0.36	$(1.30)	$0.09
Basic weighted average number of shares	10,096	9,206	8,949	8,615	7,369	10,220	10,088
Diluted earnings (loss) per share	$(0.42)	$0.02	$0.23	$(0.00)	$0.33	$(1.30)	$0.09
Diluted weighted average number of shares	10,096	9,357	9,333	8,615	9,441	10,220	10,132
(at year end)						(at September 30)
Consolidated Balance Sheet Data
Working capital (deficit)	$(3,068)	$(3,077)	$744	$12,625	$15,692	$(8,622)	$247
Total assets	66,816	73,122	71,695	62,971	58,618	51,449	68,683
Long-term obligations, less current portion	7,234	2,653	6,378	7,382	3,067	4,425	8,612
Preferred stock	—	—	—	—	9,826	3,716	—
Total shareholders’ equity	$29,513	$27,866	$26,994	$30,324	$19,348	$16,667	$34,188

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

BASIS OF PRESENTATION

The pro forma financial statements for the year ended December 31, 2005 and at and for the nine months ended September 30, 2006 are based on our historical financial statements for those periods and give effect to the assumed sales of the DI business and DR business at January 1, 2005 and at the balance sheet date in the case of the pro forma balance sheets. The pro forma financial statements do not purport to represent what our actual results of operations or financial condition would have been had any of the transactions occurred as of such dates, or project our results of operations or financial position for any date, nor do they give effect to all of the transactions that are expected to occur in connection with the proposed dissolution and winding up of the operations.

TRIPOS, INC.
UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
WITH COMPLETION OF SALE TRANSACTIONS
(In thousands, except per share data)

	Sep 30, 2006 As Reported	Adjust for Discovery Informatics (DI)		Subtotal	Adjust for Discovery Research (DR)		Sep 30, 2006 Pro forma Post DI & DR Sales
Net Sales
Discovery informatics software licenses & support	$17,763	$(17,763	)(1)	$—			$—
Discovery informatics services	2,895	(2,895	)(1)	—			—
Discovery research services	4,347			4,347	(4,347	)(4)	—
Hardware	28	(28	)(1)	—			—
Total net sales	25,033	(20,686)		4,347	(4,347)		—
Cost of sales	11,082	(6,903	)(1)	4,179	(4,179	)(4)	—
Gross profit	13,951	(13,783)		168	(168)		—
Operating expenses
Sales & marketing	8,153	(7,539	)(1)	614	(614	)(4)	—
Research & development	8,287	(5,514	)(1)	2,773	(2,773	)(4)	—
General & administrative	5,244	(1,526	)(1)	3,718	(1,105	)(4)	2,613
Restructuring charge	1,265	(120	)(1)	1,145	(1,107	)(4)	38
Impairment charge	3,607			3,607	(3,607	)(4)	—
Total operating expenses	26,556	(14,699)		11,857	(9,206)		2,651
Loss from operations	(12,605)	916		(11,689)	9,038		(2,651)
Interest expense	(1,597)	17	(1)(2)	(1,580)	560	(4)	(1,020)
Other income (loss), net	1,525	27	(1)	1,552	(24	)(4)	1,528
Loss before income taxes	(12,677)	960		(11,717)	9,574		(2,143)
Income tax expense (benefit)	46	—	(3)	46	—	(3)	46
Net loss	(12,723)	960		(11,763)	9,574		(2,189)
Preferred dividends	559	—		559	—		559
Net loss available to common shareholders	$(13,282)	$960		$(12,322)	$9,574		$(2,748)
Basic and diluted loss per share	$(1.30)						$(0.27)
Basic and diluted weighted average number of shares	10,220						10,220

Footnotes:

(1)          Adjustment to remove Discovery Informatics operations being sold to Vector.

(2)          Represents interest expense related to capital leases being assumed by Vector.

(3)          Assumes no tax benefit as a result of the Company’s net operating losses.

(4)          Adjustment to remove Discovery Research operations being sold to Provid.

TRIPOS, INC.
UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
WITH COMPLETION OF SALE TRANSACTIONS
(In thousands, except per share data)

	Dec 31, 2005 As Reported	Adjust for Discovery Informatics (DI)		Subtotal	Adjust for Discovery Research (DR)		Dec 31, 2005 Pro forma Post DI & DR Sales
Net Sales
Discovery informatics software licenses & support	$24,857	$(24,857	)(1)	$—			$—
Discovery informatics services	3,076	(3,076	)(1)	—			—
Discovery research services	27,440			27,440	(27,440	)(4)	—
Hardware	48	(48	)(1)	—	—
Total net sales	55,421	(27,981)		27,440	(27,440)		—
Cost of sales	29,342	(8,581	)(1)	20,761	(20,761	)(4)	—
Gross profit	26,079	(19,400)		6,679	(6,679)		—
Operating expenses
Sales & marketing	10,666	(9,436	)(1)	1,230	(1,230	)(4)	—
Research & development	10,866	(7,712	)(1)	3,154	(3,154	)(4)	—
General & administrative	7,696	(2,779	)(1)	4,917	(2,373	)(4)	2,544
Restructuring charge	861	—	(1)	861	(861	)(4)	—
Total operating expenses	30,089	(19,927)		10,162	(7,618)		2,544
Loss from operations	(4,010)	527		(3,483)	939		(2,544)
Interest expense	(1,668)	23	(1)(2)	(1,645)	669	(4)	(976)
Other loss, net	(680)	29	(1)	(651)	—		(651)
Loss before income taxes	(6,358)	579		(5,779)	1,608		(4,171)
Income tax expense (benefit)	(2,070)	—	(3)	(2,070)	—	(3)	(2,070)
Net loss	$(4,288)	$579		$(3,709)	$1,608		$(2,101)
Basic and diluted loss per share	$(0.42)						$(0.21)
Basic and diluted weighted average number of shares	10,096						10,096

Footnotes:

(1)          Adjustment to remove Discovery Informatics operations being sold to Vector.

(2)          Represents interest expense related to capital leases being assumed by Vector.

(3)          Assumes no tax benefits as a result of the Company’s net operating losses.

(4)          Adjustment to remove Discovery Research operations being sold to Provid.

TRIPOS, INC.
UNAUDITED PRO FORMA
CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2006
WITH COMPLETION OF SALE TRANSACTIONS

	Sep 30, 2006 As Reported	Adjust for Discovery Informatics (DI)		Subtotal	Adjust for Discovery Research (DR)		Sep 30, 2006 Pro forma Post DI & DR Sales
	(In thousands)
Current assets
Cash & cash equivalents	$2,343	$25,600	(6)		$2,000	(7)
		(900	)(5)	$27,043	(287)		$28,756
Restricted cash	156	—		156	—		156
Marketable securities	127	—		127	—		127
Accounts receivable, less allowance for doubtful accounts of 191	3,638	(2,501	)(6)	1,137	(1,137	)(7)	—
Inventory	7,481	—		7,481	(7,481	)(7)	—
Prepaid expenses	3,807	(3,107	)(6)	700	(546	)(7)	154
Total current assets	17,552	19,092		36,644	(7,451)		29,193
Property & equipment, less accumulated depreciation	20,671	(934	)(6)	19,737	(13,973	)(7)	5,764
Capitalized development costs, less accumulated amortization	2,328	(2,328	)(6)	—	—		—
Goodwill	5,351	(4,308	)(6)	1,043	(1,043)		—
Intangible assets, less accumulated amortization	3,189	(3,189	)(6)	—	—		—
Investments recorded at cost	1,578	—		1,578	—		1,578
Deferred income taxes	250	—		250	—		250
Other assets	530	—		530	—		530
Total assets	$51,449	$8,333		$59,782	$(22,467)		$37,315
Current liabilities
Current portion of long-term debt	$7,964	$—		$7,964	$—		$7,964
Current portion of capital leases	2,913	(220	)(6)	2,693	(2,693	)(7)	—
Accounts payable	1,337	(894	)(6)	443	(443	)(7)	—
Accrued expenses	3,566	6,415	(6)	9,981	(6,646	)(7)	3,335
Deferred revenue	10,394	(9,219	)(6)	1,175	(1,175	)(7)	—
Total current liabilities	26,174	(3,918)		22,256	(10,957)		11,299
Long-term portion of capital leases	2,527	(21	)(6)	2,506	(2,506	)(7)	—
Long-term debt	1,898	—		1,898	—		1,898
Common stock warrants	467	—		467	—		467
Total liabilities	31,066	(3,939)		27,127	(13,463)		13,664
Redeemable convertible preferred stock, $0.01 par value, authorized & issued 1,833 shares	3,716	—		3,716	—		3,716
Shareholders’ equity
Common stock, $0.01 par value, authorized 20,000, issued 10,282	103	—		103	—		103
Additional paid-in capital	43,362	—		43,362	—		43,362
Retained deficit	(25,659)	12,272	(6)	(13,387)	(9,120)		(22,507)
Accumulated other comprehensive loss	(1,139)	—		(1,139)	116		(1,023)
Total shareholders’ equity	16,667	12,272		28,939	(9,004)		19,935
Total liabilities and shareholders’ equity	$51,449	$8,333		$59,782	$(22,467)		$37,315

Footnotes:

(5)             Minimum cash to be provided to Vector

(6)             Represents assets sold to and liabilities assumed by Vector according to the asset purchase agreement, cash proceeds to be received from Vector, a tax liability computed at the statutory rate on the gain, and the net gain.

(7)             Represents assets sold to and liabilities assumed by Provid according to the stock purchase agreement, cash proceeds to be received from Provid, a tax benefit computed at the statutory rate on the loss, and the net loss.

	DI Sale to Vector	DR Sale to Provid
Cash proceeds	$25,600	$2,000
Net book value of assets sold and liabilities assumed	(5,146)	(17,006)
	20,454	(15,006)
Taxes at statutory rate	(8,182)	6,002
Net gain (loss) on sales	$12,272 (6)	$(9,004	)(7)

BUSINESS OF TRIPOS

Overview

Our discovery informatics and discovery research products and services enable life science companies to perform their drug discovery. We combine our resources in computer-aided molecular design, cheminformatics, chemistry research and production, with the expertise of scientists on our staff to address the challenges facing pharmaceutical research organizations. We deliver products and services internationally recognized for their innovation and quality. By creating new chemical compounds and aiding our partners’ design of new chemical compounds in ways that we believe are more likely to result in drug discoveries, we offer our customers advantages in terms of research cycle time, cost, and efficiency of research activities.

We have formed commercial relationships with most major pharmaceutical companies and with many emerging biotechnology companies based on their use of some or all of our products and services. In addition, we have established strategic collaborations with a number of these companies based on our specific capabilities. Representative pharmaceutical clients include: Bayer, Bristol-Myers Squibb, GlaxoSmithKline, Pfizer, Sanofi-Aventis, Schering AG, Schering-Plough, Servier and Wyeth. Representative biotechnology clients include: Biovitrum, BioTie, CeNeS, Chronogen, SGX Pharmaceuticals, and GeminX.

Tripos was formed in 1979 to commercialize software for molecular visualization, analysis and design. In building our discovery informatics solutions, we have focused on developing an integrated suite of offerings at the leading edge of scientific research. In addition to our discovery informatics product and service offerings, we engage in chemistry research enhanced by informatics capabilities to produce high-value products and services that directly impact our customers’ discovery research. In certain cases with customers, these capabilities have created opportunities for us to participate in research collaborations, in which we have the potential for milestones and/or royalty interests in early-stage new drug candidates.

Our business model is based primarily on deriving recurring revenues from our discovery informatics and discovery research businesses and secondarily on achieving contributions from therapeutic collaborations if and when new therapeutics are developed. The following is a description of each area of our business:

i.                   Discovery Informatics Products and Services. The SYBYL® and UNITY® software suites are the foundation of our discovery informatics product (software) offerings. These suites provide integrated tools for computer-aided molecular modeling and visualization, virtual screening (docking), combinatorial library design, data storage and analysis, and structure-activity relationships to customers in pharmaceutical, biotechnology and related life science fields of research. We offer over fifty (50) software products for these research areas. Key components of these products are being packaged as web services as part of Tripos’ Service-Oriented Informatics strategy, designed to make the company’s valuable discovery tools adaptable to each scientist’s workflow in the new rapidly evolving informatics environment. In 2005, we launched the Windows®-based BenchwareTM suite, used by laboratory researchers to support synthesis and testing decisions; digitally store, search and retrieve research information; and share experimental results with project team members, including computational scientists. These products and technologies are provided to our customers through a license arrangement, while certain of the enterprise-wide technologies also involve systems integration and other services to facilitate a smooth implementation. Customized software development projects can also be an avenue to assist customers to resolve specific research issues that require new scientific methods, techniques and analytical tools.

ii.               Discovery Research Products and Services. Tripos Discovery Research Centre’s laboratories, based in the United Kingdom, offer compound design and synthesis, molecular analysis, a complete suite of lead discovery and leadoptimization capabilities and newly introduced target-specific chemical libraries on which Tripos has applied for patent protection. Tripos offers off-the-shelf libraries of compounds sold for pharmaceutical screening purposes. We also participate with our customers in strategic chemistry research projects, primarily on a fee for service basis. In a few cases, the transfer of intellectual property rights for these therapeutic collaborations may include royalty or milestone payments associated with advancement of the compounds through various stages of drug development. In addition, Tripos’ newly introduced target-specific libraries are intended to be a platform for our further collaborative development with clients.

Tripos was founded 27 years ago by Professor Garland Marshall of the Washington University School of Medicine for the purpose of commercializing discovery research software tools. Tripos was purchased from its founder in 1987 by Evans & Sutherland Computer Corporation (“E&S”). In 1994, Tripos was spun-off in a tax-free distribution to E&S shareholders. We acquired our chemistry research capabilities, based in Bude, Cornwall, England, in late 1997 and also began offering discovery informatics consulting services in 1997.

Industry Background

The demand for our products and services is driven by fundamental change in the business of the largest pharmaceutical companies. These companies face significant pressures to develop new drugs that can generate substantial return on development costs while also contributing to improved health and life expectancy for the general populace. According to the Tufts Center for the Study of Drug Development, the average cost to bring a new medicine successfully to market can exceed $800 million. The pressures on pharmaceutical companies are twofold: to reduce the time (and therefore the cost) of developing new drugs, and to discover and develop a greater number of new drugs with fewer side effects or, to see a greater number of their drug candidates emerge from their R&D pipeline as approved and successful therapeutic products. Dramatically illustrating the extent of the productivity crisis in the pharmaceutical industry, the United States Food and Drug Administration approved just 14 new molecular entities (NMEs) in 2005, down from 31 NME’s in 2004. Additionally, six blockbuster drugs are set to come off-patent in 2006, putting further revenue pressure on the pharmaceutical industry. Finally, following the withdrawal of Vioxx, the industry is facing intense scrutiny from regulators and patients alike. Mergers in the industry continue to occur at the same time as some biotechnology companies reach the size of traditional pharmaceutical companies. One way pharmaceutical companies are responding to these trends is by in-licensing drug candidates from biotechnology companies as early as the late lead optimization/early pre-clinical stage of drug discovery. Competition is intense for these assets, and thus licensors are being required to commit significant financial sums to acquire these drug candidates.

Outsourcing

For the past two decades, pharmaceutical companies have searched for new ways to increase their product pipelines which has created volatility in their investment in research and development activities. As the pressures mount to continue product development while simultaneously rationalizing research and development expenditures, pharmaceutical companies have turned to outsourcing. In the past, pharmaceutical companies have outsourced tasks such as management of clinical trials or certain parts of the manufacturing process. Beginning in the 1990s, research outsourcing by major pharmaceutical companies has dramatically increased due to pressures to decrease time-to-market, reduce costs, and improve the yield on internal research and development activities. According to an ING Barings market study, approximately 10% of early stage discovery activities are currently outsourced. In another recent market study, the market size for discovery research outsourcing was estimated at $1.8 to $2.3 billion globally, with approximately 30% of that amount related to chemistry services and collaborations. These figures were expected to grow by 10-12% over a five-year period. The future influx of targets from genomics alone may result in a 20% to 25% growth rate in new drug targets, and is expected to further impact outsourcing. While the global drug discovery outsourcing in the market is set to grow, the market share enjoyed by the leading Western providers has been shrinking in recent years. The primary factor has been the emergence of low-cost chemistry providers, particularly in India and China. Wary of their need to manage costs aggressively, pharmaceutical companies are outsourcing chemistry activities, especially work with lower intellectual property sensitivity, to these countries. For instance, recently, Wyeth entered an agreement for 150 Full-Time Equivalent staff (“FTE”) with a vendor in India to provide synthetic chemistry. In contrast, we believe there continues to be ample opportunity for high-intellectual property content research to be performed by Western research partners to the industry, potentially in collaboration with the low-cost far-shore suppliers.

The Information Revolution.

Rapid changes in industry, academic and government research in recent years have resulted in the generation of vast amounts of biomolecular, chemical and other scientific data. Included is information related to the gene sequence, variation, expression, and function, along with protein structure and function and biological target pathway data. When coupled with the attendant volumes of structure-activity data generated by high-throughput chemistry and high-throughput screening technologies, the quantity of data/information is overwhelming. In addition to a need for tools that enable analysis and decision-making on an unprecedented scale, there is increasing awareness that clarifying the relationship between biological targets and the particular chemical compounds with which they interact could significantly streamline the success of drug discovery. Until recently, traditional drug discovery research within pharmaceutical companies has not effectively incorporated these methods. In order to realize the full potential of the relationships that link the various disciplines in discovery, we believe new information technology tools will be required.

Importance of small molecule drug discovery.

Despite recent gains in biotechnology, small molecule drugs, which are invented and designed by chemists, remain the drugs of choice by healthcare professionals and their patients. While large molecule drugs potentially have safety and efficacy advantages, small molecule drugs have other advantages over protein-based therapeutics, including a greater universe of treatable diseases, lower cost with greater ease of manufacturing, and the ease of administration of pills versus injections.

The Tripos Business Model

Through our discovery informatics and discovery research products and services we offer comprehensive, customized solutions to address many of the discovery research needs of our customers. We apply computational design and analysis skills in our laboratories, where we employ our software technologies to develop new chemical entities for our customers. Applying this scientific discipline, we have developed and applied informatics solutions that incorporate the full array of biological, chemical, screening and other scientific data along with comprehensive data mining and analysis, to meet the needs of the discovery scientist, whether on our staff or our customer’s staff. By being an integrated provider, we can best ensure the delivery of higher value to our clients. This differentiation is leveraged in higher returns to Tripos in fees, and in selected cases related to our DR business, potential milestones and royalties on future drug licensing events or revenues.

The differentiating element in Tripos’ offerings is integration of the science, software, information technology and laboratory research into a comprehensive solution for use in customers’ drug discovery process. To achieve this solution, we:

I.      Offer software tools with leading-edge capabilities in a variety of applications, including 3-D molecular simulation and prediction of molecular structure and activity, data storage and analysis and in silico (computational research methods as opposed to laboratory methods) screening for biological activity;

II.    Leverage our knowledge of life sciences and pharmaceutical discovery processes to develop and implement informatics solutions that improve research knowledge management to enable incisive decision-making based on data access and data analysis;

III.   Operate state-of-the-art chemistry research facilities and processes to deliver high-quality compounds that can rapidly lead to new chemical entities;

IV.   Work with customers using our knowledge-driven chemistry approach to perform strategic chemistry research tailored to their specific requirements; and

V.    Provide integrated medicinal chemistry services whereby our chemists are able to perform multi-parameter optimization to generate new molecules of interest that interact with disease targets, potentially helping create intellectual property of potential high value to our clients.

Strategy

We are a leading integrated provider of products and services for the drug discovery needs of pharmaceutical and biotechnology companies around the world. Key elements of our growth strategy are as follows:

Maintain Leading-Edge Discovery Informatics Innovation.   Relying on 27 years of leadership in this field, we  continue to invest in new releases of our products, develop new applications, and create new technologies to meet the changing demands of researchers. We also pursue software research and development collaborations with our customers to rapidly advance the state-of-the-art in computational science while developing new products that we may market in the future.

Expand into the Underserved Integrated Laboratory Informatics Market.   We endeavor to deliver innovative informatics products that our customers can use to resolve their strategic informatics problems. We have experience in developing operational informatics systems and will apply the pharmaceutical industry domain expertise of our scientists to develop innovative solutions that improve research operations through effective knowledge management. Technologies such as our Benchware Notebook, Benchware SMART-IDEA, Benchware 3D Explorer, Benchware HTS DataMiner, Benchware Dock and other solutions aid in knowledge capture, cross-team collaboration and decision making in the laboratory ultimately directed toward enabling more efficient and better decisions in the research process.

Drive Chemistry Research Efforts.   We have fully integrated chemistry research and design capabilities that are driven by our in-depth knowledge of chemistry, informatics and computer-aided drug discovery resulting in the highest quality research. We have continued to invest in our chemistry research facilities and in our scientific expertise due to our belief that these capabilities are an essential component in helping our customers meet their research and development needs. To facilitate the delivery of the highest value to our customers in the shortest cycle time, we have recently introduced biological screening capability funded in part through a Marie Curie grant awarded in June 2005 by the European Union. This capability also enables us to fully engage the lead optimization process for our customers and internally.

Expand Value Creation Through Innovative Laboratory Offerings.   Using all aspects of our informatics and laboratory capabilities including our proprietary and patented ChemSpace® methodology, we will endeavor to unlock value through novel offerings and relationships that deliver intellectual property to our clients. Our ability to quickly design, develop, and test compounds in relevant therapeutic target areas, either client-specified or internally identified, gives us access to collaborations that realize value based on our unique intellectual contribution, exceeding pure fee for service payments and ensuring continued relevance in the face of expanded competition from suppliers of chemistry services located in low-cost areas of the world. Based on this model, we believe we can derive contracts that have components of higher-margin fee-for-service plus milestones for mutually agreed progress through drug development. In selected cases, we may also generate opportunities for participation in downstream commercialization milestones and in  licensing or product revenues based on our contribution to the programs.

Pursue Strategic Alliances.   We will continue to seek strategic arrangements with large and small life sciences companies. We will also be attentive to opportunities to enhance, expand or complement our areas of expertise, including through potential product acquisitions or other strategic transactions. Partnerships are key to our service-oriented informatics strategy. Third party products that we market exclusively were developed by leading scientific researchers in the field. We have entered into partnerships with Scitegic, Elevier MDL, CambridgeSoft, and InforSense to ensure that our products operate seamlessly with the software our customers license from other suppliers of drug research software applications. As part of our commitment to bring best-of-class software to our customers, we entered into an agreement with Composite Software to incorporate their enterprise information integration technology into new products planned for the Benchware suite.

In January 2005, we acquired Optive Research, Inc. Through this acquisition, we gained access to 15 software products developed by Optive either independently or sponsored by the University of Texas that are complementary to Tripos’ existing and future products. Some of these products have been used to expand our Benchware product strategy, while others, such as EA-Inventor™, have bolstered our molecular modeling software suite. We also gained talented scientists and executives from Optive for our team.

Products and Services

Tripos’ business model is based on our ability to deliver an integrated offering of technologies for in silico discovery for expert computational scientists and experimentalists, information-rich chemical libraries, and collaborative chemistry research projects. The following summarizes some of the key components of our products and services.

Discovery Informatics Products

Discovery Informatics products offer customers the ability to accelerate the identification and optimization of new compounds that have the potential to become drug products. Tripos’ design tools improve the efficiency of the research process by identifying physical and structural properties of molecules that are likely to make them suitable as drugs, and then use this information to design novel molecules that possess these properties. These calculations are based on complex pattern analysis and 3D simulation of chemical structures and behaviors, and often involve many thousands of molecules. By viewing and analyzing the results of calculations done with Tripos’ software products, scientists can make decisions about which compounds to move forward in their research. Tripos discovery software enables scientists to avoid costly synthesis and testing expenses for chemical compounds that are not likely to be effective and to quickly design the experiments most likely to advance a project. Our proprietary software is used by scientists at major research facilities around the world to manage, analyze and share biological and chemical information.

The cornerstone of our discovery software suite is SYBYL, an expert’s platform for molecular design, analysis, and visualization. The SYBYL product is a comprehensive computational toolkit that simplifies and accelerates the discovery of drugs and other new chemical entities. Software marketed by Tripos, including products obtained in the acquisition of Optive Research, supports the following application areas:

SYBYL®   Expert platform for molecular design, analysis, and visualization.

ResearLch Area	Application Area	Software	Description
Expert Molecular Modeling Environment	Molecular Modeling & Visualization	SYBYL ®	Provides a complete computational chemistry and molecular modeling environment
		MOLCADTM	Visualize molecular surfaces and properties
		DynamicsTM	Investigate and visualize molecular structure and mobility
		Advanced Computation	Explore the conformational properties of compounds
		SavolTM	Calculate molecular surface and volume properties
Ligand-Based Design	SAR & ADME	QSAR with CoMFA®	Build predictive structure-activity and structure-property models
		Advanced CoMFA®	Refine and enhance 3D QSAR models
		HQSARTM	Perform automated QSAR analyses
		VolSurfTM	Predict ADME properties
		AlmondTM	Calculate and utilize alignment-independent molecular descriptors
		DistillTM	Determine and visualize SARs
		Molconn-ZTM	Compute descriptors for use in QSAR/QSPR models to produce chemically interpretable results
		ClogP / CMR	Include molar refractivity and logP in QSAR and ADME models
	Pharmacophore Perception	GALAHAD™ TupletsTM	Refine pharmacophore geometries Pharmacophore-based virtual screening
		FlexSTM	Perform shape-based screening of ligands in the absence of a receptor structure
		GASPTM	Use full conformational flexibility to develop pharmacophore hypotheses
		DISCOtechTM	Elucidate pharmacophore models from pre-calculated conformers
Receptor-Based Design	Docking	FlexXTM	Flexibly dock ligands into a binding site
		FlexX-PharmTM	Flexible docking under pharmacophore constraints
		FlexETM	Consider protein flexibility during docking calculations
		CombiFlexX®	Rapidly dock combinatorial libraries into a receptor site
		CScoreTM	Rank the affinity of compounds bound to a target with consensus scoring
	De Novo Design	EA-InventorTM	Provides robust and controlled structure modifications
		RACHELTM	Sophisticated tools for optimization of lead compounds
		LeapFrog®	Perform de novo ligand design

Research Area	Application Area	Software	Description
Structural Biology	Macromolecular Modeling	BiopolymerTM ProTableTM	Predict, build, and visualize molecular 3D structures Analyze and assess the quality of protein structures
		SiteIDTM	Find and visualize protein binding sites
		ComposerTM	Construct 3D homology models of proteins
	Bioinformatics	FUGUETM	Use inverse-folding techniques to build 3D models of proteins form sequence
		GeneFold®	Recognize distant homologues by sequence-structure comparison
	MatchMakerTM	Identify protein function from sequence
Library Design	Library Creation	LegionTM /CombiLibMakerTM	Construct virtual compound libraries
		OptDesign®	Design and edit combinatorial libraries
	Molecular Deversity	SelectorTM	Characterize and sample compound libraries
		DiverseSolutions®	Design, compare, or select compound libraries
Cheminformatics	Data Mining	UNITY®	Locate compounds in data bases that match a pharmacophore or fit a receptor site
		Auspyx®	Store and search chemical structures and relational data directly inside Oracle® databases
		HiVolTM	Analyze and filter high volume datasets
	Structure Representation	Concord® ConfortTM	Generate accurate 3D coordinates Generate sets of diverse, low energy conformers
		StereoPlex®	Expand the stereochemical diversity of a database
		ProtoPlexTM	Rapidly generate protomers and tautomers of chemical compounds
		StructureFilterTM	Filters lists of structures using user-specified criteria
		MM3TM (2000)	Optimize structures by molecular mechanics
		MM4TM (2004)	Apply molecular mechanics to calculate accurate molecular structures and energies
Supplementary Technologies	Molecular Descriptors & Interactions	AMPACTM GSSITM	Rapidly calculate transition states and spectral properties using semi-empirical quantum mechanics Model solution-phase properties through the consideration of solute-solvent interactions
		hint! ®	Quantify and visualise non-covalent interaction energies
		HSCFTM	Performs semi-empirical molecular orbital (MO) calculations
		ZAPTM	Rapidly simulate robust and accurate electrostatic interactions

The highly specialized research environments of these industries require an experienced understanding of the discovery process. We draw upon over 27 years of experience developing scientific software applications for the pharmaceutical and biotechnology industries.

In an effort to expand the market for our offerings and to deliver the value of decision-support systems more broadly in the customers’ organizations, Tripos has developed and deployed operational informatics technologies designed to enhance everyday laboratory activities—such as experiment management, workflow and logistics. We have experience in research and development of novel strategic informatics technologies that focus on scientific data analysis, predictive science and decision support for large pharmaceutical organizations. These strategic systems capitalize on experimental work by maximizing the utility of generated data and their value in ongoing and future research programs.

LABORATORY INFORMATICS Tools and applications designed to support typical laboratory operations
Products	Description
Benchware Notebook	Customer-proven, enterprise electronic laboratory notebook (ELN).
Benchware SMART-IDEA	Customer-proven enterprise information access, management, analysis and decision support system.
Benchware 3D Explorer	Provides the means for any life science researcher to make more informed decisions by employing 3D molecular visualization. Formerly marketed by Tripos under the product name LITHIUM®.
Benchware Dock

Enables laboratory chemists to rapidly test compound ideas, prior to synthesis, against 3D models of target protein structures, using docking calculations previously defined by molecular modeling specialists.

Benchware HTS DataMiner

Offers functionality dedicated to the location, definition and prioritization of prospective lead series from screening data sets of any size. Formerly marketed by Tripos under the product name SARNavigator™.

Benchware LibraryMaker	Offers a range of product-based library enumeration features for rapidly enumerating parallel compound libraries as well as very large virtual combinatorial libraries.
Benchware LibraryDesigner	Helps laboratory chemists decide which reactants to use when making parallel compound libraries as well as very large virtual combinatorial libraries.

Finally, Tripos’ platform technologies today include chemical data cartridge, enterprise information integration, and other middleware technologies that help our customers deploy and use our software throughout their enterprise. Tripos’ platform technologies enable our customers to deploy our software in a loosely-coupled, web service-oriented environment by using industry standard technologies and messaging protocols, such as the Simple Object Access Protocol, the preferred protocol for exchanging web services today. Our palette of available informatics web services is expected to grow throughout 2006.

PLATFORM TECHNOLOGIES Flexible options for developing, deploying and accessing discovery informatics technologies and applications
Products	Description
Tripos Foundation Server	An industry-standard based application server providing access to Tripos and third-party discovery informatics web services
Tripos Web Services	A collection of web service wrappers for key Tripos Discovery Informatics products. Available through the Tripos Foundation Server
AUSPYX®	Enables storage and searching of chemical structures and properties within Oracle® relational databases
Tripos Components for Pipeline Pilot™	Integration components to SciTegic’s Pipeline Pilot application for the following Tripos tool: Concord Confort FlexX CScore Benchware 3D Explorer

Discovery Research Products (LeadQuest® and LeadSelect™ Compound Libraries, LeadDiscovery™ Programs and Discovery Research Services).

One foundation of our DR business is our LeadQuest screening library product, a unique set of approximately 50,000 compounds that meet our stringent diversity and purity criteria. The LeadQuest compounds are based on an understanding of biological relevance and are suitable for initial screening of any biological test system. The LeadQuest library is an efficient source of compounds for screening that eliminates redundant and impure samples from the screening effort. When compounds in the LeadQuest library demonstrate appropriate activity in biological assays, we can quickly design and synthesize hundreds of similar compounds for rapid follow-up screening and lead optimization.

We deliver high levels of purity in order to make our customer’s screening process efficient and cost-effective. All compounds are subject to thorough analytical testing, and purity data is made available to customers. To that end, during 2005 we completed a quality assessment of our LeadQuest libraries and compounds falling outside our stringent purity criteria were removed from the collection. The design strategy behind the LeadQuest library exploits our proprietary and patented ChemSpace technology, and improves the efficiency of the screening process by minimizing the number of compounds that must be screened in order to find a lead compound. The compounds in the LeadQuest library are designed to represent chemistry space uniformly while minimizing overlap with an existing screening repository and avoid redundant sampling.

Our Discovery Research scientific capabilities enable us to partner with pharmaceutical and biotech companies to advance their research programs. We offer our customers expertise in compound design, compound synthesis, molecular analysis, lead discovery, lead optimization, and medicinal chemistry to facilitate research activities. For instance, using our LeadQuest library, in concert with biological data generated as part of a drug discovery program, we can specially design focused libraries suitable for further research by our customer. We accomplish this by again using our ChemSpace technology to accelerate the discovery of new chemical entities with the desired pharmacological profile. Teaming ChemSpace with data available in the public domain (patent filings, published research, etc.) allows our scientists to provide our LeadHopping® services to navigate through heavily researched and protected areas to help our customers find novel chemical families of structures and to seek out new lead series to avoid problems with toxicity, metabolism, excretion, and absorption.

In mid-2004 we began using our research capabilities to investigate several specific known biological target areas of interest to a large number of pharmaceutical and biotechnology firms. This covered Kinases and G-Protein Coupled Receptors. In this process, we synthesized compounds we believe to be novel based upon our proprietary design and searching methodologies and had a selected sample of compound libraries or a portion of the compounds within a library screened externally for biological activity and selectivity against the target for which they were designed. Based on the outcome of these results, we designed and synthesized new libraries of compounds and iterated this process to further develop the intellectual property and hence value associated with these libraries. We launched these LeadDiscovery packages to our customers both as products and as initiators in new collaborative research programs during 2005.

In late 2005, Tripos developed a program called LeadSelect to provide high value custom libraries to our clients while simultaneously funding development of a new generation of LeadQuest libraries for our own commercialization. Based on our extensive experience in literature mining and informatics capabilities, Tripos scientists have prepared an expanded collection of new chemical scaffolds that can be used as starting points for custom libraries for clients. Under this program, jointly designed compounds are delivered to customers. Customers may optionally receive limited exclusivity on the compounds. Depending on this outcome, the compounds may be immediately or subsequently entered into the LeadQuest offering.

Other Offerings.   Tripos can offer biological screening of compounds for clients to speed research projects based on our recently introduced capability funded by the Marie Curie grant. This allows us to provide rapid turnaround on projects and enhanced value to our clients. Based on our extensive experience and highly automated laboratory environment, Tripos has also introduced a High Throughput Analysis and Purification service to assess and process customers’ compound collections. Given this unique capability developed by Tripos related to the Pfizer collaboration, this service is a high value offering at low cost to us.

Our laboratory capabilities were acquired in late 1997 along with an initial staff of 8 and were expanded over subsequent years to meet customer demand. The laboratories are based in Bude, Cornwall, England and have a staff that numbers 39 as of December 31, 2006. In January 2006, we completed a reduction in force that we announced in December 2005 following the completion of our four year $90 million chemical compound file enrichment project with Pfizer Inc. We reevaluated the staffing levels required to continue to provide our customers with the highest-quality service and concluded that a staff reduction of 76 was necessary. On December 31, 2005, our laboratories consisted of a 20,000 square foot state-of-the-art research center constructed in 1999 along with a 48,000 square foot addition completed in early 2004, bringing the total facility to 68,000 square feet. On November 17, 2006, we completed the disposition of four surplus buildings at our Bude, England location.

Hardware Sales

We have historically sold computer systems to our customers upon request only as a convenience; as such we did not expect nor realize high margins on these products. Sales in this area have become insignificant over time.

Collaborations and Customer Relationships

Our growth strategy is based on expanding relationships with large pharmaceutical and biotechnology companies to offer multiple Tripos products and services to enhance their drug discovery operations. Below are some of our major collaborations:

Customer Relationships:

Bristol-Myers Squibb.   In December 2000 we initiated the first phase of a program with Bristol-Myers Squibb (BMS) to design and implement an integrated research informatics system. Working with BMS and

Accenture LLP, we developed an enterprise-wide program to provide a new decision support capability to accelerate drug discovery. The system, titled SMART-IDEA, incorporates our MetaLayer™ software and was deployed by BMS to their research staff numbering more than 1,500 scientists, during 2002. In September 2003, we entered into an extension to our then current agreement with BMS to integrate our FormsBUILDER™ technology, a forms-based querying tool for retrieval and browsing of research data, into the SMART-IDEA application. This form-based searching technology enables scientists to easily customize their own forms and combine queries requesting chemical structures with associated data from experiments in many areas. The FormsBUILDER technology was deployed at BMS in 2004. We have a continuing relationship to deploy staff on-site at BMS to support and enhance these technologies.

Pfizer, Inc.   In January, 2002, we entered into a strategic collaboration with Pfizer for up to four years and originally up to $100 million to design, synthesize and purify high-quality, drug-like compounds to expand Pfizer’s chemistry compound collection. The original contract called for a minimum two-year commitment from Pfizer. Upon completing the first two years of the contract, the relationship was amended in early 2004 to reflect a reduction in compound collection production and a corresponding move into next-stage hit follow-up work between Tripos and Pfizer. The amendment also reflected a further minimum commitment for 2004 and expected overall 4-year revenue of $90 million. The collaboration was successfully concluded in December 2005, with Tripos having achieved, and in many cases exceeded, every research project goal.

In a separate transaction in October 2004, Pfizer renewed and increased their multi-million dollar, multi-year agreement to license the Tripos suite of discovery software technologies, including the SYBYL and UNITY software products, to Pfizer research locations worldwide.

Schering AG.   In August, 2002, Tripos began a collaboration with Schering AG to develop an integrated chemical information management system that would allow Schering scientists to manage information, plan syntheses, order reagents and track all their chemical assets globally. This system is known as the Enterprise Chemical Information Management System (ECIMS). The ECIMS system was successfully delivered and rolled out to over 250 of Schering’s worldwide research scientists during 2005. Tripos and Schering have continued their collaboration for the maintenance and enhancement of the technology.

Wyeth Pharmaceuticals.   In December 2005, after a competitive process, Wyeth selected Tripos’ discovery informatics technology as the basis for its next-generation discovery IT solution to be used by scientists throughout Wyeth’s worldwide discovery operations. Wyeth’s new scientific workbench, along with a related integrated data repository, will facilitate cross-team collaboration to improve the way Wyeth scientists capture, manage and use key scientific data to efficiently make decisions. The workbench is based on Tripos’ SMART-IDEA technology, the solution Tripos developed in collaboration with Bristol-Myers Squibb Co. (BMS) and then deployed throughout BMS’s U.S. and Canadian research facilities.

Chronogen Inc.   In January 2004, we entered into a three-year collaboration with Chronogen to discover and optimize small-molecule therapeutics for cardiovascular disorders. Under the agreement, we are employing our knowledge-driven chemistry process to provide complete drug discovery chemistry services for Chronogen. Drawing upon our chemical libraries, expertise in data analysis, design tools and rapid synthetic follow-up capabilities, we are supporting Chronogen’s biological expertise in metabolic pathways related to aging. Chronogen has been applying its in vitro and in vivo screening technologies to rapidly select effective molecules, and we are optimizing those molecules for specific cardiovascular indications. Tripos is paid on a fee for service basis with the potential for success-based milestones.

Divergence, Inc.   In June 2004 we entered into a collaboration with Divergence, Inc., a leader in genomics-based discovery of solutions for the prevention and treatment of parasitic infections in plants, animals, and people. We employed our chemistry knowledge base and knowledge-driven chemistry process to expand structure-activity-relationship (SAR) models and optimize appropriate candidates for parasite control. We received research payments during the collaboration which was successfully completed in September 2005.

European Molecular Biology Laboratory (EMBL). In July 2004 we entered into a multi-year relationship with EMBL and the German Cancer Research Centre (DKFZ), to assist in rapid identification of potential molecular leads. We employ our chemistry knowledge base and associated knowledge-driven chemistry process to facilitate rapid hit finding, hit follow-up and chemical optimization of candidate molecules for a wide range of projects. We will receive research funding during the relationship.

Strida Pharma Inc.   In August 2004 we entered into a multi-year joint collaboration with Strida Pharma Inc. to support Strida’s cancer therapeutics development program. We are working to identify, design and synthesize suitable compounds for biological activity assessment in a high-throughput screening assay developed by NovaScreen Biosciences Corporation. Tripos is paid on a fee for service basis.

Sanofi-Synthelabo Recherche.   In September 2004 we entered into a strategic collaboration with Sanofi-Synthelabo Recherche, an affiliate of Sanofi-Aventis. Working with proprietary therapeutically relevant chemistry motifs identified by Sanofi-Synthelabo Recherche, we employed our knowledge-driven chemistry approach to design and synthesize compounds that expand these areas of therapeutic interest. We received research payments during the collaboration which was successfully completed in early 2005.

BioTie Therapies Corp.   In December 2004, we entered into a collaboration with BioTie to enhance BioTie’s drug discovery efforts, which include innovative medicines for the treatment of dependence disorders, inflammatory diseases and thrombosis. We are using our LeadHopping technology with the goal of identifying a backup series for one of BioTie’s key drug discovery programs. Tripos is currently synthesizing compound libraries for in-house screening by BioTie. Tripos is paid on a fee for service basis with the potential for success-based milestones.

Biovitrum.   Our collaboration with Biovitrum in the discovery informatics area enhanced the GASP™ software tool, which applies a genetic algorithm to a set of compounds active against a common target. Molecules that match the models created in GASP are more likely to be active, making this an important tool to identify other active structural series in large corporate databases. Tripos released the new software technology, GALAHAD™ to the market the third quarter of 2005.

CeNeS Pharmaceuticals Ltd.   In 2004 we entered into a joint research partnership with CeNeS to identify new compounds active against the clinically validated target caetchol-O-methyltransferase (COMT). In April 2004 we announced that we had reached important milestones as part of the ongoing collaboration, with Tripos Discovery Research Ltd. having utilized its knowledge-driven chemistry process to facilitate rapid lead identification and chemical optimization of candidate molecules. This program has recently been extended again with ongoing research payments.

Servier.   Servier has partnered with us to design and synthesize compounds for potential drug development in undisclosed target areas. Tripos is employing its ChemSpaceand LeadHopping proprietary technologies and integrated knowledge-driven chemistry processes to identify additional novel chemistries. We are paid on a fee for service basis.

Collaborations:

CambridgeSoft Corporation.   Tripos and CambridgeSoft formed an alliance to ensure compatibility between Tripos’ Benchware suite of laboratory informatics products and the latest versions of CambridgeSoft’s ChemOffice® application suite, including the ChemDraw® chemical sketching tool.

Composite Software. Tripos is committed to bringing best-of-class solutions to its customers. As part of that commitment, Tripos entered an agreement with Composite Software to incorporate its enterprise information integration technology into Metalayer, Tripos’ discovery information integration solution, and a key component for SMART-IDEA, the integrated discovery environment developed in partnership with Bristol-Myers Squibb, and being extended and implemented for Wyeth.

Elsevier MDL. We have formed a strategic alliance with Elsevier MDL to strengthen the integration between our respective software products, including new-generation MDL® Isentris® technology and Tripos’ Benchware suite of laboratory informatics software. The collaboration creates a powerful, integrated discovery informatics platform for the companies’ joint customers. Under the agreement, Tripos becomes a Strategic Member of the MDL® Isentris® Alliance, and Elsevier MDL joins the Tripos Alliance Program as a Global Strategic Partner. The companies will each receive training, software and other support to ensure high-quality integration between the companies’ respective products.

InforSense.   Tripos and InforSense formed an alliance to integrate Tripos’ discovery informatics portfolio with the award-winning InforSense KDE workflow-based integrative analytics platform. Through the alliance, Tripos joins InforSense’s Open Workflow Partner Network (OWPN) and InforSense joins Tripos’ Alliance Program as a Software Partner. The two companies will also integrate Tripos’ AUSPYX, SYBYL and UNITY technologies with both InforSense KDE and its ‘in Oracle’ enterprise analytics system, InforSense IOE. This integration enables customers who are using technology from both companies, to access and integrate Tripos’ discovery informatics technologies within InforSense KDE, thus streamlining complex discovery processes to deliver more efficient decision-making and improved productivity.

SciTegic.   Tripos has joined SciTegic’s independent software vendor (ISV) partner program to provide software compatibility between their product lines. Joint customers may now choose to access Tripos’ discovery informatics technology from within SciTegic’s Pipeline Pilot framework, leading to more efficient and repeatable discovery processes.

Sales, Marketing and Distribution

We market our products and services directly in the U.S., Canada and western Europe. We market our products through an exclusive distributor arrangement in Japan and Australia, and through non-exclusive agency relationships in Brazil, Korea, China, Singapore, Taiwan, Malaysia, and India. On December 31, 2006, our sales organization included 48 employees performing these roles, sales management, pre- and post-sales scientific staff, field and tele-sales along with sales administration. Twenty-eight were in the United States and Canada plustwenty-four in Europe. Our domestic sales and support center is located at our headquarters in St. Louis, Missouri. Sales representatives are located in or near key research areas around the U.S. We also maintain sales offices near London, Paris and Munich.

The sales staff includes employees with Ph.D. degrees in chemistry, various advanced degrees in the sciences and work experience with various hardware and software suppliers as well as with the pharmaceutical and biotechnology industries we serve. Our sales representatives are compensated through a combination of base salary, commissions, and bonuses based on quarterly and annual sales performance. In addition, our pre-sales scientists, all of whom have Ph.D. degrees in chemistry or a closely related field, receive total compensation determined in part by their success in supporting and generating sales in a particular territory.

Teams, which include scientists working in collaboration with our sales employees, have developed a consultative sales approach through which we have created relationships with our key customers. We believe these relationships enable us to understand and better serve the needs of our customers. Because our customers frequently have both domestic and international operations, our sales staff and scientists in foreign locations work closely with their counterparts in the United States to ensure that our customers’ international needs are met in a coordinated and consistent fashion.

We market our workstation-based software products in a variety of ways, one of which is term licenses on the basis of a fixed number of simultaneous users per software module. Network-based licensing is available, based on a count of the number of simultaneous users. We also have time-based license options (one, two or three years) that offer customers the ability to tailor their product selections to their specific research needs and that are renewable at the end of the selected terms. Our customer base has taken advantage of the flexibility of time-based licensing to access more of our software products. These arrangements provide a more predictable recurring revenue stream from the periodic renewals. Software packages consisting of modules typically purchased by customers in particular industry segments have been defined and have been specially priced to facilitate customer purchase of an optimal module set for their needs.

Discovery informatics and software development arrangements are sold on a collaborative basis by focused business developers and scientists directly to research management and information technology departments. Each contract is negotiated based on the particular software needs of the customer. The term of the contract is highly variable and may range from a number of weeks up to multiple years. Tripos provides programming and scientific expertise. Discovery informatics contracts may include specification, gap and risk assessment, and/or full biological and chemical data integration. Our proprietary technologies such as Benchware 3D Explorer, Benchware Notebook, FormsBUILDER, SMART IDEA, AUSPYX and ChemCoreRIO, may be installed at a client site to solve many research information problems. These technologies have annual license fees.

Sales of the compound libraries, including LeadSelect libraries, are made through our sales teams and distributors. The LeadQuest library includes approximately 50,000 compounds available for purchase. The compounds are sold on a nonexclusive basis to all purchasers and we generally retain no trailing rights to the compounds once purchased by a customer. LeadQuest high-throughput screening libraries are diverse, high-quality, drug-like compounds that serve as a pathway to more extensive discovery research.

Discovery research collaborations, including LeadDiscovery, are offered through a team comprised of business developers, scientists and members of senior management. This approach is best suited for the long cycle required in developing meaningful partnerships with key customers for LeadDiscovery programs, outsourcing or collaborating on discovery research projects.

We exhibit our products and services at various scientific conferences and trade exhibitions, including national and regional conferences of the American Chemical Society, at the InfoTech Pharma Conference, a variety of IBC Drug Discovery Conferences, Society for Biomolecular Screening Conference and CHI High-throughput Screening for Drug Discovery Conference and others. Our scientists frequently publish and present results of original research at these and other conferences throughout the world.

Customer Training, Service and Support

Software licenses typically provide a limited warranty for a 90-day period. Thereafter, support of our software products is provided under an annual fee arrangement. Approximately 90% of our commercial and academic customers have contracted for support service. This service gives customers access to telephone consultation with our technical personnel in local offices, on-line access to a company-operated computer bulletin board, new release versions of licensed software if developed, and other support required to use our products effectively.

We offer customer training in the use of our products through a dedicated training staff knowledgeable in both chemistry and computer science. We send technical newsletters, bulletins, and advance notification about future software releases to our customers to keep them informed and to help them with resource allocation and scheduling. We also sponsor seminars throughout the world for our customers, involving presentations both by our personnel and guest lecturers. These seminars are designed to enhance customer understanding of our products and their potential use as an aid to customer research requirements. We provide our customers with advice on computer system configuration management and also frequently provide customers with consulting advice in addressing general application research questions as part of the normal pre- and post-sales process.

Significant Customers

In 2005, 2004, and 2003, we obtained 46%, 54% and 52%, respectively, of our total revenues from Pfizer, Inc. Our four-year $90 million file enrichment project with Pfizer was successfully completed during December 2005. No other individual customer accounted for over 10% of total revenue in these years.

International Sales

We sell software licenses, compound products, and research services through our wholly owned subsidiaries in Canada and Europe and through a network of distributors and agents in the Pacific Rim, India, and South America. Net sales from our activities outside of North America represented approximately 75%, 80%, and 74% of total net sales in 2005, 2004, and 2003, respectively, with Europe accounting for 70%, 75% and 67%, and the remaining balances coming from customers in the Pacific Rim. We believe that revenues from foreign activities will continue to account for a significant percentage of our total net sales. See Note 23 to the consolidated financial statements, Segment Information, later in this proxy statement.

Software license and compound product sales through distributors or agents to our Pacific Rim customers accounted for 5%, 5%, and 7% of 2005, 2004, and 2003 total sales, respectively. Software products and access keys are sent either directly to the customer or through the local representative firm. For Pacific Rim transactions in all countries except Japan and Taiwan, the end-user customer enters into software license agreements with Tripos. Japanese and Taiwanese customers enter sub-license agreements with the local distributor. All access keys are created by Tripos upon receipt of proof of agreement (purchase requests from the Japanese and Taiwanese distributor or license agreements from end-user customers). Revenue is recognized for all countries except Japan and Taiwan upon shipment of product to the customer and when access is granted. Revenue is recognized for Japanese and Taiwanese transactions upon shipment of product to the distributor. The Japanese and Taiwanese distributors are contractually obligated on a non-recourse basis for all software license transactions in their territories.

Research and Development

We believe that our continuing position as a leader in discovery informatics products and services will depend in large part on our ability to enhance our current product line, develop new products, maintain scientific and technological competitiveness, integrate complementary third-party products, and meet a rapidly evolving range of customer requirements.

The complexity of developing new and enhanced scientific information management software in a client/server environment is significant. Delays or unexpected difficulties in any segment of a development project can result in late or undeliverable product. In view of this complexity, there can be no certainty that we will be able to introduce our products on a timely basis in the future, or that our new products and product enhancements will adequately meet the requirements of the marketplace or achieve market acceptance.

Our research and development activities are undertaken by our discovery software group and our discovery research group. The discovery software group, composed of chemists and other scientists, works closely with customers to identify market needs for new products. Upon identification of a market need for a new product, the discovery software group collaborates with our software engineers to develop requirements and specifications, implement code and perform regression tests for the new product. Separate quality assurance, environment management, and systems groups manage the final release, documentation, and porting of the new product to all supported platforms. In some cases, we in-license software developed by academic researchers for distribution as added modules in our product line by Tripos. In addition, we fund research at certain academic institutions. We believe that this funding allows us to gain access to significant technology not otherwise available. Also, we enter into software development arrangements with major pharmaceutical customers to develop software tools crucial to high throughput research environments and for other emerging issues in the life sciences industry.

In September 1998, we opened a temporary laboratory facility (6,600 sq. ft.) suitable for complete chemical synthesis operations. We began production of newly designed screening libraries, started pilot projects for contract research, and generated focused libraries. In May 1999 we opened our second and larger laboratory facility (18,400 sq. ft.), providing us with the capacity to accommodate large library synthesis and contract research operations simultaneously. Our compound library inventory, LeadQuest, has around 50,000 highly pure compounds available for sale. In addition to LeadQuest library synthesis, we have the facilities and staff to perform multiple contract research projects concurrently. The latest expansion of our chemistry facilities was completed early in 2004 and added 48,000 sq. ft. of laboratory space to accommodate large-scale, high-volume production, as required under the recently completed Pfizer compound enrichment contract and other incremental business opportunities. The Company now has approximately 68,000 square feet of laboratory space at its discovery research center in Cornwall, England after retiring the initial temporary laboratory at the end of 2005.

Research and development expenses include all non-capitalizable costs of software development from Discovery Informatics and any non-capitalizable research associated with the validation of compound libraries or discovery research projects from our Discovery Research area. R&D expenses for 2005, 2004, and 2003 were $10.9 million, $9.3 million, and $12.9 million, respectively. In accordance with Statement of Financial Accounting Standards No. 86 and AICPA Statement of Position 98-1, Tripos capitalizes software development costs for both external and internal use. Net capitalized software development balances were $2.3 million at December 31, 2005, and $2.2 million at December 31, 2004. The capitalized software costs are related to the development of multiple new “benchtop” software technologies in our Benchware suite of products intended for laboratory chemists.

A portion of our chemistry R&D efforts are attributable to development of our LeadDiscovery packages that include chemical compounds and associated intellectual property derived from biological screening activity. We have captured the costs for promising leads in inventory as we assemble the package offering. Net capitalized costs were $2.8 million at December 31, 2005, and $1.2 million at December 31, 2004. Preliminary biological screening results show enriched hit rates that average over 24% activity compared to industry averages of 2% to 3%. We began marketing these packages in mid-2005.

Production

Our Discovery Informatics software production operations consist of assembling, packaging, shipping of software products (either by CD-ROM or electronically) along with documentation needed to fulfill orders. Outside vendors provide printing of documentation and manufacturing of packaging materials. We typically ship our software products promptly after the acceptance of a customer purchase order and the execution of a software license agreement.

Discovery Informatics service contracts, or enterprise software consulting, may be structured under a variety of terms including billing for hours worked, successful delivery of milestones, or fixed-price contracts. Staff assigned to these contracts is principally located in the U.S. These contracts may contain provisions for license fees on the core technologies delivered at the inception of the project or for the system software activated upon completion of the contract. Quarterly revenues and costs from software consulting will vary due to the mix of contracts being serviced in any particular quarter.

Discovery Research activities and chemical compound production are performed and carried out at Tripos Discovery Research in Bude, Cornwall, England. Discovery research projects vary in size, scope and length of time to complete. Discovery research agreements may include technology access fees, full-time equivalent billing rates, and trailing rights in the form of milestone payments or royalties. Under its research agreements, Tripos generally seeks to retain all rights to improvements to its pre-existing intellectual property during the project. Certain projects include management of biology screening processes performed in-house or by third parties. The unpredictability of chemistry reactions may impact the rate of progress on research contracts and lead to fluctuations in revenue recognition.

We produce our LeadQuest chemical compounds in the same laboratories as our discovery research activity using the same state-of-the-art equipment and processes. The LeadQuest compounds are created from chemistry templates that do not overlap with customer-specific projects or the LeadDiscovery sets. All of our chemistry research and production activities rely on our patented and proprietary ChemSpace technology to generate “drug-like” ideas from the trillions of potential candidates.

Intellectual Property

We license our workstation software through the execution of license agreements with each customer. We rely upon a combination of patent, copyright, trademark, and trade secret laws to protect our intellectual property. License and non-disclosure agreements are used to establish and protect the proprietary rights in our products. We hold four key patents in the area of analysis of the relationship of chemical structure to activity: one issued in the early 1990’s on our SYBYL CoMFA product, another issued in 1998 on our Hologram QSAR, and two on our ChemSpace technology issued in 2001. In addition, we have patents on our compound selection, library design, and visualization technologies and on our pKA prediction methodology.

The source code for our products is protected both as trade secret and as unpublished, copyrighted work. In addition, our core software products are developed and manufactured only at our facilities. We do not disclose the source code for our products to any of our distributors. We supply our source code under special, restrictive license provisions to a very limited number of customers only on special request, none of which has been received in the last five years. Also, upon request, Tripos has placed source code in escrow for the benefit of a minimal number of designated customers for limited support purposes on a contingency basis. All major software products are shipped from our St. Louis facility under a technical license management system that governs access. Despite these precautions, it may be possible for a third party to gain use of our products or technology without prior authorization, or to develop similar technology independently. Effective copyright and trade secret protection may be unavailable or limited in certain foreign countries where we do business. The markets in which we compete are characterized by rapid technological change. While we believe that legal protection of our technology is an important competitive factor, we are aware that such factors as the technological and creative skills of our personnel, new product development, frequent product enhancements, name recognition and reliable product support are important in maintaining a sustained technology leadership position.

We have a number of contracts with academic institutions and individuals providing us the right to license, market and use technology developed outside the company. These products enhance our ability to offer an enriched product line and represent a material percentage of our annual revenue.

Our general screening and targeted compound libraries and the related synthesis methods and approaches, where proprietary, are protected as trade secrets by non-disclosure agreements and other means. Compound, consulting, discovery research and collaborative agreements we enter into require specific documentation regarding defined proprietary rights, responsibilities of the parties, and/or allowed use of any related compounds or libraries of compounds. During 2005, Tripos submitted a number of patent applications for our LeadDiscovery collection.

Competitors

We operate in a highly competitive industry characterized by rapidly changing technology, frequent new product introductions and enhancements, and evolving industry standards. We compete with other vendors of software products designed for applications in analytical chemistry, computational chemistry, chemical information management, and combinatorial chemistry. Our discovery research group competes with vendors around the world for the sale of contract chemistry research, focused compound libraries and diverse compound screening libraries. The competition in our industry is fragmented and populated with a wide spectrum of organizations ranging from small start-up companies to large multi-national firms along with academic research institutions.

Competition is likely to intensify as current competitors expand their product offerings and as new companies enter the market. The competition we experience in our existing and targeted markets could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on us. A number of our existing competitors have significantly greater financial, technical and marketing resources than we do, in addition to access to lower cost off-shore labor. We believe that the principal factors affecting competition in our markets are product quality, performance, reliability, scientific and technological innovation, ease of use, technical service, support, and price. We expect that these factors will remain major competitive issues in the future, but additional factors will become increasingly important, including contribution to the overall efficiency of the research effort through enhanced integration, communication and analysis. Although we believe that we currently compete favorably with respect to these factors, there can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures we face will not have a material effect on our business, operating results, or financial condition.

Employees

As of December 31, 2005, we had a total of 327 employees, of whom 143 were based in the United States and 184 were based internationally. Of the total, 61 were engaged in marketing, sales and related customer-support services, 71 in software product development and consulting services, 136 in chemistry laboratory activities and 59 in operations, administration, MIS and finance. In December 2005 we announced that we were initiating a process to streamline our Discovery Research organization in Bude, England due to a sharp decline in contracted revenue, a result of the successful completion of our four-year contract with Pfizer. We initiated the 30-day consultation period with our employees as required by UK law on December 19, 2005, and completed the reduction in force of 76 positions on January 24, 2006. Of the 76 positions made redundant, 70 were engaged in chemistry laboratory activities and the remaining 6 in operations, administration, MIS, and finance. Our future success is significantly dependent on the continued service of our key technical and senior management personnel and our continuing ability to attract and retain highly qualified technical and managerial personnel. None of our employees are represented by a labor union nor covered by a collective bargaining agreement. We have not experienced any work stoppages.

In August 2006, an additional 14 positions were eliminated at Tripos Discovery Research Ltd. During October and November 2006, a further 26 positions were made redundant. These additional job actions reduced the total number of employees in the Discovery Research business to 43 by the end of 2006. As of December 31, 2006, we had a total of 158 full and part time employees.

Properties

Our principal administrative, sales, marketing, and software product development facility is located in St. Louis, Missouri. We own this facility, which is financed by a mortgage note. We also own laboratory facilities in Bude, Cornwall, England in which chemical product development and discovery research service contracts are executed.  On November 17, 2006, we completed the disposition of four surplus buildings at our Bude, England location. Our European subsidiaries lease sales and service offices in the United Kingdom, France and Germany. We believe that our existing facilities are adequate for our current needs and that additional space will be available as needed.

MARKET PRICES OF THE COMPANY’S STOCK

Our common stock has traded on The NASDAQ Stock Market under the symbol “TRPS” since May 27, 1994. The following table sets forth the intraday high and low sales prices per share of our common stock on each of those markets for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2004
1st Quarter	$7.20	$4.50
2nd Quarter	$6.59	$4.55
3rd Quarter	$5.58	$3.51
4th Quarter	$5.75	$3.40
Fiscal Year Ended December 31, 2005
1st Quarter	$5.61	$3.92
2nd Quarter	$4.84	$3.38
3rd Quarter	$4.70	$3.30
4th Quarter	$4.42	$2.40
Fiscal Year Ended December 31, 2006
1st Quarter	$4.14	$2.71
2nd Quarter	$3.10	$1.84
3rd Quarter	$2.18	$0.90
4th Quarter	$1.90	$0.55

On December 17, 2006, the last trading day before the announcement of the execution of the asset purchase agreement, the closing price for our common stock was $0.61 per share. On                     , 2007, the last trading day before this proxy statement was printed, the closing price for our common stock on The NASDAQ Stock Market was $         per share. You are encouraged to obtain current market quotations for Tripos common stock in connection with voting your shares.

No dividends have ever been paid on our common stock, and we are currently restricted by the terms of the asset purchase agreement and our credit facility with LaSalle Bank from paying cash dividends.

As of February 6, 2007, the record date for the special meeting, there were approximately 2,500 beneficial holders and 700 registered holders of record of our common stock.

Delisting of our Common Stock from the NASDAQ Global Market

On January 4, 2007, Tripos received two letters from the NASDAQ Listing Qualifications Department advising us that for the last 30 consecutive trading days, our common stock (i) has not maintained a minimum market value of publicly held shares (“MVPHS”) (i.e. our total shares outstanding less any shares held by officers, directors or beneficial owners of 10 percent or more) of at least $5,000,000 as required for continued listing on the NASDAQ Global Market (formerly the NASDAQ National Market) under Marketplace Rule 4450 (a)(2) and (ii) its bid price has closed below the minimum $1.00 per share (“Minimum Bid-Price”) requirement for continued inclusion under Marketplace Rule 4450(a)(5).

Subsequent to the receipt of the two letters, we were notified by the NASDAQ Listing Qualifications Department that we have maintained a MVPHS of at least $5,000,000 for at least 10 consecutive days and that, as a result, the listing deficiency under Marketplace Rule 4450(a)(2) had been rescinded.

Minimum Bid-Price Notification

In accordance with Marketplace Rule 4450(e)(2), we have been provided 180 calendar days, or until July 3, 2007, to regain compliance with the Minimum Bid-Price requirement. To regain compliance with the Minimum Bid-Price requirement the bid price of our common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days at any time before July 3, 2007, subject to certain exceptions.

If we do not regain compliance with the Minimum Bid-price requirement by July 2, 2007, we will be notified that our common stock will be delisted. At that time, we may appeal the Nasdaq Staff’s determination to delist our common stock to a Listing Qualifications Panel. Alternatively, we may consider applying to transfer our common stock to The NASDAQ Capital Market if we satisfy the requirements for initial inclusion set forth in NASDAQ Marketplace Rule 4310(c). If our application is approved, we will be afforded the remainder of The NASDAQ Capital Market’s second 180 calendar day compliance period in order to regain compliance while on The NASDAQ Capital Market.

In addition to shareholder equity value requirements and common stock bid prices, NASDAQ Marketplace Rules also require that listed companies have ongoing business operations. Upon completion of the asset sale transaction and the sale of the DR business, we will no longer have any operating business and may no longer meet NASDAQ’s shareholder equity value requirements, each of which would also lead to our being notified of a potential delisting or being delisted.

Upon any delisting, we expect that there will be no active public trading market for our common stock, and our board may consider deregistering our securities under the Securities Exchange Act. See “Risk Factors—Risks Related to the Asset Sale Transaction.” Furthermore, if our shareholders approve the plan of dissolution and the dissolution and liquidation of Tripos, upon the filing of articles of dissolution, our stock transfer books will be closed and our shareholders will no longer be able to transfers their shares of our capital stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

Included below are portions of the management’s discussion and analysis of financial condition and results of operation for the years ended December 31, 2005, 2004 and 2003 and the nine months ended September 30, 2006 and 2005 previously included in our SEC filings. The following discussion should be read in conjunction with the audited consolidated financial statements and notes thereto. In addition, we call to your attention certain events that have occurred subsequent to September 30, 2006.

Liquidity and Capital Resources.

As discussed more fully below, as of September 30, 2006, LaSalle Bank National Association had provided us with a commitment to extend our credit facility to January 1, 2007. On December 5, 2006, we and LaSalle Bank entered into the Sixth Amendment and Waiver to Amended and Restated Loan Agreement, effective December 1, 2006. Under the terms of the amendment, LaSalle Bank waived a default in our minimum net worth requirement and extended the revolving loan maturity date from January 1, 2007 to February 28, 2007. The term loan maturity date was also amended from April 18, 2008 to February 28, 2007. In addition, the amendment reduced the maximum amount available under our existing borrowing base by $500,000, imposed a $50,000 amendment fee and additional fees of up to $100,000 through February 28, 2007, and eliminated the minimum net worth and minimum liquidity covenants and removed a restriction on selling mortgaged real estate securing the term loan. In so doing, LaSalle indicated that it would not grant further extensions of the credit facility. We continue to explore alternative financing arrangements, but have no guaranty as of yet that we will be successful should we require funds to satisfy our obligations under the credit facility or the working capital needs of our business. In addition, on December 8, 2006, we sold our investment in the A.M. Pappas Life Science Ventures II Fund for cash proceeds of $810,000 and were released from the obligation to make future capital calls. The book value of our investment was $1,578,212. We recognized a loss on sale of investment of $768,212 in the fourth quarter of 2006.

Overview

Tripos provides products and services to the pharmaceutical, biotechnology, and life science industries to support early stage research activities. Sales to the pharmaceutical industry represent 83% of all new contracts sold during 2005. Tripos offerings are applied principally to assist research chemists to make decisions about the most productive new compounds to make and test as potential therapeutics. Through its own chemistry laboratories, Tripos can also make those compounds for its clients. Through strategic partnerships, Tripos can also participate more directly with its clients in the development and testing of new therapeutic compounds for its clients.

The industries that Tripos serves are highly research-driven. Mature pharmaceutical companies typically spend between 12% and 20% of their annual revenues on research in the search for new blockbuster drugs. This research process consists of several phases: from early discovery of compounds of interest, through testing of the promising ones for activity and safety in animals, to final testing of these compounds in humans. The investment in the research activity increases dramatically in the second and third phases of the research activity. Tripos offerings are most relevant to the initial phase of this activity. Our products and services are designed and intended to provide our pharmaceutical and biotechnology customers with improved ways to identify and select the most promising drug candidates to take forward into the more expensive and time consuming stages of the drug development process. Depending on the number of compounds that a particular company has in different stages of their new therapeutic pipeline, they may reduce or increase investment in the other phases of research. Further, decisions by the pharmaceutical industry concerning their research investments are strongly influenced by decisions by the various governments of the world about drug pricing and regulation.

Tripos software products are primarily sold on a renewable license basis, typically with terms of one to three years. This business is generally predictable, as we have experienced high renewal rates in the past for licenses. Tripos management closely monitors license expirations and deploys sales staff to ensure the highest probability of renewals. Tripos’ service businesses, both informatics and chemistry, are much less predictable. The sales cycles for these offerings are typically long—from six months to eighteen months—and are highly influenced by factors in the macro-economic environment, including the general state of the pharmaceutical industry and the political situations in various parts of the world. To forecast potential business in these areas, Tripos management strives to closely interact with the management of our customers and is closely involved in business development activities for service projects.

Large service contracts for pharmaceutical research, both informatics and chemistry, are complex and, because they are deployed in research applications where outcomes are uncertain, have a large risk component. Risk management in these projects begins with the definition of project requirements and continues through performance metrics and customer acceptance milestones. Due to the complexity of the projects and changing priorities within client organizations, it is typical that many decision points will arise that require management attention both at Tripos and at the client. To mitigate the project difficulties, Tripos has developed a focused process in which management monitors milestones in the project plan according to the process workflow. Despite best efforts, however, some projects are of sufficient complexity that they present challenges that require revisions to the project plan and scope.

Having been a public company spinout in 1994 with limited capital, we have focused on profitability and cashflow. That said, we have not always been profitable, but have achieved profitability in certain years. Major investments, such as the recent expansion of our chemistry research laboratories in England, have been funded by other successful investments (e.g. Arena Pharmaceuticals), cash from operations, temporary use of debt capacity, and grant funding from the British government.

We generate revenues from a diversified offering of products and services. We derived 45% of our 2005 revenues, 38% of our 2004 revenues, and 44% of our 2003 revenues from Discovery Informatics products and support, 6% of 2005, 2004, and 2003 revenues from Discovery Informatics services, and 49% of 2005 revenues, 56% of 2004 revenues, and 48% of 2003 revenues from Discovery Research products and services. The remainder is from hardware sales.

We license our Discovery Informatics products and post-contract support (“PCS”) as either perpetual licenses or time-based licenses, typically one to three-year renewable contracts. The magnitude of these license fees is dependent on each customer’s required usage levels, that is, the number of locations and individual users. Variations in licensing levels range from the low hundred-thousands up to several million dollars. The following are descriptions of our current sales models for discovery software:

Perpetual licenses:

Software pricing is taken from our price list based on the quantity of individual modules and number of users. Customers are billed upon delivery. Revenue for software is recognized upon delivery of product and issuance of perpetual keys. PCS is optional for each customer and is priced as a fixed percentage of the total current list price of the software purchased. Where applicable, PCS is typically billed annually.

The Company has analyzed the other elements included in its multiple element arrangements involving perpetual licenses, and has determined it has sufficient Vendor Specific Objective Evidence (“VSOE”) to allocate revenues to PCS and/or training. VSOE for PCS and training is established based on the price charged when those elements are sold separately. For PCS, this allocation amount is established based on the renewal rate specified in the arrangement, which is consistently priced at a percentage of the list price of the purchased licenses. Training is charged consistently from the Company’s price list.

Bundled licenses:

Time-based bundled licenses are an alternative to perpetual licenses. This type of license allows our customers to obtain multiple software products bundled with PCS that is co-terminus with the period of the arrangement (typically 3 years). A bundled license includes specific software modules and specified numbers of users of each module with all product and access keys delivered on or before the effective date of the contract. Tripos software is sold to professional users on an “off the shelf” basis in which the customer is responsible for installation. These non-cancelable, non-refundable contracts are normally three years in duration although certain customers request shorter or longer contract periods. At the end of the contract term, the customer must renew the license, or the software will cease to operate. PCS, which includes unspecified updates, upgrades, and “help desk” services, is included in the total price of the contract. The PCS provided under bundled arrangements is the same as that provided to customers under perpetual agreements. Bundled contract pricing is taken from our established price list (includes package pricing and a-la-cart pricing) that is based on the number of users and length of term. All contracted products are delivered at inception. If the customer should want additional modules, users, or license to any new software products, the customer must enter a new contract (or addendum) and pay the incremental fees to purchase these items. Software revenue and PCS revenues under bundled license agreements are recognized ratably over the contract period.

Term licenses:

Term Licenses represent one-year arrangements for a software product and one-year of PCS. The price is taken from the Company’s price list by product. The support renewal fee is a fixed percentage of the software price (similar to perpetual model). The PCS provided for under term arrangements is the same as that provided to customers under perpetual agreements. Software and support pricing are separately stated and billed upon delivery of product. To continue to operate the software, the customer must pay their annual renewal fee. Software revenue and PCS revenues under term license agreements are recognized ratably over the contract period.

Our integration of chemistry and biological data in the life sciences industries creates a revenue opportunity for discovery informatics services (software consulting). To serve this market, we maintain a staff of specialists who use our proprietary data integration framework, such as MetaLayer, FormsBuilder, SMART-IDEA, Benchware Notebook, ChemCoreRIO and AUSPYXTM to configure customized solutions for data management. Revenue may be generated on a billable rate per day, or upon achievement of milestones or deliverables and is recognized as production activities are performed. These contracts may also generate substantial license fee revenue for our proprietary software technologies. As with our discovery informatics products, licensing levels may range from the low hundred-thousands up to the million dollar levels.

We develop and manufacture general screening compound libraries for sale to the life sciences industry for a fee per compound delivered. In addition we offer our LeadDiscovery libraries which include of higher value intellectual property rights (such as patent applications). These compounds and libraries have created the opportunity to offer follow-up discovery research methods to customers for design and synthesis of focused libraries for lead optimization. We also market a comprehensive research process to our life sciences customers for rapid and cost effective discovery. This process combines advanced informatics, chemistry, and biology products and services, and proprietary discovery technologies for efficient lead development, refinement, and optimization resulting in a tightly integrated process to facilitate synergies in drug discovery.

In the past we have acted as a reseller of computer hardware. Hardware sales are generally made to facilitate our software customers’ access to hardware components and not a primary focus of our sales activities. We act as an authorized reseller and only order hardware products on an “as needed” basis, and thus do not maintain any inventory.

We license discovery informatics tools to customers, provide ongoing support (including upgrades selected by customers) and provide informatics services to customers that enable integration of our existing and newly developed discovery tools to customers’ discovery operations. We generally expense research and development costs associated with software enhancements and new functionality. Thus, a significant portion of the costs associated with development and enhancement of software is accounted for as research and development and not as a cost of software sales. Certain software development projects require substantial commitments of time and resources. Costs of these projects are capitalized upon achievement of technological feasibility and/or a working model according to the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 86.

Quarterly expenses include the fixed costs of research and development for software development and new chemistry research. We believe that core selling and administrative costs will remain generally consistent on an annual basis. Variability in quarterly expenses primarily occurs in relation to the level of revenues. This is due to sales compensation, bonuses, staffing for selling, general and administrative functions and for periodic marketing activities such as appearances at trade exhibitions. The relationship between the quarterly amounts presented for cost of sales or research and development expense may fluctuate based on the utilization of our employees on either billable contracts or research projects.

Our revenues and expenses vary from quarter to quarter depending upon, among other things, the timing of customers’ budget processes, the success of our sales efforts, the lengthy sales cycle and our ability to influence customers and prospective customers to make decisions to outsource portions of their discovery process, the size of the customers’ capital expenditure budgets, the ability to produce compound libraries and achieve product release schedules (including by Tripos’ third party software providers and collaborators)  in a timely manner, the rate of market acceptance of new products and enhanced versions of existing products, the timing of new product introductions by us and other vendors, changes in licensing and pricing policies (ours, our partners and that of other vendors), consolidation in the customer base, client involvement in decision points in contracts related to project plans, our ability to accurately match contract costs to milestone or contract performance requirements on our larger collaborative arrangements, and changes in general economic, regulatory, and competitive conditions. See Note 1 of the Notes to Consolidated Financial Statements for a discussion of revenue recognition policies. Because much of our software license and PCS revenue along with our contracted discovery research revenue is recognized ratably over multiple periods, fluctuations in our quarterly revenues and earnings are caused principally by sales of compounds or by achievement of milestones on specific projects. Our management team monitors quarterly business activity with the aid of sales pipeline reports and monthly financial reports.

Results of Operations

The following table sets forth, for the periods indicated, certain consolidated financial data as a percentage of net sales, (except costs of sales data, which is set forth as a percentage of the corresponding net sales data):

	2005	2004	2003
Net sales:
Discovery informatics licenses products & support	45%	38%	44%
Discovery informatics services	6	6	6
Discovery research services	49	56	48
Hardware	—	—	2
Total net sales	100	100	100
Cost of sales: *
Discovery informatics licenses & support	25	21	17
Discovery informatics services	75	73	111
Discovery research services	76	68	68
Hardware	85	81	86
Total cost of sales	53	51	48
Gross profit	47	49	52
Operating expenses:
Sales and marketing	19	19	25
Research and development	20	14	24
General and administrative	14	12	13
Restructuring charge	1	—	—
Total operating expenses	54	45	62
Income (loss) from operations	(7)	4	(10)
Interest income	—	—	—
Interest expense	(3)	(2)	(1)
Other income (expense), net	(2)	1	18
Net income (loss) before income taxes	(12)	3	7
Income tax expense (benefit)	(4)	3	3
Net income (loss)	(8)	0	4
Preferred dividends	—	—	—
Net income (loss)	(8)%	0%	4%

*                    As a percentage of the corresponding sales

Net Sales

Total net sales decreased 14% to $55.4 million in 2005 from $64.8 million in 2004, which was up 20% over the $54.1 million recorded in 2003. The decrease in 2005 was primarily attributable to lower levels of production on the four-year $90 million strategic compound file enrichment and hit follow-up contract with Pfizer which was successfully completed during the fourth quarter of 2005 and lower compound sales, all related to our DR business. In addition our informatics services business experienced a decrease in revenues of $0.9 million in 2005 compared to 2004, primarily due to the completion of a multi-year project with Schering AG along with smaller active projects in 2005. Discovery informatics products and support increased 1% or $218,000 in 2005. The overall increases in 2004 compared to 2003 were the result of higher revenues in discovery software products and support (4% in 2004) along with higher discovery research activity (up 37% in 2004) principally due to the Pfizer contract to design and synthesize chemical compounds. Our discovery informatics service revenues grew in 2004 by 24%. The 2004 growth in discovery informatics service revenues was primarily due to the successful delivery of milestones on existing contracts, including our contract with Schering AG. Discovery informatics service is discussed in more detail below. We generate a substantial portion of our revenues from the pharmaceutical industry. New sales to this industry accounted for approximately 83%, 83% and 76%, of total new sales in 2005, 2004, and 2003, respectively.

Net sales from our activities outside of North America represented approximately 75%, 80% and 74% of total net sales in 2005, 2004 and 2003, respectively, with Europe accounting for 70%, 75% and 67%, and the remainder coming from customers in the Pacific Rim. We believe that revenues from foreign activities will continue to account for a significant percentage of our total net sales; however, with the conclusion of the Pfizer project, we expect European business to be closer to 50% of total revenues in the near term. Software license sales in Japan for 2004 and through the second quarter 2005 were adversely impacted by an injunction issued by a Japanese court against Tripos’ local distributor that prevented it from selling a certain third-party software product that is an optional module within the Tripos offerings. More recently, the adverse effect of this ruling has been mitigated through the introduction of what we believe to be a non-infringing version of this software.

List prices for our software products have had only modest price increases and have therefore remained relatively stable over the last few years. Due to the competitive nature of the software market in which we sell, we expect that price increases for our more established products will remain moderate for the foreseeable future.

Increasing net sales from period to period is dependent, in part, on our ability to introduce new products and services, which are accepted by the market, and on our ability to penetrate new and existing markets. Sales to existing customers have represented over 90% of total revenues during each of the last three years, with 2005 sales to existing customers being 98%.

Total Discovery Informatics product and support sales increased 1% to $24.9 million from $24.6 million in 2004 which was up 4% from 2003’s $23.7 million. The majority of our software licenses are time-based from which the corresponding revenue is recognized on a ratable basis over the length of each license term (typically 1 to 3 years). Revenue recognition from time-based software license arrangements will normally stretch into subsequent periods depending on the length of individual contract terms. As an illustration, the software revenue deferred from non-cancelable contracts initiated in recent fiscal years that will be recognized in 2006-2009 and thereafter is projected to be over $20 million. The table presented in “Note 11. Time-based Software License Arrangements” presents the total amounts of deferred revenues from non-cancelable time-based software license arrangements.

Our Discovery Informatics service activities have been significantly impacted by the overall slow-down in spending for products and services offered by firms such as us by the pharmaceutical industry in recent years. Of late, the industry started to show signs of recovery in its outsource spending activity in terms of new projects being put out for bid. Discovery Informatics service revenues decreased in 2005 by 23% to $3.1 million after increasing by 24% in 2004 to $4.0 million from $3.2 million in 2003. The reduction in 2005 revenues is attributable to the timing and size of ongoing projects in the current year. The timing of revenue recognition from discovery informatics services is typically subject to achievement of contractual milestones and thus varies from period to period. The increase in 2004 was principally due to progress on our amended contract with Schering AG. At the end of 2003, Tripos and Schering were in talks regarding the specifications and financial arrangements necessary to complete the development and deployment of the production version of the agreed technology scheduled for mid-2004. Changes in the scope and funding required a change to the then existing contract. Because these discussions were not finalized as of December 31, 2003, we made an adjustment of $802,000 to reduce the revenue recognized up to that point from our contract with Schering. In calculating the amount of the adjustment to be recorded in 2003, Tripos assumed that the project would not continue past delivery and rollout of the production system in mid-2004. This assumption led to a corresponding reduction of approximately $802,000 in the total revenues available under the contract through that mid-2004 delivery date. Tripos was required to make this adjustment to revenues so that its 2003 financial statements fairly reflected the project status and contractual terms as of December 31, 2003. In mid-2004, Tripos and Schering agreed on an amendment to the contract that would provide funding to cover functionality and time that were not anticipated in the original contract for full implementation of this project. During 2004 and 2005, Tripos achieved the agreed milestones and realized the incremental revenues.

We derive Discovery Research revenues from our compound library product, LeadQuest, and discovery research activities. Discovery Research revenues decreased 24% to $27.4 million in 2005 from $36.0 million in 2004, which was 37% higher than the $26.2 million recognized in 2003. The decrease in 2005 revenues was primarily attributable to lower levels of production as the four-year $90 million strategic compound file enrichment and hit follow-up contract with Pfizer moved toward completion in late 2005. This decline was coupled with lower compound sales that were partially offset by incremental discovery research activities with new customers. As previously disclosed, revenues from Pfizer were expected to be lower in 2005 than 2004 as the project came to completion. Discovery Research revenues from Pfizer were $23.2 million in 2005 compared to $32.1 million in 2004. Other discovery research activities increased in 2005 to $3.6 million from $2.0 million in 2004 as capacity increased to take on new business. The primary reason for the increased revenue in 2004 compared to 2003 was the growth in production levels on the Pfizer contract. The Pfizer project plan called for a ramp-up in the production and delivery of the custom compounds to their peak in 2004. Revenue related to discovery research activities is recognized in accordance with SOP 81-1, under the percentage of completion method using an output measure for revenue recognition (units of delivery method).

Hardware revenues declined 63% in 2005 to $48,000 from $131,000 in 2004, which was down 86% compared to the $960,000 in 2003. The high-end server and workstation equipment that we historically sold to our customers continues to face growing competition from lower cost alternatives. We do not aggressively promote hardware due to its low-margin, but rather only facilitate customer demand when required.

Cost of Sales

Total cost of sales decreased to $29.3 million in 2005, down 10% from 2004’s $32.8 million, which in turn was up 25% from $26.2 million in 2003. These costs represent 53%, 51% and 48% of total net sales, respectively.

Costsof discovery informatics products and support represented 25%, 21% and 17% of software license and support sales in 2005, 2004 and 2003, respectively. Costs of software products and support consist of amortization of software products acquired in the Optive acquisition, amortization of capitalized software, product royalties to third-party developers, commissions to Pacific Rim distributors, the cost of software product packaging and media, the costs related to staffing telephone support functions, packaging for updates/upgrades, and updates to documentation. Staffing costs are expected to increase in future periods at or near the rates of cost of living increases. Included in the 2005 and 2004 cost of sales was a write-down in the carrying cost of our ChemCoreRIO software asset of $1.3 million and $890,000, respectively. We analyzed the net realizable value of the asset based on our assessment of the market for the product given our current investment in sales and marketing for it, and determined that a reduction in the amount capitalized was appropriate in spite of our belief that it is a valuable asset for future development. In addition, the 2005 costs of sales include $382,000 of amortization expense related to software products acquired in the January 2005 acquisition of Optive Research. Cost of sales as a percent to software sales has increased over the past few years due to a change in the mix of internal versus third-party products sold, thus resulting in higher royalty payments. The effective rate of royalties may continue to fluctuate in future periods.

Costs of discovery informatics services (DIS) represented 75%, 73% and 111% of discovery informatics service revenues in 2005, 2004 and 2003, respectively. Costs of DIS are direct charges for staff, travel and overhead required to develop custom software solutions for clients. 2003 cost of DIS exceeded revenues because of a charge for anticipated losses under our contract with Schering AG. As stated above in the discussion of DIS revenues, Tripos was involved in negotiations with Schering to amend the specifications and financial arrangements necessary to complete the development and deployment of the production version of the previously agreed technology. Because these discussions were not finalized by the end of 2003, Tripos recorded a charge of approximately $813,000 for the estimated project costs in excess of the total project revenues that remained under the original contract terms. In calculating the amount of the charge to be recorded, Tripos was required to utilize the then existing contract terms, and could not assume that the project would continue past delivery and rollout of the production system in mid-2004. Tripos was required to record the excess costs so that its year-end financial statements fairly reflected the project status as of December 31, 2003. During 2004, the parties agreed on a revision to the scope of functionality and an incremental amount of funding to cover completion of the project. Tripos successfully achieved the agreed milestones for 2004 and 2005.

Costs of discovery research products and services represented 76%, 68% and 68% of discovery research sales in 2005, 2004 and 2003, respectively. The cost of the DR business is represented by the raw material, direct labor and overhead costs to produce compound libraries and to deliver on contracted research projects. Discovery research contracts may also include third-party costs for production of larger quantities of intermediate or scale-up materials. As a result, variability in cost of sales may be attributed to the mix of compound products and discovery research revenues. The increase in the 2005 cost of discovery research products and services as a percentage of sales is due to production inefficiencies incurred in the winding down of the four-year strategic compound file enrichment and hit follow-up contract with Pfizer as well as additional provisions of approximately $725,000 incurred on our LeadQuest libraries as we performed a re-analysis of all compounds during 2005. The levels of cost of sales of discovery research activities in 2004 and 2003 are primarily attributable to production under the Pfizer compound design and synthesis contract. A significant component of cost of sales from 2003 to early 2004 was outsourcing required to successfully deliver against the contract, combined with the financial impact of the decline of the US dollar against the Great Britain Pound Sterling where our operation is based. See the discussion of discovery research revenues above for additional information on this contract. Although our reliance on outsourcing was essentially eliminated by the end of 2004 thus allowing for better control over costs and efficiency, we continue to experience the effects of the further decline in the value of the US dollar that adversely impacted margins.

Costs of hardware represented 85%, 81%, and 86% of hardware sales in 2005, 2004 and 2003, respectively. Cost of sales for hardware consists of the direct costs to us of the equipment sold.

Gross Profit

Gross profit was $26.1 million in 2005, $32.0 million in 2004 and $27.9 million in 2003, which represents gross margin of 47%, 49% and 52%, respectively. The decrease in gross margin in 2005 is primarily attributable to the increase in the effective rate of royalties on discovery informatics products, the write-down of $1.3 million taken on our ChemCore Rio capitalized software asset, increased costs of production as a percentage of revenues on our Pfizer contract in discovery research, and additional provisions in the current year as we performed the re-analysis of our LeadQuest Libraries. The decrease in gross margin in 2004 compared to 2003 is attributable to the increase in the effective rate of royalties on discovery informatics products, the ramp-up on the Pfizer compound file enrichment project and the write-down of $890,000 for the ChemCoreRIO capitalized software asset. Gross profit for the Company is dependent on the mix of discovery research versus discovery informatics business, the costs of chemical materials and overhead, the mix of internal versus third-party software product sales, foreign exchange rates and the company’s ability to successfully deliver on informatics contracts.

Sales and Marketing Expenses

Sales and marketing expenses decreased 15% to $10.7 million in 2005 from $12.6 million in 2004, which was a decrease of 5% from $13.2 million in 2003. Sales and marketing expenses represented 19%,

19% and 25% of 2005, 2004, and 2003 total net sales, respectively. The decrease in sales and marketing expenses of $1.9 million during 2005 is primarily attributable to lower employee costs from open positions, lower commissions, and lower travel expense totaling $1.4 million. The expiration of certain consulting relationships and lower marketing expenses totaled $500,000. During 2004, we realized expense savings in the Sales and Marketing organization due to open or eliminated positions, estimated at $600,000.

Research and Development Expenses

Research and Development expenses increased 17% in 2005 to $10.9 million from the $9.3 million in 2004, which was down 28% from $12.9 million in 2003. R&D costs represented 20%, 14%, and 24% of net sales in 2005, 2004 and 2003, respectively. The increase in R&D expenses in the current year is almost entirely attributable to inefficiencies associated with completing the Pfizer contract in December as scientific staff was assigned to non-billable research as well as additional non-capitalizable costs related to our LeadDiscovery program in the amount of $558,000. The inefficiencies are attributable to less than optimal production quantities as the Pfizer work wound down along with the generation of redundant staff. As previously disclosed, in December we announced that we had initiated a 30 day consultation period as mandated by UK law to complete a reduction in force for our DR business based in Bude, England. We initiated this action to streamline our DR business and associated cost structure as a result of our successful completion of the four-year $90 million file enrichment project with Pfizer in the fourth quarter of 2005. We subsequently completed this process in January 2006, reducing our workforce by 76 positions with an estimated cost of $0.9 million to be taken as a restructuring charge in the first quarter of 2006. Research and development costs in our discovery informatics segment included $1.7 million of software development that was capitalized. The reduced level of R&D expense in 2004 compared to 2003 reflects: 1) more scientific costs charged to cost of sales for the Pfizer and other discovery research contracts; 2) redeployment of our discovery informatics personnel to work on software product development resulting in the capitalization of software development costs ($630,000) for our new Benchware discovery informatics products; 3) inventoried costs of our new LeadDiscovery chemistry packages ($1.2 million); and 4) reduced headcount in our discovery informatics group. The Benchware and LeadDiscovery products were released to the market in the latter part of 2005.

Research and development expenses, including the amount of capitalized costs were $12.6 million in 2005, $11.2 million in 2004, and $14.2 million in 2003. In accordance with Statement of Financial Accounting Standards No. 86, the Company capitalizes software development costs for external use. Tripos anticipates that its investment in new product research will continue to be significant as we develop new software modules each year, work on funded software research contracts with customers, develop new technologies for use in our informatics consulting work, and pursue novel compound templates for inclusion in our LeadQuest and LeadDiscovery libraries. Costs associated with investigating novel compound templates are classified as R&D up until such time as the base reaction is validated, after which costs are captured in inventory.

General and Administrative Expenses

General and administrative expenses decreased 1% to $7.7 million in 2005 from the $7.8 million in 2004 which was up 7% from the $7.2 million in 2003. G&A expenses represented 14%, 12% and 13% of net sales for 2005, 2004 and 2003, respectively. The increase in general and administrative expenses as a percentage of revenues in 2005 was attributable to lower sales volumes in 2005 while costs decreased slightly by $75,000. Increased G&A expenses for 2004 are primarily the result of legal fees that were subject to the deductible under our insurance policy to defend against the class action lawsuit ($300,000) and costs to document and test internal controls for compliance with the Sarbanes-Oxley Act of 2002 ($237,000). We expect general and administrative spending to remain relatively stable, but will fluctuate as a percentage of sales.

Restructuring Expenses

Restructuring expenses in 2005 represents an impairment charge related to a temporary laboratory building at our discovery research center. During December 2005, we completed our four-year $90 million file enrichment contract with Pfizer. With the completion of the Pfizer contract, this temporary building was no longer needed for production activity. We do not expect that the building would be saleable in its present condition and alterations to qualify for permanent treatment with the local authorities would not have increased the market value. As such, we recorded an impairment loss related to this building in the amount of $861K, reducing the net carrying value to zero. In addition, as discussed above in research and development expenses, we expect to take a $0.9 million charge in the first quarter of 2006 as a result of a reduction in force at our DR business that was initiated in December of 2005 and subsequently completed in January 2006. See additional discussion in Note 26 to the Consolidated Financial Statements.

Interest Income

Interest income was $130,000 in 2005, $127,000 in 2004 and $208,000 in 2003. The reduction from the 2003 level reflects a decreasing average amount of cash on hand due to lower levels of cash generated from operations in 2005 and the reduction of outstanding debt in 2004.

Interest Expense

Interest expense of $1.7 million in 2005, $1.1 million in 2004 and $516,000 in 2003 was from interest due on the long-term note payable for the corporate building, interest due on our line-of-credit, interest costs associated with our capital leases and interest in 2005 related to the subordinated note issued in the acquisition of Optive Research. In January 2005, we issued a $3.5 million subordinated promissory note with a stated interest rate of 11.4% as part of consideration in the Optive acquisition. Interest expense associated with the subordinated debt totaled $453,000 in 2005. Interest expense has varied commensurate with the change in average outstanding debt balances to finance the expansion of the UK chemistry lab in 2004 and to acquire Optive Research in 2005. The floating rate incurred by the Company on the mortgage note averaged 3.8% in 2004 and 5.5% in 2005. The interest rate incurred on our line of credit was 6.5% in 2005 and 4.3% in 2004. Interest rates on our capital leases range from 3% to 8%.

Other Income (expense)

Other Income (expense) was $(810,000) in 2005, $829,000 in 2004 and $9.4 million in 2003. In 2005 we sold our 33,000 shares of NuVasive, Inc. realizing a gain of $240,000 along with net gains of $101,000 on our investment in the AM Pappas Life Science II Fund. These gains in 2005 are offset by $1.1 million of currency losses due to the strength of the U.S. dollar against European currencies, offsetting gains realized in recent years. Early in 2004 we sold the last of our holdings of Arena Pharmaceuticals, Inc. (“Arena”) common stock and realized a gain of $144,000. The remainder of the 2004 other income was from foreign currency gains realized by our European subsidiaries. 2003 other income included a $6.7 million pre-tax gain on the sale of just under 1.3 million shares of Arena. In addition, the Company benefited from a $900,000 gain on the mark-to-market of a series of foreign exchange hedges that fixed the rate of U.S. dollars to British pounds. Also, due to the weakness of the U.S. dollar, our European subsidiaries recorded currency exchange gains of approximately $2.0 million.

Income Tax Expense (Benefit)

Our tax expense (benefit) was $(2.1) million in 2005, $2.0 million in 2004 and $1.6 million in 2003. The effective tax rates were (32.6)%, 89.6% and 42.8% for 2005, 2004 and 2003, respectively. The effective tax rates for 2005, 2004 and 2003 reflect management’s current estimate of the distribution of earnings among the statutory jurisdictions in which we operate and the valuation of certain tax credits and net operating losses in the U.S. and U.K. for those tax years (each ending December 31). The high tax rate in 2004 results from taxes accrued in certain jurisdictions that were not mitigated by the benefit of losses in other jurisdictions at that time. The tax benefit recorded in 2005 reflects the value of R&D tax credits claimed in the U.K. for 2002 through 2005 that we were not able to record until it became “more likely than not” that the credits would be allowed. These credits effectively offset the prior years’ taxes due in the U.K. resulting in net deferred tax assets. These excess deferred tax assets are offset by a valuation allowance. The establishment of the valuation allowance for the deferred tax assets does not impair our ability to use the deferred tax assets upon achieving profitability in the related jurisdictions. Upon the recognition of income in future periods in the jurisdictions where the deferred tax assets were created, release of the corresponding valuation allowances may result in a lower effective tax rate.

Liquidity and Capital Resources

Operating Activities

Net cash provided from 2005 operating activities was $4.6 million. Cash was generated by reconciled net income of $2.0 million consisting of a net loss of $4.3 million plus the add-back of non-cash depreciation and amortization including the amortization of debt discount totaling $7.3 million, the add-back of write-down of impaired investment and impairment charge on building of $0.2 million and $0.9 million, respectively, the deduction of gains from the sale of marketable securities of $0.5 million, and a change in the deferred tax benefit of $1.5 million. In addition cash was generated by a reduction in inventory of $5.7 million and in accounts receivable totaling $3.5 million. These increases in cash were partially offset by a decrease in deferred revenues of $4.0 million and decreases in accounts payable and accrued expenses of $2.6 million. Inventory, accounts receivable and deferred revenues were all reduced in 2005 due to the completion of Pfizer contract in December 2005. Amortization for 2005 included a $1.3 million charge for the write-down of the carrying value of our ChemCoreRIO software asset to its expected net realizable value. This software product remains valuable to the company for future projects, but is not currently projected to generate revenue in the near term.

Net cash provided from 2004 operating activities was $13.3 million. Cash was generated by net income of $0.2 million, net collections of accounts receivable of $2.1 million, reductions of inventory of $1.8 million, reductions of prepaid expenses and changes in deferred taxes of $0.5 million each, increases in deferred revenues of $3.1 million, delivery on currency hedges outstanding at the end of the prior year in the amount of $0.9 million plus the add-back of non-cash depreciation and amortization expenses of a combined $4.6 million and the add back of the write-down of impaired investment of $0.1 million. Inventory was reduced in 2004 due to sale of more quantities of chemical products and reduced production time on the Pfizer contract. 2004’s lower level of accounts receivable reflects a change in the invoice timing of a significant informatics contract compared to 2003. Depreciation commenced early in 2004 upon the completion and fit-out of our U.K. laboratory leading to the higher levels compared to prior years. Amortization for 2004 included $0.9 million for the write-down of the carrying value of our ChemCoreRIO software asset to its expected net realizable value. Operating funds in 2004 were used to reduce accounts payable and accrued expenses by $0.5 million.

Net cash used by operating activities in 2003 was $1.2 million. Sources of operating funds for 2003 were net income of $2.1 million, net collections of accounts receivable of $0.2 million, changes in net deferred tax position of $2.7 million, additions to accounts payable & accrued expenses of $1.7 million, increased deferred revenue of $1.8 million plus the add-back of non-cash depreciation and amortization expenses of a combined $3.7 million and the add-back of write-down of impaired investment of $0.3 million. Uses of operating funds in 2003 were increases to inventory of $5.4 million (includes approximately $3.0 million of product awaiting shipment to Pfizer) and an increase in prepaid expenses of $0.5 million. In addition, we excluded the effect of gains on sales of shares of Arena Pharmaceuticals of $6.7 million and the appreciation in our foreign currency forward contracts of $0.9 million. Depreciation expense has grown over the past two years as a result of our capital investments in the Tripos Discovery Research laboratories. Inventory levels peaked in 2003 related to our delivery commitments to Pfizer.

Investing Activities

Net cash utilized in investing activities during 2005 was $7.3 million. During 2005 we acquired Optive Research, consuming cash of $4.8 million, made new investments in equipment of $1.3 million, and invested in new informatics product development totaling $1.7 million. We also made additional investments in the A.M. Pappas Life Science II fund of $0.3 million. We received $0.7 million from the sale of marketable securities.

Net cash utilized in investing activities in 2004 was $1.0 million. During 2004 we invested $0.5 million in the completion of our U.K. chemistry facility along with computer equipment for our discovery informatics area. Also in 2004 we invested an additional $0.3 million in the A.M. Pappas Life Science II fund plus $0.6 million in new informatics product development. We realized proceeds of $0.4 million from the sales of marketable securities and equipment.

Investing activities in 2003 utilized a net of $1.7 million. We spent $5.3 million on our U.K. laboratory facility building and equipment along with $1.3 million for the development of our ChemCoreRIO software technology. These expenditures were substantially funded by the $8.8 million of proceeds from the sale of shares in Arena Pharmaceuticals. As of December 31, 2003, we had 31,000 shares (market value of $192,000) of Arena remaining. Additionally, we made investments in A.M. Pappas Life Science II fund of $0.4 million in 2003, however, we took a combined write-down of our investment in the Life Science II fund and Signase, Inc. of $0.2 million as discussed in Notes 18 and 21 below.

Financing Activities

Net cash provided by financing activities in 2005 was $5.1 million, consisting of proceeds from the issuance of long-term debt and capital leases of $5.7 million, borrowings on the revolving line of credit of $18.1 million and proceeds from stock options and stock purchase plans of $0.3 million. During 2005 we made payments on long-term debt and capital leases of $19.1 million. Included in the proceeds from issuance of long-term debt is $3.5 million related to a promissory note we issued to fund the acquisition of Optive Research. The remaining proceeds were obtained from new financing.

Net cash utilized in financing activities during 2004 was $9.6 million. During 2004 we obtained access to cash by drawing a total of $8.4 million from our line of credit and by issuing shares from our stock plans for $0.9 million. We made payments totaling $18.9 million on debt and capital leases resulting in net cash used from financing activities of $9.6 million for 2004.

Financing activities yielded a net $4.2 million of cash in 2003. Our outstanding borrowings on bank lines of credit increased by a net $5.3 million. Payments on capital leases were $1.5 million. We also received $0.4 million from shares issued under employee stock plans.

We financed equipment and fixtures acquisitions at our chemistry laboratory through capital leases of $2.0 million, $3.7 million and $5.4 million in 2005, 2004 and 2003, respectively. In 2005, new equipment of $59,000 was acquired through capital lease financing. The balance of 2005 represented sale-leaseback transactions involving previously acquired equipment.

Over the next 12 to 18 months, we may be asked to fund the remainder of our investment commitment ($0.4 million) to the A.M. Pappas Life Science II Fund.

In April 2005, the company and LaSalle Bank executed an amendment to the existing credit facility that increased the revolving credit portion of the facility by $0.5 million to $6.5 million and provided for a maturity date of April 18, 2006 of the credit facility portion. Also, the maturity date on the mortgage portion of the facility was extended from December 2005 to April 2008. The credit facility required us to meet certain financial covenants, including minimum debt service coverage, minimum shareholders’ equity, maximum capital expenditure (excluding the chemistry laboratory expansion) and an annual clean-down period of 30 consecutive days in which no borrowings are outstanding on the revolving credit facility. At December 31, 2005, we had borrowings outstanding of $4.4 million on the line of credit that were included in short-term debt.

At December 31, 2005 we were not in compliance with certain covenants of our revolving credit facility, including the minimum debt service coverage and minimum shareholders’ equity. We obtained waivers from LaSalle Bank for the period ending December 31, 2005. LaSalle Bank provided the Company with a commitment to extend this facility to January 01, 2007, decrease its commitment to $6 million, eliminate the annual clean-down requirement, implement a borrowing base on 85% domestic and insured foreign accounts receivable plus $1.8 million of excess equity in U.S. real estate, a revised minimum shareholders’ equity covenant tested quarterly and a minimum consolidated cash balance covenant tested monthly. As described above, on December 5, 2006, we and LaSalle Bank entered into the Sixth Amendment and Waiver to Amended and Restated Loan Agreement, effective December 1, 2006.

Foreign Currency Translations

Our foreign operations transact the majority of their business in their respective local currencies and are generally not exposed to material foreign currency gains or losses. Under certain circumstances, selected contracts may expose Tripos to substantial foreign exchange risk, positive or negative. Overall, however, due to the relative stability of the currency of the countries in which we operate and the level of investment in each country, our current intent is to retain assets within our foreign operations to fund those operations.

Disclosures required under the Sarbanes-Oxley Act of 2002

On July 30, 2002 President Bush signed into law the Sarbanes-Oxley Act of 2002 (the “Act”). Certain provisions of the Act are currently applicable to Tripos, but many other provisions do not become applicable until future dates. Tripos continues to review the steps that need to be taken to assure compliance with the Act and remain current with related requirements of the SEC and NASDAQ.

Section 401 of the Act requires companies to disclose all material off-balance sheet transactions, arrangements, obligations and other relationships. For the periods ending December 31, 2005 and 2004, Tripos had no off-balance sheet transactions or arrangements other than ordinary operating leases that are further discussed in Note 8 of Tripos’ consolidated financial statements contained in this proxy statement.

The table that follows summarizes existing contractual obligations by type:

	Payments due by period *
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(000’s omitted)
Bank debt:
Line of credit	$4,734	$4,734	$—	$—	$—
Mortgage loan	4,197	444	3,753	—	—
Subordinated debt	4,273	906	3,232	135	—
Capital lease obligations	4,480	2,956	1,524	—	—
Operating leases	2,482	748	868	557	309
Purchase obligations +	143	143	—	—	—
Total	$20,309	$9,931	$9,377	$692	$309

*                    Interest rates on the floating rate long-term debt (line of credit) are assumed to be constant for the purposes of this table. For this table, we have assumed that $4,400,000 of the revolving credit facility is outstanding throughout 2006 and that would generate an interest payable of $334,000 at a constant rate of 7.5%. For the mortgage loan we have assumed an interest rate of 6.3% until maturity in April 2008. The subordinated debt represents scheduled payments through completion on January 1, 2009 at a fixed rate of 11.4%.

+                Purchase Obligations represent commitments for material capital expenditures (building and equipment) related to our chemistry laboratory at Tripos Receptor Research.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

Results of Operations (Amounts in thousands, except per share amounts)

Net sales

Net sales for the third quarter of 2006 were $7,656 compared to $13,165 in 2005, a decrease of 42%. Discovery informatics products and support sales decreased 14% to $5,670 in the third quarter 2006 from $6,618 for the same period in 2005. This decrease is attributable to several factors. One is lower product sales in the Pacific Rim while we replace distributors in India and China. A second impact is lower current sales during a promotional period offering a free evaluation of a replacement product. Discovery informatics revenues in 2005 included approximately $373 related to an early termination agreement with a customer. The prior year quarter also included the recording of revenues that were delayed due to a patent infringement case in Japan relating to a software product that we in-licensed from a third party. The third party introduced what we believed to be a non-infringing version of the software in the second quarter 2005 and our distributor in Japan was able to close approximately $200 of previously delayed transactions. Discovery informatics services revenues for the third quarter of 2006 decreased 47% to $378 from $716 in the third quarter of 2005. Much of the revenue recorded in the third quarter of 2005 was related to the Schering project that was completed later in that year. In the third quarter of 2006 we were unable to recognize revenue on the project with Wyeth Pharmaceuticals that the Company announced on January 11, 2006. Late in the third quarter we determined that changes to the plan would be required on this “Next-Generation Discovery IT” project resulting in incremental costs to complete the assignment. As a result of the addition of incremental costs, the cumulative percentage of revenue to be recognized remained at the same level as that at the end of the second quarter of 2006 based upon the percentage of completion methodology, thus not recognizing approximately $1,450 of revenues in the third quarter that otherwise would have been recognized had the estimated costs to complete the project not changed. The timing of revenue recognition from discovery informatics services may fluctuate during any period based on achievement of contractual milestones or changes in overall costs estimates for “percentage completion” contracts. A collection of smaller projects was comparable for the two quarterly periods in 2006 and 2005. Discovery research sales accounted for $1,605 in the third quarter of 2006 and $5,821 in the same period in 2005, a decrease of $4,216 or 72%. This decrease in discovery research business was attributable to the completion of our four-year $90 million strategic compound file enrichment and hit follow-up contract with Pfizer, Inc. in the fourth quarter of 2005. Revenues from Pfizer in the third quarter 2005 were approximately $5,100. This decrease was partially offset by an increase in the number of smaller projects in the current year. Hardware sales for the third quarter 2006 were $3 compared to $10 in 2005. We do not actively market hardware products, but rather facilitate customer demand as necessary.

For the nine-month period in 2006, total net sales decreased 40% to $25,033 from $41,567 for the same period in 2005. Discovery software and support sales decreased by $967 or 5% from $18,730 in the nine-month period ending September 30, 2005 to $17,763 in the nine-month period ending September 30, 2006. This decrease was primarily due to lower support revenues in the Pacific Rim and decreased new product sales in 2006, partially attributable to the promotional period offering a free evaluation of a replacement product and the non-renewal by several customers due to mergers with other Companies. The 2005 revenues also included approximately $373 from the early termination agreement with a customer. Revenues from discovery informatics services increased by 47% to $2,895 for the nine-month period in 2006 from $1,964 in 2005. The increase in discovery informatics service revenues is principally attributable to progress of work being performed on the project for Wyeth Pharmaceuticals for the implementation of our Benchware Discovery 360 technologies. Discovery research revenues decreased by 79% for the first nine months in 2006 to $4,347 from $20,842. The decrease in discovery research revenues was from the completion of the Pfizer compound file enrichment project in 2005. Revenues from discovery research projects for other customers are higher than 2005 by 52%.

Net sales for the Company’s activities outside of North America represented approximately 58% and 73% for the three-month periods and 51% and 76% for the nine-month periods ending September 30, 2006 and 2005, respectively. North American net sales accounted for 42% of 2006 and 27% of 2005 total third quarter sales. For the respective nine-month periods, North American sales were 49% in 2006 and 24% in 2005. Net sales in Europe decreased $4,821 or 55% to $3,947 for the third quarter of 2006 compared to 2005, and accounted for 52% and 67%, respectively, of total sales. Year-to-date net sales in Europe declined to $10,932 in 2006 from $29,647 in 2005, a decline of 63%. The decrease in Europe is principally related to revenues included in 2005 related to progress on the Pfizer strategic compound design and synthesis project that was contracted through our U.K. office and completed in the fourth quarter 2005. Net sales in the Pacific Rim decreased by 35% and 14% for the third quarter of 2006 and the nine months ended, respectively, compared to the same periods in 2005. The decrease in Pacific Rim revenues was from discovery informatics support, and lower discovery research compound sales. The Pacific Rim accounted for 6% of net sales for the three-month periods in 2006 and 2005, and 7% and 5% for the nine-month periods.

Cost of sales

Cost of sales for the three-month period ending September 30, 2006 decreased by $1,946 or 32% to $4,121 compared to $6,067 for the same period in 2005, primarily related to lower costs in discovery research due to the completion of the four-year discovery research contract with Pfizer at the end of 2005, partially offset by increased costs on discovery informatics services projects. Cost of sales as a percent of net sales was 54% and 46% for the three-month periods in 2006 and 2005, respectively. Included in the 2005 cost of sales was approximately $3,600 related to the Pfizer discovery research contract. The increased costs in discovery informatics services for the quarter was $679, primarily attributable to work being performed on the project for Wyeth Pharmaceuticals for the development and implementation of our Benchware Discovery 360 product. The third quarter 2006 cost of sales for discovery informatics products and support included approximately $107 of incremental amortization expense related to capitalized software development costs for products that were released to the market in the third quarter of 2005 and $60 of new amortization related to new Benchware products launched in June 2006. Nine-month year-to-date cost of sales declined 47% to $11,082 in 2006 from $20,860 in 2005. Cost of sales was 44% and 50% of total net sales for 2006 and 2005, respectively. The 2005 year-to-date cost of sales included approximately $12,800 incurred in discovery research activities for the Pfizer compound file enrichment project. The increased incremental amortization expense for the year related to capitalized software development products released to the market is $522. In addition, cost of sales year to date for discovery informatics services increased by $1,460, primarily related to the Wyeth Next-Generation Discovery IT project.

Gross profit

Gross profit margin for the third quarter 2006 decreased to 46% of total net sales versus 54% in the third quarter of 2005 primarily due to lower margins in discovery informatics products and support, discovery informatics services and discovery research services, offset by an overall increase in gross profit margin due to shift in business mix. Relatively higher margin discovery informatics now represents a larger percentage of business compared to the third quarter of 2005. This shift is a result of our completion of the four-year $90 million discovery research contract with Pfizer, Inc. in the fourth quarter of 2005. Gross profit margin in the third quarter related to discovery informatics products and support declined to 72% in 2006 versus 77% in 2005 due to increased amortization expense related to capitalized software costs for new products released in latter-2005 and June 2006. Gross profit margin in the third quarter of 2006 was

(178%) in discovery informatics services compared to 48% the prior year due to a cumulative adjustment on the Wyeth informatics project to reflect the anticipated incremental costs to complete the project and their impact on the calculation of percentage of completion as of September 30, 2006. Based on current estimates, we still anticipated positive gross margins for the project as a whole. Discovery Research gross profit margin decreased from 24% to (6%) for the third quarter and were negatively impacted by cost overruns on one contract and initial stages on another that included pass-through costs from a third-party vendor at no margin. The gross profit margin on compounds also decreased due to promotional pricing on new compound libraries.

Nine-month year-to-date gross profit margin improved to 56% in 2006 from 50% in the 2005 nine-month year-to-date period. The increase in year-to-date gross margin was primarily due to a shift in business mix with Discovery Informatics representing a larger portion of business at relatively higher gross margins than Discovery Research. This shift is a result of our completion of the four-year $90 million Discovery Research contract with Pfizer, Inc. in the fourth quarter of 2005. This increase was partially offset by a decrease in gross margin related to discovery informatics products and services as well as decreases in gross margin for discovery research products and services. Gross profit margin decreased in discovery informatics products and support due to the additional amortization expense associated with new products released to the market.

Gross profit margin in discovery informatics services declined to 5% for the first nine months of 2006 versus 34% in the first nine months of 2005 due to a cumulative adjustment on the Wyeth project to reflect the impact of the anticipated incremental costs and the revised percentage of completion as discussed above. Gross profit margin in discovery research decreased from 23% to 4% for year-to-date periods due to the previously mentioned cost overruns on one contract and initial stages on another that included pass-through costs from a third party vendor at no margin. These events plus inventory provisions combined with lower revenues in the business unit resulted in the lower margins for the first nine months of the year.

Sales and marketing

Sales and marketing expenses decreased 7% to $2,367 for the third quarter of 2006 from $2,556 in the same period in 2005. Sales and marketing expenses as a percentage of net sales were 31% and 19% for the three-month periods in 2006 and 2005, respectively. For the nine-month period in 2006, sales and marketing expenses were flat at $8,153 compared to $8,186. Sales and marketing was 33% of total net sales for the first nine months of 2006 and 20% in 2005. The decreases in sales and marketing spending in the third quarter 2006 compared to the third quarter 2005 were attributable to lower advertising and promotional expenditures and reduced travel and commission expenses. These decreases were partially offset by an increase in salary and consulting costs as a result of additional employees in the current year, including the addition of a VP Marketing position in the fourth quarter 2005. The increase as a percentage of total revenues is primarily due to overall lower sales after completion of the Pfizer discovery research contract at the end of 2005.

Research and development

Research and development expenses for the quarter decreased by $64 or 2% to $2,834 from $2,898 and represented 37% and 22% of net sales in 2006 and 2005, respectively. Nine-month year-to-date R&D expense was $8,287 in 2006 compared to $6,810 in 2005, an increase of 22%. Year-to-date R&D expense as a percent to total sales was 33% and 16% in 2006 and 2005, respectively. The increase in R&D expense year-over-year was partially attributable to reduced levels of capitalization of new development costs related to discovery informatics products. In 2006 we capitalized $191 and $646 for the three and nine-month periods, respectively, while in 2005 we capitalized $313 and $1,470 for the quarter and year-to-date periods. We have been developing one enterprise-wide product in 2006 compared to six computational chemistry software products in 2005. R&D expense also increased in the third quarter of 2006 at our laboratory facility in England to $1,079 from $649 in the third quarter of 2005 due to higher utility costs and less efficient operations arising from managing multiple smaller contracts. With the conclusion of the large Pfizer discovery research contract in 2005, our chemistry operations have changed from servicing primarily one large contract to servicing several smaller contracts. This change, coupled with a substantial increase in utility costs, has resulted in more costs expensed as R&D rather than being charged to cost of sales or absorbed into inventory for the third quarter of 2006.

The nine-month year-to-date results in 2006 were adversely affected by inefficiencies and redundant staff at our discovery research facility during a statutory consultation period in the first quarter leading up to a reduction in force as well as lower amounts capitalized related to discovery informatics products mentioned above. In December 2005 we announced that we had initiated a 30 day consultation period as mandated by UK law to complete a reduction in force for our DR business based in Bude, England. We initiated this action to streamline our DR business and associated cost structure as a result of our successful completion of the four-year $90 million file enrichment project with Pfizer in the fourth quarter of 2005. We completed this process in January 2006, reducing our workforce by 76 positions. Reorganization and reassignment of chemistry staff were finalized during February. A further reduction of 15 positions was made in August 2006 and subsequently another 27 positions in the fourth quarter. In addition, due to the lower staffing levels and increased facility costs, we estimate that we will pass approximately $933 of charges through our income statement in fiscal 2006 as a result of the adoption of Statement of Financial Accounting Standards No. 151 “Inventory Costs-an amendment of ARB No. 43, Chapter 4” (“FAS 151”). FAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) to require that these items be included as current-period charges and not included in inventory.

General and administrative

General and administrative expenses decreased $140 or 7% to $1,760 in 2006 from $1,900 for the third quarter of 2005, and represented 21% and 14% of net sales for the corresponding periods. G&A expense for the nine-month period in 2006 was $5,244, a 9% decrease from $5,787 in 2005. The reduced G&A expense for 2006 is a result of reduced staff, lower public company costs and lower legal defense costs as a result of meeting our insurance deductible in the first quarter 2006 related to the class action lawsuit. See Note 3 for further details on the class action lawsuit.

Stock-Based Compensation

Stock-based compensation expense is included in each area of expense (Selling and Marketing, Research and Development, and General and Administrative) in the third quarter and year-to-date periods of 2006. The totals of $53 and $271 for the quarter and year-to-date periods, respectively, are now required under FAS 123R. Prior year amounts were reflected on a pro-forma basis in the footnotes to the financial statements. See Note 15 for a further discussion of the prior year amounts and stock-based compensation accounting treatment.

Restructuring Charge

Restructuring charge represents a reduction in force primarily related to our Discovery Research division. On January 24, 2006 we completed a reduction in force for our DR business based in Bude, England that was initiated in December 2005 following completion of the four-year$90 million file enrichment project for Pfizer. This action coincided with the conclusion of the 30-day consultation period with employees mandated by U.K. law. We reduced the number of employees at the laboratory by 76 positions. More than half of the employees affected left the Company under a voluntary separation plan. In addition, a restructuring of our US based employees resulted in a reduction of 9 positions. As a result of these actions, the Company recorded pre-tax restructuring charges of approximately $807 and $120 in the first quarter 2006 related to our Discovery Research and Discovery Informatics divisions, respectively, for one-time termination benefits and outplacement costs. The annualized effect of the downsizing is estimated to result in a cash savings from payroll and related benefits of $2,400. This amount would have been distributed as follows: $250 in Selling and Marketing; $1,790 in Research and Development; and $360 in General and Administrative. Certain departments within R&D would have qualified for absorption into inventory and ultimately been reflected through reduced cost of sales. Other variable costs related to production are not estimable at this time.

The Company further reduced staffing levels on August 11, 2006 by 14 positions, resulting in a pre-tax restructuring charge of $338 and projected annualized savings from payroll and related benefits of $1,076. The distribution of the projected annualized savings would have been $858 in Research and Development and $218 in General and Administrative. We solicited and obtained voluntary terminations for all positions affected in exchange for one-time termination benefits and outplacement costs. All costs were incurred and paid in the third quarter and are reflected in the restructuring line item on the consolidated statement of operations. This action was necessary in order to further streamline this business.

In the fourth quarter of 2006 we had a further reduction in force of 27 positions with an estimated cost of $500. See Note 16 “Subsequent Event” for further discussion. Costs of this additional restructuring, when finalized, will be reflected in the fourth quarter 2006 financial statements.

Impairment Charge

We have determined to restate our quarterly financial statements to reflect an impairment charge for the amount of the loss on the sale of excess properties at our Bude, England research facility of $3,607.  The sale of the property was accomplished through a series of transactions that were completed in the fourth quarter of 2006.  The impairment charge represents the loss on the sale of those properties that had a net book value of $4,873.  The final terms of the transaction were substantially the same as those under negotiation at the time of our original quarterly filing.  Management has determined that it should amend its quarterly filing for the period ended September 30, 2006 to show the effect of the impairment to the carrying value of the property being sold.

Interest Expense

Interest expense increased to $569 in the third quarter of 2006 from $478 in the same period in 2005. For the nine-month periods, interest expense increased to $1,597 in 2006 from $1,259 in 2005. The increases were primarily due to higher interest rates on our revolving line of credit and mortgage note, along with additional amortization of the debt discount that arose from the funding of the Optive Research acquisition in early 2005 and the amortization of the deferred issuance costs related to the Convertible Preferred Stock transaction beginning in the second quarter of 2006. The interest expense related to the deferred issuance costs was $62 and $98 for the third quarter and nine months of 2006, respectively. Incremental interest expense related to the debt discount represents $46 in the third quarter and $144 year-to-date. Capital lease interest expense decreased in the third quarter of 2006 by $47 compared to the third quarter of 2005 but was comparable for the nine month periods.

Other Income

Other income was $353 for the third quarter of 2006 versus $311 in 2005. Included in 2006 is $153 related to currency gains, $215 non-cash gain on the revaluation of common stock warrants and $58 of interest income and miscellaneous income, offset by a writedown of investments of $50 and $23 loss on disposal of equipment. The 2005 third quarter gain resulted from a distribution from A.M. Pappas of $305 and interest income of $22, offset by a currency loss of $16. In the nine-month year-to-date period for 2006, other income totaled $1,525 that included currency gains of $876, the non-cash gain on the revaluation of common stock warrants of $572, interest income and miscellaneous income of $131 and gains on A.M. Pappas of $22 , offset by a writedown of investments of $50 and a $26 loss on disposal of equipment. For the same year-to-date period in 2005, we had a loss from other items netting to $346. This total included currency losses of $890 that were partially offset by interest income of $85 and net gains from unconsolidated investments of $457. The net gains from investments arose from sales of NuVasive and losses on our holdings in the A.M. Pappas Life Science II fund.

Income Tax

Income tax expense was $46 for the first nine-months of 2006 compared to a benefit of $2,633 for the same period in 2005, which represent effective tax rates of 0% and (157%), respectively. The 0% effective tax rate for 2006 reflects management’s current estimate of the distribution of earnings among the statutory jurisdictions in which we operate, realization of R&D tax credits in the U.K. and the valuation of certain net operating loss carry forwards. The rate for 2005 included recording of R&D tax credits in the U.K. for a prior period when it became more likely than not that they would be realized.

Liquidity, Capital Resources and Capital Commitments

Net cash used in operations in 2006 was $6,229. The primary uses of cash were from a net loss of $12,723, increases in inventories of $1,823, reductions in accounts payable and accrued expenses of $3,224 along with lower deferred revenues of $6,519, the noncash gain on revaluation of common stock warrants of $572 and a noncash impairment charge of $3,607. These uses of cash were partially offset by collections of accounts receivable of $8,408, reduction of prepaid expenses and other current assets of $2,105, plus the add-back of non-cash depreciation and amortization, including the amortization of debt discount, totaling $4,221, along with the add-back of non-cash stock-based compensation expense of $300 and accretion of the deferred issuance costs of $98. The increase in inventory is primarily related to on-going customer contracts and development of our next generation of compounds for our LeadQuest and LeadDiscovery libraries. The drop in accounts receivable reflects the normal seasonal collection of balances. Reductions in deferred revenue reflect the ratable recognition of revenue in the year and the cyclicality of software contract renewals. Payments on accounts payable and accrued expenses also reflect the seasonality of the balances. The reduction in prepaid expenses and other current assets reflects the ratable recognition of prepaid royalties and distributor commissions consistent with the recognition of deferred revenues. Net cash provided by operations in the first nine-months of 2005 was $2,727. The primary sources of cash were from net income of $952, reductions in accounts receivable of $559, reductions in inventory of $2,993, increases in deferred revenue of $318 plus the add-back of non-cash depreciation and amortization, including the amortization of debt discount of $3,676 combined and the write-down on long-term investment of $88. These increases of cash were partially offset by payments of accounts payable and accrued expenses of $3,641, additions to prepaid expenses of $690 and a change in deferred tax benefit of $1,288 less the pre-tax gain of $240 from the sale of shares of NuVasive common stock. The change in deferred tax benefit is a result of recording the R&D tax credits in the U.K. The timing of collections of accounts receivable and reductions of deferred revenues both continue regular annual cyclical patterns. Reductions in inventory levels principally reflect the status of the deliveries of finished goods to Pfizer.

Cash provided by investing activities during 2006 totaled $2,692, consisting of proceeds from the sale of equipment of $3,799 and distribution from A.M. Pappas Life Science Fund of $36, partially offset by property and equipment acquisitions of $409, capitalized development costs for our discovery informatics software products of $646 and additional investments in the A.M. Pappas Life Science Fund of $88. Cash used in investing activities during the first nine months of 2005 totaled $4,815 and were for property and equipment acquisitions of $880, capitalized development costs for our discovery informatics software products of $1,470, cash used in the acquisition of Optive Research, Inc. of $4,753 and additional investments in the A. M. Pappas Life Science Fund totaling $133. These were partially offset by $1,995 of proceeds from the sale of equipment and $426 of gross proceeds from the sale of NuVasive shares. Over the next 12 to 18 months of 2006-2007, we may be asked to fund the remainder of our investment commitment ($338) to the A.M. Pappas Life Science II Fund.

For the first nine months of 2006, cash provided by financing activities was $362, consisting of borrowings under our revolving line of credit of $6,710, net proceeds from the issuance of convertible preferred stock of $4,851 and proceeds from stock issuance pursuant to stock purchase and option plans of $172. This was partially offset by cash payments on long-term debt and capital lease obligations totaling $11,134 along with dividend payments on the preferred stock amounting to $237. For the first nine months of 2005, $1,289 of cash was generated through financing activities from the issuance of common stock of $500, the issuance of subordinated debt in the amount of $3,500 to fund part of the acquisition of Optive Research, the issuance of new capital leases of $59 and the issuance of shares under our employee stock plans of $39. We had borrowings on our line of credit with LaSalle Bank of $14,380, while payments on our line of credit, mortgage and capital leases during the period totaled $17,189.

On April 18, 2006, the Company and LaSalle Bank completed an amendment to the existing credit facility and mortgage loan. The term of the revolving line of credit was extended to January 1, 2007 and the line of credit was amended to $6,000. The amended line of credit has a borrowing base equal to 80% of domestic and insured foreign accounts receivable plus $1,800 allowance for the excess equity in U.S. real estate, a revised minimum shareholders’ equity covenant tested quarterly and a minimum consolidated cash balance covenant tested monthly. The annual clean-down requirement was eliminated. Interest on the mortgage loan was modified to LIBOR plus 3.0%. All other terms of the revolving line of credit remain the same.

On May 4, 2006, the Company completed the sale of 1.8 million shares of Convertible Preferred Stock at a price of $3.00 per share and issued 550 thousand five-year common stock warrants exercisable at $3.50 per share to Midwood Capital, a Boston-based investment partnership, for gross proceeds of $5,500. The shares of Convertible Preferred Stock represented approximately 18% of Tripos’ outstanding common stock on an as-converted basis at the time of the transaction. The Convertible Preferred Stock bears a dividend at an annual rate of 10.5% and is redeemable in two years. If certain events occur prior to January 26, 2007, which events related primarily to a sale or acquisition of Tripos or a substantial part of its assets, the dividends will be accelerated such that the holders of the Convertible Preferred Stock will receive dividends in the aggregate amount of $958 (or dividends in the aggregate amount of $1,155 if the event occurs on or after January 26, 2007) inclusive of any dividends received to date. Net proceeds from this transaction, after the placement agent’s fee and estimated legal and other costs, were $4,851. This financing strengthened the Company’s balance sheet, enhancing its ability to explore strategic alternatives and support current and potential business initiatives.

Due to the financial performance in the third quarter of 2006, we were not in compliance with the minimum shareholders’ equity covenant of our revolving credit facility with LaSalle Bank N.A. We requested a waiver of this covenant violation for the period ended September 30, 2006; and, as discussed above, on December 5, 2006 we entered into an amendment that waived the default and extended the maturity date to February 28, 2007.

Tripos’ ability to fund the anticipated capital and operating needs of its business following maturity of the LaSalle Bank facility and absent completion of certain strategic transactions is dependent on the replacement of this facility or the ability to secure alternative bank or other debt financing and/or equity funding. In the event that the Company is unable to obtain the waiver or to extend and amend its credit facility on acceptable terms or arrange alternate financing, the Company’s capital resources and liquidity would be materially adversely affected.

We are exploring the sale of our headquarters building and the lease-back of a portion of the facility. If completed, the transaction would eliminate the existing mortgage balance on the property and generate additional cash. We anticipate that this transaction could provide prospective savings to the Company by reducing the ongoing cost of occupancy. In addition, we are seeking to sell certain excess real properties at the Bude, England location. We are also pursuing the sale of our Investment in the A.M. Pappas Life Science Ventures II Fund.

Our continuing financial viability is dependent upon our ability to take further steps to control costs and/or increase revenues and our ability to obtain financing to replace the LaSalle Bank facility and meet our working capital needs. We will seek to obtain this funding from our current bank, from an alternative lending source, or from other providers of debt or equity funding. We cannot predict whether such financing will be available or what the terms of financing might be. Any financing may have an equity feature that could be dilutive to common shareholders.

Critical Accounting Policies

The following information is provided in order to illustrate which accounting policies management deems to be the most critical in the computation of the financial statements. The preparation of our financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenue and expenses during the reporting period. By the nature of the accounts, our critical accounting policies usually involve a higher degree of management judgment.

The following information should be read in conjunction with the information contained in the Consolidated Financial Statements and Notes thereto appearing elsewhere in this proxy statement.

Revenue Recognition

The following are the revenue recognition policies for each of our offerings:

Discovery Informatics Products and Support

The Company recognizes revenues in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended. Revenues from software license agreements are recognized when each of the following criteria are met as set forth in paragraph 8 of SOP 97-2: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed or determinable, and (4) collectibility is probable.

The Company allocates revenues on perpetual software arrangements involving multiple elements to each element based on the relative fair values of each element. The Company’s determination of fair value of each element in multiple element arrangements is based on vendor-specific objective evidence (VSOE). The Company limits its assessment of VSOE for each element to the price charged when the same element is sold separately by the Company. The Company has analyzed all of the elements included in its multiple-element arrangements and determined that it has sufficient VSOE to allocate revenues to maintenance and support services, and training. The Company sells training separately and has established VSOE on this basis. VSOE for maintenance and support is determined based upon the renewal rates in contracts themselves, which is based on a fixed percentage of the current perpetual license list price. Accordingly, assuming all other revenue recognition criteria are met, revenues from perpetual licenses are recognized upon delivery of the software using the residual method in accordance with SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” Revenues from perpetual software license sales fluctuate based on the size and number of transactions completed during any fiscal period.

Software maintenance agreements provide technical support and the right to unspecified enhancements and upgrades on a “when-and-if-available” basis. Post-contract customer support revenues on perpetual agreements are recognized ratably over the term of the support period (generally one year), and training and other service revenues are recognized as the related services are provided. Any unrecognized portion of amounts paid or billed in advance for licenses and services is recorded as deferred revenue. Revenues from post-contract support are derived from sales to new customers and renewals from existing customers. Historical renewal rates have averaged in excess of 90%.

Term and bundled licenses represent time-based license arrangements for one or multiple software products that are sold with maintenance and support for the term of the license arrangement. The Company does not have VSOE to determine fair value of the maintenance and support in term arrangements. The Company recognizes revenues from these bundled time-based licenses ratably over the license term, which is typically 1 to 3 years. Revenues from time-base license arrangements are derived from sales to new customers and renewals from existing customers. Historical renewal rates have averaged over 80% the past three years.

Discovery Informatics Services

Discovery Informatics Services (DIS) represents contracts for the development and delivery of enterprise-wide customized software (such as laboratory information systems or database integration projects). Technological feasibility exists on these software arrangements and they typically include installation at the customer’s site. We account for these arrangements in accordance with SOP 81-1, as required by SOP 97-2 since the contract to deliver software and installation requires significant production, modification or customization of software.

In applying the provisions of SOP 81-1 the percentage of completion is utilized. For contracts where customer approval of contractually required tasks must occur at each distinct milestone, and where amounts billable are indicative of progress-to-completion, we record revenues when a milestone has been met and accepted by the customer. For contracts without distinct milestones, we measure progress using the cost-to-cost method (cumulative costs as a percentage of total expected costs to complete), which approximates progress towards completion.

DIS also includes software development (“SD”) projects that are contractual arrangements with customers for use of Tripos software developers in an effort to develop a scientific software tool for use in drug discovery. The contractual arrangements are on a “commercially reasonable” basis, and the customer is subject to billings on a time and materials basis. Accordingly, we record the related revenue when the time and costs are incurred at the stated contractual rates.

Discovery Research Products and Services

Discovery Research sales include sales of chemical compounds from (1) inventory, (2) long-term contracts to design and produce chemical compounds to customer specifications, or (3) contracts to perform discovery research activities.

Tripos recognizes revenue from the sale of chemical compounds upon shipment of the products, FOB shipping point, to the customer. This practice is consistent with the four criteria required for revenue recognition listed in paragraph 1 of Staff Accounting Bulletin (“SAB”) 101 issued by the U.S. Securities and Exchange Commission (“SEC”). For chemical compound transactions, persuasive evidence of an agreement exists upon the receipt of a contract outlining the purchase and usage terms of the compounds. A purchase order may also be received as confirmation. As stated above, revenue is not recognized until the compounds have been shipped to the customer. The selling price for compounds is fixed according to the terms of the contract or customer’s purchase order. Payment terms for chemical compound transactions are Net 30 days. The Company has experienced very few bad debts arising from these product transactions; as a result, collectibility is reasonably assured.

In accordance with SOP 81-1, sales derived from long-term contracts to design and produce chemical compounds to customer specifications are recorded using the percentage of completion method as the compounds are delivered (under the units of delivery method). The contract costs related to delivered compounds are recorded to cost of sales as the compounds are delivered and revenue is recognized.

Discovery Research activities involve lead compound optimization projects, custom synthesis, and compound design. These contracts generally call for non-refundable contractual fees tied to time and materials. Accordingly, revenues under contracts of this type are recorded on a time and material basis. When contracts to perform discovery research activities require a specific deliverable, the direct and incremental contract costs are deferred. Revenue and the contract costs are then recorded upon delivery and acceptance.

An access fee for our LeadDiscovery programs is recognized upon completion of a materials transfer agreement and shipment of selected compounds to the customer for screening purposes. Should the customer decide to retain exclusive rights to promising compounds in the selection, an additional fee is required. Customers may engage Tripos for discovery research services to further refine the lead compound for additional fees.

Hardware Sales

Hardware sales are recorded upon delivery unless delivered in connection with a contractual arrangement involving term or bundled software licenses. When hardware is sold in conjunction with a term or bundled license, the entire contractual revenue amount is recognized ratably over the term or bundled software license period and the related hardware costs are deferred and recorded in cost of sales ratably over the same period.

Valuation of Accounts Receivable

Due to the nature and credit quality of our customer base (principally major pharmaceutical companies, universities and larger biotechnology companies), provision for bad debts is typically calculated on a case-by-case basis and takes into consideration the age of the outstanding receivable amount by customer, the customer’s cash position, and the geographic location of the customer. Historically, we have a very low experience rate of uncollectible amounts. Management believes that alternative methods for calculating allowances for bad debts such as percentage of net sales or percentage of past-due receivables do not reflect our lower experience rates and thus that the specific identification method is more appropriate. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We continually evaluate the adequacy of our allowance for doubtful accounts and make adjustments in the periods any excess or shortfall is identified.

Software Development Costs

Costs related to new products are capitalized after the establishment of technological feasibility (working model) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86. Amortization of capitalized software development costs is provided on a product-by-product basis as the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. Currently, we use an estimated economic life of three to five years for all capitalized software development costs. We assess the recoverability of capitalized software development costs by comparing the remaining unamortized balance to the net realizable value of the related product. Any excess is written off. These write-offs could be significant if we are unable to penetrate a market with a new product or experience a decline in revenues from older capitalized products.

Capitalization and Valuation of Chemical Compound Costs

Initialcosts to develop our LeadQuest compounds (chemical compounds for sale for use in drug discovery) are categorized as research and development expense until such time it becomes probable that a saleable library can be successfully produced. Therefore, costs for design, research, and analytical procedures for every library of compounds are expensed as incurred. Our research chemists review the results of analytical procedures to determine if the chemical reactions completed as expected and the product purity and product yields are within acceptable tolerances. This “validation” process determines whether the chemistry is successful and if a saleable product will result. We capitalize costs to inventory once the validation process is completed and successful production is reasonably assured. If the core reaction is unsuccessful, the library template is abandoned and no further development takes place.

Similarly, we capitalize the costs of LeadDiscovery packages once we are reasonably assured of the success of the underlying chemistry. After this point we capture the costs of labor, chemicals and screening activity into work in process inventory. Should a LeadDiscovery library not reach its full potential as a standalone offering, we can utilize the products within discovery research contracts for customers or in our LeadQuest compound library.

Inventory amounts shown in the Consolidated Balance Sheet are net of an obsolescence reserve. In calculating the reserve for inventory held for sale, the age and sales trends of each category in the inventory are taken into account to determine the net realizable value. Any shortfall between the carrying cost of the inventory and the net realizable value is provided for in the reserve. A portion of the LeadQuest inventory is used in discovery research projects. This portion of the inventory asset is depreciated over its 10-year expected useful life.

Property, plant and equipment

All assets reflected under this category on our Balance Sheet are held for use in the operations of Tripos. Due to the fast-paced development of new technologies in computer hardware and laboratory equipment, we closely monitor the original life expectancies of new purchases and set our depreciation or amortization rates accordingly to best match the economic useful life of the asset. Assets or equipment that are no longer of use to the organization are written down to their realizable value and then disposed.

Income taxes

Tripos computes income taxes using the asset and liability method prescribe by Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes”. The primary difference between financial statement income and taxable income results from the use of different methods of computing depreciation, capitalized development costs, and other timing differences. The effective tax rate differs from the statutory tax rate primarily due to the impact of research and development credits, which are subject to interpretation of US federal tax regulations, and the change in valuation allowance related to net operating loss carry-forwards. Our methodology for recording income taxes requires a significant amount of judgment in the use of assumptions and estimates. Additionally, we use forecasts of certain tax elements such as taxable income and foreign tax credit utilization, as well as evaluate the feasibility of implementing tax planning strategies. Given the inherent uncertainty involved with the use of such variables, there can be significant variation between anticipated and actual results. Unforeseen events may significantly impact these variables, and changes to these variables could have a material impact on our income tax accounts.

Goodwill and other intangible assets

The costs of acquired companies are allocated first to their identifiable tangible and intangible assets based on estimated fair values. Costs allocated to identifiable intangible assets are generally amortized on a straight-line basis over the remaining estimated useful lives of the assets. The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill and is subject to impairment tests at least annually as required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” If the impairment tests indicate that the carrying value of goodwill exceeds its fair value, an impairment loss would be required to be recognized in the consolidated statements of operations in an amount equal to the excess carrying value. In performing our impairment tests, the estimated fair value was based on a discounted cash flow analysis. Assumptions and estimates about future cash flows and discount rates are often subjective and can be affected by a variety of factors, including external factors such as economic trends and government regulations, and internal factors such as changes in our forecasts or in our business strategies. We believe the assumptions used in our impairment analysis are reasonable and appropriate; however, different assumptions and estimates could affect the results of our impairment analysis and in turn result in an impairment charge. If an impairment loss should occur in the future, it could have a material adverse impact on our financial results.

Stock based compensation

With the adoption of FAS 123R at the beginning of fiscal 2006, we have determined that “Stock-Based Compensation” should be included as one of the Company’s identified critical accounting policies. We account for stock-based compensation in accordance with the provisions of FAS 123R. We use the Black-Scholes option-pricing model, which requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their stock options before exercising them (“expected term”), the estimated volatility of the Company’s common stock price over the expected term and the number of options that will ultimately not complete their vesting requirements (“forfeitures”). Changes in the subjective assumptions can materially affect the estimated fair value of stock-based compensation and consequently, the related amount recognized on the consolidated statements of operations.

New Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“FAS 155”). FAS 155 addresses the following: a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and e) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We are currently evaluating the requirements of FAS 155, but do not expect that the adoption will have a material effect on our financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the requirements of this Interpretation, but do not expect that the adoption will have a material effect on our financial statements or tax returns.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the provisions of FAS 157.

In September 2006, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires that public companies utilize a “dual-approach” to assessing the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. The guidance in SAB 108 must be applied to annual financial statements for fiscal years ending after November 15, 2006. We are currently assessing the impact of adopting SAB 108 but do not expect that it will have a material effect on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risks is limited to foreign exchange variances and fluctuations in interest rates. To date, interest rate exposure has not resulted in a material impact. During 2003, 2004 and 2005, the Company did experience a significant impact from foreign exchange. The costs to perform the custom design and synthesis contract with Pfizer were incurred in British pounds sterling while we were compensated in U.S. dollars for much of the work. As a result, our gross profit was adversely affected by the decline in the U.S. dollar against the pound. Part of this effect was offset through foreign currency forward contracts whose gains were recorded in “Other Income”.

Our foreign exchange risk is presently limited to currencies that historically have exhibited only minor fluctuations although from 2003 through 2005, these currencies have shown more significant variation. Assets outside the United States subject to currency fluctuation are located in England, Germany and France. Our investments in foreign subsidiaries with a functional currency other than the U.S. dollar are not hedged. The assets in foreign subsidiaries most susceptible to exchange rate variances were as follows: US dollar/UK pound balances 2005 $13.0 million, and US dollar/Euro balances 2005 $3.0 million. The potential reduction in fair value resulting from a hypothetical 10% adverse change in US dollar/UK pound currency exchange rates would be approximately $1.3 million at December 31, 2005, while the same 10% adverse movement in the US dollar/Euro rates would be approximately, $300,000 for 2005. Any loss in fair value of permanently invested funds would be reflected in Other Comprehensive Income and would not impact our net income.

Our interest rate risk is attributable to borrowings under the line-of-credit and mortgage loan. We monitor our exposure to floating interest rate risk on line-of-credit borrowings along with the outstanding balance on the mortgage loan and may, at times, endeavor to mitigate this risk through the use of appropriate hedging instruments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 10, 2007, the amount and percentage of our outstanding common stock beneficially owned by:

•       each of our directors;

•       our Chief Executive Officer and the next four most highly compensated current executive officers;

•       all of our directors and executive officers as a group; and

•       all persons, to our knowledge, beneficially owning more than five percent of our common stock.

Unless otherwise noted in the table, the address for each shareholder is in care of Tripos, Inc. at 1699 South Hanley Road, St. Louis, Missouri 63144, and their telephone number is (314) 647-1099.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares of Common Stock Beneficially Owned (1)
Affiliates of Huntleigh Advisors, Inc.(2)	920,496		11.8%
7800 Forsyth Blvd., 5th Floor
St. Louis, MO 63105
Midwood Capital Management LLC	1,833,333	(3)	15.0%
575 Boylston St., 4th Floor
Boston, MA 02116
Eliot Rose Asset Management, LLC(4)	1,009,350		8.2%
10 Weybosset Street, Suite 401
Providence, RI 02903
Ralph S. Lobdell	208,622		1.7%
Alfred Alberts	87,459		*
Stewart Carrell	171,675		1.4%
Gary Meredith	36,990		*
John P. McAlister	312,150		2.6%
Ferid Murad	139,885		1.1%
Mark C. Allen	69,708		*
Richard D. Cramer	109,928		*
Bryan S. Koontz	205,369		1.7%
B. James Rubin	176,896		1.4%
Dieter Schmidt-Bäse	57,041		*
All directors and executive officers as a group (11 persons)	1,575,723		12.9%

*                    Less than one percent

(1)          Percentage of beneficial ownership is calculated assuming 12,226,168 shares of Common Stock were outstanding on January 10, 2007 (after giving effect to the conversion of 1,833,333 shares of Series C Preferred Stock into Commons Stock). This percentage includes Common Stock owned directly or that which such individual or entity has the right to acquire beneficial ownership of within 60 days of January 10, 2007, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.

(2)          Based on information contained in a Schedule 13G/A filed jointly with the Securities and Exchange Commission on October 31, 2006, on behalf of Huntleigh Advisors, Inc., Huntleigh Securities Corp.,

Datatex Investment Services, Inc., Lawrence G. Callahan and Robert B. Chambers, the aggregate number of shares over which such related parties have voting and dispositive power is 1,194,096 shares of common stock. The Schedule 13G/A indicates that as of October 31, 2006, the holdings of the various parties were as follows:

a.	Number of shares as to which the party has sole voting and disposition power:
	Huntleigh Advisors, Inc.	528,130 shares
	Huntleigh Securities Corp.	131,901 shares
	Datatex Investment Services, Inc.	144,465 shares
	Lawrence G. Callahan	273,600 shares
	Robert B. Chambers	116,000 shares

b.	Number of shares as to which the person has shared power to direct the vote:
	Huntleigh Advisors, Inc.	920,496 shares
	Huntleigh Securities Corp.	920,496 shares
	Datatex Investment Services, Inc.	920,496 shares
	Lawrence G. Callahan	801,730 shares
	Robert B. Chambers	920,496 shares

Huntleigh Advisors, Inc., Huntleigh Securities Corp., and Datatex Investment Services, Inc. are under common control and may be deemed a group.  Mr. Callahan, as a controlling member of Huntleigh Advisors, Inc. may be deemed a part of the group.  Mr. Chambers, as a controlling member of Huntleigh Advisors, Inc., Huntleigh Securities Corp., and Datatex Investment Services, Inc. may be deemed a part of the group.

(3)          Shares represent Common Stock to be issued upon conversion of 1,833,333 shares of Series C Preferred Stock at a conversion rate of one share of Common Stock for each share of Series C Preferred Stock.

(4)          Based on information contained in a Schedule 13G/A filed jointly with the Securities and Exchange Commission on October 31, 2006, on behalf of Eliot Rose Asset Management, LLC and Mr. Gary S. Siperstein, the number of shares over which Gary S. Siperstein and Eliot Rose Asset Management, LLC have voting and dispositive power and of which each is deemed beneficial owner is 1,009,350 shares of common stock. The Schedule 13G/A indicates that as of October 31, 2006, Eliot Rose Asset Management, LLC was considered the beneficial owner of the shares of common stock pursuant to arrangements whereby it acts as investment adviser to certain persons. According to the Schedule 13G/A, Gary S. Siperstein was at that time deemed to be the beneficial owner of the same shares of common stock pursuant to his ownership interest in Eliot Rose Asset Management, LLC. The Schedule 13G/A indicates that, as of October 31, 2006, Eliot Rose Asset Management, LLC and Gary S. Siperstein had sole voting and dispositive power over the shares of common stock.

OTHER MATTERS

Submission of Shareholder Proposals

We are not aware of any other matter that may properly come before the special meeting. However, if any other matter requiring a vote of shareholders should arise, it is the intention of the persons named in the enclosed proxy card to vote the proxy in accordance with their best judgment. The proxies named in the enclosed proxy card may only use discretionary authority to vote on matters not known to Tripos a reasonable time before Tripos commenced this solicitation.

All shareholder proposals to be considered for inclusion in the 2007 annual meeting proxy statement pursuant to the shareholder proposal rules of the SEC must be submitted in writing to Corporate Secretary, Tripos, Inc., 1699 South Hanley Road, St. Louis, Missouri 63144 by December 18, 2006. Any such proposal received after that date will be considered untimely and may be excluded from the proxy materials.

In the event that the 2007 annual meeting of shareholders is changed by more than 30 days from the date of the 2006 annual meeting, which was convened on May 17, 2006, the deadline for providing us notice under the SEC rules will be a reasonable time before we begin to print and mail our proxy soliciting materials.

Our by-laws establish an advance notice procedure with regard to proposals (including director nominations) that shareholders otherwise desire to introduce at the annual meeting without inclusion in our proxy statement for that meeting. Written notice of such shareholder proposals for our next annual meeting must be received by our Corporate Secretary at our principal executive offices not later than March 18, 2007 and must not have been received earlier than February 16, 2007 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the shareholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for shareholder action. In the event that the 2007 annual meeting of shareholders is more than 30 days before or more than 60 days after May 17, 2007 (the first anniversary of our 2006 annual meeting), written notice of such shareholder proposals must be received by the Corporate Secretary not earlier than 90 days prior to the annual meeting and not later than the later of (i) the 60th day prior to the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting is first made.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our Corporate Secretary at 1699 South Hanley Road, St. Louis, Missouri 63144, or by telephone at (314) 647-1099.

Any shareholder who currently receives multiple copies of the proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our Corporate Secretary at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Tripos files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Tripos’ public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Tripos, Inc., 1699 South Hanley Road, St. Louis, Missouri 63144, Attention: Corporate Secretary. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated                        , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

By Order of the Board of Directors,
John D. Yingling
Assistant Corporate Secretary
, 2007

Index to Financial Statements

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm on Financial Statements	F-2
Report of Independent Registered Public Accounting Firm on Financial Statements	F-3
Financial Statements as of December 31, 2005 and December 31, 2004 and for each of the last three years in the period ended December 31, 2005:
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Cash Flows	F-6
Consolidated Statements of Shareholders’ Equity	F-8
Notes to Consolidated Financial Statements	F-9
Unaudited Financial Statements
Financial Statements as of September 30, 2006 and December 31, 2005 and for each of the nine month periods ended September 30, 2006 and September 30, 2005:
Consolidated Balance Sheets	F-39
Consolidated Statements of Operations	F-40
Consolidated Statements of Cash Flows	F-41
Notes to Unaudited Consolidated Financial Statements	F-43
Unaudited Financial Statements with respect to the Discovery Informatics business
Financial Statements as of September 30, 2006 and December 31, 2005 and for the nine month period ended September 30, 2006
Consolidated Balance Sheets	F-68
Consolidated Statements of Operations	F-69
Consolidated Statement of Changes in Net Product Line Surplus (Deficit)	F-70
Consolidated Statements of Cash Flows	F-71
Notes to Unaudited Consolidated Financial Statements	F-73

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Tripos, Inc.
St. Louis, Missouri

We have audited the accompanying consolidated balance sheets of Tripos, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tripos, Inc. at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP
Chicago, Illinois

March 2, 2006, except for the first paragraph of Note 22,
which is as of April 7, 2006 and the second and fourth
paragraphs of Note 27, which are as of March 21, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Tripos, Inc.

We have audited the accompanying statement of operations, shareholders’ equity, and cash flows for the year ended December 31, 2003. Our audit also included the financial statement schedule as of and for the year ended December 31, 2003, listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and schedule referred to above present fairly, in all material respects, the consolidated financial position of Tripos, Inc. at December 31, 2003, and the consolidated results of its operations and its cash flows for the period ending December 31, 2003, in conformity with U.S. generally accepted accounting principles.

ERNST & YOUNG LLP
St. Louis, Missouri
March 29, 2004

Financial Statements and Supplementary Data

Consolidated Balance Sheets

	December 31, 2005	December 31, 2004
	In thousands (except per share amounts)
Assets:
Current assets:
Cash and cash equivalents	$6,241	$4,171
Marketable securities	—	341
Accounts receivable, less allowance for doubtful accounts of $190 in 2005 and $246 in 2004	11,219	15,666
Inventory	5,155	12,007
Deferred income taxes	—	29
Prepaid expenses	4,386	5,603
Total current assets	27,001	37,817
Property and equipment, less accumulated depreciation	26,789	30,672
Capitalized development costs, net of accumulated amortization of $2,515 in 2005 and $933 in 2004	2,291	2,159
Goodwill	5,255	965
Intangible assets, less accumulated amortization	3,554	90
Investments recorded at cost	1,695	1,397
Deferred income taxes	231	—
Other, net	—	22
Total assets	$66,816	$73,122
Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt	$5,241	$4,514
Current portion of capital leases	2,741	3,689
Accounts payable	1,219	1,796
Accrued expenses	4,970	8,950
Deferred revenue	15,898	21,945
Total current liabilities	30,069	40,894
Long-term portion of capital leases	1,343	2,653
Long-term debt	5,891	—
Deferred income taxes	—	1,709
Shareholders’ equity
Common stock, $.01 par value; authorized 20,000 shares; issued and outstanding 10,190 shares in 2005 and 9,359 shares in 2004	102	94
Additional paid-in capital	41,846	37,394
Retained earnings (deficit)	(12,377)	(8,089)
Other comprehensive income (deficit)	(58)	(1,533)
Total shareholders’ equity	29,513	27,866
Total liabilities and shareholders’ equity	$66,816	$73,122

See notes to consolidated financial statements

Consolidated Statements of Operations

	Year ended	Year ended	Year ended
	December 31, 2005	December 31, 2004	December 31, 2003
	In thousands, except per share amounts
Net sales:
Discovery informatics licenses & support	$24,857	$24,639	$23,702
Discovery informatics services	3,076	4,005	3,241
Discovery research services	27,440	36,004	26,245
Hardware	48	131	960
Total net sales	55,421	64,779	54,148
Cost of sales:
Discovery informatics licenses & support	6,220	5,280	3,949
Discovery informatics services	2,320	2,911	3,588
Discovery research services	20,761	24,455	17,879
Hardware	41	106	824
Total cost of sales	29,342	32,752	26,240
Gross profit	26,079	32,027	27,908
Operating expenses:
Sales and marketing	10,666	12,560	13,195
Research and development	10,866	9,294	12,917
General and administrative	7,696	7,771	7,241
Restructuring charge	861	—	—
Total operating expenses	30,089	29,625	33,353
Income (loss) from operations	(4,010)	2,402	(5,445)
Interest income	130	127	208
Interest expense	(1,668)	(1,116)	(516)
Gain on sale of marketable securities, net	545	144	6,659
Unrealized loss on unconsolidated investments	(204)	(58)	(260)
Other income (expense), net	(1,151)	743	3,023
Income (loss) before income taxes	(6,358)	2,242	3,669
Income tax expense (benefit)	(2,070)	2,010	1,569
Net income (loss)	$(4,288)	$232	$2,100
Basic earnings (loss) per share	$(0.42)	$0.03	$0.23
Basic weighted average number of shares	10,096	9,206	8,949
Diluted earnings (loss) per share	$(0.42)	$0.02	$0.23
Diluted weighted average number of shares	10,096	9,357	9,333

See notes to consolidated financial statements

Consolidated Statements of Cash Flows

	Year ended	Year ended	Year ended
	December 31, 2005	December 31, 2004	December 31, 2003
	In thousands
Operating activities:
Net income (loss)	$(4,288)	$232	$2,100
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	5,099	3,450	3,161
Amortization of capitalized development costs and other intangible assets	2,140	1,137	493
Amortization of debt discount	55	—	—
Depreciation (appreciation) in foreign currency hedge instruments	—	925	(941)
Gain from the sale of marketable securities	(545)	(144)	(6,659)
Write-down of impaired investment	204	58	260
Impairment charge on building	861	—	—
Loss (gain) on retirement of assets	25	(21)	—
Deferred income taxes	(1,911)	550	2,653
Change in operating assets and liabilities (excluding acquired business):
Accounts receivable	3,547	2,134	192
Inventories	5,691	1,780	(5,426)
Prepaid expenses and other current assets	(70)	537	(494)
Accounts payable and accrued expenses	(2,151)	(505)	1,668
Deferred revenue	(4,050)	3,149	1,824
Net cash provided by (used in) operating activities	4,607	13,282	(1,169)
Investing activities:
Purchases of property and equipment	(1,299)	(475)	(5,345)
Proceeds from the sale of equipment	22	168	—
Capitalized development costs	(1,715)	(639)	(1,272)
Proceeds from the sale of marketable securities	731	196	8,798
Acquisition of business, net of cash received	(4,753)	—	—
Other, including investments in unconsolidated affiliates	(311)	(286)	(414)
Net cash provided by (used in) investing activities	(7,325)	(1,036)	1,767
Financing activities:
Proceeds from stock issuance pursuant to stock purchase and option plans	331	941	426
Borrowings under revolving line of credit	18,130	8,370	19,030
Proceeds from issuance of long-term debt and capital leases	5,684	—	—
Payments on long-term debt and capital lease obligations	(19,079)	(18,947)	(15,230)
Net cash provided by (used in) financing activities	5,066	(9,636)	4,226
Effect of foreign exchange rate changes on cash and cash equivalents	(278)	(1,384)	(3,740)
Net increase in cash and cash equivalents	2,070	1,226	1,084
Cash and cash equivalents at beginning of year	4,171	2,945	1,861
Cash and cash equivalents at end of year	$6,241	$4,171	$2,945

Certain reclassifications have been made to prior years’ amounts to conform with current year presentation

See notes to consolidated financial statements

Supplemental Disclosure of Cash Flow Information

Information about non-cash investing activities not reflected in the Consolidated Statement of Cash Flows follows:

	Twelve Months Ended
	12-31-2005	12-31-2004	12-31-2003
	(Amounts in thousands)
Non-cash investing activities
Increase (decrease) in fair value of marketable securities, net of tax effect	$53	$97	$335
Purchase of new equipment through capital lease financing	59	3,689	5,418

In January 2005, the Company acquired Optive Research, Inc. for $4,770 in cash, 600 shares of the Company’s common stock valued at $3,200 and direct costs of the acquisition. The related assets and liabilities at the acquisition date were as follows (amounts in thousands):

Cash	$647
Accounts receivable	809
Prepaids & other	30
Equipment, net	40
Intangible assets	3,940
Goodwill	4,308
Total assets acquired	9,774
Accounts payable	(422)
Accrued expenses	(97)
Deferred revenue	(655)
Common stock issued to sellers	(3,200)
Cash paid	$5,400

Consolidated Statements of Shareholders’ Equity

	Common Stock		Additional Paid-in	Retained Earnings	Other Comprehensive	Total Shareholders’
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Equity
	In thousands
Balance at December 31, 2002	8,889	89	36,032	(10,421)	4,624	30,324
Stock issued under stock purchase plan	105	1	747	—	—	748
Stock issued under stock option plan	46	—	124	—	—	124
Stock issued under director compensation plan	6	—	43	—	—	43
Valuation allowance on tax benefit from exercised stock options	—	—	(489)	—	—	(489)
Comprehensive income, net of tax:					—
Translation adjustment	—	—	—	—	(2,067)	(2,067)
Unrealized gain on securities:
Unrealized holding gains	—	—	—	—	8	8
Less: reclassification for gains included in net income	—	—	—	—	(3,797)	(3,797)
Net income	—	—	—	2,100	—	2,100
Total comprehensive loss						(3,756)
Balance at December 31, 2003	9,046	90	36,457	(8,321)	(1,232)	26,994
Stock issued under stock purchase plan	94	1	484	—	—	485
Stock issued under stock option plan	214	3	427	—	—	430
Stock issued under director compensation plan	5	—	26	—	—	26
Comprehensive income, net of tax:
Translation adjustment	—	—	—	—	(314)	(314)
Unrealized gain (loss) on securities:
Unrealized holding gains	—	—	—	—	96	96
Less: reclassification for Gains included in net income	—	—	—	—	(83)	(83)
Net income	—	—	—	232	—	232
Total comprehensive loss						(69)
Balance at December 31, 2004	9,359	94	37,394	(8,089)	(1,533)	27,866
Stock issued under stock purchase plan	89	1	278	—	—	279
Stock issued under stock option plan	20	—	14	—	—	14
Stock issued under director Compensation plan	10	—	38	—	—	38
Stock issued in acquisition:
to Optive shareholders	600	6	3,194	—	—	3,200
to new investors	112	1	928	—	—	929
Comprehensive income, net of tax:
Translation adjustment	—	—	—	—	1,571	1,571
Unrealized gain (loss) on securities:
Reclassification for gains included in net income	—	—	—	—	(96)	(96)
Net loss	—	—	—	(4,288)	—	(4,288)
Total comprehensive loss						(2,813)
Balance at December 31, 2005	10,190	$102	$41,846	$(12,377)	$(58)	$29,513

See notes to consolidated financial statements

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data

1.   Description of Business and Summary of Significant Accounting Policies

Description of Business and Company Organization.   We deliver chemistry products and services, software products and services along with analytical services that advance customers’ creativity and productivity in pharmaceutical, biotechnology and related life sciences research enterprises worldwide. A substantial portion of our business is conducted with pharmaceutical companies. During 2005, 46% of our revenue came from our relationships with Pfizer, Inc. while in 2004, 54% and in 2003, 52%, of our global revenue was from Pfizer. Our four-year file enrichment project with Pfizer was completed during the fourth quarter of 2005.

Basis of Consolidation.   The accompanying consolidated financial statements include the accounts of Tripos and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Investments in affiliates, owned more than 20%, but not in excess of 50%, are recorded on the equity method. Investments in unconsolidated affiliates less than 20% owned are accounted for under the cost method, except for those investments classified as marketable securities. Our ownership in un-consolidated affiliates is at or below 2% owned at December 31, 2005.

Cash and Cash Equivalents are highly liquid investments with maturities of three months or less from the date purchased.

Marketable Securities consist of investments in equity securities of unconsolidated affiliates that are held as available-for-sale and foreign currency exchange contracts that do not qualify for hedge accounting. We account for securities that can be sold within the next 12 months as marketable securities. Amounts presented are the fair values of the investments on the balance sheet date determined using then current market quotes. Unrealized gains and losses are recorded as increases or decreases in the assets’ value (pre-tax basis) with corresponding entries reflected in Other Comprehensive Income and Deferred Taxes until the assets are sold. See Note 9 “Financial Instruments” for a further discussion of foreign currency exchange instruments. During the first and second quarters of 2005 we sold our remaining shares of NuVasive, Inc. We had no marketable securities at December 31, 2005. Marketable securities at December 31, 2004 consisted of 33 shares of NuVasive, Inc. which had a market value of $341. Other Comprehensive Income at December 31, 2005 and 2004 included an accumulated unrealized after-tax gain of $0 and $96, respectively, as calculated on an average cost per share basis.

Investments Recorded at Cost consist of investments in common stock and limited partnerships that are accounted for under the cost method as permitted under Accounting Principles Board Opinion No. 18.

Accounts Receivable includes current outstanding invoices billed to customers. Invoices are typically issued with Net 30-day terms upon shipment of product or upon achievement of billable events for service-based contracts. Our bad debt experience from uncollectible accounts has historically been immaterial. As a result, we provide a reserve for bad debts on a specific account basis if and when customer payment problems arise.

Capitalization and Valuation of Chemical Compound Costs.   Initialcosts to develop our LeadQuest compounds (chemical compounds for sale for use in drug discovery) are categorized as research and development expense until such time as it is probable that a salable library can be successfully produced. Therefore, costs for design, research, and analytical procedures for every library of compounds are expensed as incurred. Our research chemists review the results of analytical procedures to determine if the chemical reactions completed are as expected and the product purity and product yields are within acceptable tolerances. This “validation” process determines whether the chemistry is successful and if a

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

1.   Description of Business and Summary of Significant Accounting Policies (Continued)

saleable product will result. We capitalize costs to inventory once the validation process is completed and successful production is reasonably assured. If the core reaction is unsuccessful, the library template is abandoned and no further development takes place.

Similarly, we capitalize the costs of LeadDiscovery packages once we achieve validation and are reasonably assured of the success of the underlying chemistry. After this point we capture the costs of labor, chemicals and screening activity into work in process inventory. Should a LeadDiscovery library not reach its full potential as a standalone offering, we can utilize the products within discovery research contracts for customers or in our LeadQuest compound library.

Inventory amounts shown in the Consolidated Balance Sheet are net of an obsolescence reserve. In calculating the reserve for inventory held for sale, the age and sales trends of each category in the inventory are taken into account to determine the net realizable value. Any shortfall between the carrying cost of the inventory and the net realizable value is provided for in the reserve. A portion of the LeadQuest inventory is used in discovery research projects. This portion of the inventory asset is depreciated over its 10-year expected useful life.

Accounting Estimates.   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment are stated at cost. Depreciation is computed by applying an accelerated method over the estimated useful lives of the assets, which range from five to ten years for equipment and furniture, twenty-five to thirty-nine years for buildings, the shorter of the useful life of the improvement or the life of the related lease term for leasehold improvements, and three years for purchased software. We seek to match the book useful life of our assets to their expected productive lives. Assets deemed to be impaired or no longer productive, are written down to their net realizable value.

Capitalized interest.   The interest cost associated with major development and construction projects is capitalized and included in the cost of the project or asset. Capitalization of interest ceases when the project is substantially complete. Capitalized interest for 2005, 2004 and 2003 was $0, $39 and $257, respectively.

Development Costs primarily consist of software development costs related to new products that are capitalized after the establishment of technological feasibility (working model) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86. During 2005, 2004 and 2003 capitalized costs were $1,715, $639 and $1,272, respectively related to development work on our Benchware Notebook, Benchware Dock and GALAHAD products in 2004 and 2005. For 2003, capitalized costs related to a laboratory research and inventory support system, ChemCore RIO, to be marketed to external customers. Amortization of capitalized software development costs is provided on a product-by-product basis as the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. Currently, we use an estimated economic life of three to five years for all capitalized software development costs. We assess the recoverability of capitalized software development costs by comparing the remaining unamortized balance to the net realizable value of the related product. Any

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

1.   Description of Business and Summary of Significant Accounting Policies (Continued)

excess is written off. During the fourth quarter of 2005 and 2004 we wrote down one of our capitalized products, ChemCore RIO, by $1,313 and $890, respectively, to properly reflect the current net realizable value of the product based upon the change in target market customer base. This software product remains valuable to the company for future projects, but is not currently projected to generate revenue in the near term. For 2005, 2004 and 2003, amortization of software developed for sale was $270, $6 and $258, respectively. At times, we capitalize development costs attributable to internal use software in accordance with AICPA Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Amortization of internal use software is over the estimated useful life or three years, which ever is less. During 2004 we wrote off the cost and accumulated amortization for fully amortized capitalized software assets for internal use in the amount of $544.

Goodwill and Other Intangible Assets.   Goodwill represents the excess of the cost of the net assets acquired in acquisitions over their fair value. Beginning in 2002, we have adopted Statement of Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), that suspends amortization of goodwill in favor of annual evaluations of impairment by comparing the fair value of the business to which the goodwill relates to its carrying value. If it is determined that the carrying value exceeds the fair value, we would recognize an impairment loss in earnings at that time. Other identifiable intangible assets with finite lives, such as patents and software products acquired in an acquisition, are amortized on a straight-line basis over their estimated lives as follows: acquired software 5 to 20 years; non-compete agreements 2 to 4 years; and trademarks and patents 10 to 17 years. See Note 12 “Goodwill and Other Intangible Assets” for further discussion.

Long-Lived Assets.   In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews identified intangible and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If such events or changes in circumstances are present, an impairment loss would be recognized if the sum of the expected future net cash flows is less than the carrying amount of the asset. During the fourth quarter of 2005, we completed our four-year $90 million file enrichment contract with Pfizer. At that time, we reviewed the carrying values of our long-lived assets related to our DR business in the UK and determined that a temporary laboratory building was no longer required and thus impaired. We recorded an impairment loss related to this building in the amount of $861K, equating to its net book value. This charge is reflected in the Restructuring line on our Consolidated Statements of Operations.

Foreign Currency Translation.   The local foreign currency is the functional currency for each of our foreign operations. Assets and liabilities of foreign operations are translated to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rates prevailing during the period. Adjustments resulting from translation are reported as a separate component of shareholders’ equity. Net gains and losses from foreign currency transactions were significant during 2005, 2004 and 2003 due to fluctuations in the exchange rate between the U.S. dollar and the Euro and Great Britain pound. We hedged a portion of our exposure and recorded the gains and losses from this activity in other income (expense), as they did not qualify for hedge accounting under FAS 133.

Derivative Instruments.   The Financial Accounting Standards Board issued Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), which requires us to

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

1.   Description of Business and Summary of Significant Accounting Policies (Continued)

recognize all derivatives on the balance sheet at fair value. We enter into derivative contracts, principally currency hedges, to limit the risk of fluctuations in foreign currency exchange rates on the value of certain sales transactions. Additionally, we have previously entered interest rate swap contracts that effectively convert portions of our floating rate debt to a fixed rate and therefore mitigate interest rate risk. No interest rate swaps were outstanding as of December 31, 2005. We do not attempt to speculate on the direction of currency rates nor interest rates. See Note 9 for a further discussion of Financial Instruments.

Warranty.   We warrant our application software products to perform in accordance with written user documentation and the agreements negotiated with our customers. Since we do not customize our applications software, warranty costs are insignificant and expensed as incurred.

Income Taxes   We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (“FAS109”), Accounting for Income Taxes, which prescribes the use of theasset and liability method whereby deferred tax assets or liabilities are calculated at the balance sheet date using current tax laws and rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets when it is more likely than not that a portion or all of the deferred tax assets will not be realized. In accordance with FAS No. 109, income tax expense includes 1) deferred tax expense, which generally represents the net change in the deferred tax asset or liability balance during the year plus any change in valuation allowances, and 2) current tax expense, which represents the amount of tax currently payable to or receivable from a taxing authority. The primary difference between financial statement income and taxable income results from the use of different methods of computing depreciation, capitalized development costs, certain revenue recognition activities, other timing differences and the valuation of net operating loss carryforwards. Deferred taxes do not reflect temporary differences relating to our investment in foreign subsidiaries as these amounts have been deemed to be permanently invested. Estimating the deferred tax position on these amounts is not practical.

Revenue Recognition

Discovery Informatics Products and Support

We recognize revenues in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended. Revenues from software license agreements are recognized when all of the following criteria are met as set forth in paragraph 8 of SOP 97-2: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed or determinable, and (4) collectibility is probable.

Our largest sources of software license revenue are from Term and Bundled licenses that are time-based arrangements for one or multiple software products that are sold together with maintenance and support for the term of the license arrangement. We do not have Vendor Specific Objective Evidence (“VSOE”) to determine fair value of the maintenance and support in term arrangements and therefore recognize revenues from these bundled time-based licenses ratably over the license term, which typically range from 1 to 3 years.

We allocate revenues from perpetual software arrangements involving multiple elements to each element based on the relative fair values as determined by the VSOE for each element. We limit our assessment of VSOE for each element to the price charged when the same element is sold separately. We have analyzed all of the elements included in our multiple-element arrangements and determined that we

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

1.   Description of Business and Summary of Significant Accounting Policies (Continued)

have sufficient VSOE to allocate revenues to maintenance and support services, and training. We sell training separately and have established VSOE on this basis. VSOE for maintenance and support is determined based upon the renewal rates in contracts themselves, which is based on a fixed percentage of the current perpetual license list price. Accordingly, assuming all other revenue recognition criteria are met, revenues from perpetual licenses are recognized upon delivery of the software using the residual method in accordance with SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.”

Software maintenance agreements provide technical support and the right to unspecified enhancements and upgrades on a “when-and-if-available” basis. Post-contract support revenues on perpetual agreements are recognized ratably over the term of the support period (generally one year), and training and other service revenues are recognized as the related services are provided. Any unrecognized portion of amounts paid in advance for licenses and services is recorded as deferred revenue.

Discovery Informatics Services

Discovery Informatics Services (DIS) represent contracts for the development of packaged Tripos software and/or for the development and delivery of enterprise-wide customized software (such as laboratory information systems or database integration projects). Technological feasibility exists on these software arrangements as they normally leverage our existing products or techniques. These arrangements typically include installation at the customer’s site. We account for these arrangements in accordance with SOP 81-1, as required by SOP 97-2 since the contract to deliver software and installation requires significant production, modification or customization of software.

In applying the provisions of SOP 81-1 the percentage of completion is utilized. For contracts where customer approval of contractually required tasks must occur at each distinct milestone, and where amounts billable are indicative of progress-to-completion, we record revenues when a milestone has been met and accepted by the customer. For contracts without distinct milestones, we measure progress using the cost-to-cost method (cumulative costs as a percentage of total expected costs to complete), which approximates progress towards completion. When current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is made in the period that the loss becomes evident.

DIS also includes software development (“SD”) projects that are contractual arrangements with customers for use of our software developers in an effort to develop a scientific software tool for use in drug discovery. Billings may be on a time and materials basis; accordingly, we record the related revenue when the time and costs are incurred at the stated contractual rates. Other contracts may be accounted for under milestone or completed contract basis depending on the negotiated terms. For these arrangements, cost and revenues are deferred until achievement of the milestone or completion of the contract.

Discovery Research Products and Services

Discovery research sales include: (1) sales of chemical compounds from inventory, (2) sales of compounds with associated exclusive intellectual property, (3) long-term contracts to design and produce chemical compounds to customer specifications, or (4) contracts to perform discovery research activities.

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

1.   Description of Business and Summary of Significant Accounting Policies (Continued)

We recognize revenue from the sale of chemical compounds upon shipment of the products, FOB shipping point to the customer. This practice is consistent with the four criteria required for revenue recognition listed in paragraph 1 of Staff Accounting Bulletin (“SAB”) 104 issued by the U.S. Securities and Exchange Commission (“SEC”). For chemical compound transactions, persuasive evidence of an agreement exists upon the receipt of a contract outlining the purchase and usage terms of the compounds. A purchase order may also be received as confirmation. As stated above, revenue is not recognized until the compounds have been shipped to the customer. The selling price for compounds is fixed according to the terms of the contract or customer’s purchase order. Payment terms for chemical compound transactions are Net 30 days. We have experienced very few bad debts arising from these product transactions; as a result, collectibility is reasonably assured.

In accordance with SOP 81-1, sales derived from long-term contracts to design and produce chemical compounds to customer specifications are recorded using the percentage of completion method as the finished goods are delivered (under the units of delivery method). The contract costs related to delivered compounds are recorded to cost of sales as the compounds are delivered and revenue is recognized.

Discovery research activities involve lead compound optimization projects, custom synthesis, and compound design. These contracts generally call for non-refundable contractual fees tied to time and materials. Accordingly, revenues under contracts of this type are recorded on a time and material basis. When contracts to perform discovery research activities require a specific deliverable, the direct and incremental contract costs are deferred. Revenue and the contract costs are then recognized upon delivery and acceptance.

An access fee for our LeadDiscovery programs is recognized upon completion of a materials transfer agreement and shipment of selected compounds to the customer for screening purposes. Should the customer decide to retain exclusive rights to promising compounds in the selection, an additional fee is required. Customers may engage Tripos for discovery research services to further refine the lead compound for additional fees.

Hardware Sales

Hardware sales are recorded upon delivery unless delivered in connection with a contractual arrangement involving term software licenses. When hardware is sold in conjunction with a term or bundled license, the entire contractual revenue amount is recognized ratably over the term or bundled software license period and the related hardware costs are deferred and recorded in cost of sales ratably over the same period.

Stock-Based Compensation.   At December 31, 2005, Tripos had the stock-based employee compensation plans described in Note 24. We account for stock option plans under the intrinsic value method as permitted under Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related Interpretations. Under APB 25, generally no compensation expense is recognized because the exercise price of the options equal the fair value of the stock at the grant date.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation. Our stock option plans have fixed stock option

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

1.   Description of Business and Summary of Significant Accounting Policies (Continued)

awards (grants) that vest over a period of four years (pro-rata). The impact shown below reflects the pro forma expense method of applying SFAS No. 123.

	2005	2004	2003
Net income (loss) allocable to common shareholders as reported	$(4,288)	$232	$2,100
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	833	1,346	1,823
Pro forma net income (loss) allocable to common shareholders	$(5,121)	$(1,114)	$277
Pro forma earnings (loss) per share:
Basic—as reported	$(0.42)	$0.03	$0.23
Basic—pro forma	$(0.51)	$(0.12)	$0.03
Diluted—as reported	$(0.42)	$0.02	$0.23
Diluted—pro forma	$(0.51)	$(0.12)	$0.03

Earnings (Loss) Per Common and Dilutive Share.   Basic earnings (loss) per common share is computed using the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per common share is computed using the weighted average number of common shares and potential dilutive common shares that were outstanding during the period. Potential dilutive common shares may consist of outstanding stock options and warrants. See Note 14 for additional information regarding earnings per share.

Reclassifications.   Certain reclassifications have been made to prior years’ balances to conform with the current year presentation.

Comprehensive Income.   Financial Accounting Standards Board SFAS No. 130, “Reporting Comprehensive Income” establishes standards for reporting and display of comprehensive income and its components (revenue, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income.

The components of accumulated other comprehensive income, net of related tax, at December 31, 2005 and December 31, 2004 are as follows:

	2005	2004
Foreign currency translation adjustments	$(58)	$(1,629)
Unrealized gains on marketable securities	—	96
Accumulated other comprehensive income	$(58)	$(1,533)

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

1.   Description of Business and Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements.   In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151 “Inventory Costs-an amendment of ARB No. 43, Chapter 4” (“FAS 151”). FAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) to require that these items be included as current-period charges and not included in overhead. In addition, FAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions in FAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We have adopted FAS 151 for the fiscal year beginning January 1, 2006 and are estimating $900,000 to $1.0 million of idle facility costs in 2006 which will be recorded as current period costs in general and administrative expenses. The upcoming adoption of FAS 151 coincides with the generation of excess plant capacity resulting from the completion of the Pfizer contract in December 2005.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), which revises and replaces SFAS No. 123, “Accounting for Stock-Based Payment” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. FAS 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value based method and the recording of such expense in our consolidated statements of operations. The pro-forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. The provisions of FAS 123R were to have been effective for reporting periods beginning after June 15, 2005. At the end of March, the SEC staff released Staff Accounting Bulletin No. 107 (SAB 107), providing guidance for implementing FASB Statement No. 123 (revised 2004), Share-Based Payment (Statement 123R). Subsequently, the Commission delayed the implementation dates for Statement 123R to the start of a Company’s fiscal year. As a result, we will be required to comply with the provisions of FAS 123R beginning January 1, 2006. Based upon information available we are expecting net income to be reduced by approximately $570 in 2006 related to additional compensation expense for outstanding stock options and issuances under our Employee Stock Purchase Plan using the modified prospective application.

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“FAS 154”). FAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, FAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, then FAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The provisions of FAS 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In May 2005, the FASB issued FASB Staff Position No. EITF 00-19-1 “Application of EITF Issue No. 00-19 to Freestanding Financial Instruments Originally Issued as Employee Compensation”

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

1.   Description of Business and Summary of Significant Accounting Policies (Continued)

(“FSP EITF 00-19-1”). FSP EITF 00-19-1 provides guidance on how to assess whether an issuer has the ability to control the form of settlement for options and share rights originally issued as employee compensation. When these options and shares originally issued as employee compensation can only be settled by delivering registered shares, then FSP EITF 00-19-1 nullifies the provisions of EITF 00-19 that require the assumption of cash settlement and thus classified as an asset or liability. The terms of such instruments are to be evaluated using paragraph 34 of FAS 123R to determine whether they should be recorded as equity or liabilities. The guidance in FPS EITF 00-19-1 is applied in accordance with the effective date and transition provisions of FAS 123R.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“FAS 155”). FAS 155 addresses the following: a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and e) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We are currently evaluating the requirements of FAS 155, but do not expect that the adoption will have a material effect on our financial statements.

2. Benefit Plan

In 1994, we established a defined contribution 401(k) Plan covering all U.S. employees who are at least 21 years of age. Employees may contribute to the plan up to 50% of their compensation, which is further limited by law. In addition, employees who reached the age of 50 during the calendar year 2005 are eligible to make an additional catch up contribution in the amount of $4,000, subject to income limitations. We match employee contributions for an amount up to 50% of the employee’s deferral limited to the first 6% of each employee’s compensation. Contributions made by the Company were $357 in 2005, $351 in 2004, and $378 in 2003.

3. Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk have consisted principally of investments and trade receivables. We invest available cash in bank deposits, investment-grade securities, and short-term interest-producing investments, including government obligations and other money market instruments. We have adopted credit policies and standards to evaluate the risk associated with our sales and require collateral, such as letters of credit or bank guarantees, whenever deemed necessary. Our management believes that any risk of loss is significantly reduced due to the nature of the customers and distributors with which we do business.

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

4. Accrued Expenses

Accrued expenses consist of the following at the end of each year:

	2005	2004
Payroll related (including accrued bonus)	$1,487	$2,200
Income taxes payable	222	365
Property and equipment accruals	143	1,503
Product royalties and distributor fees	1,515	2,240
Cost of sales outsourcing	—	671
Legal & profesional accruals	526	532
Local sales and VAT taxes	61	249
Other	1,016	1,190
	$4,970	$8,950

5. Inventory

We maintain a physical inventory of chemical compound libraries in various states of completion for LeadQuest, LeadDiscovery and customer-specific chemistry research projects. Costs associated with the manufacture of compounds are calculated using the standard cost method and are carried at the lower of cost (standard cost method approximating FIFO) or market. Compounds that are acquired from third parties are also carried at the lower of cost or market. In calculating the reserve for obsolescence, collections of compounds are reviewed for their age, possible chemical degradation and cumulative sales trends, and if necessary, a reserve provision is made so that the carrying value is at or below the respective net realizable values. If there is, in our opinion, a significant adverse deviation in sales trends for a specific compound collection or library, an additional reserve provision is taken. A portion of the inventory is used in discovery research projects. Depreciation of this portion of the inventory is recorded in the reserve for obsolescence over its 10-year expected useful life. Work in process and finished goods inventory includes the accumulated cost of compounds in production or awaiting shipment to customers under discovery research or custom synthesis contracts. Inventory balances at December 31 are:

	2005	2004
Raw materials	$1,763	$2,124
Work in process	3,339	6,594
Finished goods	3,217	6,815
Reserve for obsolescence	(3,164)	(3,526)
Total Inventory	$5,155	$12,007
Costs of discovery research projects included in Work in Process and Finished Goods above	$534	$7,468

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

6. Property and Equipment

Property and equipment at the end of each year are summarized below:

	2005	2004
Computer equipment	$4,731	$4,766
Furniture & laboratory equipment	15,872	15,248
Purchased software for internal use	1,810	1,647
Land	1,591	1,591
Leasehold improvements	129	129
Buildings	21,629	21,485
	45,762	44,866
Less accumulated depreciation	(18,973)	(14,194)
Net property and equipment	26,789	30,672

7. Other Income, Net

Other Income, Net consists of the following at the end of each year:

	2005	2004	2003
Foreign currency gain (loss)	$(1,121)	$552	$3,094
Gain (loss) on sale of assets	(26)	15	(7)
Miscellaneous	(4)	176	(64)
	$(1,151)	$743	$3,023

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

8. Lease Obligations

We lease certain office facilities and equipment under noncancelable operating and capital leases with terms from one to ten years. The capital leases specifically pertain to the acquisition or financing of certain laboratory and computer equipment totaling $11,297. In June 2005, we sold certain equipment at our research laboratory and leased the equipment back under a three-year capital financing lease. The proceeds received of $2.0 million were equal to the net book value of the equipment, resulting in no gain or loss on the transaction, and were recorded as a capital lease liability. The equipment is still actively utilized in our operations, remains on our books and continues to be depreciated. Quarterly payments go to reduce the capital lease liability. The total accumulated amortization associated with equipment under capital leases was approximately $7,310 and $3,846 at December 31, 2005 and 2004, respectively. The related amortization expense is included in depreciation expense. Rent expense under the operating leases was $1,081, $1,118 and $871 in 2005, 2004, and 2003, respectively. Noncancelable future minimum lease commitments as of December 31, 2005 are:

Year	Operating Leases	Capital Leases
2006	$748	$2,956
2007	544	1,149
2008	324	375
2009	283	—
2010	274	—
Thereafter	309	—
Total payments	$2,482	4,480
Less amount representing interest		(396)
Noncancelable future minimum lease payments		$4,084

Includes the current portion of capital lease obligations of $2,741

Included in the capital lease future minimum lease commitments are payments of $749 in 2006 and 2007 and $375 in 2008 related to the sale leaseback described above.

9. Financial Instruments

Periodically, we enter into foreign currency hedge transactions to protect us from unfavorable changes in the exchange rate of currencies on certain customer contracts. For transactions qualifying as effective hedges, as determined using either the dollar offset method or regression methods, we record these foreign exchange contracts at fair value in our Consolidated Balance Sheet and the related gains or losses on these contracts are deferred in accumulated other comprehensive income. These gains or losses are recognized in income in the period in which the transactions being hedged are recognized. To the extent any contract is not considered to be perfectly effective in offsetting the change in fair value of the hedged transaction, the ineffective portion of the contract is immediately recognized in income.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative will continue to be carried in the statement of financial position at its fair value. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried in the Consolidated Balance

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

9. Financial Instruments (Continued)

Sheet at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value in the Consolidated Balance Sheet, with changes in its fair value recognized in current period earnings.

For transactions that do not qualify as effective hedges, there will be a gain or loss reflected in our Consolidated Statement of Operations for the change in currency rates. Gains and losses on foreign currency exchange contracts are included in other income (expense) net. The counter-party to these foreign currency hedge contracts is LaSalle N.A. At December 31, 2005 and 2004 there were no foreign currency future contracts in place.

10. Grants

In 2002, Tripos, Inc. and its U.K. subsidiary, Tripos Discovery Research Ltd. (“TDR”), were awarded two grants related to the expansion of the chemistry laboratories in Bude, Cornwall. The U.K.’s Department of Trade and Industry (“DTI”) awarded GBP2,400 based on the creation of jobs in the region and capital investment. Additionally, the South West of England Regional Development Agency awarded GBP1,300 tied to costs to construct the laboratory. At December 31, 2002, TDR had met all criteria for the first installment of the DTI grant and was approved to receive a payment of GBP550 that was recorded in 2002. Approximately GBP99 of the payment was attributed to the reduction of expenses while the remainder was treated as a reduction in the cost of capital expenditures. During 2003, TDR achieved multiple thresholds under the South West of England Regional Development Agency grant and made claims of GBP1,300 which were recorded as reductions in the amounts of capital expenditures. In 2004, the second installment of the DTI grant was approved and a payment was received for GBP990. Approximately GBP205 of the payment was attributed to reduction in expenses while the remaining GBP785 was recorded as a reduction of our capital expenditures. At December 31, 2004, GBP860 remained to be awarded if certain criteria are met. During 2005 we did not meet the criteria to receive additional grant funding. The grant from the DTI expires on December 31, 2006 if not claimed. Additionally, for a period of up to 24 months after our last draw under the grant programs, we are obligated to repay portions or all of the grant money received if we eliminate jobs or exit the property. On December 19, 2005, we issued a press release announcing that that we intended to streamline our DR business and initiated a 30-day consultation period with employees mandated by U.K. law when job losses are expected to be in the range of 20 to 99 positions. Calculation of any amounts repayable to the U.K. government are based on employee staffing levels at December 31, 2006. The Company is not able to estimate any potential liability at this time as staffing levels may continue to fluctuate. See additional discussion under Note 26, “Subsequent Event” and Note 25 “Contingent Liability.”

In early 2005, Tripos was awarded an $850 phase II Small Business Innovation Research (SBIR) grant from the U.S. National Institutes of Health (NIH). The two-year grant will help fund creation of a full-scale library design system. Based on topomer technology, this proprietary system will have the capacity to search more than one million times the number of structures previously possible, providing a richer universe of synthetic chemistries. Scientists will be able to extend their knowledge of similar molecules, resulting in improved success rates for all stages of drug discovery. This system which will initially be used at the Company’s own chemistry laboratory in the U.K., also has the potential to be

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

10. Grants (Continued)

licensed to other drug discovery research operations under the appropriate technology transfer agreements. As of December 31, 2005, the Company had recorded $387 of grant funding as revenue and a corresponding amount has been reclassified from R&D expenses to cost of sales, representing staff time spent on the project.

11. Time-based Software License Arrangements

Certain time-based software license arrangements are covered by non-cancelable agreements whose terms range from one to five years. The typical term of the contracts is three years. Revenue from these time-based license arrangements is recognized ratably over the agreed term. The following table shows the amount of future revenues to be recognized from these non-cancelable arrangements as of December 31, 2005.

Revenues to be recognized in:	Amount
2006	$15,701
2007	6,866
2008	949
2009 & Thereafter	80
Total	$23,596

Tripos is typically paid annually under these contracts. Shown below are the amounts to be billed under these contracts subsequent to December 31, 2005 (amounts not included in the accompanying balance sheets at December 31, 2005).

Amounts to be billed in:	Amount
2006	$7,926
2006	2,444
2007	92
Total	$10,462

12. Goodwill and Other Intangible Assets

At December 31, 2005 and December 31, 2004, the Company had the following intangible asset balances:

	December 31, 2005		December 31, 2004
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Acquired software	$3,590	$382	$—	$—
Non-compete agreements	350	92	—	—
Patents and trademarks	192	104	183	93
Total	$4,132	$578	$183	$93

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

12. Goodwill and Other Intangible Assets (Continued)

Amortized intangible assets have the following weighted average useful lives as of December 31, 2005: acquired software—14.4 years; non-compete agreements—3.9 years; patents and trademarks—16.7 years; and intangible assets in total—13.6 years.

Amortization expense was approximately $485 and $10 for the years ended December 31, 2005 and 2004, respectively. Estimated annual amortization expense for the next 5 years is: 2006—$486; 2007—$476; 2008—$475; 2009—$391 and 2010—$9.

The changes in the carrying amount of goodwill for the twelve months ended December 31, 2005 are as follows:

	Discovery	Discovery
	Informatics	Research	Total
Balance at December 31, 2004	$—	$965	$965
Acquisition of Optive Research, Inc.	4,308	—	4,308
Foreign currency translation adjustments	—	(18)	(18)
Balance at December 31, 2005	$4,308	$947	$5,255

The goodwill amounts shown above are not tax deductible.

In accordance with the provisions of Statement No. 142, “Goodwill and Other Intangible Assets”, the Company performed formal impairment tests of goodwill in 2005 and 2004 by using a discounted cash flow approach to estimate fair value. Based on our evaluations, we determined there was no impairment of the remaining goodwill. We will continue to do so on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of Tripos Discovery Research Ltd. or Optive Research, Inc. below their respective carrying values.

13. Relationship with Accenture LLP.

On February 8, 2002, we entered into a marketing alliance agreement with Accenture LLP intended to market and sell a fully integrated solution to automate drug discovery operations of the largest global pharmaceutical companies. As part of this arrangement, we issued 33 shares of common stock, valued at $1.0 million, to Accenture upon entry into this arrangement. This upfront fee paid to Accenture was in consideration of the marketing effort to be expended by Accenture over the term of the relationship. The fee covered the development of joint marketing materials, a joint product demo presentation, and marketing time and effort on behalf of Accenture. We applied EITF 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. In applying EITF 96-18, since the $1.0 million of our stock was granted to Accenture at the inception of the contract in exchange for three years of marketing services and the stock is non-forfeitable and fully vested we determined that the date of issuance of the equity securities is the appropriate measurement date. Accordingly, we recorded the equity issuance and an “Other Asset” at the contract inception date, based on the fair value of the stock issued. Performance of the services was required over the contractual term, therefore we amortized the Other Asset ratably over the contractual term as a sales and marketing expense. Total expense recorded in the years ended December 31, 2005, 2004 and 2003 related to the arrangement was $22, $265 and $265, respectively.

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

14. Earnings Per Share

The following table sets forth the computation of basis and diluted earnings per share:

	2005	2004	2003
Numerator:
Numerator for basic and diluted earnings per share—net income (loss) allocable to common shareh olders	$(4,288)	$232	$2,100
Denominator:
Denominator for basic earnings per share—weighted average shares	10,096	9,206	8,949
Effect of dilutive securities:
Employee stock options (Note A)	—	151	384
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	10,096	9,357	9,333
Basic earnings per share	$(0.42)	$0.03	$0.23
Diluted earnings per share	$(0.42)	$0.02	$0.23

Note A: For the year ended December 31, 2005, weighted average shares outstanding were not adjusted for the effect of outstanding employee stock options as their inclusion would have been anti-dilutive.

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

15. Business Combination

On January 5, 2005 we acquired Optive Research, Inc. (“Optive”), a U.S. software company offering discovery informatics products complementary with our own to the pharmaceutical and biotechnology industry. We acquired Optive to maintain access to products presently being distributed by us and to gain access to new technologies being developed. The transaction consideration included cash and stock. Under the terms of the agreement, we issued 600 shares of our common stock with a value of $3,200 (a portion of which is restricted and will vest evenly on a semi-annual basis over 2 years) and $4,770 in cash to Optive’s former shareholders. The value of the shares issued was computed based on the average closing stock price of our common stock for a period of 5 days before and after the announcement date. The cash portion was funded by a group of new investors through the issuance of $3,500 of subordinated debt bearing an interest rate of 11.42%, 112 shares of common stock with a negotiated value of $500 and warrants to purchase 156 shares of common stock at $4.48 per share. The warrants are exercisable upon issuance, up to 5 years from the date of grant. Optive’s operating revenues prior to the acquisition were approximately $2,400, including nearly $900 of royalty payments made by us. The purchase price, including direct acquisition costs, has been allocated as follows:

Cash	$647
Accounts receivable	809
Prepaid expenses	30
Property & equipment, net	40
Intangible software & non-compete agreements	3,940
Goodwill, nondeductible for tax purposes	4,308
Accounts payable	(422)
Accrued expenses	(97)
Deferred revenue	(655)

Supplemental pro forma information is not presented because the acquisition is not considered to be material in accordance with SFAS No. 141 Business Combinations. Optive’s results of operations are included in our consolidated statements of operations from the date of acquisition forward.

16. Income Taxes

The components of income (loss) before income taxes for the years ended were as follows:

	2005	2004	2003
Domestic	$(2,237)	$(3,919)	$3,949
Foreign	(4,121)	6,161	(280)
	$(6,358)	$2,242	$3,669

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

16. Income Taxes (Continued)

The components of income tax expense (benefit) for the years ended were as follows:

	2005	2004	2003
Current tax expense (benefit)
Federal	$101	$480	$—
State and local	6	—	—
Foreign	(266)	330	271
Total current	(159)	810	271
Deferred tax expense (benefit)	(1,911)	1,200	1,298
Total provision	$(2,070)	$2,010	$1,569

The reconciliation of the effective income tax rate and the U.S. federal income tax rate is as follows:

	2005	2004	2003
Tax at U.S. federal statutory rate	34.0%	34.0%	34.0%
Effect of foreign operations (net of foreign taxes)	(2.8)	(10.0)	5.6
Foreign withholding tax	—	2.3	—
State taxes, net of federal benefit	(0.1)	4.9	4.0
R&D tax credits	1.6	(1.6)	(1.1)
Valuation allowance	(52.0)	50.4	(0.9)
Permanent differences(1)	51.9	9.6	1.2
Effective tax rate	32.6%	89.6%	42.8%

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

16. Income Taxes (Continued)

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at the end of each year are summarized as follows:

	2005	2004
Current deferred income tax asset (liability):
Allowance for doubtful accounts	$65	$69
Vacation accrual	197	189
Deferred revenue	382	1,539
Other	278	119
Unrealized gain on marketable securities	—	(58)
Valuation allowance	(922)	(1,829)
	$—	$29
Noncurrent deferred income tax asset (liability):
Capitalized development costs	$(864)	$(823)
Property, equipment and other long-lived assets	(5,328)	(5,560)
NOL carryforward	12,851	8,545
Cumulative unpaid inter-company interest	226	355
Unrealized loss on investments in unconsolidated subsidiaries	349	272
Tax credit carryforward	1,373	948
Valuation allowance	(8,376)	(5,446)
	$231	$(1,709)

(1)          Permanent differences for 2005 include prior years R&D tax credits in the U.K. that were not able to be recognized until such time as it was more likely than not that they would be approved by the tax authorities.

A valuation allowance has been recorded on the deferred tax assets due to the uncertainty whether it is more likely than not that such assets will be realized. In 2004 and 2005, additional valuation allowances were applied to the current year increase in deferred tax assets primarily from losses generated in the United States and United Kingdom operations.

There are $613 of tax benefits from stock option exercises with offsetting valuation allowances that upon realization will be credited to additional paid-in-capital. Under the new American Jobs Creation Act of 2004, the carryforward period for foreign tax credits has been extended to 10 years. Therefore the foreign tax credits will expire in 2011 and 2012. R&D credits generated before 1998 have a 15-year carryforward period and a 20-year period for credits arising after 1997. Therefore the R&D credits will expire between 2011 and 2024.

Income tax payments for 2005, 2004 and 2003 were $25, $217 and$4, respectively. Tripos’ U.K. subsidiaries had group loss carryforwards at December 31, 2005, with a pre-tax value of approximately $24,346 that have no expiration date. Additionally, Tripos’ U.S. entity had loss carryforwards of $14,300 on a pre-tax basis that expire between 2022 and 2025. At December 31, 2005, there were no undistributed earnings from our foreign subsidiaries.

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

17. Loss Contract

In March 2004, we announced the completion of a significant milestone in our collaboration with Schering AG. Schering accepted Tripos’ AUSPYX™ data cartridge for Oracle as the foundation of their Enterprise Chemical Information Management System (ECIMS). Having successfully completed this milestone, the two companies were in talks regarding the specifications and financial arrangements necessary to complete the development and deployment of ECIMS. This required a scope change to the then existing contract. Because these discussions were not finalized, Tripos recorded a charge in 2003 for the estimated project costs in excess of the revenues that it expected under the then current contract terms. In calculating the amount of the charge to be recorded, Tripos assumed that the project would not continue past delivery and rollout of the production system in mid-2004. This assumption led to a corresponding reduction of approximately $802 in the total revenues available under the contract through the expected mid-2004 delivery. In addition, we recorded a charge of approximately $813 for the estimated project costs in excess of the revenues expected under the previous contract terms. In calculating the amount of the charge to be recorded, Tripos was required to utilize the then existing contract terms, and could not assume that the project would continue past delivery and rollout of the production system in mid-2004. Tripos was required to accrue these excess costs so that its year-end financial statements fairly reflected the project status as of December 31, 2003. The negotiations were completed in mid-2004 and the project progressed to completion in 2005. Under the revised financial terms, we received payments equal to our costs to complete the project and therefore reflected no margin.

18. Investment in A.M. Pappas Life Science Ventures II Fund.

Since 2001, we have invested in the A.M. Pappas Life Science Ventures II fund administered by A.M. Pappas. This fund invests in new and developing companies in the life science sector. Our investment commitment of $2,500 represents approximately 2.0% of the total capital of the fund. As of December 31, 2005 we had invested $2,075 or 83% of our total commitment. In 2004 we received a distribution of 33 shares of NuVasive, Inc. from the fund manager upon NuVasive’s initial public offering. The value of these shares, $341 as of December 31, 2004 was recorded as marketable securities. During 2005, we sold all 33 shares of NuVasive, Inc, realizing a gain of $240. In July 2005 we received a distribution from the fund in the form of $319 cash and shares in Cerexa, Inc. valued at $14. As a result of this transaction, we recognized a gain in the amount of $305.

The fund records investment impairments when identified, for which we recognize our pro-rata share of such impairments. In 2005, 2004 and 2003, the fund’s managers determined that certain investments were impaired, and we recorded our pro-rata share of the fund’s investment impairments, totaling $204, $58 and $110, respectively. Our net investment balance in the A.M. Pappas Life Science Ventures II Fund at December 31, 2005 totals $1,504, reflected in Investments recorded at cost on the balance sheet.

19. Investment in Infinity Pharmaceuticals

During 2005, we received shares of Infinity Pharmaceuticals, a private cancer drug discovery and development company, valued at $191 as part of an early termination agreement for a software license contract. The early termination agreement consisted of cash and shares and represented the full value of our software license agreement. Our investment in the shares is recorded in the balance sheet under “Investments” at cost.

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

20. Investment in Arena Pharmaceuticals, Inc.

During the period from 1997 through 1999, we invested in the start up of Arena Pharmaceuticals, Inc. (“Arena”), a San Diego, California biotechnology company. Our investment in Arena totaled $3,200. In July of 2000, Arena successfully completed its initial public offering (“IPO”) of common stock on The NASDAQ Stock Market. During June 2001, Arena completed a secondary offering of additional shares of common stock. We participated in the offering by selling 100 shares and realizing a pre-tax gain of $2,387. During 2002 we sold 619 shares under a controlled sale program realizing a pre-tax gain of $3,560. Again in 2003, we sold 1,266 shares of Arena and realized a pre-tax gain of $6,659. Finally, in 2004 we sold our remaining 31 shares, realizing a pre-tax gain of $144.

21. Investment in Signase, Inc.

During 2001 and 2002 Tripos made in-kind contributions of chemical compounds in exchange for shares of Signase, Inc., a Texas-based biotechnology company that researches cancer therapeutics. The transactions were recorded as an increase in investments in unconsolidated affiliates and sales of chemical compounds. Valuation of the shares received was consistent with recent equity placements of similar shares to other investors by Signase. The $500 sales value of the chemical compounds was consistent with average market values received in comparable transactions from other customers for similar volumes of compounds sold from our existing inventory.

Early in 2003, Signase advised its shareholders of its intent to seek additional financing at rates below those of the original investors. We determined this reduced level of market value to be “other than temporary” and as a result, wrote down our investment to approximate the then current offering price. Our total in-kind investment was $552 prior to the write-down of $405 in 2002, leaving a carrying value of $150. Tripos took a further write-down of the remainder of its investment in Signase, $150, as of March 31, 2003, after receiving information from Signase that attempts to raise capital were unsuccessful and that the company may be liquidated. Signase was liquidated during 2005 with no proceeds being realized by shareholders, including Tripos.

22. Long-term Debt

As of December 31, 2005, we had a credit agreement with LaSalle Bank N.A. for a $3,697 mortgage note for property with a book carrying value of $3,926. The mortgage is due to mature on April 18, 2008. We also had a $6,500 one-year revolving line of credit agreement with LaSalle Bank. The Bank has committed to amend the line of credit facility to $6,000 and extend it to January 01, 2007. Both credit agreements are collateralized by substantially all of our U.S. assets and stock pledges for each of the U.S. and U.K. subsidiaries. Payment of dividends to shareholders or the incurring of debt from other sources by Tripos, Inc. and its subsidiaries must be approved in advance by LaSalle Bank. The agreements also required us to meet certain financial covenants, including minimum debt service coverage, minimum shareholders’ equity, maximum capital expenditure (excluding the chemistry laboratory expansion) and an annual clean-down period of 30 consecutive days in which no borrowings are outstanding on the revolving credit facility. We met the annual “clean down” provision for the current year in September 2005. As of December 31, 2005, Tripos was in violation of the minimum debt services coverage and minimum shareholders’ equity covenants of its loan agreement with LaSalle Bank. The bank has waived these violations as of December 31, 2005. The amended line of credit will have a borrowing base of 85% of

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

22. Long-term Debt (Continued)

domestic and insured foreign accounts receivable plus $1.8 million allowance for excess equity in U.S. real estate, a revised minimum shareholders’ equity covenant tested quarterly and a minimum consolidated cash balance covenant tested monthly. The annual clean-down requirement was eliminated.

The mortgage note under the credit agreement calls for even quarterly principal payments based on a twenty-year amortization schedule. Borrowings under the mortgage were subject to a variable interest rate at LIBOR plus 2.25%. Under the amended agreement the interest rate will be LIBOR plus 3.00%. Interest rates paid on the mortgage averaged 5.5% during 2005. At December 31, 2004 the balance owed on the mortgage note of $3,914 was presented as a current liability on the balance sheet since at the time it was due within a one-year period. The $6,000 revolving line of credit under the credit agreement requires quarterly interest-only payments with any remaining borrowings due at the end of the agreement period. The line of credit carries a commitment fee of 3/8% of the unused portion of the line. Borrowings under the revolving line of credit bear interest at variable rates tied to LIBOR or the bank’s prime rate. We averaged $2,418 of outstanding borrowings during 2005. The weighted average interest rate on line of credit borrowings was 6.5% in 2005.

In connection with the Optive acquisition, the Company issued a subordinated promissory note to Horizon Technology Finance with a face value of $3,500 and a stated interest rate of 11.42%. The repayment terms of the promissory note require monthly interest only payments of $33 for the first 18 months, followed by 30 monthly payments of $135 beginning on August 1, 2006. Each payment of principal will be accompanied by payment of accrued but unpaid interest to the date of the payment. The subordinated promissory note contains prepayment penalties. In addition, as part of the financing transaction, 112 shares of common stock were issued to Horizon and Sand Hill Capital at a discounted price of $4.48 per share. 156 warrants to purchase common stock were issued to Horizon at a negotiated price of $4.48. These transactions resulted in original issuance debt discounts of $89 related to the common stock issued at a discount and $432 related to the warrants, calculated based upon relative fair values. The debt discounts are being amortized to interest expense over the life of the loan.

Short-term debt obligations were:

	December 31, 2005	December 31, 2004
Borrowings outstanding under Credit Agreement	$4,400	$600
Mortgage note	218	3,914
Subordinated debt	623	—
Short-term debt	$5,241	$4,514

Notes to Consolidated Financial Statements
December 31, 2005 (Continued)
In thousands, except per share data

22. Long-term Debt (Continued)

Long-term debt obligations were:

	December 31, 2005	December 31, 2004
Mortgage note	$3,697	$—
Subordinated debt	3,500	—
Less current maturities	(841)	—
Subtotal	6,356	—
Debt discount	(465)	—
Total long-term debt	$5,891	$—

Scheduled maturities of long-term debt are $5,240 in 2006, $1,574 in 2007, $4,650 in 2008 and $133 in 2009, consisting of mortgage note maturities of $217 in 2007 and $3,263 in 2008 along with subordinated debt maturities of $1,357 in 2007, $1,387 in 2008 and $133 in 2009. Interest expense incurred, net of capitalized interest, for the years ended December 31, 2005, 2004 and 2003 were $837, $265 and $515, respectively, while total interest payments, inclusive of capital lease interest, were $1,668, $1,116 and $769, respectively.

23. Segment Information

The Financial Accounting Standards Board issued SFAS No. 131, “Segment Information” (“SFAS 131”) to amend the requirements for public companies to report financial and descriptive information about their reportable operating segments in annual financial statements and selected information about operating segments in interim reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Operating segments, as defined in SFAS 131, are components of the enterprise for which separate financial information is available and is evaluated regularly by our management in deciding how to allocate resources and assess performance. The Company operates has two reporting segments, Discovery Informatics and Discovery Research. The Company’s Discovery Informatics segment designs, or in-licenses, and sells licenses to software suites that provide computer-aided molecular modeling and visualization, virtual screening, combinatorial library design, data storage and analysis, and structure-activity relationships to customers in pharmaceutical, biotechnology and related life science fields of research. The Company’s Discovery Research segment provides drug discovery services to pharmaceutical and biotechnology companies. High-end services offered are based on application by Tripos of its proprietary high-throughput combinatorial chemistry, and our ChemSpace database searching and selection technologies, including the LeadHopping method for quick identification of alternative chemistries for customer’s needs.

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

23. Segment Information (Continued)

Summarized financial information concerning the industry segments follows:

DI   = Discovery Informatics     DR = Discovery Research

	Years Ended December 31,
	2005			2004			2003
	DI	DR		DI	DR		DI	DR
Revenues:
DI products	$24,905	$—	$24,905	$24,770	$—	$24,770	$24,662	$—	$24,664
DI services	3,076	—	3,076	4,005	—	4,005	3,241	—	3,241
DR services	—	27,440	27,440	—	36,004	36,004	—	26,245	26,245
Total revenues	$27,981	$27,440	$55,421	$28,775	$36,004	$64,779	$27,903	$26,245	$54,148
Depreciation & amortization(2)	$3,047	$3,898	$6,945	$2,208	$2,867	$5,075	$1,507	$1,939	$3,446
Non-allocated corporate(2)			294			437			404
Depreciation & amortization on statement of operations			$7,239			$5,512			$3,850
Operating income (loss)	$2,710	$(645)	$2,065	$3,406	$6,171	$9,577	$37	$1,284	$1,321
Non-allocated corporate departments			$(6,075)			$(7,175)			$(6,766)
Operating income (loss) on statement of operations			$(4,010)			$2,402			$(5,445)
Long-lived assets	$15,995	$21,894	$37,889	$8,974	$24,912	$33,886	$9,529	$21,882	$31,411
Total assets(1)	$31,470	$29,105	$60,575	$25,304	$43,306	$68,610	$27,223	$41,527	$68,750
Consolidated cash			6,241			4,512			2,945
Total assets on balance sheet			66,816			73,122			71,695

(1)          Excludes cash and certain marketable securities of $6,241, $4,512 and $2,945, respectively that are monitored on a consolidated basis.

(2)          Certain prior year depreciation and amortization amounts have been reclassified to conform to current year format.

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

23. Segment Information (Continued)

Our foreign operations historically have been conducted principally through our wholly owned foreign subsidiaries and third-party distributors. Information regarding operations by geographic area for 2005, 2004 and 2003 is as follows:

	United States	Canada	Europe	Pacific Rim	Total
2005 Net sales	$12,870	$794	$38,966	$2,791	$55,421
2004 Net sales	12,751	470	48,699	2,859	64,779
2003 Net sales	13,595	343	36,509	3,701	54,148

	United States	Canada	Europe	Pacific Rim	Total
2005
Property, plant & equipment, net	$5,732	$—	$21,057	$—	$26,789
Capitalized development costs, net	2,291	—	—	—	2,291
Goodwill, net	4,308	—	947	—	5,255
Intangible assets, net	3,554	—	—	—	3,554
Long-lived assets net	15,885	—	22,004	—	37,889
2004
Property, plant & equipment, net	$6,521	$—	$24,151	$—	$30,672
Capitalized development costs, net	2,159	—	—	—	2,159
Goodwill, net	—	—	965	—	965
Intangible assets, net	90	—	—	—	90
Long-lived assets net	8,770	—	25,116	—	33,886
2003
Property, plant & equipment, net	$6,706	$—	$21,209	$11	$27,926
Capitalized development costs, net	2,417	—	—	—	2,417
Goodwill, net	—	—	965	—	965
Intangible assets, net	103				103
Long-lived assets net	9,226	—	22,174	11	31,411

Most of our services are provided on an integrated worldwide basis. Because of the integration of U.S. and non-U.S. services, it is not practical to separate precisely the U.S.-oriented services from services resulting from operations outside the United States and performed for customers outside the United States; accordingly, the separation set forth in the preceding table is based upon internal allocations, which involve certain management judgments. Net sales and long-lived assets in the preceding table are attributable to the country or territory in which our subsidiaries or distributors are located.

Revenues from Pfizer, utilizing products and services in each of our reporting segments, represents 46%, 54%, and 52% of our consolidated net revenues for 2005, 2004, and 2003 respectively.

24. Stock-based Compensation Plans

In 2002, we adopted the 2002 Employee Stock Purchase Plan that allows eligible employees to purchase stock at the lower of 85% of the fair market value of the stock on the enrollment date or exercise date as defined by the plan. Pursuant to the plan, employee purchases are limited to 10% of annual

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

24. Stock-based Compensation Plans (Continued)

compensation. The plan originally had 250 shares reserved for issuance. In 2004 the shareholders approved an increase in the reserve of 450 shares. The plan is in effect for ten years unless terminated or amended sooner by the Board of Directors. At December 31, 2005, 339 shares have been purchased under this plan leaving 361 shares available for issuance.

In 1994, we adopted the 1994 Stock Option Plan that is administered by the Compensation Committee and provided for incentive stock options, non-statutory stock options and stock purchase rights to be granted to our employees and consultants. Pursuant to the plan, incentive stock options could be exercised at a price which is not less than the fair value of the stock on the grant date, and non-statutory stock options and stock purchase rights could be exercised at a price which is determined by the Compensation Committee. Options vested at the rate of 25% on the first anniversary of each grant and 1/48th per month over the next three years. All options granted have 10-year terms. The plan, which was amended in 2001 to increase the number of shares of common stock reserved for issuance from 2,560 to 2,960, was in effect for ten years from the date of inception and expired during 2004. The outstanding 1,366 options granted prior to the expiration of the plan will remain outstanding until their exercise, expiration or forfeiture.

In 1994, we adopted the 1994 Director Option Plan that provided for non-statutory stock options to be granted to non-employee directors at the fair market value of the stock at the date of grant. Options vested in 25% increments on the anniversary of date of grant. The plan, which was amended in 2002 to increase the number of shares of common stock reserved for issuance from 480 to 600, was in effect for ten years from the date of inception and expired during 2004. This plan was amended in 2001 to allow for discretionary grants of options. The outstanding 417 options granted prior to the expiration of the plan will remain outstanding until their exercise, expiration or forfeiture.

In 2005, we adopted the 2005 Equity Incentive Plan (“2005 Plan”) that is administered by the Compensation Committee (“Administrator”) and provides for incentive and/or non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units, deferred stock units and dividend equivalents to be granted to our employees, consultants and directors. A total of 800,000 shares are available for issuance under the 2005 Plan. In addition, any outstanding options under the Company’s 1994 Employee Stock Option Plan that subsequently expire unexercised, up to a maximum of 300,000 shares, may be recaptured issued under the 2005 Plan. Under the 2005 Plan, the Administrator may grant nonqualified stock options and/or incentive stock options and stock appreciation rights at an exercise price set by the Administrator but not less than 100% of the fair market value on the date of grant. Options and rights issued under the 2005 Plan become exercisable at the times and on the terms established by the Administrator. The Administrator also establishes the time at which options expire, but the expiration of an incentive stock option and stock appreciation right may not be later than ten years after the grant date (such term to be limited to 5 years in the case of an incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of parent or subsidiary of the Company). The Administrator will determine the number of Shares of restricted stock granted to any employee, consultant or director and, unless the Administrator determines otherwise, shares of restricted stock will be held by the Company as escrow agent until any restrictions on the shares have lapsed. The Administrator may accelerate the time at which any restriction may lapse or be removed. The Administrator determines the number of restricted stock units granted to any employee or consultant. In determining whether an award of restricted stock

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

24. Stock-based Compensation Plans (Continued)

units should be made, and/or the vesting schedule for any such award, the Administrator may impose whatever conditions to vesting it determines to be appropriate. The number of restricted stock units paid out to the participant will depend on the extent to which the vesting criteria are met. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit or individual goals, which may include continued employment or service, or any other basis determined by the Committee. Upon satisfying the applicable vesting criteria, the participant shall be entitled to the payout specified in the award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Administrator may reduce or waive any vesting criteria that must be met to receive a payout. The Administrator, in its sole discretion and as set forth in the restricted stock unit agreement, may pay earned restricted stock units in cash, shares, or a combination thereof. Performance shares may be granted to employees, consultants or directors at any time as shall be determined by the Administrator in its sole discretion. Subject to the terms of the Plan, the Administrator will have complete discretion to determine the number of shares subject to a performance share award and the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service based component, upon which is conditioned on the grant or vesting of performance share. Performance units are similar to performance shares, except that they shall be settled in cash equivalent to the fair market value of the underlying shares, determined as of the vesting date. The shares available for issuance under the 2005 Plan shall not be diminished as a result of the settlement of a performance unit. Deferred stock units shall consist of a restricted stock, performance share or performance unit award that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. A dividend equivalent is a credit, payable in cash, awarded at the discretion of the Administrator, to the account of a participant in an amount equal to the cash dividends paid on one share for each share represented by an award.

Pro-forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if we had accounted for employee and director stock options under the fair value method of that Statement (see Note 1). The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates ranging from 3.0% to 4.5% for 2005, 1.46% to 4.43% for 2004 and 1.10% to 4.23% for 2003; volatility factor of 0.63 for 2005, 0.90 for 2004 and 0.97 for 2003; and a weighted average expected life of the option of 6.2 years for 2005, 5.3 year for 2004 and 5.3 years for 2003. For the Tripos Employee Stock Purchase Plan, compensation expense was also estimated using a Black-Scholes option pricing model with the following assumptions: risk-free interest rates ranging from 4.15% to 4.41% for 2005, 1.29% to 4.57% for 2004 and 1.10% to 4.23% for 2003; volatility factors of 0.82 for 2005, 0.90 for 2004 and 0.97 for 2003; and a weighted average expected life of the option of 6 months. For all years presented, we used a dividend rate of zero.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee and director stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee and director stock options.

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

24. Stock-based Compensation Plans (Continued)

Additional information relating to the plans is as follows (in thousands, except for earnings per share information):

	2005		2004		2003
Options Outstanding Summary	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning outstanding	1,783	$7.81	1,835	$7.41	1,806	$7.60
Granted	331	3.29	272	5.85	178	5.69
Exercised	(33)	2.17	(248)	2.58	(46)	2.68
Canceled/expired	(126)	6.39	(76)	8.31	(103)	9.83
Ending outstanding	1,955	$7.23	1,783	$7.81	1,835	$7.41
Exercisable—end of year	1,463	$8.09	1,315	$7.81	1,405	$6.49
Weighted average fair value per share of options granted during the year	$1.71		$4.01		$4.08

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 2.94 - $ 3.81	363	4.52	$3.28	101	$3.41
$ 3.81 - $ 5.37	469	3.89	4.32	429	4.23
$ 5.37 - $ 6.19	386	5.90	5.86	237	5.93
$ 6.19 - $13.25	424	3.83	8.41	389	8.52
$13.25 - $19.70	313	5.70	16.23	307	16.16
$ 2.94 - $19.70	1,955	4.68	$7.23	1,463	$8.09

25. Contingent Liability

As discussed in Note 10, for a period of up to 24 months after our last draw under the DTI grant programs, we are obligated to repay portions or all of the grant money received if we eliminate jobs or exit the property. On January 24, 2006 we reduced headcount as described in Note 26 by seventy-six positions. Calculation of any amounts repayable to the U.K. government is based on employee staffing levels at December 31, 2006. Actual staffing levels at that date will be compared to staffing levels previously funded by the grant. Any shortfall in actual staffing may require repayment to the DTI calculated at a rate of GBP17 per employee up to a maximum amount of GBP1,500. The Company is not able to estimate any potential liability at this time as staffing levels may continue to fluctuate throughout 2006.

26. Subsequent Event

On January 24, 2006 we completed a reduction in force for our DR business based in Bude, England which was previously announced on December 19, 2005. This action coincided with the conclusion of the 30-day consultation period with employees mandated by U.K. law. We reduced the number of employees by 76 positions to streamline and refine our DR business and associated cost structure as a result of our fourth quarter 2005 completion of the four-year $90 million file enrichment project with Pfizer Inc. Before this action was taken, our DR business had 161 employees. More than half of the employees affected left

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

26. Subsequent Event (Continued)

the Company under a voluntary separation plan. Severance packages and assistance with outplacement services were offered to all employees affected by this action. As a result, we expect to incur a restructuring charge in the first quarter of 2006 for approximately $900 for severance and outplacement services.

The company also closed a 6,000-square-foot temporary laboratory building in Bude and is exploring alternate uses for or disposition of the excess property. At December 31, 2005, we determined that this building was impaired and took an impairment charge of $861 reflected as “Restructuring charge” on our consolidated statements of operations. Costs to dispose of the building or proceeds from a potential sale of the property are not determinable.

27. Legal Proceedings

Securities Class Action Litigation

On or about July 24, 2003, the Company and two of its executive officers, Dr. John P. McAlister and Mr. B. James Rubin, were sued in federal district court in St. Louis, Missouri on behalf of purchasers of the Company’s common stock during the first half of 2002. The consolidated class action complaint alleged that statements made by the Company in press releases and other public disclosures contained materially false and misleading information in violation of the federal securities laws. On or about May 5, 2004, plaintiffs filed a second amended complaint on behalf of a purported class of purchasers of the Company’s common stock between February 9, 2000 and July 1, 2002 (the “Class Period”). The second amended complaint generally alleges that, during the Class Period, defendants made false or misleading statements of material fact about the Company’s prospects and failed to follow generally accepted accounting principles in violation of the federal securities laws. The second amended complaint also names Ernst & Young LLP, the Company’s former independent registered public accounting firm, as a co-defendant. In August 2004, the Company and the individual defendants and Ernst & Young filed motions to dismiss the second amended complaint. On September 30, 2005, the Company was informed that its motion to dismiss was denied; however, the motion to dismiss filed by Ernst & Young was granted.

On March 21, 2006, the parties reached a verbal agreement to settle the class action litigation. The total amount of the settlement is $3,150 which is to be paid by our insurers. The settlement is subject to court approval after notice and an opportunity to object is provided to the putative shareholder class. There can be no assurance that the settlement will be approved in which case, we will continue to defend ourselves against these claims vigorously.

Shareholder Derivative Litigation

On or about February 10, 2006, a shareholder derivative action was filed in the Circuit Court of the County of St. Louis. The complaint names certain of the Company’s officers and directors as defendants and names the Company as a nominal defendant. The complaint alleges that certain of the Company’s officers and directors breached their fiduciary duties to the Company by engaging in alleged wrongful conduct including conduct complained of in the securities class action litigation described above.

On March 21, 2006, the parties reached a verbal agreement to settle this litigation, subject to final documentation and court approval, involving the implementation of certain policies and procedures by the Company and the payment of attorneys’ fees of $200 to plaintiffs’ counsel. All fees are to be paid by our

Notes to Consolidated Financial Statements December 31, 2005
In thousands, except per share data (Continued)

27. Legal Proceedings (Continued)

insurers. There can be no assurance that the settlement will be approved in which case, we will continue to defend ourselves against these claims vigorously.

28. Selected Quarterly Financial Data (Unaudited)

The following table presents unaudited financial data for each quarter of 2005 and 2004:

	Note (a)				Note (b)
	12/31/05	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04	3/31/04
Total net sales	13,854	13,165	13,359	15,043	17,316	16,100	15,903	15,460
Cost of sales	8,482	6,067	6,886	7,907	9,317	8,333	7,409	7,693
Gross profit	5,372	7,098	6,473	7,136	7,999	7,767	8,494	7,767
Operating expenses	9,306	7,354	6,598	6,831	7,143	7,032	7,601	7,849
Income (loss) from operations	(3,934)	(256)	(125)	305	856	735	893	(82)
Net income (loss)	(5,240)	160	811	(19)	246	(145)	156	(25)
Net income (loss) allocable to common shareholders	$(5,240)	$160	$811	$(19)	$246	$(145)	$156	$(25)
Net income (loss) per:
Basic share	$(0.52)	$0.02	$0.08	$(0.00)	$0.03	$(0.02)	$0.02	$(0.00)
Diluted share	$(0.52)	$0.02	$0.08	$(0.00)	$0.03	$(0.02)	$0.02	$(0.00)
Basic shares	10,117	10,114	10,091	10,060	9,310	9,290	9,173	9,047
Diluted shares	10,117	10,143	10,107	10,060	9,396	9,290	9,352	9,047

Note (a), Fourth quarter 2005 cost of sales include a charge totaling $1,313 for the write-down of ChemCore RIO capitalized software asset and an $861 charge in operating expenses for the write-down of a temporary laboratory building at our DR business in Bude, England.

Note (b), Fourth quarter 2004 cost of sales include a charge totaling $890 for the write-down of ChemCore RIO capitalized software asset.

TRIPOS, INC.
CONSOLIDATED BALANCE SHEETS

	09-30-2006	12-31-2005
	(Unaudited)
	(In thousands)
	Restated
ASSETS
Current assets:
Cash and cash equivalents	$2,343	$6,241
Restricted cash	156	—
Marketable securities	127	—
Accounts receivable, less allowance for doubtful accounts of $191 in 2006 and $190 in 2005	3,638	11,219
Inventory	7,481	5,155
Prepaid expenses	3,807	4,386
Total current assets	17,552	27,001
Property and equipment, less accumulated depreciation	20,671	26,789
Capitalized development costs, less accumulated amortization	2,328	2,291
Goodwill	5,351	5,255
Intangible assets, less accumulated amortization	3,189	3,554
Investments recorded at cost	1,578	1,695
Deferred income taxes	250	231
Other assets	530	—
Total assets	$51,449	$66,816
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$7,964	$5,241
Current portion of capital leases	2,913	2,741
Accounts payable	1,337	1,219
Accrued expenses	3,566	4,970
Deferred revenue	10,394	15,898
Total current liabilities	26,174	30,069
Long-term portion of capital leases	2,527	1,343
Long-term debt	1,898	5,891
Common stock warrants	467	—
Total liabilities	31,066	37,303
Redeemable convertible preferred stock, $0.01 par value, authorized 1,833 shares, issued 1,833 shares as of September 30, 2006	3,716	—
Shareholders’ equity :
Common stock, $0.01 par value; authorized 20,000 shares, issued 10,282 shares as of September 30, 2006 and 10,190 shares as of December 31, 2005.	103	102
Additional paid-in capital	43,362	41,846
Retained deficit	(25,659)	(12,377)
Accumulated other comprehensive loss	(1,139)	(58)
Total shareholders’ equity	16,667	29,513
Total liabilities and shareholders’ equity	$51,449	$66,816

See accompanying notes.

TRIPOS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	09-30-2006	09-30-2005	09-30-2006	09-30-2005
	Restated		Restated
Net sales:
Discovery informatics licenses & support	$5,670	$6,618	$17,763	$18,730
Discovery informatics services	378	716	2,895	1,964
Discovery research services	1,605	5,821	4,347	20,842
Hardware	3	10	28	31
Total net sales	7,656	13,165	25,033	41,567
Cost of sales	4,121	6,067	11,082	20,860
Gross profit	3,535	7,098	13,951	20,707
Operating expenses:
Sales and marketing	2,367	2,556	8,153	8,186
Research and development	2,834	2,898	8,287	6,810
General and administrative	1,760	1,900	5,244	5,787
Restructuring charge	338	—	1,265	—
Impairment charge	3,607	—	3,607	—
Total operating expenses	10,906	7,354	26,556	20,783
Loss from operations	(7,371)	(256)	(12,605)	(76)
Interest expense	(569)	(478)	(1,597)	(1,259)
Other income (loss), net	353	311	1,525	(346)
Loss before income taxes	(7,587)	(423)	(12,677)	(1,681)
Income tax expense (benefit)	62	(583)	46	(2,633)
Net income (loss)	(7,649)	160	(12,723)	952
Preferred dividends	342	—	559	—
Net income (loss) available to common shareholders	$(7,991)	$160	$(13,282)	$952
Basic income (loss) per share	$(0.78)	$0.02	$(1.30)	$0.09
Basic weighted average number of shares	10,276	10,114	10,220	10,088
Diluted income (loss) per share	$(0.78)	$0.02	$(1.30)	$0.09
Diluted weighted average number of shares	10,276	10,143	10,220	10,132

See accompanying notes.

TRIPOS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Nine Months Ended
	09-30-2006	09-30-2005
	(Unaudited)
	Restated
Operating activities:
Net (loss) income	$(12,723)	$952
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment charge	3,607	—
Depreciation of property and equipment	3,060	3,121
Amortization of capitalized development costs & intangibles	974	513
Amortization of debt discount	187	42
Amortization of deferred issuance costs	98	—
Gain on revaluation of common stock warrants	(572)	—
Deferred tax benefit	(6)	(1,288)
Gain from sale of marketable securities	—	(240)
Write-down of long-term investment	27	88
Loss on retirement of assets	28	—
Stock-based compensation expense	271	—
Non employee and director stock compensation expense	29	—
Change in operating assets and liabilities (excluding acquired business):
Restricted cash	(156)	—
Accounts receivable	8,408	559
Inventories	(1,823)	2,993
Prepaid expenses and other current assets	2,105	(690)
Accounts payable and accrued expenses	(3,224)	(3,641)
Deferred revenue	(6,519)	318
Net cash (used in) provided by operating activities	(6,229)	2,727
Investing activities:
Purchases of property and equipment	(409)	(880)
Capitalized development costs	(646)	(1,470)
Acquisition of business, net of cash received	—	(4,753)
Proceeds from the sale of marketable securities	—	426
Proceeds from the sale of equipment	3,799	1,995
Proceeds from distribution from investment in unconsolidated affiliates	36	—
Investment in unconsolidated affiliates	(88)	(133)
Net cash provided by (used in) investing activities	2,692	(4,815)
Financing activities:
Proceeds from stock issuance pursuant to stock purchase and option plans	172	39
Proceeds from issuance of common stock	—	500
Proceeds from issuance of preferred stock	4,851	—
Payments of cash dividends on preferred stock	(237)	—
Borrowings under revolving line of credit	6,710	14,380
Proceeds from issuance of long-term debt and capital leases	—	3,559
Payments on long-term debt and capital lease obligations	(11,134)	(17,189)
Net cash provided by financing activities	362	1,289
Effect of foreign exchange rate changes on cash and cash equivalents	(723)	194
Net decrease in cash and cash equivalents	(3,898)	(605)
Cash and cash equivalents at beginning of period	6,241	4,171
Cash and cash equivalents at end of period	$2,343	$3,566

See accompanying notes.

Supplemental Disclosure of Cash Flow Information (amounts in thousands)

Information about noncash investing activities not reflected in the Consolidated Statement of Cash Flows follows:

	Nine Months Ended
	09-30-2006	09-30-2005
Noncash investing activities
Increase (decrease) in fair value of marketable securities, net of tax effect	$(9)	$53
Purchase of new equipment through capital lease financing	3,966	1,995
Issuance of common stock warrants with PIPE financing	1,069	—
Beneficial conversion feature of preferred stock and other
preferred stock discounts	(2,055)	—
Accretion of preferred stock discount	321	—

In January 2005, the Company acquired Optive Research, Inc. for $4,770 in cash, 600 shares of the Company’s common stock valued at $3,200 and direct costs of the acquisition. The related assets and liabilities at the acquisition date were as follows:

Cash	$647
Accounts receivable	809
Prepaids & other	30
Equipment, net	40
Intangible assets	3,940
Goodwill	4,308
Total assets acquired	9,774
Accounts payable	(422)
Accrued expenses	(97)
Deferred revenue	(655)
Common stock issued to sellers	(3,200)
Cash paid	$5,400

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

1. Summary of Significant Accounting Policies

Organization

Our discovery informatics and discovery research products and services enable life science companies to better perform their drug discovery. We combine our resources in computer-aided molecular design, cheminformatics, chemistry research and production, with the expertise of scientists on our staff to address the challenges facing pharmaceutical research organizations. We deliver products and services internationally recognized for their innovation and quality. By creating new chemical compounds and providing tools that aid our partners’ design of new chemical compounds, we offer our customers advantages in terms of research cycle time, cost, and efficiency of research activities.

We have formed commercial relationships with most major pharmaceutical companies and with many emerging biotechnology companies based on their use of some or all of our products and services. Representative pharmaceutical clients include: Abbott, Bayer, Bristol-Myers Squibb, GlaxoSmithKline, Pfizer, Sanofi-Aventis, Schering AG, Schering-Plough, Servier and Wyeth. Representative biotechnology clients include: Biovitrum, BioTie, CeNeS, Chronogen and GeminX.

Tripos was formed in 1979 to commercialize software for molecular visualization, analysis and design. In building our discovery informatics solutions, we have focused on developing an integrated suite of offerings at the leading edge of scientific research. In addition to our discovery informatics product and service offerings, we engage in chemistry research enhanced by informatics capabilities to produce high-value products and services that directly impact our customers’ discovery programs. In certain cases with customers, these capabilities have created opportunities for us to participate in research collaborations, in which we have the potential for milestones and/or royalty interests in early-stage new drug candidates.

Our business model is based primarily on deriving revenues from our discovery informatics and discovery research businesses as follows:

•       Discovery Informatics Products and Services.   The SYBYL® and UNITY® software suites are the foundation of our discovery informatics product (software) offerings. These suites provide integrated tools for computer-aided molecular modeling and visualization, virtual screening, combinatorial library design, data storage and analysis, and structure-activity relationships to customers in pharmaceutical, biotechnology and related life science fields of research. We offer over fifty (50) software products for these research areas, some of which are in-licensed from third party scientific partners. Key components of these products are being packaged as web services as part of Tripos’ Service-Oriented Informatics strategy, designed to make the company’s valuable discovery tools adaptable to each scientist’s workflow in the new rapidly evolving informatics environment. In 2005, we launched the Windows®-based BenchwareTM suite, used by laboratory researchers to support synthesis and testing decisions; digitally store, search and retrieve research information; and share experimental results with project team members, including computational scientists. These products and technologies are provided to our customers through a license arrangement, while certain of the enterprise-wide technologies also involve systems integration and other services to facilitate a smooth implementation. Customized software development projects can also be an avenue to assist customers to resolve specific research issues that require new scientific methods, techniques and analytical tools.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

1. Summary of Significant Accounting Policies (Continued)

•       Discovery Research Products and Services.   Tripos Discovery Research Centre, based in the United Kingdom, offers compound design and synthesis, molecular analysis, a suite of lead discovery and lead optimization capabilities and newly introduced target-specific chemical libraries (LeadDiscovery libraries). Tripos offers off-the-shelf libraries of compounds sold for pharmaceutical screening purposes. We also participate with our customers in strategic chemistry research projects, primarily on a fee for service basis. In a few cases, the transfer of intellectual property rights for these therapeutic collaborations may include royalty or milestone payments associated with advancement of the compounds through various stages of drug development. In addition, Tripos’ newly introduced target-specific libraries are intended to be a platform for our further collaborative development with clients.

We have a geographically diverse customer base, with approximately 51% of our 2006 year-to-date revenues derived from customers outside of North America. Our worldwide sales force operates from offices in the United States, Canada, England, France, and Germany. We also sell our products through representatives in Brazil and around the Pacific Rim. Our headquarters is in St. Louis, Missouri and our chemistry laboratory is in Bude, England.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all normal recurring adjustments necessary for a fair presentation of such financial statements have been included. For a further description of accounting policies, please refer to the “Description of Business and Summary of Significant Accounting Policies” section in this proxy statement. Operating results for the nine-month period ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

Revenue Recognition

Discovery Informatics Products and Support

We recognize revenues in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended. Revenues from software license agreements are recognized when all of the following criteria are met as set forth in paragraph 8 of SOP 97-2: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed or determinable, and (4) collectibility is probable.

Our largest sources of software license revenue are from Term and Bundled licenses. These are time-based arrangements for one or multiple software products that are sold together with maintenance and support for the term of the license arrangement. We do not have Vendor Specific Objective Evidence (“VSOE”) to determine fair value of the maintenance and support in term arrangements and therefore

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

1. Summary of Significant Accounting Policies (Continued)

recognize revenues from these bundled time-based licenses ratably over the license term, which typically range from 1 to 3 years.

We allocate revenues from perpetual software arrangements involving multiple elements to each element based on the relative fair values as determined by the VSOE for each element. We limit our assessment of VSOE for each element to the price charged when the same element is sold separately. We have analyzed all of the elements included in our multiple-element arrangements and determined that we have sufficient VSOE to allocate revenues to maintenance and support services, and training. We sell training separately and have established VSOE on this basis. VSOE for maintenance and support is determined based upon the renewal rates in contracts themselves, which is based on a fixed percentage of the current perpetual license list price. Accordingly, assuming all other revenue recognition criteria are met, revenues from perpetual licenses are recognized upon delivery of the software using the residual method in accordance with SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.”

Software maintenance agreements provide technical support and the right to unspecified enhancements and upgrades on a “when-and-if-available” basis. Post-contract support revenues on perpetual agreements are recognized ratably over the term of the support period (generally one year), and training and other service revenues are recognized as the related services are provided. Any unrecognized portion of amounts paid in advance for licenses and services is recorded as deferred revenue.

Discovery Informatics Services

Discovery Informatics Services (DIS) includes contracts for the development of packaged Tripos software and/or for the development and delivery of enterprise-wide customized software (such as laboratory information systems or database integration projects). Technological feasibility exists on these software arrangements as they normally leverage our existing products or techniques. These arrangements typically include installation at the customer’s site. We account for these arrangements in accordance with SOP 81-1, as required by SOP 97-2 since the contract to deliver software and installation requires significant production, modification or customization of software.

In applying the provisions of SOP 81-1 the percentage of completion method of accounting for long-term contracts is utilized. Percentage of completion accounting provides for two methods to record long-term contract activity: 1) For contracts where customer approval of contractually required tasks must occur at each distinct milestone, and where amounts billable are indicative of progress-to-completion, we record revenues when a milestone has been met and accepted by the customer. 2) For contracts without distinct milestones, we measure progress using the cost-to-cost method (cumulative costs as a percentage of total expected costs to complete), which approximates progress towards completion. In addition, when current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is made in the period that the loss becomes evident.

DIS also includes software development (“SD”) projects that are contractual arrangements with customers to leverage our expertise in developing a scientific software tool for use in drug discovery. Billings may be on a time and materials basis; accordingly, we record the related revenue when the time and costs are incurred at the stated contractual rates. Other contracts may be accounted for under

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

1. Summary of Significant Accounting Policies (Continued)

milestone or completed contract basis depending on the negotiated terms. For these arrangements, cost and revenues are deferred until achievement of the milestone or completion of the contract.

Discovery Research Products and Services

Discovery research sales include: (1) sales of chemical compounds from inventory, (2) sales of compounds with associated exclusive intellectual property, (3) long-term contracts to design and produce chemical compounds to customer specifications, (4) contracts to perform high-throughput analytical and/or purification, (5) contracts to perform discovery research activities, or (6) contracts to provide biological screening services.

We recognize revenue from the sale of chemical compounds upon shipment of the products, FOB shipping point to the customer. This practice is consistent with the four criteria required for revenue recognition listed in paragraph 1 of Staff Accounting Bulletin (“SAB”) 104 issued by the U.S. Securities and Exchange Commission (“SEC”). For chemical compound transactions, persuasive evidence of an agreement exists upon the receipt of a contract outlining the purchase and usage terms of the compounds. A purchase order may also be received as confirmation. As stated above, revenue is not recognized until the compounds have been shipped to the customer. The selling price for compounds is fixed according to the terms of the contract or customer’s purchase order. Payment terms for chemical compound transactions are Net 30 days. We have experienced very few bad debts arising from these product transactions; as a result, collectibility is reasonably assured.

In accordance with SOP 81-1, sales derived from long-term contracts to design and produce chemical compounds to customer specifications are recorded using the percentage of completion method as the finished goods are delivered (under the units of delivery method). The contract costs related to delivered compounds are recorded to cost of sales as the compounds are delivered and revenue is recognized.

Discovery research activities involve lead compound optimization projects, custom synthesis, compound design and compound screening. These contracts generally call for non-refundable contractual fees tied to time and materials. Accordingly, revenues under contracts of this type are recorded on a time and material basis. When contracts to perform discovery research activities require a specific deliverable, the direct and incremental contract costs are deferred. Revenue and the contract costs are then recognized upon delivery and acceptance.

An access fee for our LeadDiscovery programs may in some cases be recognized upon completion of a materials transfer agreement and shipment of selected compounds to the customer for screening purposes. Customers deciding to retain exclusive rights to promising compounds in the selection are required to pay an additional fee. Certain customers may engage Tripos for follow-on discovery research services to further refine the lead compound at additional cost.

Hardware Sales

Hardware sales are recorded upon shipment of the product to the customer.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

1. Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation

Prior to January 1, 2006, we accounted for stock-based compensation plans under the intrinsic value method as permitted under Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related Interpretations. Under APB 25, generally no compensation expense was recognized because the exercise price of the options equaled the fair value of the stock at the grant date.

Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R (“FAS 123R”), “Share-Based Payment,” using the modified-prospective transition method. Under this transition method, compensation expense was recognized beginning January 1, 2006 and includes (a) compensation expense for all share-based employee compensation arrangements granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS 123, and (b) compensation expense for all share-based employee compensation arrangements granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of FAS 123R. Results for prior periods have not been restated. See Note 15 of the Notes to Consolidated Financial Statements in this proxy statement for further discussion of stock-based compensation.

Income Taxes

We account for income taxes in accordance with SFAS No. 109 (“FAS 109”), Accounting for Income Taxes, which prescribes the use of the asset and liability method whereby deferred tax assets or liabilities are calculated at the balance sheet date using current tax laws and rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets when it is more likely than not that a portion or all of the deferred tax assets will not be realized. In accordance with FAS 109, income tax expense includes 1) deferred tax expense, which generally represents the net change in the deferred tax asset or liability balance during the period plus any change in valuation allowances, and 2) current tax expense, which represents the amount of tax currently payable to or receivable from a taxing authority. The primary difference between financial statement income and taxable income results from the use of different methods of computing depreciation, capitalized development cost, certain revenue recognition activities, other timing differences and the valuation of net operating loss carryforwards. Deferred taxes do not reflect temporary differences relating to our investment in foreign subsidiaries as these amounts have been deemed to be permanently invested. Estimating the deferred tax position on these amounts is not practical.

The effective tax rate reflects management’s current estimate of the distribution of earnings among the statutory jurisdictions in which we operate and the valuation of certain tax credits and net operating losses in the U.S. and U.K. from prior tax years (each ending December 31). Valuation allowances established for deferred tax assets related to net operating losses does not impair our ability to use those deferred tax assets upon achieving profitability in the related jurisdictions. Upon the recognition of income in future periods in the jurisdictions where the deferred tax assets were created, release of the corresponding valuation allowances may result in a lower effective tax rate.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

1. Summary of Significant Accounting Policies (Continued)

Inventory

We account for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) as current-period charges and not included in overhead as required by SFAS No. 151 “Inventory Costs-an amendment of ARB No. 43, Chapter 4” (“FAS 151”). In addition, FAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. We have adopted FAS 151 effective January 1, 2006. The adoption of FAS 151 coincided with the completion of our four-year $90 million file enrichment project with Pfizer. As a result, there are more current period charges of approximately $247 and $719 in the third quarter and first nine months of 2006, respectively, and we are estimating a total of approximately $933 for fiscal year 2006, unless excess property is sold, based upon decreased production.

2. Comprehensive Income (Loss)

The components of comprehensive income, net of related tax, for the three- and nine-month periods ended September 30, 2006 and 2005 were as follows:

	Three-month Period		Nine-month Period
	09-30-2006	09-30-2005	09-30-2006	09-30-2005
	Restated		Restated
Net income (loss) available to common shareholder	$(7,991)	$160	$(13,282)	$952
Unrealized gain (loss)on marketable securities	(9)	—	(9)	53
Less: reclassification for (gain) loss included in net income	—	—	—	(149)
Foreign currency translation adjustments	(163)	207	(1,072)	1,522
Comprehensive income (loss)	$(8,163)	$367	$(14,363)	$2,378

The components of accumulated other comprehensive income, net of related tax, at September 30, 2006 and December 31, 2005 were as follows:

	09-30-2006	12-31-2005
Foreign currency translation adjustments	$(1,130)	$(58)
Unrealized loss on marketable securities	(9)	—
Accumulated other comprehensive loss	$(1,139)	$(58)

3. Contingent Liabilities

Securities Class Action Litigation

On or about July 24, 2003, the Company and two of its executive officers, Dr. John P. McAlister and Mr. B. James Rubin, were sued in federal district court in St. Louis, Missouri on behalf of purchasers of the Company’s common stock during the first half of 2002. The consolidated class action complaint alleged that statements made by the Company in press releases and other public disclosures contained materially false and misleading information in violation of the federal securities laws. On or about May 5, 2004, plaintiffs filed a second amended complaint on behalf of a purported class of purchasers of the Company’s common stock between February 9, 2000 and July 1, 2002 (the “Class Period”). The second amended

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

3. Contingent Liabilities (Continued)

complaint generally alleges that, during the Class Period, defendants made false or misleading statements of material fact about the Company’s prospects and failed to follow generally accepted accounting principles in violation of the federal securities laws. The second amended complaint also named Ernst & Young LLP, the Company’s former independent registered public accounting firm, as a co-defendant. In August 2004, the Company and the individual defendants and Ernst & Young filed motions to dismiss the second amended complaint. On September 30, 2005, the Company was informed that its motion to dismiss was denied; however, the motion to dismiss filed by Ernst & Young was granted.

On March 21, 2006, the parties reached a tentative agreement to settle the class action litigation. The total amount of the settlement is $3,150 which is to be paid by our insurers. The settlement was subject to court approval after notice and an opportunity to object was provided to the putative shareholder class. On August 4, 2006, the Court entered an order approving the settlement and dismissing with prejudice all claims against the defendants.

Shareholder Derivative Litigation

On or about February 10, 2006, a shareholder derivative action was filed in the Circuit Court of the County of St. Louis. The complaint named certain of the Company’s officers and directors as defendants and names the Company as a nominal defendant. The complaint alleged that certain of the Company’s officers and directors breached their fiduciary duties to the Company by engaging in alleged wrongful conduct including conduct complained of in the securities class action litigation described above.

On March 21, 2006, the parties reached a tentative agreement to settle this litigation, subject to final documentation and court approval, involving the implementation of certain policies and procedures by the Company and the payment of attorneys’ fees of $200 to plaintiffs’ counsel. All fees are to be paid by our insurers. On November 17, 2006, the Court granted final approval to the parties’ settlement.

Grant Programs

In 2002, Tripos, Inc. and its U.K. subsidiary, Tripos Discovery Research Ltd. (“TDR”) was awarded a GBP2400 grant by the U.K Department of Trade and Industry (“DTI”) based on the creation of jobs in the region and capital investment. In 2002 and 2004 we met all criteria for the first and second installments and received GBP550 and GBP990, respectively. We may be obligated to repay portions or all of the grant money received for a period of up to five years after our first draw, which was January 2003, under the DTI grant programs if we eliminate jobs or exit the property. On January 24, 2006 we reduced headcount as described in Note 10 by seventy-six positions. We reduced headcount further on August 11, 2006 and the fourth quarter, 2006 by fourteen positions and twenty-seven positions, respectively. Calculation of any amounts repayable to the U.K. government will be based on employee staffing levels at December 31, 2006. Actual staffing levels at that date will be compared to staffing levels previously funded by the grant. Any shortfall in actual staffing could require repayment to the DTI calculated at a rate of GBP17 per employee up to a maximum amount of GBP1,540 (approximately $2,800). The Company has initiated discussions with the DTI with the goal of negotiating a reduced repayment obligation. The Company has yet to receive an indication from the DTI as to the amount to be repaid nor as to the timing of the repayments, if any, and is unable to estimate the potential liability at this time.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

4. Significant Customer

During the third quarter and nine months ended September 2006, we had no customer representing over 10% of net sales. During the third quarter and nine months ended September 2005, Pfizer, Inc. represented 43% and 46%, respectively, of total net sales. We provided products and services to Pfizer under three separate contracts: multi-year worldwide licenses to our discovery software products, multi-year collaborative software development project and a $90 million four-year discovery research project to design and synthesize exclusive compound libraries which was completed in the fourth quarter 2005. We continue to provide worldwide licenses to our discovery software products to Pfizer during 2006; however revenues from Pfizer have dropped below 10% of third quarter and nine months ended September 2006 total revenues.

5. Earnings (Loss) Per Share

The following table sets forth the computation of basic and diluted earnings per share for the three- and nine-month periods ended September 30, 2006 and 2005.

	Three-months Ended		Nine-months Ended
	09-30-2006	09-30-2005	09-30-2006	09-30-2005
	Restated		Restated
Numerator:
Numerator for basic earnings per share—net income (loss) allocable to common shareholders	$(7,991)	$160	$(13,282)	$952
dividends accruing to preferred shareholders (Note C)	—	—	—	—
Numerator for diluted earnings per share	$(7,991)	$160	$(13,282)	$952
Denominator:
Denominator for basic earnings per share—Weighted average shares	10,276	10,114	10,220	10,088
Effect of dilutive securities:
Warrants (Note A)	—	—	—	—
Employee stock options (Note B)	—	29	—	44
Assumed conversion of Series C preferred Shares (Note C)	—	—	—	—
Denominator for diluted earnings per share—Adjusted weighted average shares	10,276	10,143	10,220	10,132
Basic and diluted earnings (loss) per share	$(0.78)	$0.02	$(1.30)	$0.09

Note A: For the three and nine-months periods in 2006 and 2005, the dilutive effect of the 156 outstanding warrants to purchase shares of common stock issued to Horizon has been excluded as the average market price of Tripos common stock was below the price of the warrants and therefore the warrants could not be deemed to have been converted into common stock. The 550 warrants and 16 warrants issued to Midwood Capital and Seven Hills, respectively, have also been excluded for the three and nine-months periods in 2006 as the average market price of Tripos common stock was below the price of the warrants and therefore the warrants could not be deemed to have been converted into common stock.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

5. Earnings (Loss) Per Share (Continued)

Note B: For the three and nine-months periods in 2006, weighted average shares outstanding did not include shares related to the effect of employee stock options as the exercise prices of all such options were above the market price of the Company’s common stock during the periods.

Note C: For the three and nine-months periods ending September 30, 2006, weighted average shares outstanding were not adjusted for the conversion of the Series C preferred stock as their inclusion would have been anti-dilutive. Accordingly, the related preferred dividends were not added back to the numerator for diluted earnings per share.

For additional disclosures regarding earnings per share, see the notes to the Company’s 2005 consolidated financial statements in this proxy statement.

6. Inventory

We maintain a physical inventory of chemical compound libraries in various states of completion for LeadQuest, LeadDiscovery and customer-specific chemistry research projects. Costs associated with the manufacture of compounds are calculated using the standard cost method and are carried at the lower of cost (standard cost method approximating FIFO) or market. In calculating the reserve for obsolescence, collections of compounds are reviewed for their age, possible chemical degradation and cumulative sales trends, and if necessary, a reserve provision is made so that the carrying value is at or below the respective net realizable values. If there is, in our opinion, a significant adverse deviation in sales trends for a specific compound collection or library, an additional reserve provision is taken. A portion of the LeadQuest inventory is used in discovery research projects. Amortization of this inventory is recorded in the reserve for obsolescence over its 10-year expected useful life. Similarly, LeadDiscovery libraries containing patented compound series are amortized over the anticipated patent life. The remaining LeadDiscovery libraries are amortized over a 10-year period. Amortization related to these inventory components was $135 during the third quarter and $255 for the nine-month period of 2006. In all cases, customers may purchase any or all remaining quantities of LeadQuest or LeadDiscovery libraries. Work in process and finished goods inventory includes the accumulated cost of compounds in production or awaiting shipment to customers under discovery research or custom synthesis contracts. The increase in finished goods inventory at September 30, 2006 is due to the movement of LeadQuest libraries from work in process at December 31, 2005 to finished goods in 2006 and the production of approximately $2,500 of new LeadDiscovery compounds in 2006.

Inventory balances at September 30, 2006 and December 31, 2005 were:

	09-30-2006	12-31-2005
Raw materials	$1,953	$1,763
Work in process	1,847	3,339
Finished goods	7,376	3,217
Reserve for obsolescence	(3,695)	(3,164)
Total inventory	$7,481	$5,155
Costs of discovery research customer projects included in Work in Process and Finished Goods above	$986	$534

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

7. Time-based Software License Arrangements

Certain time-based software license arrangements are covered by non-cancelable agreements whose terms generally range from one to five years. The typical term of the contracts is three years. Revenue from these time-based software license arrangements is recognized ratably over the agreed term. The following table shows the amount of revenues to be recognized from these non-cancelable arrangements after September 30, 2006:

Revenues to be recognized in:	Amount
2006 (remaining 4th quarter)	$4,891
2007	8,052
2008	1,669
2009 and later	247
Total	$14,859

Tripos is typically paid annually under these contracts. Shown below are the amounts to be billed under these contracts subsequent to September 30, 2006 (amounts not included in the accompanying balance sheets at September 30, 2006).

Amounts to be billed in:	Amount
2006	$2,067
2007	3,249
2008	472
Total	$5,788

8. Debt Facilities

As of September 30, 2006 we have existing credit facilities provided by LaSalle Bank in the form of a revolving line of credit and a mortgage loan for our corporate headquarters building, due to expire on January 1, 2007 and April 18, 2008, respectively. The credit facilities are collateralized by substantially all of our U.S. assets and stock pledges for each of the U.S. and U.K. subsidiaries.

The revolving line of credit borrowing capacity is $6,000 and has a borrowing base of 80% of domestic and insured foreign accounts receivable plus an allowance of $1,800 against excess equity in U.S. real estate. Covenants under the credit facility include a minimum shareholders’ equity covenant tested quarterly and a minimum consolidated cash balance covenant tested monthly. There is no annual clean-down requirement. Borrowings under the revolving line of credit bear interest at variable rates tied to LIBOR or the bank’s prime rate. The line of credit carries a commitment fee of 3/8% of the unused portion of the line. Due to the short term commitment of the amended credit facility, draws on the line of credit are classified as short-term debt. Borrowing base availability was $3,310 and we had borrowings outstanding of $3,310 at September 30, 2006. The mortgage note calls for even quarterly principal payments based on a twenty-year amortization schedule. Interest on the mortgage loan is based on LIBOR plus 3.0%. Interest rates paid by the Company on the mortgage averaged 8.5% and 7.5% during the third quarter of 2006 and first nine months of 2006, respectively. As of September 30, 2006, $3,534 was remaining on the mortgage. We were in violation of the Minimum Net Worth covenant on September 30, 2006 and therefore have reflected all amounts outstanding on the revolving line of credit and mortgage

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

8. Debt Facilities (Continued)

loan as current on the balance sheet. We have requested a waiver of this covenant violation for the period ended September 30, 2006; however, there are no assurances that the bank will grant a waiver or that the bank will not impose additional terms as a condition to granting a waiver. In addition, the LaSalle Bank facility matures January 1, 2007, and LaSalle Bank has advised Tripos that it does not intend to renew or extend revolving credit to Tripos beyond January 1, 2007. Nevertheless, Tripos plans to request an extension from LaSalle Bank to enable it to complete certain strategic transactions that are currently under negotiation. Tripos’ ability to fund the anticipated capital and operating needs of its business following maturity of the LaSalle Bank facility and absent completion of certain strategic transactions is dependent, among other things, on the replacement of this facility of the ability to secure alternative bank or other debt financing and/or equity funding. See “Management’s Discussion and Analysis-Liquidity” for further information concerning our liquidity and financial position.

In connection with the Optive acquisition, the Company issued a subordinated promissory note to Horizon Technology Finance with a face value of $3,500 and a stated interest rate of 11.42%. The repayment terms of the promissory note require monthly interest only payments of $33 for the first 18 months, followed by 30 monthly principal and interest payments of $135 beginning on August 1, 2006. Each payment of principal will be accompanied by payment of accrued but unpaid interest to the date of the payment. The subordinated promissory note contains prepayment penalties. The balance outstanding at September 30, 2006 was $3,296. In addition, as part of the financing transaction, 112 shares of common stock were issued to Horizon and Sand Hill Capital at a discounted price of $4.48 per share. Warrants to purchase 156 common shares were issued to Horizon at a negotiated price of $4.48. These transactions resulted in original issuance debt discount of $89 related to the common stock issued at a discount and $432 related to the warrants, calculated based upon relative fair values. The debt discounts are being amortized to interest expense over the life of the loan using the effective interest rate method. As a result of the default under the LaSalle Bank credit facility described above, we are required to notify Horizon of the existence of the default and of the ability to accelerate this indebtedness if the default is not cured within 30 days.

9. Goodwill and Other Intangible Assets

At September 30, 2006 and December 31, 2005, the Company had the following intangible asset balances:

	September 30, 2006		December 31, 2005
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Acquired software	$3,590	$668	$3,590	$382
Noncompete agreements	350	162	350	92
Patents and trademarks	192	113	192	104
Total	$4,132	$943	$4,132	$578

Amortized intangible assets have the following weighted average useful lives as of September 30, 2006: acquired software—14.4 years; non-compete agreements—3.9 years; patents and trademarks—16.7 years; and intangible assets in total—13.6 years.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

9. Goodwill and Other Intangible Assets (Continued)

Amortization expense was approximately $122 and $121 for the three-month periods ended September 30, 2006 and 2005, and $365 and $364 for the nine-month periods respectively. Estimated annual amortization expense for the next 5 years is: 2006—$486; 2007—$476; 2008—$475; 2009—$391 and 2010—$9.

The changes in the carrying amount of goodwill for the nine months ended September 30, 2006 are as follows:

	Discovery	Discovery
	Informatics	Research	Total
Balance at December 31, 2005	$4,308	$947	$5,255
Foreign currency translation adjustments	—	96	96
Balance at September 30, 2006	$4,308	$1,043	$5,351

The goodwill related to Discovery Informatics is not tax deductible.

10. Restructuring Charge

On January 24, 2006 we completed a reduction in force for our DR business based in Bude, England which was previously announced on December 19, 2005. This action coincided with the conclusion of the 30-day consultation period with employees mandated by U.K. law. We reduced the number of employees by 76 positions to streamline and refine our DR business and associated cost structure as a result of our fourth quarter 2005 completion of the four-year $90 million file enrichment project with Pfizer Inc. More than half of the employees affected left the Company under a voluntary separation plan. In addition, a restructuring of our US based employees resulted in a staff reduction of 9 employees. As a result of these actions, the Company recorded a pre-tax restructuring charge in the first quarter 2006 of approximately $807 and $120 related to our Discovery Research and Discovery Informatics divisions, respectively, for one-time termination benefits and outplacement costs. These costs are recorded in the consolidated statement of operations in the restructuring charge line item. All costs associated with these restructurings were paid by the end of the second quarter.

The following table summarizes the activity related to the January 24, 2006 restructuring:

	Discovery Informatics	Discovery Research	Total
Restructuring charge first quarter 2006	$120	$807	$927
Cash payments first quarter 2006	(114)	(803)	(917)
Accrual balance at March 31, 2006	$6	$4	$10
Cash payments second quarter 2006	(6)	(4)	(10)
Remaining accrual balance	$—	$—	$—

On August 11, 2006 we completed an additional 14-position reduction in force for our DR business, resulting in a pre-tax restructuring charge of $338. We solicited and obtained voluntary terminations for all positions affected in exchange for one-time termination benefits and outplacement costs.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

10. Restructuring Charge (Continued)

All costs associated with this restructuring not paid during the third quarter are expected to be paid in the fourth quarter of this year.

The following table summarizes the activity related to the August 11, 2006 restructuring:

	Discovery Informatics	Discovery Research	Total
Restructuring charge third quarter 2006	$—	$338	$338
Cash payments third quarter 2006	—	(295)	(295)
Accrual balance at September 30, 2006	$—	$43	$43

In the fourth quarter of 2006 we performed a third reduction in force for an additional 27 positions, reducing our headcount in this business segment to 43 positions. These actions were necessary in order to further streamline the Discovery Research unit. See Note 16 “Subsequent Event” for further discussion.

11. Long-term Investments

Since 2001, we have invested in the Life Science Ventures II fund administered by A.M. Pappas. This fund invests in new and developing companies in the life science sector. Our investment commitment of $2,500 represents approximately 2.0% of the total capital of the fund. During the third quarter of 2006, we invested an additional $88, increasing the total amount invested to $2,163 or 87% of our total commitment. The fund’s managers record investment impairments when identified, for which we recognize our pro-rata share of such impairments. We received a distribution from the fund in August 2006, reducing our investment by $29 and recognizing a $6 gain. Our net investment balance in the A.M. Pappas Life Science Ventures II Fund at September 30, 2006 totals $1,578, and is reflected in investments recorded at cost on the balance sheet.

During the third quarter 2005, we received shares of common stock of Infinity Pharmaceuticals, a private cancer drug discovery and development company, valued at $191 as part of an early termination agreement for a software license contract. Compensation for the early termination agreement consisted of cash plus shares and represented the full value of our software license agreement. In April 2006, Infinity Pharmaceuticals announced its intent to merge with Discovery Partners International, Inc. to become a public company. This merger was completed on September 12, 2006. The value of our shares on the date of merger was $141, resulting in a loss on our investment of $50. At the date of merger, our $141 investment in the combined company was moved from investments recorded at cost to marketable securities and marked to market at September 30, 2006.

12. Series C Preferred Stock

On May 4, 2006, Tripos completed the sale of 1,833 shares of Redeemable Convertible Preferred Stock (“Preferred Stock”) at a price of $3.00 per share and issued 550 five-year common stock warrants exercisable at $3.50 per share to Midwood Capital, a private equity firm, for gross proceeds of $5,500. Net proceeds from this transaction, after the placement agent’s fee and estimated legal and other costs incurred by the Company, were approximately $4,851. Proceeds were utilized to reduce the borrowings under the revolving line of credit and to fund working capital requirements. The warrants to purchase

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

12. Series C Preferred Stock (Continued)

common stock were exercisable upon issuance. The shares of Preferred Stock represent approximately 18 percent of Tripos’ outstanding common stock on an as-converted basis (1 preferred share is convertible into 1 share of common stock). Each outstanding share of Preferred Stock is entitled to voting rights equal to the number of full shares of Common Stock into which such shares are convertible on the date of issuance. The Preferred Stock also has preferential distribution rights in the event of a liquidation, dissolution or winding-up of the Company or a deemed liquidation. The Preferred Stock bears a dividend at an annual rate of 10.5% and is redeemable in two years at the option of the holders. If certain events occur prior to January 26, 2007, which events relate primarily to a sale or acquisition of Tripos, the dividends will be accelerated such that the holders of the Preferred Stock will receive dividends in the aggregate amount of $958 (or dividends in the aggregate amount of $1,155 if the event occurs on or after January 26, 2007) inclusive of any dividends received to date. This financing strengthened the Company’s balance sheet, enhancing its ability to explore strategic alternatives and support current and potential business initiatives.

Upon issuance, the fair value of the warrants was determined based on the Black-Scholes option-pricing model and recorded on the balance sheet as a liability in the amount of $1,040. The warrants were determined to be a liability, as under Emerging Issues Task Force (“EITF) 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, they could not be recorded in equity due to registration rights obligations and cash penalty requirements that were not capped in the event of an unsuccessful registration. The maximum penalty for failure to register or maintain effectiveness of a registration was determined to exceed the spread between the fair value of a registered and unregistered share and, as such, cash settlement was assumed for this determination. The weighted-average assumptions utilized in determining the Black-Scholes values were as follows: stock price—$2.96; strike price—$3.50; dividend yield—0%; risk-free interest rate—5.0%; volatility factor—0.79 and expected life—5 years. The Company will reassess the fair value of the warrants on a quarterly basis until exercise or expiration and record any resulting gain or loss through “other income” in the statement of operations. The Company evaluated the conversion feature of the preferred stock under FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and determined that it was clearly and closely related to the host contract (preferred stock) and was more akin to equity. The conversion feature therefore was not separated from the host contract. The equity features of the preferred stock are voting rights similar to common stock, participation in distributions to common shareholders, the holder has a residual interest in the Company, and the preferred shares are not mandatorily redeemable. The Company therefore determined that the conversion feature should be evaluated under EITF No. 98-5, “ Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rations” and EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.” After taking into account the allocation of the proceeds to the warrants, the Company determined that the Preferred Stock contained a beneficial conversion feature valued at $1,015 based upon the intrinsic value of the shares at the closing stock price versus the value assigned to the preferred stock. Together, the value assigned to the warrants and the beneficial conversion feature created a preferred stock discount in the amount of $2,055, which is being accreted through preferred dividend expense over a two-year period using the effective interest rate methodology.

In addition the transaction costs of $629 were recorded as a deferred issuance cost on the balance sheet and are being amortized to interest expense over a two-year period also using the effective interest

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

12. Series C Preferred Stock (Continued)

rate methodology. Included in the transaction costs are 16 warrants valued at $29 to purchase common stock issued to the placement agent. These warrants were issued with the same terms as the warrants issued to the holders of Preferred Stock. Accretion of the preferred stock discount and amortization of the deferred issuance cost during the third quarter 2006 totaled $197 and $62, respectively, while year-to-date accretion and amortization amounts are $321 and $98, respectively. The Company adjusted the warrant valuation at September 30, 2006 to the fair value at that date of $467 indicated by Black-Scholes, reducing the liability for the quarter by $215 and recording a gain through “other income” in the statement of operations. For the year, the cumulative adjustment to the warrant value as indicated by Black-Scholes is a reduction of $572. The Black-Scholes assumptions utilized at September 30 were the same as the assumption utilized upon issuance with the exception of the stock price reduced to $1.71, the risk-free interest rate adjusted to 4.59% and the expected life reduced to 4.58 years.

Upon issuance, cash in the amount of $388 was deposited into a separate account at LaSalle Bank to cover dividends payable up to December 31, 2006. On June 30, 2006 and September 30, 2006, dividends of $93 and $144, respectively, were paid from this account to Midwood Capital. The remaining balance and accrued interest of $156 are shown as “Restricted cash” on the Consolidated Balance Sheets.

13. New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the requirements of this Interpretation, but do not expect that the adoption will have a material effect on our financial statements or tax returns.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the provisions of FAS 157.

In September 2006, the SEC staff issued Staff Accounting Bulletin 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires that public companies utilize a “dual-approach” to assessing the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. The guidance in SAB 108 must be applied to annual financial statements for fiscal years ending after November 15, 2006. We are currently assessing the impact of adopting SAB 108 but do not expect that it will have a material effect on our consolidated financial position or results of operations.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

14. Segments

The Company operates in two reporting segments, Discovery Informatics and Discovery Research. The Company’s Discovery Informatics segment designs and produces, or in-licenses, and sells licenses to software suites that provide computer-aided molecular modeling and visualization, virtual screening, combinatorial library design, data storage and analysis, and structure-activity relationships to customers in pharmaceutical, biotechnology and related life science fields of research. The Company’s Discovery Research segment provides drug discovery services to pharmaceutical and biotechnology companies. High-end services offered are based on application by Tripos of its proprietary high-throughput combinatorial chemistry, high-throughput analytical and purification methods, medicinal chemistry, and our ChemSpace database searching and selection technologies, including the Lead Hopping method for quick identification of alternative chemistries for customer’s needs.

Summarized financial information concerning the industry segments follows:

DI = Discovery Informatics

DR = Discovery Research

	Three-Months End September 30,
	2006			2005
	DI	DR	Total	DI	DR	Total
		Restated
Revenues:
DI licenses & support	$5,673	$—	$5,673	$6,628	$—	$6,628
DI services	378	—	378	716	—	716
DR services	—	1,605	1,605	—	5,821	5,821
Total revenues	$6,051	$1,605	$7,656	$7,344	$5,821	$13,165
Depreciation & amortization	$586	$741	$1,327	$372	$884	$1,256
Corporate non-allocated			37			71
Depreciation & amortization on statement of operations			$1,364			$1,327
Operating income (loss)	$(477)	$(5,653)	$(6,130)	$1,523	$(143)	$1,380
Non-allocated corporate department expense			(1,241)			(1,636)
Operating loss on statement of operations			$(7,371)			$(256)
Long-lived assets	$15,274	$16,265	$31,539	$17,633	$23,210	$40,843
Total assets(1)	$23,245	$25,578	$48,823	$30,025	$35,092	$65,117
Consolidated cash and marketable securities			2,626			3,566
Total assets on balance sheet			$51,449			$68,683

(1)          Excludes cash and cash equivalents, restricted cash and marketable securities of $2,626 and $3,566 in 2006 and 2005, respectively as cash and cash equivalents are monitored on a consolidated basis.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

14. Segments (Continued)

	Nine-Months End September 30,
	2006			2005
	DI	DR	Total	DI	DR	Total
		Restated
Revenues:
DI licenses & support	$17,791	$—	$17,791	$18,761	$—	$18,761
DI services	2,895	—	2,895	1,964	—	1,964
DR services	—	4,347	4,347	—	20,842	20,842
Total revenues	$20,686	$4,347	$25,033	$20,725	$20,842	$41,567
Depreciation & amortization	$1,710	$2,199	$3,909	$1,065	$2,317	$3,382
Corporate non-allocated			125			252
Depreciation & amortization on statement of operations			$4,034			$3,634
Operating income (loss)	$449	$(9,093)	$(8,644)	$3,551	$1,037	$4,588
Non-allocated corporate department expense			(3,961)			(4,664)
Operating income (loss) on statement of operations			$(12,605)			$(76)
Long-lived assets	$15,274	$16,265	$31,539	$17,633	$23,210	$40,843
Total assets(2)	$23,245	$25,578	$48,823	$30,025	$35,092	$65,117
Consolidated cash and marketable securities			2,626			3,566
Total assets on balance sheet			$51,449			$68,683

(2)          Excludes cash and cash equivalents, restricted cash and marketable securities of $2,626 and $3,566 in 2006 and 2005, respectively as cash and cash equivalents are monitored on a consolidated basis.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

15. Stock-based Compensation

Prior to January 1, 2006, we accounted for stock-based compensation plans under the intrinsic value method as permitted under Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related Interpretations. Under APB 25, generally no compensation expense was recognized because the exercise price of the options equaled the fair value of the stock on the grant date.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R (“FAS 123R”), “Share-Based Payment,” using the modified-prospective transition method. Under this transition method, compensation expense was recognized beginning January 1, 2006 and includes (a) compensation expense for all share-based employee compensation arrangements granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS 123, and (b) compensation expense for all share-based employee compensation arrangements granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of FAS 123R. Under the modified-prospective transition method of FAS 123R, results for prior periods are not restated.

As a result of adopting FAS 123R on January 1, 2006, earnings before income taxes and net income for the three- and nine-months ended September 30, 2006 were both $53 and $271 lower, respectively, than if we had continued to account for share-based compensation under APB No. 25. Basic earnings per share for the three- and nine-months ended September 30, 2006 was reduced by $0.01 and $0.03 per share, respectively, as a result of the adoption of this statement. The majority of options granted by the Company qualify as Incentive Stock Options (ISO) for which no tax benefit is available to be recognized until the options are exercised and sold by the grantee within one year of exercise. Typically, Non-Qualifying (NQ) options provide a deferred tax benefit to the Company at the time of grant and normally a tax benefit in the year of exercise. However, due to the Company’s present net deferred tax asset position, a valuation allowance was recorded to offset the projected tax benefit from the compensation expense recorded in the third quarter and year to date. The Company will only realize the tax benefits when and if they result in an actual reduction in taxes payable.

Prior to the adoption of FAS 123R, we presented tax benefits for which we received deductions resulting from the exercise of stock options as operating cash flows in the Consolidated Condensed Statements of Cash Flows. FAS 123R requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation expense recognized for those options (excess tax benefits) to be classified as financing cash flows. There were no exercises of stock options in the first nine months of 2006, therefore no tax benefits were recorded as financing proceeds in the cash flow statement. The effect of FAS 123R on our year-to-date consolidated statement of cash flows was to add back the $271 of non-cash compensation expense to the cash flows from operating activities.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

15. Stock-based Compensation (Continued)

The following table illustrates the effect on the third quarter and nine-months of 2005 net earnings and earnings per basic and diluted common share if we had applied the fair value recognition provisions of FAS 123 to options granted under our stock-based employee compensation plans. For purposes of this pro forma disclosure, the value of the options was estimated using a Black-Scholes option-pricing valuation model and amortized to expense over the options’ vesting periods.

	Three-month Period	Nine-month Period
	09-30-2005	09-30-2005
Net income as reported	$160	$952
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	242	302
Pro forma net income (loss)	$(82)	$407
Pro forma income (loss) per share:
Basic and diluted—as reported	$0.02	$0.09
Basic and diluted—pro forma	$(0.01)	$0.04

Equity Incentive Plans.   In 2005, we adopted the 2005 Equity Incentive Plan (“2005 Plan”) that provides for incentive and/or non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units, deferred stock units and dividend equivalents to be granted to our employees, consultants and directors. A total of 800,000 shares are available for issuance under the 2005 Plan plus any outstanding options under the Company’s 1994 Employee Stock Option Plan that subsequently expire unexercised, up to a maximum of 300,000 shares. As of September 30, 2006, only stock options have been granted. Stock options may be granted under the 2005 Plan at an exercise price not less than 100% of the fair market value on the date of grant. Options become exercisable and expire at the times and terms established by the administrator, but generally vest over four years and expire five to ten years after the grant date. The Company satisfies the exercise of stock options by issuing new shares. Options for 25 shares were granted during the nine months ended September 30, 2006. No options have been exercised in 2006.

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model based on assumptions for volatility, interest rates, dividend rates, expected time outstanding until exercised (expected term) and expected forfeitures made at the time of the grant. The requisite service life equals the vesting term, primarily four years. Expected volatilities are based on daily observations of the historical volatility of our common stock over comparable length periods and other factors. No adjustment was made in contemplation of the affect of future events. We estimate option exercises and employee terminations based on historical data for groups of employees that have similar exercise and termination behavior (the groups identified are: a. employees, b. officers, and c. directors). The expected term of options granted is derived by considering actual historical exercise data and represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on the U.S Treasury yield curve in effect at the time of the grant.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

15. Stock-based Compensation (Continued)

A summary of option activity under the plans for the nine months ended September 30, 2006 is as follows:

Directors	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2006	417	$8.64
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	(15)	$4.25
Outstanding, September 30, 2006	402	$8.80	4.4 years	$0
Options Exercisable	345	$9.22	4.0 years	$0

Officers	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2006	867	$7.62
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	(64)	$3.62
Outstanding, September 30, 2006	803	$7.95	4.1 years	$0
Options Exercisable	676	$8.71	3.9 years	$0

Employees	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2006	671	$5.83
Granted	25	$2.99
Exercised	—	—
Forfeited	(20)	$3.76
Expired	(32)	$5.07
Outstanding, September 30, 2006	644	$5.82	4.1 years	$0
Options Exercisable	452	$6.71	3.7 years	$0

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

15. Stock-based Compensation (Continued)

A summary of the status of the Company’s Nonvested shares as of September 30, 2006 and changes during the nine months then ended is as follows:

Unvested Options	Shares
Nonvested at January 1, 2006	492
Granted	25
Vested	(110)
Forfeited	(31)
Nonvested at September 30, 2006	376

As of September 30, 2006, there was approximately $400 of total unrecognized compensation expense related to nonvested stock options. This expense is expected to be recognized in the remainder of 2006, 2007, 2008 and 2009 in the amounts of $176, $155, $51, and $18, respectively. The total fair value of shares vested during the three and nine-month periods ended September 30, 2006 was $39 and $228, respectively plus the value of the ESPP shares vesting in the same periods of $14 and $43, respectively.

Employee Stock Purchase Plan.   In 2002, we adopted the 2002 Employee Stock Purchase Plan that allows eligible employees to purchased stock at the lower of 85% of the fair market value of the stock on the enrollment date or exercise date as defined by the plan. Issuances of shares under the Employee Stock Purchase Plan occur each six months on June 30 and December 31. Pursuant to the plan, employee purchases are limited to 10% of annual compensation. The plan originally had 250 shares reserved for issuance. In 2004 the shareholders approved an increase in the reserve of 450 shares. The plan is in effect for ten years unless terminated or amended sooner by the Board of Directors. At September 30, 2006, 418 shares have been purchased under this plan leaving 282 shares available for future issuance. 79 shares were issued on June 30, 2006. The value of the 15% discount and a pro-rata share of the fair value of the implied six-month options is included in the cost of stock-based compensation expense for the three and nine-months ending September 30, 2006.

1996 Director Stock Plan.   The Director Stock Plan provides for automatic and discretionary issuances of the Company’s common stock to non-employee directors. The principle purpose of the Plan is to compensate the non-employee Directors for their service on the Board. Compensation is paid quarterly in the form of 50% cash and 50% in common stock issued from the Plan’s reserve based on the closing market value on the last trading day of each fiscal quarter. Compensation expense for the Board of Directors is reflected in General and Administrative expense for all periods presented. The total expense is the combination of the cash portion and market value of the stock component on the date of issue.

An initial reserve of 160 shares was approved by the shareholders in 1996 with an expiration date of May 2006. Shareholders approved a five-year extension of the Plan at the Annual Meeting of Shareholders held on May 17, 2006. As of September 30, 2006, approximately 93 shares remain available for issuance. Further details on the 1996 Director Stock Plan can be found in the Company’s Proxy Statement for its 2006 Annual Meeting of Shareholders.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

16. Subsequent Event

In the fourth quarter of 2006, the Company conducted a further reduction of staff levels at its laboratory facility in Bude, England, eliminating 27 positions in our continued effort to streamline this business. Of the 27 positions, 21 were voluntary, 5 involuntary and another was reassigned to our Discovery Informatics division. Costs associated with this effort are estimated at $500 and, when finalized, will be reflected in the Company’s fourth quarter 2006 financial results.

Tripos Discovery Research Ltd. is in negotiations to sell certain excess real properties at its Bude, England location.

17. Restatement for Impairment Charge

At the time of filing its Quarterly Report on Form 10-Q, the Company was in negotiations to sell certain excess real properties at its Bude, England location. The property sale subsequently closed in the fourth quarter of 2006 and management has determined that it should amend its Form 10-Q to reflect the asset value as being impaired in the amount of the loss that would ultimately be recognized upon consummation of the transaction. The loss on the sale of these excess properties was $3,607. The following financial statements reflect the “as reported” figures from the Form 10-Q filed on November 14, 2006 and the effect of the impairment charge on the value of the property.

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

17. Restatement for Impairment Charge (Continued)

TRIPOS, INC.
CONSOLIDATED BALANCE SHEETS

	09-30-2006		09-30-2006
	As Reported	Adjust	Restated
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2,343		$2,343
Restricted cash	156		156
Marketable securities	127		127
Accounts receivable, less allowance for doubtful accounts of $191	3,638		3,638
Inventory	7,481		7,481
Prepaid expenses	3,807		3,807
Total current assets	17,552		17,552
Property and equipment, less accumulated depreciation	24,278	(3,607)	20,671
Capitalized development costs, less accumulated amortization	2,328		2,328
Goodwill	5,351		5,351
Intangible assets, less accumulated amortization	3,189		3,189
Investments recorded at cost	1,578		1,578
Deferred income taxes	250		250
Other assets	530		530
Total assets	$55,056	$(3,607)	$51,449
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$7,964		$7,964
Current portion of capital leases	2,913		2,913
Accounts payable	1,337		1,337
Accrued expenses	3,566		3,566
Deferred revenue	10,394		10,394
Total current liabilities	26,174		26,174
Long-term portion of capital leases	2,527		2,527
Long-term debt	1,898		1,898
Common stock warrants	467		467
Total liabilities	31,066		31,066
Redeemable convertible preferred stock, $0.01 par value, authorized 1,833 shares, issued 1,833 shares as of September 30, 2006	3,716		3,716
Shareholders’ equity :
Common stock, $0.01 par value; authorized 20,000 shares, issued 10,282 shares as of September 30, 2006	103		103
Additional paid-in capital	43,362		43,362
Retained deficit	(22,052)	(3,607)	(25,659)
Accumulated other comprehensive loss	(1,139)		(1,139)
Total shareholders’ equity	20,274	(3,607)	16,667
Total liabilities and shareholders’ equity	$55,056	$(3,607)	$51,449

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

17. Restatement for Impairment Charge (Continued)

TRIPOS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	09-30-2006		09-30-2006	09-30-2006		09-30-2006
	As Reported	Adjust	Restated	As Reported	Adjust	Restated
Net sales:
Discovery informatics products & support	$5,670		$5,670	$17,763		$17,763
Discovery informatics services	378		378	2,895		2,895
Discovery research products & services	1,605		1,605	4,347		4,347
Hardware	3		3	28		28
Total net sales	7,656		7,656	25,033		25,033
Cost of sales	4,121		4,121	11,082		11,082
Gross profit	3,535		3,535	13,951		13,951
Operating expenses:
Sales and marketing	2,367		2,367	8,153		8,153
Research and development	2,834		2,834	8,287		8,287
General and administrative	1,760		1,760	5,244		5,244
Restructuring charge	338		338	1,265		1,265
Impairment charge	—	3,607	3,607	—	3,607	3,607
Total operating expenses	7,299	3,607	10,906	22,949	3,607	26,556
Loss from operations	(3,764)	(3,607)	(7,371)	(8,998)	(3,607)	(12,605)
Interest expense	(569)		(569)	(1,597)		(1,597)
Other income (loss), net	353		353	1,525		1,525
Loss before income taxes	(3,980)	(3,607)	(7,587)	(9,070)	(3,607)	(12,677)
Income tax expense (benefit)	62		62	46		46
Net income (loss)	(4,042)	(3,607)	(7,649)	(9,116)	(3,607)	(12,723)
Preferred dividends	342		342	559		559
Net income (loss) available to common shareholder	$(4,384)	$(3,607)	$(7,991)	$(9,675)	$(3,607)	$(13,282)
Basic & diluted income (loss) per share	$(0.43)		$(0.78)	$(0.95)		$(1.30)
Basic & diluted weighted average number of shares	10,276		10,276	10,220		10,220

TRIPOS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except per share data)

17. Restatement for Impairment Charge (Continued)

TRIPOS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Nine Months Ended
	09-30-2006		09-30-2006
	As Reported	Adjust	Restated
	(Unaudited)
Operating activities:
Net (loss) income	$(9,116)	$(3,607)	$(12,723)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment charges	—	3,607	3,607
Depreciation of property and equipment	3,060		3,060
Amortization of capitalized development costs & intangibles	974		974
Amortization of debt discount	187		187
Amortization of deferred issuance costs	98		98
Gain on revaluation of common stock warrants	(572)		(572)
Deferred tax benefit	(6)		(6)
Gain from sale of marketable securities	—		—
Write-down of long-term investment	27		27
Loss on retirement of assets	28		28
Stock-based compensation expense	271		271
Non employee and director stock compensation expense	29		29
Change in operating assets and liabilities (excluding acquired business):
Restricted cash	(156)		(156)
Accounts receivable	8,408		8,408
Inventories	(1,823)		(1,823)
Prepaid expenses and other current assets	2,105		2,105
Accounts payable and accrued expenses	(3,224)		(3,224)
Deferred revenue	(6,519)		(6,519)
Net cash (used in) provided by operating activities	(6,229)	—	(6,229)
Investing activities:
Purchases of property and equipment	(409)		(409)
Capitalized development costs	(646)		(646)
Acquisition of business, net of cash received	—		—
Proceeds from the sale of marketable securities	—		—
Proceeds from the sale of equipment	3,799		3,799
Proceeds from distribution from investment in unconsolidated affiliates	36		36
Investment in unconsolidated affiliates	(88)		(88)
Net cash provided by (used in) investing activities	2,692	—	2,692
Financing activities:
Proceeds from stock issuance pursuant to stock purchase and option plans	172		172
Proceeds from issuance of common stock	—		—
Proceeds from issuance of preferred stock	4,851		4,851
Payments of cash dividends on preferred stock	(237)		(237)
Borrowings under revolving line of credit	6,710		6,710
Proceeds from issuance of long-term debt and capital leases	—		—
Payments on long-term debt and capital lease obligations	(11,134)		(11,134)
Net cash provided by financing activities	362	—	362
Effect of foreign exchange rate changes on cash and cash equivalents	(723)	—	(723)
Net decrease in cash and cash equivalents	(3,898)	—	(3,898)
Cash and cash equivalents at beginning of period	6,241		6,241
Cash and cash equivalents at end of period	$2,343	—	$2,343

Unaudited Financial Information for Discovery Informatics Business
Discovery Informatics Balance Sheets

	Sep 30,	Dec 31,	Dec 31,
	2006	2005	2004
	In thousands, except per share amounts
Assets:
Current assets:
Accounts receivable, less allowance for doubtful accounts of $191, $190 and $246	$2,501	$9,019	$9,470
Prepaid expenses	3,204	4,261	5,227
Total current assets	5,705	13,280	14,697
Property and equipment, less accumulated depreciation	1,585	1,915	2,746
Capitalized development costs, net of accumulated amortization of $3,215, $2,515 and $933	2,328	2,291	2,159
Goodwill	4,308	4,308	—
Intangible assets, less accumulated amortization of $943, $578, and $93	3,189	3,554	90
Other, net	—	—	22
Total assets	$17,115	$25,348	$19,714
Liabilities and net product line surplus (deficit):
Current liabilities:
Current portion of long-term debt	$—	$—	$—
Current portion of capital leases	220	325	359
Accounts payable	894	774	1,056
Accrued expenses	2,137	3,113	4,769
Deferred revenue	9,219	14,730	17,261
Total current liabilities	12,470	18,942	23,445
Long-term portion of capital leases	22	60	338
Net product line surplus (deficit)	4,623	6,346	(4,069)
Total liabilities and net product line surplus (deficit)	$17,115	$25,348	$19,714

See notes to consolidated financial statements

Unaudited Financial Information for Discovery Informatics Business
Discovery Informatics Statements of Operations

	Nine-months ended Sep 30,		Year Ended Dec 31,
	2006	2005	2005	2004	2003
	In thousands, except per share amounts
Net sales:
Discovery informatics software licenses & support	$17,763	$18,730	$24,857	$24,639	$23,702
Discovery informatics services	2,895	1,964	3,076	4,005	3,241
Hardware	28	31	48	131	960
Total net sales	20,686	20,725	27,981	28,775	27,903
Cost of sales:
Discovery informatics software licenses & support	4,116	3,540	6,220	5,280	3,949
Discovery informatics services	2,762	1,302	2,320	2,911	3,588
Hardware	25	27	41	106	824
Total cost of sales	6,903	4,869	8,581	8,297	8,361
Gross profit	13,783	15,856	19,400	20,478	19,542
Operating expenses:
Sales and marketing	7,539	7,262	9,436	11,343	12,325
Research and development	5,514	5,386	7,712	7,678	9,489
General and administrative	1,764	2,131	2,779	3,008	3,326
Restructuring charge	120	—	—	—	—
Total operating expenses	14,937	14,779	19,927	22,029	25,140
Income (loss) from operations	(1,154)	1,077	(527)	(1,551)	(5,598)
Interest income	—	—	—	—	—
Interest expense	(17)	(20)	(23)	(28)	(2)
Other income (expense), net	(27)	2	(29)	(13)	(7)
Income (loss) before income taxes	(1,198)	1,059	(579)	(1,592)	(5,607)
Income tax expense (benefit)	—	—	—	—	—
Net income (loss)	$(1,198)	$1,059	$(579)	$(1,592)	$(5,607)

See notes to consolidated financial statements

Unaudited Financial Information for Discovery Informatics Business
Statement of Changes in Net Product Line Surplus (Deficit)

Balance at Dec 31, 2003	$(1,215)
Net product line loss for the year 2004	(1,592)
Allocation/distribution to/from Tripos, Inc.	(1,262)
Balance at Dec 31, 2004	(4,069)
Net product line loss for the year 2005	(579)
Allocation/distribution to/from Tripos, Inc.	3,024
Contribution of consideration for acquisition of Optive Research, Inc.	7,970
Balance at Dec 31, 2005	6,346
Net product line loss for the nine-months 2006	(1,198)
Allocation/distribution to/from Tripos, Inc.	(649)
Stock-based compensation expense	124
Balance at Sep 30, 2006	$4,623

See notes to consolidated financial statements

Consolidated Statements of Cash

	Nine-months ended
	Sep 30,		Year ended Dec 31,
	2006	2005	2005	2004	2003
	In thousands
Operating activities:
Net income (loss)	$(1,198)	$1,059	$(579)	$(1,592)	$(5,607)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	735	613	979	1,301	1,390
Amortization of capitalized development costs and other intangible assets	975	452	2,068	907	117
Loss on retirement of assets	24	—	25	7	—
Stock based compensation expense	165	—	—	—	—
Deferred income taxes	—	—	—	—	—
Change in operating assets and liabilities (excluding acquired business):
Accounts receivable	6,518	4,406	1,260	1,595	1,434
Prepaid expenses and other current assets	1,057	1,239	996	(1,624)	54
Accounts payable and accrued expenses	(856)	(3,000)	(2,457)	(1,221)	991
Deferred revenue	(5,511)	(5,118)	(3,186)	2,840	498
Net cash provided by (used in) operating activities	1,909	349	(894)	2,213	(1,123)
Investing activities:
Purchases of property and equipment	(312)	(300)	(417)	(577)	(670)
Proceeds from the sale of equipment	—	—	10	—	—
Capitalized development costs	(646)	(1,470)	(1,715)	(639)	(1,272)
Net cash used in investing activities	(958)	(1,770)	(2,122)	(1,216)	(1,942)
Financing activities:
Payments on capital lease obligations	(323)	(271)	(371)	(547)	(237)
Net distribution (to) from Tripos, Inc.	(628)	(1,150)	3,387	(450)	3,302
Net cash provided by (used in) financing activities	(951)	(1,421)	3,016	(997)	3,065
Net increase in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of year	—	—	—	—	—
Cash and cash equivalents at end of year	$—	$—	$—	$—	$—

See notes to consolidated financial statements

Supplemental Disclosure of Cash Flow Information

Information about non-cash investing activities not reflected in the Consolidated Statement of Cash Flows follows:

	Nine-months ended Sep 30,		Year ended Dec 31,
	2006	2005	2005	2004	2003
	(Amounts in thousands)
Non-cash investing activities
Purchase of new equipment through capital lease financing	167	59	59	884	—

In January 2005, Tripos, Inc. acquired Optive Research, Inc. for $4,770 in cash, 600 shares of the Company’s common stock valued at $3,200 and direct costs of the acquisition. The related assets and liabilities at the acquisition date were as follows (amounts in thousands):

Cash	$647
Accounts receivable	809
Prepaids & other	30
Equipment, net	40
Intangible assets	3,940
Goodwill	4,308
Total assets acquired	9,774
Accounts payable	(422)
Accrued expenses	(97)
Deferred revenue	(655)
Common stock issued to sellers	(3,200)
Cash paid	$5,400

See notes to consolidated financial statements

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

1. Description of Business and Basis for Presentation

Description of Business and Company Organization.   The Discovery Informatics business (“Discovery Informatics”, “DI”, or the “Business”) is a product line of Tripos, Inc. (“Tripos”). Discovery informatics products and services enable life science companies to better perform their drug discovery. We combine our resources in computer-aided molecular design, and cheminformatics to address the challenges facing pharmaceutical research organizations. We deliver products and services internationally recognized for their innovation and quality.

We have formed commercial relationships with most major pharmaceutical companies and with many emerging biotechnology companies based on their use of some or all of our products and services. Representative pharmaceutical clients include: Abbott, Bayer, Bristol-Myers Squibb, GlaxoSmithKline, Pfizer, Sanofi-Aventis, Schering AG, Schering-Plough, Servier and Wyeth.

Tripos Discovery Informatics was formed in 1979 to commercialize software for molecular visualization, analysis and design. In building our discovery informatics solutions, we have focused on developing an integrated suite of offerings at the leading edge of scientific research.

Our business model is based primarily on deriving revenues from our discovery informatics business as follows:

•       Discovery Informatics Products and Services. The SYBYL® and UNITY® software suites are the foundation of our discovery informatics product (software) offerings. These suites provide integrated tools for computer-aided molecular modeling and visualization, virtual screening, combinatorial library design, data storage and analysis, and structure-activity relationships to customers in pharmaceutical, biotechnology and related life science fields of research. We offer over fifty (50) software products for these research areas, some of which are in-licensed from third party scientific partners. Key components of these products are being packaged as web services as part of Tripos’ Service-Oriented Informatics strategy, designed to make the company’s valuable discovery tools adaptable to each scientist’s workflow in the new rapidly evolving informatics environment. In 2005, we launched the Windows®-based BenchwareTM suite, used by laboratory researchers to support synthesis and testing decisions; digitally store, search and retrieve research information; and share experimental results with project team members, including computational scientists. These products and technologies are provided to our customers through a license arrangement, while certain of the enterprise-wide technologies also involve systems integration and other services to facilitate a smooth implementation. Customized software development projects can also be an avenue to assist customers to resolve specific research issues that require new scientific methods, techniques and analytical tools.

We have a geographically diverse customer base, with approximately 54% of our 2006 year-to-date revenues derived from customers outside of North America. Our worldwide sales force operates from offices in the United States, Canada, England, France, and Germany. We also sell our products through representatives in Brazil and around the Pacific Rim. Our headquarters is in St. Louis, Missouri.

Basis of Presentation.   On November 19, 2006, Tripos, Inc. entered into an asset purchase agreement to sell substantially all of the assets of our Discovery Informatics business to Vector Capital, LLP. The attached unaudited financial statements have been derived from previously reported consolidated financial statements of Tripos, Inc. and are presented as if the Discovery Informatics business had operated as a stand-alone Company. Certain costs previously reported in our consolidated financial statements of

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

1. Description of Business and Basis for Presentation (Continued)

Tripos, Inc. as non-allocated corporate costs in segment reporting have now been allocated to the Discovery Informatics business for this presentation. DI receives service and support functions from Tripos and is dependent on Tripos to perform these functions. The costs associated with these services and support functions have been allocated to DI based primarily on headcounts and time and materials utilized. Management believes the assumptions underlying the unaudited “carve-out” financial statements of the Discovery Informatics business are reasonable; however,  the Discovery Informatics financial position, results of operations, and cash flows may have been materially different if it was operated as a stand-alone entity as of and for the periods presented.

As a product line of Tripos, Inc., the Discovery Informatics business is dependent upon Tripos, Inc. for all of its working capital and financing requirements. Accordingly, the transfers of financial resources between Tripos, Inc. and the Business are reflected as a component of net product line surplus (deficit) in lieu of cash, intercompany debt and equity accounts.

Operating results for the nine-month period ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents are highly liquid investments with maturities of three months or less from the date purchased. The Statement of Cash Flows has been modified to show the effects of only the Discovery Informatics business.

Accounts Receivable includes current outstanding invoices billed to customers. Invoices are typically issued with Net 30-day terms upon shipment of product or upon achievement of billable events for service-based contracts. Our bad debt experience from uncollectible accounts has historically been immaterial. As a result, we provide a reserve for bad debts on a specific account basis if and when customer payment problems arise.

Accounting Estimates.   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipmentare stated at cost. Depreciation is computed by applying an accelerated method over the estimated useful lives of the assets, which range from five to ten years for equipment and furniture, the shorter of the useful life of the improvement or the life of the related lease term for leasehold improvements, and three years for purchased software. We seek to match the book useful life of our assets to their expected productive lives. Assets deemed to be impaired or no longer productive, are written down to their net realizable value.

Development Costsprimarily consist of software development costs related to new products that are capitalized after the establishment of technological feasibility (working model) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86. During the first nine months of 2006 and 2005 and each of the twelve months in 2005, 2004 and 2003 capitalized costs were $646, $1,469, $1,715, $639 and $1,272, respectively related to development work on our Benchware Notebook in 2005 and 2006 and Benchware

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

2. Summary of Significant Accounting Policies (Continued)

Dock and GALAHAD products in 2004 and 2005. For 2003, capitalized costs were related to a laboratory research and inventory support system, ChemCore RIO, to be marketed to external customers. Amortization of capitalized software development costs is provided on a product-by-product basis as the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. Currently, we use an estimated economic life of three to five years for all capitalized software development costs. We assess the recoverability of capitalized software development costs by comparing the remaining unamortized balance to the net realizable value of the related product. Any excess is written off. During the fourth quarter of 2005 and 2004 we wrote down one of our capitalized products, ChemCore RIO, by $1,313 and $890, respectively, to properly reflect the current net realizable value of the product based upon the change in target market customer base. This software product remains valuable to the company for future projects, but is not currently projected to generate revenue in the near term. For the first nine months of 2006 and 2005 and each of the twelve month periods in 2005, 2004 and 2003, amortization of software developed for sale was $610, $88, $270, $6 and $258, respectively. At times, we capitalize development costs attributable to internal use software in accordance with AICPA Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Amortization of internal use software is over the estimated useful life or three years, which ever is less. During 2004 we wrote off the cost and accumulated amortization for fully amortized capitalized software assets for internal use in the amount of $544.

Goodwill and Other Intangible Assets.   Goodwill represents the excess of the cost of the net assets acquired in acquisitions over their fair value. Beginning in 2002, we have adopted Statement of Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), that suspends amortization of goodwill in favor of annual evaluations of impairment by comparing the fair value of the business to which the goodwill relates to its carrying value. If it is determined that the carrying value exceeds the fair value, we would recognize an impairment loss in earnings at that time. Other identifiable intangible assets with finite lives, such as patents and software products acquired in an acquisition, are amortized on a straight-line basis over their estimated lives as follows:  acquired software 5 to 20 years; non-compete agreements 2 to 4 years; and trademarks and patents 10 to 17 years. See Note 12 “Goodwill and Other Intangible Assets” for further discussion.

Long-Lived Assets.   In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews identified intangible and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If such events or changes in circumstances are present, an impairment loss would be recognized if the sum of the expected future net cash flows is less than the carrying amount of the asset.

Foreign Currency Translation.   The local foreign currency is the functional currency for each of our foreign operations. Assets and liabilities of foreign operations are translated to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rates prevailing during the period. The effect of foreign currency translation is not shown in the stand-alone financial statements of the Discovery Informatics business as it is de minimis. The foreign entity accounts consist primarily of current assets and current liabilities.

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

2. Summary of Significant Accounting Policies (Continued)

Warranty.   We warrant our application software products to perform in accordance with written user documentation and the agreements negotiated with our customers. Since we do not customize our applications software, warranty costs are insignificant and expensed as incurred.

Income Taxes.   The Business does not file separate tax returns, but rather is included in the income tax returns filed by Tripos, Inc. in the various domestic and foreign jurisdictions. Taxes are computed on a stand-alone company basis, but because the Discovery Informatics business has significant net operating loss carry-forwards, no effect for income taxes has been considered in these pro forma Discovery Informatics business financial statements.

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (“FAS 109”), Accounting for Income Taxes, which prescribes the use of theasset and liability method whereby deferred tax assets or liabilities are calculated at the balance sheet date using current tax laws and rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets when it is more likely than not that a portion or all of the deferred tax assets will not be realized. In accordance with FAS No. 109, income tax expense includes 1) deferred tax expense, which generally represents the net change in the deferred tax asset or liability balance during the year plus any change in valuation allowances, and 2) current tax expense, which represents the amount of tax currently payable to or receivable from a taxing authority. The primary difference between financial statement income and taxable income results from the use of different methods of computing depreciation, capitalized development costs, certain revenue recognition activities, other timing differences and the valuation of net operating loss carry-forwards. Deferred taxes do not reflect temporary differences relating to our investment in foreign subsidiaries as these amounts have been deemed to be permanently invested. Estimating the deferred tax position on these amounts is not practical.

Revenue Recognition

Discovery Informatics Products and Support

We recognize revenues in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended. Revenues from software license agreements are recognized when all of the following criteria are met as set forth in paragraph 8 of SOP 97-2: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed or determinable, and (4) collectibility is probable.

Our largest sources of software license revenue are from Term and Bundled licenses. These are time-based arrangements for one or multiple software products that are sold together with maintenance and support for the term of the license arrangement. We do not have Vendor Specific Objective Evidence (“VSOE”) to determine fair value of the maintenance and support in term arrangements and therefore recognize revenues from these bundled time-based licenses ratably over the license term, which typically range from 1 to 3 years.

We allocate revenues from perpetual software arrangements involving multiple elements to each element based on the relative fair values as determined by the VSOE for each element. We limit our assessment of VSOE for each element to the price charged when the same element is sold separately. We have analyzed all of the elements included in our multiple-element arrangements and determined that we have sufficient VSOE to allocate revenues to maintenance and support services, and training. We sell

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

2. Summary of Significant Accounting Policies (Continued)

training separately and have established VSOE on this basis. VSOE for maintenance and support is determined based upon the renewal rates in contracts themselves, which is based on a fixed percentage of the current perpetual license list price. Accordingly, assuming all other revenue recognition criteria are met, revenues from perpetual licenses are recognized upon delivery of the software using the residual method in accordance with SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.”

Software maintenance agreements provide technical support and the right to unspecified enhancements and upgrades on a “when-and-if-available” basis. Post-contract support revenues on perpetual agreements are recognized ratably over the term of the support period (generally one year), and training and other service revenues are recognized as the related services are provided. Any unrecognized portion of amounts paid in advance for licenses and services is recorded as deferred revenue.

Discovery Informatics Services

Discovery Informatics Services (DIS) includes contracts for the development of packaged Tripos software and/or for the development and delivery of enterprise-wide customized software (such as laboratory information systems or database integration projects). Technological feasibility exists on these software arrangements as they normally leverage our existing products or techniques. These arrangements typically include installation at the customer’s site. We account for these arrangements in accordance with SOP 81-1, as required by SOP 97-2 since the contract to deliver software and installation requires significant production, modification or customization of software.

In applying the provisions of SOP 81-1 the percentage of completion method of accounting for long-term contracts is utilized. Percentage of completion accounting provides for two methods to record long-term contract activity:  1) For contracts where customer approval of contractually required tasks must occur at each distinct milestone, and where amounts billable are indicative of progress-to-completion, we record revenues when a milestone has been met and accepted by the customer. 2) For contracts without distinct milestones, we measure progress using the cost-to-cost method (cumulative costs as a percentage of total expected costs to complete), which approximates progress towards completion. In addition, when current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is made in the period that the loss becomes evident.

DIS also includes software development (“SD”) projects that are contractual arrangements with customers to leverage our expertise in developing a scientific software tool for use in drug discovery. Billings may be on a time and materials basis; accordingly, we record the related revenue when the time and costs are incurred at the stated contractual rates. Other contracts may be accounted for under milestone or completed contract basis depending on the negotiated terms. For these arrangements, cost and revenues are deferred until achievement of the milestone or completion of the contract.

Hardware Sales

Hardware sales are recorded upon shipment of the product to the customer.

Stock-Based Compensation.   The Business’ employees participate in various Tripos, Inc. stock compensation plans. Prior to January 1, 2006, Tripos accounted for stock-based compensation plans under the intrinsic value method as permitted under Accounting Principles Board Opinion No. 25 (“APB 25”),

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

2. Summary of Significant Accounting Policies (Continued)

“Accounting for Stock Issued to Employees”, and related Interpretations. Under APB 25, generally no compensation expense was recognized because the exercise price of the options equaled the fair value of the stock at the grant date. Accordingly, the Business also applied APB 25 to account for awards to its employees under the Tripos, Inc. stock compensation plans.

Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R (“FAS 123R”), “Share-Based Payment,” using the modified-prospective transition method. Under this transition method, compensation expense was recognized beginning January 1, 2006 and includes (a) compensation expense for all share-based employee compensation arrangements granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS 123, and (b) compensation expense for all share-based employee compensation arrangements granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of FAS 123R. Results for prior periods have not been restated. See Note 18 of the Notes to Discovery Informatics Financial Statements for further discussion of stock-based compensation.

As a result of adopting FAS 123R on January 1, 2006, loss pre income taxes and net loss for the nine-months ended September 30, 2006 were $165 higher, than if we had continued to account for share-based compensation under APB No. 25.

The following table illustrates the effect on the 2005, 2004 and 2003 net earnings if we had applied the fair value recognition provisions of FAS 123 to options granted under our stock-based employee compensation plans. For purposes of this pro forma disclosure, the value of the options was estimated using a Black-Scholes option-pricing valuation model and amortized to expense over the options’ vesting periods.

	Nine months ended	Dec 31,
	September 30, 2005	2005	2004	2003
	Restated
Net income (loss) as reported	$1,059	$(579)	$(1,592)	$(5,607)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(360)	(550)	(795)	(1,226)
Pro forma income (loss)	$699	$(1,129)	(2,387)	$(6,833)

3. Benefit Plan

In 1994, Tripos, Inc. established a defined contribution 401(k) Plan covering all U.S. employees who are at least 21 years of age. Employees may contribute to the plan up to 50% of their compensation, which is further limited by law. In addition, employees who reached the age of 50 during the calendar year 2005 are eligible to make an additional catch up contribution in the amount of $4,000, subject to income limitations. We match employee contributions for an amount up to 50% of the employee’s deferral limited to the first 6% of each employee’s compensation. Contributions made by Discovery Informatics were $255 for the first nine months of 2006 and $357, $351 and $378 in the twelve month periods ending December 31, 2005, December 31, 2004 and December 31, 2003, respectively.

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

4. Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk have consisted principally of investments and trade receivables. We invest available cash in bank deposits, investment-grade securities, and short-term interest-producing investments, including government obligations and other money market instruments. We have adopted credit policies and standards to evaluate the risk associated with our sales and require collateral, such as letters of credit or bank guarantees, whenever deemed necessary. Our management believes that any risk of loss is significantly reduced due to the nature of the customers and distributors with which we do business.

5. Prepaid Expenses consist of deposits and prepayments for future services or benefits. The Discovery Informatics business financial statements exclude prepayments for deferred loan origination costs and directors and officers liability insurance which are not directly attributable to the Discovery Informatics business. The amounts excluded are as follows:  deferred loan origination costs of $31 at September 30, 2006 and $10 and $64, at December 31, 2005 and December 31, 2004, respectively; prepaid directors and officers insurance of $14 at September 30, 2006 and $53 and $67, at December 31, 2005 and December 31, 2004, respectively.

6. Accrued Expenses

Accrued expenses consist of the following at the end of each period:

	Sep 30,	Dec 31,
	2006	2005	2004
Payroll related (including accrued bonus)	$983	$1,260	$1,782
Product royalties and distributor fees	547	1,515	2,240
Legal & professional accruals	40	164	266
Local sales and VAT taxes	53	61	249
Other	514	113	232
	$2,137	$3,113	$4,769

7. Property and Equipment

Property and equipment at the end of each period are summarized below:

	Sep 30,	Dec 31,
	2006	2005	2004
Computer equipment	$2,487	$3,084	$3,221
Furniture & laboratory equipment	2,068	2,068	2,091
Purchased software for internal use	2,028	1,946	1,783
Leasehold improvements	128	129	129
	6,711	7,227	7,224
Less accumulated depreciation	(5,126)	(5,312)	(4,478)
Net property and equipment	$1,585	$1,915	$2,746

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

8. Other Expense, Net

Other Expense, Net consists of the following at the end of each year:

	Sep 30,	Sep 30,	Dec 31,
	2006	2005	2005	2004	2003
	Restated
Loss on sale of assets	(27)	(2)	(29)	(13)	(7)

9. Lease Obligations

We lease certain office facilities and equipment under non-cancelable operating and capital leases with terms from one to ten years. The capital leases specifically pertain to the acquisition or financing of certain computer equipment totaling $758, $943 and $884, at September 30, 2006, December 31, 2005 and December 31, 2004, respectively. Monthly payments go to reduce the capital lease liability. The total accumulated amortization associated with equipment under capital leases was approximately $537, $621 and $311 at September 30, 2006, December 31, 2005 and December 31, 2004, respectively. The related amortization expense is included in depreciation expense. Rent expense under the operating leases was $432, $582, $661 and $877 in the first nine months of 2006 and the twelve months ending December 31, 2005, 2004 and 2003, respectively. Non-cancelable future minimum lease commitments as of September 30, 2006 are:

Year	Operating Leases	Capital Leases
2006 (remaining three months)	$147	$94
2007	555	154
2008	347	—
2009	303	—
2010	294	—
Thereafter	331	—
Total payments	$1,977	248
Less amount representing interest		(6)
Non-cancelable future minimum lease payments		$242

Includes the current portion of capital lease obligations of $220

10. Financial Instruments

Periodically, we enter into foreign currency hedge transactions to protect us from unfavorable changes in the exchange rate of currencies on certain customer contracts. For transactions qualifying as effective hedges, as determined using either the dollar offset method or regression methods, we record these foreign exchange contracts at fair value in our Consolidated Balance Sheet and the related gains or losses on these contracts are deferred in accumulated other comprehensive income. These gains or losses are recognized in income in the period in which the transactions being hedged are recognized. To the extent any contract is not considered to be perfectly effective in offsetting the change in fair value of the hedged transaction, the ineffective portion of the contract is immediately recognized in income.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative will continue to be carried in the statement of

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

10. Financial Instruments (Continued)

financial position at its fair value. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried in the Consolidated Balance Sheet at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value in the Consolidated Balance Sheet, with changes in its fair value recognized in current period earnings.

For transactions that do not qualify as effective hedges, there will be a gain or loss reflected in our Consolidated Statement of Operations for the change in currency rates. Gains and losses on foreign currency exchange contracts are included in other income (expense) net. The counter-party to these foreign currency hedge contracts is LaSalle N.A. At September 30, 2006, December 31, 2005 and 2004 there were no foreign currency future contracts in place related to the Discovery Informatics business activity.

11. Time-based Software License Arrangements

Certain time-based software license arrangements are covered by non-cancelable agreements whose terms range from one to five years. The typical term of the contracts is three years. Revenue from these time-based license arrangements is recognized ratably over the agreed term. The following table shows the amount of future revenues to be recognized from these non-cancelable arrangements as of September 30, 2006.

Revenues to be recognized in:	Amount
2006 (remaining 4th quarter)	$4,891
2007	8,052
2008	1,669
2009 & Thereafter	247
Total	$14,859

Tripos is typically paid annually under these contracts. Shown below are the amounts to be billed under these contracts subsequent to September 30, 2006 (amounts not included in the accompanying balance sheets at September 30, 2006).

Amounts to be billed in:	Amount
2006	$2,067
2007	3,249
2008	472
Total	$5,788

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

12. Goodwill and Other Intangible Assets

At September 30, 2006, December 31, 2005 and December 31, 2004 the Discovery Informatics business had the following gross intangible asset balances:

	Sep 30,	Dec 31,
	2006	2005	2004
Acquired software	$3,590	$3,590	$—
Non-compete agreements	350	350	—
Patents and trademarks	192	192	183
Total intangible assets	$4,132	$4,132	$183

At September 30, 2006, December 31, 2005 and December 31, 2004 the Discovery Informatics business had the following accumulated amortization balances related to intangible assets:

	Sep 30,	Dec 31,
	2006	2005	2004
Acquired software	$668	$382	$—
Non-compete agreements	162	92	—
Patents and trademarks	113	104	93
Total accumulated amortization	$943	$578	$93

Amortized intangible assets have the following weighted average useful lives as of September 30, 2006: acquired software – 14.4 years; non-compete agreements – 3.9 years; patents and trademarks – 16.7 years; and intangible assets in total – 13.6 years.

Amortization expense was approximately $365 and $364 for the nine-months ended September 30, 2006 and 2005, and $485, $10, and $10 for the years ended December 31, 2005, 2004 and 2003, respectively. Estimated annual amortization expense for the next 5 years is: 2006 – $486; 2007 – $476; 2008 – $475; 2009 – $391 and 2010 – $9.

The changes in the carrying amount of goodwill for the twelve months ending December 31, 2005 are as follows:

Discovery
Informatics
Balance at December 31, 2004	$—
Acquisition of Optive Research, Inc.	4,308
Foreign currency translation adjustments	—
Balance at December 31, 2005	$4,308

There were no changes in carry value for the first nine months of 2006.

The goodwill amounts shown above are not tax deductible.

In accordance with the provisions of Statement No. 142, “Goodwill and Other Intangible Assets”, the Company performed formal annual impairment tests of goodwill in 2005 by using a discounted cash flow

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

12. Goodwill and Other Intangible Assets (Continued)

approach to estimate fair value. Based on our evaluations, we determined there was no impairment of the remaining goodwill. We will continue to do so on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of. below the respective carrying value.

13. Business Combination

On January 5, 2005 Tripos, Inc. acquired Optive Research, Inc. (“Optive”), a U.S. software company offering discovery informatics products complementary with our own to the pharmaceutical and biotechnology industry. We acquired Optive to maintain access to products presently being distributed by us and to gain access to new technologies being developed. The transaction consideration included cash and stock, both issued by Tripos, Inc. Under the terms of the agreement, Tripos, Inc. issued 600 shares of common stock with a value of $3,200 (a portion of which is restricted and will vest evenly on a semi-annual basis over 2 years) and $4,770 in cash to Optive’s former shareholders. The value of the shares issued was computed based on the average closing stock price of our common stock for a period of 5 days before and after the announcement date. The cash portion was funded by a group of new investors through the issuance of $3,500 of subordinated debt bearing an interest rate of 11.42%, 112 shares of common stock with a negotiated value of $500 and warrants to purchase 156 shares of common stock at $4.48 per share. The warrants are exercisable upon issuance, up to 5 years from the date of grant. Optive’s operating revenues prior to the acquisition were approximately $2,400, including nearly $900 of royalty payments made by us.

The purchase price, including direct acquisition costs, has been allocated as follows:

Cash	$647
Accounts receivable	809
Prepaid expenses	30
Property & equipment, net	40
Intangible software & non-compete agreements	3,940
Goodwill, nondeductible for tax purposes	4,308
Accounts payable	(422)
Accrued expenses	(97)
Deferred revenue	(655)

Supplemental pro forma information is not presented because the acquisition is not considered to be material in accordance with SFAS 141 Business Combinations. Optive’s results of operations are included in our operations from the date of acquisition forward.

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

14. Income Taxes

The Discovery Informatics business has accumulated significant operating loss carry forwards that are reflected net of valuation allowances. Due to this condition, no provision for income taxes has been provided in the pro forma financial statements.

The components of income tax expense (benefit) were as follows:

	Sep 30,	Dec 31,
	2006	2005	2004	2003
Current tax expense (benefit)
Federal	$(501)	$74	$(5,924)	$(256)
Foreign	—	—	—	—
Total current	(501)	74	(5,924)	(256)
Deferred tax expense (benefit)	501	(74)	5,924	256
Total provision	$—	$—	$—	$—

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are summarized as follows:

	Sep 30,	Dec 31,
	2006	2005	2004
Current deferred income tax asset (liability):
Allowance for doubtful accounts	$65	$65	$69
Vacation accrual	198	197	189
Deferred revenue	—	382	1,539
Other	113	119	—
Valuation allowance	(376)	(763)	(1,797)
	$—	$—	$—
Noncurrent deferred income tax asset (liability):
Capitalized development costs	$(1,083)	$(864)	$(823)
Property, equipment and other long-lived assets	24	15	18
NOL carryforward	10,809	9,611	9,032
Tax credit carryforward	1,273	1,373	948
Valuation allowance	(11,023)	(10,135)	(9,175)
	$—	$—	$—

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

15. Loss Contract

In March 2004, we announced the completion of a significant milestone in our collaboration with Schering AG. Schering accepted Tripos’ AUSPYX™ data cartridge for Oracle as the foundation of their Enterprise Chemical Information Management System (ECIMS). Having successfully completed this milestone, the two companies were in talks regarding the specifications and financial arrangements necessary to complete the development and deployment of ECIMS. This required a scope change to the then existing contract. Because these discussions were not finalized, Tripos recorded a charge in 2003 for the estimated project costs in excess of the revenues that it expected under the then current contract terms. In calculating the amount of the charge to be recorded, Tripos assumed that the project would not continue past delivery and rollout of the production system in mid-2004. This assumption led to a corresponding reduction of approximately $802 in the total revenues available under the contract through the expected mid-2004 delivery. In addition, we recorded a charge of approximately $813 for the estimated project costs in excess of the revenues expected under the previous contract terms. In calculating the amount of the charge to be recorded, Tripos was required to utilize the then existing contract terms, and could not assume that the project would continue past delivery and rollout of the production system in mid-2004. Tripos was required to accrue these excess costs so that its year-end financial statements fairly reflected the project status as of December 31, 2003. The negotiations were completed in mid-2004 and the project progressed to completion in 2005. Under the revised financial terms, we received payments equal to our costs to complete the project and therefore reflected no margin.

16. Restructuring Charge

On January 24, 2006 we completed a reduction in force. We reduced the number of employees by nine positions to streamline and refine our operating and overhead costs. As a result of these actions, the Company recorded a pre-tax restructuring charge in the first quarter 2006 of approximately $120 related to our Discovery Informatics division for one-time termination benefits and outplacement costs. These costs are recorded in the consolidated statement of operations in the restructuring charge line item. All costs associated with these restructurings were paid by the end of the second quarter.

The following table summarizes the activity related to the January 24, 2006 restructuring:

Discovery Informatics
Restructuring charge first quarter 2006	$120
Cash payments first quarter 2006	(114)
Accrual balance at March 31, 2006	$6
Cash payments second quarter 2006	(6)
Remaining accrual balance	$—

17. Segment Information

The Financial Accounting Standards Board issued SFAS No. 131, “Segment Information” (“SFAS 131”) to amend the requirements for public companies to report financial and descriptive information about their reportable operating segments in annual financial statements and selected information about operating segments in interim reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Operating segments, as defined in SFAS 131, are components of the enterprise for which separate financial information is

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

17. Segment Information (Continued)

available and is evaluated regularly by our management in deciding how to allocate resources and assess performance. The Discovery Informatics business operates within one reporting segment. The Company’s Discovery Informatics segment designs, or in-licenses, and sells licenses to software suites that provide computer-aided molecular modeling and visualization, virtual screening, combinatorial library design, data storage and analysis, and structure-activity relationships to customers in pharmaceutical, biotechnology and related life science fields of research.

Our foreign operations historically have been conducted principally through our wholly owned foreign subsidiaries and third-party distributors. Information regarding operations by geographic area for September 30, 2006, December 31, 2005, December 31, 2004 and December 31, 2003 is as follows:

	United States	Canada	Europe	Pacific Rim	Total
Nine months ended Sep 30, 2006 Net Sales	$9,612	$290	$8,979	$1,805	$20,686
Nine months ended Sep 30, 2005 Net Sales	8,610	243	9,777	2,095	20,725
Fiscal year 2005 Net sales	11,869	328	12,993	$2,791	27,981
Fiscal year 2004 Net sales	11,319	207	14,390	2,859	28,775
Fiscal year 2003 Net sales	12,441	84	11,677	3,701	27,903

	United States	Canada	Europe	Pacific Rim	Total
Sep 30, 2006
Property, plant & equipment, net	$1,540	$—	$45	$—	$1,585
Capitalized development costs, net	2,328	—	—	—	2,328
Goodwill, net	4,308	—	—	—	4,308
Intangible assets, net	3,189	—	—	—	3,189
Long-lived assets net	11,365	—	45	—	11,410
Sep. 30, 2005
Property, plant & equipment, net	$2,015	$—	$140	$—	$2,155
Capitalized development costs, net	3,541	—	—	—	3,541
Goodwill, net	4,308	—	—	—	4,308
Intangible assets, net	3,675	—	—	—	3,675
Long-lived assets net	13,539	—	140	—	13,679
Dec 31, 2005
Property, plant & equipment, net	$1,804	$—	$111	$—	$1,915
Capitalized development costs, net	2,291	—	—	—	2,291
Goodwill, net	4,308	—	—	—	4,308
Intangible assets, net	3,554	—	—	—	3,554
Long-lived assets net	11,957	—	111	—	12,068

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

17. Segment Information (Continued)

	United States	Canada	Europe	Pacific Rim	Total
Dec 31, 2004
Property, plant & equipment, net	$2,542	$—	$204	$—	$2,746
Capitalized development costs, net	2,159	—	—	—	2,159
Goodwill, net	—	—	—	—	—
Intangible assets, net	90	—	—	—	90
Long-lived assets net	4,791	—	204	—	4,995

Most of our services are provided on an integrated worldwide basis. Because of the integration of U.S. and non-U.S. services, it is not practical to separate precisely the U.S.-oriented services from services resulting from operations outside the United States and performed for customers outside the United States; accordingly, the separation set forth in the preceding table is based upon internal allocations, which involve certain management judgments. Net sales and long-lived assets in the preceding table are attributable to the country or territory in which our subsidiaries or distributors are located.

18. Stock-based Compensation Plans

Certain Discovery Informatics employees participate in the Tripos, Inc. stock-based compensation plans. Those plans include the 1994 Stock Option Plan (“1994 Plan”), the 2002 Employee Stock Purchase Plan and the 2005 Equity Incentive Plan (“2005 Plan”). There were a total of 1,241 options outstanding under the 1994 Plan and 2005 Plan for DI employees as of September 30, 2006.

For a description of the plans available to DI employees, see Note 15 Stock-based Compensation.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee and director stock options.

A summary of the status of the Discovery Informatics nonvested shares as of September 30, 2006 and changes during the nine months then ended follows:

Nonvested Stock Option Shares	Option Shares
Nonvested at January 1, 2006	231
Granted	25
Vested	(57)
Forfeited	(17)
Nonvested at September 30, 2006	182

As of September 30, 2006, there was approximately $229 of total unrecognized compensation expense related to nonvested stock options. This expense is expected to be recognized in the remainder of 2006, 2007, 2008 and 2009 in the amounts of $101, $89, $29, and $10, respectively. The total fair value of shares vested during the nine-month period ended September 30, 2006 was $87 plus the value of the ESPP shares vesting in the same period of $37.

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

18. Stock-based Compensation Plans (Continued)

Additional information relating to the plans is as follows (in thousands, except for earnings per share information):

Options Outstanding Summary	Sep 2006 Shares	Weighted Average Exercise Price	2005 Shares	Weighted Average Exercise Price	2004 Shares	Weighted Average Exercise Price	2003 Shares	Weighted Average Exercise Price
Beginning outstanding	1,319	$6.92	1,203	$7.55	1,312	$7.15	1,350	$7.34
Granted	25	3.32	275	3.32	140	5.71	112	5.40
Exercised	—	—	(33)	2.17	(173)	2.63	(47)	2.68
Canceled/expired	(103)	4.00	(126)	6.39	(76)	8.31	(103)	9.83
Ending outstanding	1,241	$7.08	1,319	$6.92	1,203	$7.55	1,312	$7.15
Exercisable-end of year	995	$7.90	990	$7.89	963	$7.48	1,055	$6.30
Weighted average fair value per share of options granted during the year	$1.87		$1.70		$3.95		$3.86

Sep 30, 2006	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2.94-$3.81	283	4.02	$3.27	104	$3.55
$3.81-$5.37	252	2.80	3.90	244	3.90
$5.37-$5.71	209	7.05	5.56	150	5.53
$5.71-$13.25	236	1.58	6.57	236	6.57
$13.25-$19.10	261	4.93	15.96	261	15.96
$2.94-$19.10	1,241	4.01	$7.08	995	$7.90

We calculate the fair value of options granted on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	Nine-months ended Sep 30,		Year ended Dec 31,
	2006	2005	2005	2004	2003
Stock Options
Risk-free interest rate	4.91%-4.98%	3.00%-4.50%	3.00%-4.50%	1.46%-4.43%	1.10%-4.23%
Dividend yield	—	—	—	—	—
Expected volatility	0.79	0.63	0.63	0.90	0.97
Weighted-average expected life (years)	6.3	6.2	6.2	5.3	5.3
ESPP
Risk-free interest rate	4.40%-5.31%	4.15%-4.41%	4.15%-4.41%	1.29%-4.57%	1.10%-4.23%
Dividend yield	—	—	—	—	—
Expected volatility	0.57	0.82	0.82	0.90	0.97
Weighted-average expected life (years)	0.5	0.5	0.5	0.5	0.5

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

19. Sale of Discovery Informatics Business

On November 19, 2006, Tripos, Inc. entered into a definitive Asset Purchase Agreement (the “Asset Purchase Agreement”) with Tripos (Cayman) LP, a Cayman Islands limited partnership (the “Purchaser”). The Purchaser is controlled by Vector Capital, LLP, a San Francisco-based private equity boutique. The Asset Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Asset Purchase Agreement, the Purchaser will acquire substantially all of the assets of Tripos’ Discovery Informatics Products and Services business (the “Business”). On November 20, 2006, Tripos issued a press release announcing this proposed sale.

The transaction with Vector Capital, LLP is part of a process, including the sale of our Discovery Research business to Provid Pharmaceuticals, that is intended to result in the winding up of the Tripos public entity and the distribution of the sale proceeds to stockholders, after the satisfaction of all debts, other liabilities and corporate obligations.

Summary of the Terms of the Asset Purchase Agreement:

Form of transaction.   Tripos will transfer and convey to the Purchaser substantially all of the assets of the Business and the Purchaser will assume certain specified liabilities of the Business. Such assets include personal property, rights and benefits under various agreements and contracts, certain accounts receivable, cash, rights against third parties, intellectual property, certain licenses, permits and governmental authorizations, books and records, all goodwill and certain rights under research or other grants, in each case associated with the Business.

Consideration.   The consideration for the sale of the assets by Tripos to the Purchaser is $25.6 million in cash, subject to certain adjustments determined with respect to working capital as of the date of closing and the assumption by the Purchaser of certain liabilities of Tripos related to the Business. In no event would the cash purchase price be decreased to less than $24.0 million or increased to greater than $27.6 million.

The Asset Purchase Agreement contains various representations, warranties and covenants of Tripos and the Purchaser. The representations and warranties of each party set forth in the Asset Purchase Agreement have been made solely for the benefit of the Purchaser, on the one hand, and Tripos, on the other hand, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosures made to the other party in connection with the Asset Purchase Agreement, (ii) are subject to the materiality standards contained in the Asset Purchase Agreement, which may differ from what may be considered by investors to be material, and (iii) were made only as of the date of the Asset Purchase Agreement or such other date as is specified in the Asset Purchase Agreement.

Consummation of Asset Purchase Agreement.   Consummation of the Asset Purchase Agreement is subject to a number of conditions, including the approval of Tripos’ stockholders, receipt of certain third party consents and certain other customary closing conditions.

In addition, Tripos has agreed, among other things and subject to certain exceptions described in the Asset Purchase Agreement: (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Asset Purchase Agreement and consummation of the sale of the Business; (ii) not to engage in certain transactions outside of the ordinary course of business during such period; (iii) not to make certain distributions to its stockholders prior to six months after the

Notes to Unaudited Financial Statements for the Discovery Informatics Business (Continued)
In thousands, except per share data

19. Sale of Discovery Informatics Business (Continued)

consummation of the sale of the Business; (iv) to cause a stockholder meeting to be held to consider approval of the sale of the Business and the other transactions contemplated by the Asset Purchase Agreement; (v) subject to certain limited exceptions, to permit the board of directors to comply with their fiduciary duties, for Tripos’ board of directors to recommend that the stockholders adopt the proposed plan to sell the Business pursuant to the Asset Purchase Agreement; (vi) subject to certain limited exceptions to permit the board of directors to comply with their fiduciary duties, not to solicit or encourage proposals relating to alternative business combination transactions, or enter into discussions concerning, or provide information in connection with, alternative business combination transactions; and (vii) to accept limited indemnification of the Purchaser for certain breaches of representations, warranties and covenants for a period of six months following closing. Among other obligations, Purchaser is required under the Asset Purchase Agreement to make offers of employment to at least 90 employees of Tripos.

Pursuant to the terms of the Asset Purchase Agreement, the Purchaser and Tripos each have certain termination rights. Upon termination of the Asset Purchase Agreement, under specified circumstances following Tripos’ receipt of certain acquisition proposals and entry into an alternative acquisition transaction with a third party within twelve months following the termination, Tripos is required to pay the Purchaser a termination fee of $1 million. In addition, if Tripos is unable to obtain stockholder approval of the transaction, Tripos is required to reimburse the reasonable expenses of the Purchaser related to the Asset Purchase Agreement up to a maximum of $500,000.

In connection with entry into the Asset Purchase Agreement, certain directors and executive officers entered into a Support Agreement in the form attached as Exhibit A to the Asset Purchase Agreement.

Annex A

EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of

November 19, 2006

between

TRIPOS (CAYMAN) LP

and

TRIPOS, INC.

i

ii

iii

ASSET PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of November 19, 2006 between Tripos (Cayman) LP, a Cayman Islands limited partnership (“Buyer”), and Tripos, Inc., a Utah corporation (“Seller”),

W I T N E S S E T H :

WHEREAS, Seller conducts a business which develops, sells and distributes discovery informatics software to the pharmaceutical industry (the “Business”);

WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Buyer does not desire to purchase Seller’s discovery research business and certain other assets of Seller, all of which will be retained by Seller;

WHEREAS, Seller intends, promptly after the consummation of the transactions contemplated hereby, to liquidate and commence the orderly dissolution and winding up of its remaining business; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain stockholders of Seller have entered into Support Agreements in the form of Exhibit A hereto, dated as of the date hereof, with Buyer, pursuant to which such stockholders have agreed to vote their shares in favor of the transactions contemplated hereby and against any competing proposals;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.   Definitions.   (a) The following terms, as used herein, have the following meanings:

“Adjusted Deferred Revenues” means the deferred revenues of the Business increased by the amount of any contra deferred revenues, in each case as reflected on the Closing Pro Forma Balance Sheet.

“Adjusted Purchase Price” means the Purchase Price, as adjusted pursuant to Section 1.01(j)(i) hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet Date” means September 30, 2006.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Closing Adjusted Net Working Capital” means (A) the sum of cash, net accounts receivable aged not more than 120 days and prepaid expenses, minus (B) the sum of accounts payable, current portion of long-term debt related to capital leases, other accrued liabilities and Adjusted Deferred Revenues, in each case as reflected on the Closing Pro Forma Balance Sheet, excluding any asset or liability attributable to Apportioned Obligations.

“Closing Date” means the date of the Closing.

“Closing Pro Forma Balance Sheet” means the pro forma balance sheet of the Business as of the close of business on the day before the Closing Date.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to Seller (or any predecessor of Seller or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by Seller, the Business (as currently or previously conducted), the Purchased Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business, the Purchased Assets or the Real Property.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean any or all of the following and all rights associated therewith: (i) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, algorithms; technical data; models; databases and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor; (vi) all domain names; trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all documentation related to any of the foregoing; and (viii) all tangible or intangible proprietary information or materials.

“Intellectual Property of Seller” shall mean any Intellectual Property that is owned by Seller or its subsidiaries other than Intellectual Property listed in Schedule 2.02(g).

“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any adverse effect, change, event, occurrence or state of facts (A) affecting the condition (financial or otherwise), business, assets, properties, liabilities (including contingent liabilities), operations or results of operations of the Business that is material to the  Business, or (B) that would prevent or materially impair Seller from consummating the transactions contemplated hereby, that has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (i) any changes or effects resulting from general changes in economic and financial market conditions (whether in the United States or internationally), (ii) changes in conditions (including as a result of changes in laws, including without limitation, common law, rules and regulations or the interpretations thereof) generally applicable to the types of businesses in which Seller and its subsidiaries are engaged, (iii)  the effect of any change arising in connection with earthquakes, acts of war, sabotage or terrorism, military actions or escalation thereof, and (iv) any failure, in and of itself, by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions or projections (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect unless otherwise excluded pursuant to this paragraph) and (v) changes resulting from the announcement of the transactions contemplated hereby or the identity of Buyer, except, in the cases of clauses (i) through (iii), to the extent such effect, change, event, occurrence or state of facts disproportionately affects the Business.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by Seller or an Affiliate of Seller and held for use or used in the conduct of the Business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pro Forma Balance Sheet” means the unaudited balance sheet of the Business as of June 30, 2006 attached hereto as Exhibit B.

“Transaction Agreements” means, collectively, this Agreement, the Support Agreements, the Transition Services Agreement, the License Agreement and the Lease.

(b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1933 Act	3.20
AAA	13.07
Accounting Referee	2.06
Acquisition Proposal	5.08
active employee	9.03
Adverse Recommendation Change	5.08
Agreement	Preamble
Allocation Statement	2.06
Apportioned Obligations	8.03
Arbitration Costs	13.07
Assumed Liabilities	2.03
Attorney’s Costs	13.07
Business	Recitals
Buyer	Preamble
Capex Budget	3.07
Closing	2.07
Code	8.01
Confidentiality Agreement	13.09
Contracts	2.01
Damages	11.02
Demand	13.07
Dispute	2.08
Disputed Claim	13.07
e-mail	13.01
Employee Plans	9.02
ERISA	9.01
ERISA Affiliate	9.01
Excluded Assets	2.02
Excluded Liabilities	2.04
Indemnified Party	11.03
Indemnifying Party	11.03
Material Contract	3.09
Multiemployer Plan	9.07
Other Consents	3.05
Permits	3.17
Permitted Liens	3.12
Petty Cash	2.01
Post-Closing Tax Period	8.03
Pre-Closing Tax Period	8.01
Purchased Assets	2.01
Purchase Price	2.06
Real Property	3.12
Required Consents	3.05
Resolution of Sale	5.06
SEC	3.20
Seller	Preamble
Seller Proxy Statement	5.06

Seller SEC Reports	3.20
Series C Preferred Stock	3.25
Superior Proposal	5.08
Tax	8.01
Taxing Authority	8.01
Termination Date	12.01
Transfer Taxes	8.03
Transferred Employees	9.03
Uncontested Purchase Price	2.08
WARN Act	7.04
Warranty Breach	11.02

Section1.02.   Other Definitional and Interpretative Provisions.   The words “hereby”, “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
PURCHASE AND SALE

Section 2.01.   Purchase and Sale.   Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, personal or mixed, tangible or intangible, known or unknown, owned, held or used in or arising from the conduct of the Business by Seller as the same shall exist on the Closing Date, including all assets shown on the Closing Pro Forma Balance Sheet and not disposed of in the ordinary course of business as permitted by this Agreement, and all assets of the Business thereafter acquired by Seller (the “Purchased Assets”), and including all right, title and interest of Seller in, to and under:

(a)   all personal property and interests in personal property of the Business, including machinery, equipment, furniture, office equipment, communications equipment and other tangible property to the extent listed on Schedule 3.12(b);

(b)   all raw materials, work-in-process, finished goods, supplies and other inventories of the Business;

(c)   all rights under all contracts, agreements, leases (except leases of real property (other than the leases listed on Schedule 2.02(c))), licenses, commitments, sales and purchase orders and other instruments of the Business (collectively, the “Contracts”);

(d)   all accounts, notes and other receivables of the Business (other than accounts receivables aged more than 120 days as of the Closing Date);

(e)   all prepaid expenses, excluding ad valorem taxes;

(f)    $900,000 in cash, plus all petty cash located at the operating facilities of the Business (“Petty Cash”);

(g)   all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the Purchased Assets, including unliquidated rights under manufacturers’ and vendors’ warranties;

(h)   subject to Section 2.02(g), all Intellectual Property owned by or licensed to Seller and its subsidiaries and including the items listed on Schedule 3.15;

(i)    all transferable licenses, permits or other governmental authorization affecting, or relating in any way to, the Business, including the items listed on Schedule 3.17;

(j)    all books, records, files and papers, whether in hard copy or computer format, used in the Business, including copies of financial information and related work papers in possession of Seller or its accountants, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of prospective, present and former customers, personnel and employment records relating to Transferred Employees, scientific research and publications and any information relating to any Tax imposed on the Purchased Assets;

(k)   all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business; and

(1)   all rights under all research or other grants listed on Schedule 2.01(l).

Section 2.02.   Excluded Assets.   Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a)   all of Seller’s cash and cash equivalents on hand and in banks, except as set forth in Section 2.01(f);

(b)   insurance policies;

(c)   all real property and leases of, and other interests in, real property, in each case together with all buildings, fixtures and improvements erected thereon except as set forth on Schedule 2.02(c) (it being understood that all such assets and properties are Excluded Assets whether or not they are used in the Business);

(d)   subject to Section 2.01(h), all assets used exclusively in Seller’s discovery research business or that are not used in or otherwise relate to the Business;

(e)   all assets and rights associated with Seller’s investment in the A.M. Pappas Life Sciences Venture Fund;

(f)    any Purchased Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

(g)   the Intellectual Property of Seller identified on Schedule 2.02(g); and

(h)   all accounts receivables aged more than 120 days as of the Closing Date.

Section 2.03.   Assumed Liabilities.   Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the following liabilities (the “Assumed Liabilities”):

(a)   all liabilities set forth on the Closing Pro Forma Balance Sheet;

(b)   all liabilities and obligations of Seller arising under the Contracts and the grants listed on Schedule 2.01(l) (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof); and

(c)   all liabilities arising under capital leases used to finance the acquisition of assets that are included in Purchased Assets pursuant to Section 2.01(a).

Section 2.04.   Excluded Liabilities.   Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller (or any predecessor of Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities include:

(a)   (any liability or obligation of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes; provided that Apportioned Obligations shall be paid in the manner set forth in Section 8.03 hereof;

(b)   except to the extent provided in Section 9.03, any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including any liability or obligation under any of Seller’s employee benefit agreements, plans or other arrangements listed on Schedule 9.02;

(c)   any Environmental Liability;

(d)   all liabilities relating to or arising out of any research or other grants to which Seller was the recipient (including, for example, all research or other grants relating to the Seller’s discovery research business in the United Kingdom) other than those grants listed on Schedule 2.01(l);

(e)   except as set forth under 2.03(c), all indebtedness for borrowed money or capital leases;

(f)    all liabilities related to or arising out of litigation pending as of the Closing Date, including the proceedings described on Schedule 2.04(f);

(g)   any liability or obligation relating to an Excluded Asset; and

(h)   except to the extent expressly provided for in Section 2.03, liabilities relating to the Business, the Purchased Assets or the Transferred Employees arising out of the operation or ownership of the Business prior to the Closing Date.

Section 2.05.   Assignment of Contracts and Rights.   Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller, or the assigns of Seller in the event of a liquidation and dissolution of Seller, shall promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets, to the extent not otherwise adjusted pursuant to Section 2.08.

Section 2.06.   Purchase Price; Allocation of Purchase Price.   (a)  The purchase price for the Purchased Assets (the “Purchase Price”) is $25,600,000 in cash. The Purchase Price shall be paid as provided in Section 2.07 and shall be subject to adjustment as provided in Section 2.08.

(b)   As soon as practicable after the Closing and in no event more than 30 days after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”), allocating the Adjusted Purchase Price or, in the event of a Dispute, the Uncontested Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code. If within 10 days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 10 days. In the event that Buyer and Seller are unable to resolve such dispute within 10 days, Buyer and Seller shall, within 10 days thereafter, jointly retain a nationally recognized accounting firm mutually acceptable to both Buyer and Seller that does not have a business relationship with Buyer or Seller or an Affiliate of either (the “Accounting Referee”) to resolve the disputed items, and the Accounting Referee shall resolve the disputed items within 10 days of its engagement, which resolution shall be conclusive and binding on the Buyer and Seller. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

(c)   Seller and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the Closing Date).

(d)   If an adjustment is made with respect to the Purchase Price pursuant to Section 2.08(f) and (g), the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller. In the event that an agreement is not reached within 20 days after the determination of Final Adjusted Net Working Capital, any disputed items shall be resolved in the manner described in Section 2.06(b). Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in Section 2.06(c).

(e)   Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

Section 2.07.   Closing.   The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, as soon as possible, but in no event later than 3

Business Days after satisfaction of the conditions set forth in Article 10, or at such other time or place as Buyer and Seller may agree. At the Closing:

(a)   Buyer shall deliver to Seller the Adjusted Purchase Price, or in the event of a Dispute, the Uncontested Purchase Price, in immediately available funds by wire transfer to an account of Seller with a United States bank designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount). If, upon resolution of any Dispute, the Adjusted Purchase Price is determined to be in excess of Uncontested Purchase Price, Buyer shall within three Business Days remit the amount of such excess to Seller in the manner set forth above.

(b)   Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C, and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

(c)   Buyer and Seller shall enter into the Transition Services Agreement in the form attached hereto as Exhibit D.

(d)   Buyer and Seller shall enter into the License Agreement in the form attached hereto as Exhibit E.

(e)   Buyer and Seller shall enter into the Lease in the form attached hereto as Exhibit F.

Section 2.08.   Purchase Price Adjustment.   (a) No later than seven days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a good faith estimate of the Closing Pro Forma Balance Sheet and a good faith estimate of Closing Adjusted Net Working Capital. Included with the Closing Pro Forma Balance Sheet shall be, as of September 30, 2006 and the estimated Closing Date, general ledger reports including: listing of outstanding checks, accounts receivable aging, line item detail of all prepaid and deposit accounts, accounts payable aging, line item schedules of payroll and accrued vacation (related to Transferred Employees), and other liabilities, detail of current and long term portions of capital leases, and a deferred revenue waterfall by contract. Seller’s estimate of Closing Adjusted Net Working Capital shall (i) accurately reflect the Closing Adjusted Net Working Capital of the Business as of the Closing Date, (ii) be based upon balance sheet line items and accounts of Seller calculated on a basis consistent with Seller’s interim unaudited balance sheet as of September 30, 2006 as described in Section 3.05(a) of this Agreement, (iii) be presented in a manner consistent with the Pro Forma Balance Sheet, and (iv) otherwise be prepared in accordance with this Agreement.

(b)   If Buyer disagrees in good faith with any item within Seller’s estimate of Closing Adjusted Net Working Capital delivered pursuant to Section 2.08(a), Buyer may, within three days after delivery of the documents referred to in Section 2.08(a), deliver a notice to Seller setting forth, in reasonable detail and to the extent practicable, each item or amount so disputed by Buyer, Buyer’s calculation of such item or amount and Buyer’s good faith estimate of Closing Adjusted Net Working Capital. Upon delivery of any such notice, Buyer shall be deemed to have agreed with all other items and amounts set forth in the estimate of Closing Adjusted Net Working Capital delivered pursuant to Section 2.08(a) that are not specifically the subject of dispute in any notice delivered by Buyer as provided above.

(c)   If Buyer disagrees in good faith with Seller’s estimate of Closing Adjusted Net Working Capital, Buyer and Seller shall, during the time between the delivery of such estimate and the Closing Date, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Adjusted Purchase Price. If, during such period, Buyer and Seller are unable to reach such agreement (such event, a “Dispute”), then the amount of the Purchase Price deliverable at Closing shall be determined in accordance with Section 2.08(e) below.

(d)   The Adjusted Purchase Price shall equal:

(i)    If Closing Adjusted Net Working Capital is less than ($8,307,773), the Purchase Price minus the amount by which Closing Adjusted Net Working Capital is less than ($8,307,773), but not less than $24,017,567;

(ii)   If Closing Adjusted Net Working Capital is greater than or equal to ($8,307,773) but less than or equal to ($7,516,557), the Purchase Price; and

(iii)  If Closing Adjusted Net Working Capital is greater than ($7,516,557), the Purchase Price plus the amount by which Closing Adjusted Net Working Capital is greater than ($7,516,577), but not greater than $27,578,041.

(e)   In the event of a Dispute, the Uncontested Purchase Price shall be determined in the same manner as the Adjusted Purchase Price, but shall be determined based upon Buyer’s good faith estimate of Closing Adjusted Net Working Capital.

(f)    In the event of a Dispute, Buyer and Seller shall, during the 10 days following the Closing, use their best efforts to reach agreement on the disputed items or amounts in order to determine Closing Adjusted Net Working Capital, which amount shall not be less than the amount thereof shown in Buyer’s calculations nor more than the amount thereof shown in Seller’s calculation. If Buyer and Seller are unable to reach such agreement during such period, they shall within 5 days after the expiration of the 10-day period described in this Section 2.08(f) cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Adjusted Net Working Capital. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Pro Forma Balance Sheet or Buyer’s calculation of Closing Adjusted Net Working Capital as to which there is disagreement. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable and in no event more than 15 days after its appointment, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Buyer if the difference between the finally determined Closing Adjusted Net Working Capital and Buyer’s calculation of Closing Adjusted Net Working Capital is greater than the difference between the finally determined Closing Adjusted Net Working Capital and Seller’s calculation of Closing Adjusted Net Working Capital, (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller. Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Pro Forma Balance Sheet and the calculation of Closing Adjusted Net Working Capital and in the conduct of the audits and reviews referred to in this Section 2.08, including making available to the extent necessary books, records, work papers and personnel.

(g)   Upon resolution of any Dispute, the Adjusted Purchase Price shall be calculated as set forth in Section 2.08(d) based on the Closing Adjusted Net Working Capital determined in accordance with Section 2.08(f), and if such amount is greater than the Uncontested Purchase Price, Buyer shall promptly remit such excess to Seller as provided in Section 2.07(a).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to Section 13.03, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01.   Corporate Existence and Power.   Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller as currently in effect.

Section 3.02.   Corporate Authorization.   The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and, except for any required approval by Seller’s stockholders, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller. At a meeting duly called and held, the Board of Directors of Seller approved the Agreement and transactions contemplated hereby and recommended to the stockholders of Seller the approval thereof. Such actions by the Board of Directors of Seller were made by the director vote required under Utah law and the certificate of incorporation and bylaws of Seller.

Section 3.03.   Governmental Authorization.   The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the 1934 Act and (iii) compliance with other applicable regulatory approvals required of Seller.

Section 3.04.   Noncontravention.   The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) assuming the obtaining of all Required Consents and Other Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit relating to the Business to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except in the case of (ii), (iii) and (iv) as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.05.   Required and Other Consents.   (a) Schedule 3.05(a) sets forth each agreement, contract or other instrument binding upon Seller or any Permit (including any Environmental Permit) requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date (the “Required Consents”).

(b)   Schedule 3.05(b) sets forth each other consent or action by any Person (the “Other Consents”) under such agreements, contracts or other instruments or such Permits that is necessary with respect to the execution, delivery and performance of this Agreement.

Section 3.06.   Financial Statements.   (a) The audited balance sheets of Seller as of December 31, 2004 and 2005 and the related audited statements of income and cash flows of Seller for each of  the years ended December 31, 2003, 2004 and 2005 and the unaudited interim balance sheet of Seller as of September 30, 2006 and the related unaudited interim statements of income and cash flows of Seller for the nine months ended September 30, 2006 fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Seller as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b)   The unaudited pro forma balance sheet of the Business as of June 30, 2006 set forth in Schedule 3.06(b) although not prepared in accordance with GAAP, has been prepared by Seller in good faith based on the books and records of Seller and accurately reflects the financial position and results of operations of the Business in accordance with the assumptions and limitations described therein.

(c)   As of the date of its delivery in accordance with Section 5.07(a) and as of the Closing Date, the Pro Forma Balance Sheet, although not prepared in accordance with GAAP, shall have been prepared by Seller in good faith based on the books and records of Seller and accurately reflect the financial position of the Business in accordance with the assumptions and limitations described therein.

Section 3.07.   Absence of Certain Changes.   Except as set forth on Schedule 3.07, since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices and there has not been with respect to the Business or the Purchased Assets:

(a)   any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)   any incurrence of any capital expenditures or any obligations or liabilities in respect thereof with respect to the Business;

(c)   any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any assets, properties or businesses for the conduct of the Business, other than supplies in the ordinary course of business in a manner that is consistent with past practice;

(d)   any sale, lease or other transfer of, or creation or incurrence of any Lien on, any Purchased Asset, other than sales of inventory or product licenses in the ordinary course of business consistent with past practice;

(e)   other than in connection with actions permitted by Section 3.07(b) or Section 3.07(c), the making with respect to the Business of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(f)    the creation, incurrence, assumption or sufferance to exist of any indebtedness for borrowed money with respect to the Business or guarantees thereof;

(g)   any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or Purchased Assets that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(h)   (i) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or that could, after the Closing Date, limit or restrict in any material respect the Business, Buyer or any of Buyer’s Affiliates from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Business;

(i)    with respect to any employee of the Business, (i) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement increasing any severance or termination pay with) any employee of the Business, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with employees of the Business, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any employee of the Business, (iv) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any employee of the Business or (v) any increase in compensation, bonus or other benefits payable to any employee of the Business;

(j)    any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(k)   any change in the methods of accounting or accounting practice by Seller with respect to Seller or the Business, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

(l)    any settlement, or offer or proposal to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Seller or the Business or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

(m)  except for customer and distribution contracts entered into in the ordinary course of business, neither Seller nor any of its subsidiaries has renegotiated or entered into any new license, agreement or arrangement relating to any Intellectual Property of Seller sold or licensed by Seller or any of its subsidiaries; and

(n)   there has not been any agreement to do any of the foregoing.

Section 3.08.   No Undisclosed Material Liabilities.   There are no liabilities of Seller or the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a)   liabilities provided for in the Pro Forma Balance Sheet, as applicable, or disclosed in the notes thereto;

(b)   liabilities disclosed on Schedule 3.08; and

(c)   other undisclosed liabilities which, individually or in the aggregate, are not material to Seller or the Business, as applicable.

Section 3.09.   Material Contracts.   (i) Except as specifically identified in Schedule 3.09, with respect to the Business, Seller is not a party to or bound by:

(i)    any lease of personal property providing for annual rentals of $50,000 or more or $100,000 or more over the term of such lease;

(ii)   any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Seller of $50,000 or more or (B) aggregate payments by Seller of $100,000 or more, and is either not terminable by the Seller on notice of 90 days or less or has a term of more than one year;

(iii)  any partnership, joint venture, collaboration or other similar agreement or arrangement;

(iv)  any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(v)    any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 3.07(b);

(vi)  any option (other than employee options), franchise or similar agreement;

(vii)any agreement that limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset, that contains any “most favored action” provisions granted by Seller or any of its subsidiaries that would restrict in any material respect the development, manufacture, marketing or distribution of products or services or which would so limit the freedom of Buyer after the Closing Date;

(viii)     any material “single source” supply or development contract;

(ix)  any contract granting a third party any license to any material Intellectual Property of Seller that is not limited to the material use of such third party, other than in the ordinary course of business;

(x)    (A) any contract or series of related contracts with a customer, that, taken in the aggregate, could reasonably be expected to account for revenues in excess of $100,000 in the 12-month period ending December 31, 2006, and (B) each contract or series of related contracts with a supplier, that, taken in the aggregate, could reasonably be expected to account for payments in excess of $50,000 in the 12-month period ended December 31, 2006;

(xi)        except as disclosed on Schedule 3.09(xi), any contract for any marketing, resale, distribution, sales representative or similar arrangement relating to any product or service that could reasonably be expected to account for revenues in excess of $100,000 in the 12-month period ended December 31, 2006;

(xii)      any contract pursuant to which Seller or any of its subsidiaries has been granted by a third party any license to any Intellectual Property that is material to Seller;

(xiii)     any contract (A) providing for any license or franchise granted by Seller or any of its subsidiaries pursuant to which Seller or any of its subsidiaries has agreed or is required to provide any third party with access to source code or to provide for such source code to be put into escrow or (B) containing a provision having the effect of providing that the consummation of any of the transactions contemplated hereby or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any such source code be released from escrow and provided to any third party;

(xiv)      any contract pursuant to which Seller or any of its subsidiaries receives consulting or maintenance services that involves payments by Seller or any of its subsidiaries in excess of $50,000 per year or $100,000 over the term of such contract and is either not terminable by Seller or such subsidiary on notice of 90 days or less or has a term of more than one year;

(xv)       any agreement with or for the benefit of any director, officer, 5% stockholder or controlling person of Seller; or

(xvi)      any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Business (collectively, with each other Contract in clauses (i) through (xv) a “Material Contract”).

(b)   Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of Seller and is in full force and effect, and none of Seller or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder. True and complete copies of each such Contract have been delivered to Buyer on or prior to the date hereof with the exception of certain Contracts listed on Schedule[s], 3.09(a)(x)[and 3.15(j)],  true and complete copies of which shall have been delivered within 30 days of the date hereof.

Section 3.10.   Litigation.   Except as set forth on Schedule 3.10, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Seller, threatened against or affecting, Seller, the Business or any Purchased Asset before any court or arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.11.   Compliance with Laws and Court Orders.   Seller is not in violation of, has not since January 1, 2003 violated, and to the knowledge of Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law relating to the Purchased Assets or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12.   Properties.   (a) Schedule 3.12(a) correctly describes all real  property (the “Real Property”), which Seller owns, leases, operates or subleases for use in the Business. All such Real Property constitutes an Excluded Asset pursuant to Section 2.02(c) hereof.

(b)   Schedule 3.12(b) correctly describes all personal property used or held for use in the Business included in the Purchased Assets, including machinery, equipment, furniture, vehicles, storage tanks, spare and replacement parts, fuel and other trade fixtures and fixed assets, which Seller owns, leases or subleases, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

(c)   Seller has good title in and to or valid leasehold interests in all Purchased Assets (whether personal, tangible or intangible) reflected on the Pro Forma Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. No Purchased Asset is subject to any Lien, except:

(i)    Liens disclosed on the Pro Forma Balance Sheet;

(ii)   Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Pro Forma Balance Sheet); or

(iii)  Liens which do not materially detract from the value of such Purchased Asset, or materially interfere with any present or intended use of such Purchased Asset (clauses (i) - (iii) of this Section 3.12(c) are, collectively, the “Permitted Liens”).

(d)   There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Purchased Assets.

(e)   All leases of personal property related to the Business are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(f)    The equipment included in the Purchased Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses.

(g)   None of the Purchased Assets is an equity interest in an entity.

Section 3.13.   Sufficiency of and Title to the Purchased Assets.   (a) The Purchased Assets constitute all of the property and assets used or held for use in the Business and are adequate to conduct the Business as currently conducted.

(b)   Upon consummation of the transactions contemplated hereby, Buyer will have acquired good title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens or Liens resulted from actions of the Buyer.

Section 3.14.   Products.   Each of the products produced or sold by Seller in connection with the Business is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all Applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact or documentation made on the container or label for or included with such product or in connection with its sale. There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Laws, and current industry practice with respect to its contents and use.

Section 3.15.   Intellectual Property.   (a) Schedule 3.15(a) contains a true and complete list of all of the United States and foreign: (i) patents and patent applications; (ii) registered trademarks and trademark applications and material unregistered trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) registered domain names; included in the Intellectual Property of Seller. Except as otherwise noted on Schedule 3.15(a), to the knowledge of Seller, the registrations of the Intellectual Property of Seller listed on Schedule 3.15(a) are valid and subsisting. All necessary registration and renewal fees in connection with such registrations have been paid, all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities for the purposes of maintaining such registrations. To the knowledge of Seller, Seller has taken all other actions necessary to maintain and protect such registrations, including but not limited to timely response to office actions and disclosure of any required information.

(b)   Schedule 3.15(b) lists all third-party software incorporated in Seller’s products. No Intellectual Property of Seller or product of Seller is subject to any outstanding decree, order, judgment, or stipulation restricting in any material manner the use or licensing thereof by Seller.

(c)   Except pursuant to those agreements listed on Schedule 3.15(c), Seller has not granted to any Person any exclusive rights in the Intellectual Property of Seller.

(d)   Except as otherwise set forth on Schedule 3.15(d), there are no Material Contracts, licenses and agreements between Seller and any other Person relating primarily to the Intellectual Property of Seller as to which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Seller thereunder.

(e)   Except as otherwise set forth on Schedule 3.15(e), to the knowledge of Seller, the operation of the Business as it currently is conducted, including the manufacture and sale of its products, and provision of services, does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person. Seller has not received notice from any Person that the operation of its business, including its design, development, manufacture and sale of its products (including with respect to products currently under development) and provision of services, infringes, misappropriates or otherwise violates the Intellectual Property of any Person. Seller has not obtained written opinions or memoranda of counsel relating to actual or potential third party claims relating to third party Intellectual Property.

(f)    To the knowledge of Seller and except as expressly set forth on Schedule 3.15(f), no Person or entity is materially infringing or misappropriating any of the Intellectual Property of Seller.

(g)   Except as otherwise set forth on Schedule 3.15(g), there are no claims asserted or, to the knowledge of Seller, threatened against Seller, and to the knowledge of Seller there are no claims asserted or threatened against any customer of Seller, related to any product or service of Seller.

(h)   Seller has a policy requiring each employee, consultant and contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard forms attached hereto in Schedule 3.15(h), and to the knowledge of Seller, all employees, consultants and contractors have executed and are in compliance with such agreements.

(i)    Except as otherwise set forth on Schedule 3.15(i), Seller holds all right, title and interest in and to all Intellectual Property of Seller free and clear of any Lien. Seller owns or is licensed to use sufficient rights to practice all Intellectual Property used in or material to the conduct of the Business as currently conducted. All assignments of Intellectual Property of Seller have been duly recorded with the appropriate governmental authority.

(j)    Seller has not given to any Person an indemnity in connection with any Intellectual Property, other than indemnities either (i) that individually or in the aggregate, could not result in liability to Seller in excess of $100,000, or (ii) that arise under a standard form license contract or a standard form services contract used in Seller’s business, a copy of each of which is attached in Schedule 3.15(j); or otherwise required by law.

(k)   Except as set forth on Schedule 3.15(k)(i), no Person other than Seller possesses any current or contingent right to any source code that is part of the software owned or exclusively licensed by Seller. Except as set forth on Schedule 3.15(k)(ii), Seller’s products do not contain any software code that contains, or is derived in any manner (in whole or in part) from, any software that is distributed under any of the following open licenses or distribution models or similar licenses or distribution models: the GNU General Public License (GPL), GNU Lesser General Public License or GNU Library General Public License (LGPL). None of the software code described or referenced in Schedule 3.15(k)(ii) and Exhibit 3.15(k) thereto includes any software code that the Seller regards as having material proprietary value to Seller’s Business.

(l)    To the knowledge of Seller, Seller’s products do not contain (and Seller has taken commercially reasonable steps to protect Seller’s products from becoming infected by) any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for Seller or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses”, “worms”,  “time bombs,” and/or “back doors”).

Section 3.16.   Insurance Coverage.   Seller has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Purchased Assets, the business and operations of the Business and its officers and employees. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Seller has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2000 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the Closing Seller shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.17.   Licenses and Permits.   Schedule 3.17 correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Business (the “Permits”) together with the name of the Government Authority issuing such Permit. The Permits are valid and in full force and effect. Seller is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits. None of the Permits will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

Section 3.18.   Inventories.   The Business does not have any inventories.

Section 3.19.   Receivables.   All accounts, notes receivable and other receivables arising out of or related to the Business (other than receivables collected since the Balance Sheet Date) reflected on the Pro Forma Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Pro Forma Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to the Business at the Balance Sheet Date have been included in the Pro Forma Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the Business as of the Closing Date will be included in the Closing Pro Forma Balance Sheet, in accordance with GAAP applied on a consistent basis.

Section 3.20.   Seller SEC Reports.   (a) Seller has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2005, and has heretofore made available to Buyer, in the form filed with the SEC since such date, together with any amendments thereto, (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K, and (v) all other reports or registration statements filed by Seller (collectively, the “Seller SEC Reports”). As of their respective filing dates, the Seller SEC Reports (i) complied as to form in all material respects with the requirements of the 1934 Act and the Securities Act of 1933, as amended (the “1933 Act”) as applicable and (ii) (A) in the case of Seller SEC Reports filed pursuant to the 1934 Act, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) in the case of Seller SEC Reports filed pursuant to the 1933 Act, did not at the time they were declared effective contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)   The Seller Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Seller Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Seller, and at the time such stockholders vote on adoption of this Agreement, the Seller Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.20(b) will not apply to statements or omissions included in the Seller Proxy Statement based upon information furnished to Seller in writing by Buyer specifically for use therein.

Section 3.21.   Finders’ Fees.   Except for Seven Hills Partners LLC, whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.22.   Employees.   Schedule 3.22 sets forth a true and complete list of the names, titles, annual salaries and other compensation of all employees of the Business whose annual base salary exceeds $100,000. None of such employees and no other key employee of the Business has indicated to Seller that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

Section 3.23.   Environmental Compliance.   (a)(i) In connection with or relating to Seller, the Purchased Assets, Business or Real Property, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suite, proceeding or review is pending or, to Seller’s knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to Seller, the Purchased Assets, Business or Real Property and relating to or arising out of any Environmental Law.

(ii)   There are no liabilities arising in connection with or in any way relating to Seller, the Purchased Assets, Business or Real Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(iii)  No polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any Real Property or in any Purchased Asset or any other property now or previously owned, leased or operated by Seller.

(iv)  No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Real Property or any other property now or previously owned, leased or operated by Seller.

(v)    No Real Property, no property now or previously owned, leased or operated by Seller nor any property to which Hazardous Substances located on or resulting from the use of any Purchased Asset or Real Property have been transported nor any property to which Seller has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller’s knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(vi)  Seller is in compliance with all Environmental Laws and has and is in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, are transferable and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(b)   There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has knowledge in relation to any Purchased Asset or Real Property any other property or facility now or previously owned or leased by Seller which has not been delivered to Buyer at least 10 days prior to the date hereof.

(c)   None of the Purchased Assets or the Real Property is located in New Jersey or Connecticut.

(d)   For purposes of this Section, the term “Seller” shall include any entity which is, in whole or in part, a predecessor of Seller.

Section 3.24.   Solvency.   As of the Closing Date and after giving effect to receipt of the Purchase Price of and the application of the proceeds thereof, Seller (i) will not have unreasonably small assets for the conduct of its business, (ii) will not have incurred debts beyond its ability to pay as they become due and (iii) will not be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature).

Section 3.25.   Vote Required.   The affirmative vote of more than fifty percent (50%) of all the votes entitled to be cast by the holders of the Company’s outstanding shares common stock, par value $0.01 per share, and series C preferred stock, par value $0.01 per share (the “Series C Preferred Stock”), voting together as a voting group, is the only vote of any class, series or voting group of capital stock of Seller necessary to approve the transactions contemplated under this Agreement.

Section 3.26.   Opinion of Financial Advisor.   The Board of Directors of Seller has received the opinion of Seven Hills Partners LLC that, as of the date of this Agreement, the consideration to be received by Seller is fair to Seller from a financial point of view, subject to the qualifications and assumptions contained therein, and such opinion has not been withdrawn or modified in any material respect.

Section 3.27.   Representations.   The representations and warranties of Seller contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to Section 13.04, except as disclosed in the Buyer Disclosure Schedule, Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01.   Corporate Existence and Power.   Buyer is a Cayman Island exempted limited partnership duly established, validly existing and in good standing under the laws of the Cayman Islands and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.   Corporate Authorization.   The execution, delivery and performance by Buyer of this Agreement acting by its general partner and the consummation of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer and its general partner. This Agreement constitutes a valid and binding agreement of Buyer.

Section 4.03.   Governmental Authorization.   The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) compliance with any applicable requirements of the 1934 Act.

Section 4.04.   Noncontravention.   The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, violate any material Applicable Law.

Section 4.05.   Financing.   Buyer, at the Closing, will have sufficient funds to satisfy all of its obligations set forth in this Agreement, including payment of the Purchase Price or the Adjusted Purchase Price, as the case may be, and payment of all related fees and expenses.

Section 4.06.   Litigation.   There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.07.   Disclosure Documents.   None of the information provided by Buyer for inclusion in the Seller Proxy Statement or any amendment or supplement thereto, at the time the Seller Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Seller and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 5
COVENANTS OF SELLER

Seller agrees that:

Section 5.01.   Conduct of the Business.   From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact the present business organization of the Business, (ii) maintain in effect all foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations of the Business, (iii) keep available the services of the officers and key employees of the Business and (iv) maintain satisfactory relationships with the customers, lenders, suppliers and others having material business relationships of the Business. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth on Schedule 0 hereto, Seller shall not:

(a)   incur any capital expenditures or any obligations or liabilities with respect to the Business other than in the ordinary course of business consistent with past practice;

(b)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for the conduct of the Business, other than supplies in the ordinary course of business in a manner that is consistent with past practice;

(c)   sell, lease or otherwise transfer, or create or incur any Lien on, any Purchased Assets, other than sales of inventory or product licenses in the ordinary course of business consistent with past practice;

(d)   make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Business, other than in the ordinary course of business consistent with past practice;

(e)   create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money with respect to the Business or guarantees thereof;

(f)    (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or that could, after the Closing Date, limit or restrict in any material respect the Business from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Material Contract of the Business or otherwise waive, release or assign any material rights, claims or benefits of the Business;

(g)   (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any Transferred Employee (as defined in Section 9.03), (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements with Transferred Employees,

(iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any Transferred Employee, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any Transferred Employee or (v) increase compensation, bonus or other benefits payable to any Transferred Employee.

(h)   change the methods of accounting or accounting practice by Seller with respect to the Business, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

(i)    except as set forth on Schedule 5.01(i), (i) settle, or offer or propose to settle, (ii) any material litigation, investigation, arbitration, proceeding or other claim involving or against Seller or the Business or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(j)    take any action that would make any representation or warranty of Seller hereunder, or omit to take any action necessary to prevent any representation or warranty of Seller hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date;

(k)   except for customer and distribution contracts entered into in the ordinary course of business, renegotiate or enter into, or cause any of its subsidiaries to renegotiate or enter into any new license, agreement or arrangement relating to any Intellectual Property of Seller sold or licensed by Seller or any of its subsidiaries;

(1)   terminate any employee of the Business without notice to, and consultation with, Buyer;

(m)  agree, resolve or commit to do any of the foregoing.

Section 5.02.   Access to Information; Confidentiality.   (a) From the date hereof until the Closing Date, Seller will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Seller relating to the Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

(b)   After the Closing, Seller will hold, and will use its commercially reasonable efforts to cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Affiliates or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Business. The obligation to hold any such information in confidence shall be satisfied if the obligated party exercises the same care with respect to such information as it would take to preserve the confidentiality of the Seller’s own similar information.

(c)   On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller.

Section 5.03.   Notices of Certain Events.   Seller shall promptly notify Buyer of:

(a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relate to the consummation of the transactions contemplated by this Agreement;

(d)   the damage or destruction by fire or other casualty of any Purchased Asset or part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

(e)   any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 10.02(a) not to be satisfied; and

(f)    any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.04.   Noncompetition.   (a) Seller agrees that for a period of three full years after the Closing Date, it shall not:

(i)    engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date; or

(ii)   employ or solicit, or receive or accept the performance of services by, any Transferred Employee, except in response to a general solicitation not directed at the employees of the Business or in response to contact initiated by or on behalf of a Transferred Employee whose employment with Buyer was terminated at least six months prior to such employment, solicitation or receipt of services.

(b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

Section 5.05.   Liquidating Distributions.   Seller agrees that it will not make any distributions of assets to its stockholders prior to the six-month anniversary of the Closing Date, except that Seller may make dividend and redemption payments and other distributions required to be made on its outstanding Series C Preferred Stock. Seller further agrees that it shall provide all notices of dissolution as are provided for under Utah law, use the proceeds of the transaction contemplated hereby and liquidation of any of its other assets to satisfy in full all of its liabilities to third parties and not make any distributions of assets to its stockholders prior to such time as it has satisfied, or set aside funds sufficient to satisfy, all of its liabilities in full. Seller will use its commercially reasonable efforts to ensure that from the Closing Date until the completion of the dissolution of Seller, it will (i) remain solvent, (ii) maintain sufficient assets for the conduct of its affairs and (iii) not incur liabilities in excess of its ability to pay as they become due. Seller shall adopt a plan of liquidation whereby all of the net proceeds of the transactions contemplated hereby, after satisfaction of all known claims against Seller, will be distributed to Seller’s stockholders within 12 months of the Closing Date.

Section 5.06.   Stockholder Meeting; Proxy Materials.   Seller shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of adopting a resolution of the stockholders of Seller authorizing the transactions contemplated by this Agreement (the “Resolution of Sale”). The Board of Directors of Seller shall, subject to their fiduciary duties under applicable law as advised by counsel, recommend adoption of the Resolution of Sale by Seller’s stockholders. In connection with such meeting Seller (i) will promptly prepare and file with the SEC, will use its commercially reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy statement and all other proxy materials for such meeting (the “Seller Proxy Statement”) as may be required under applicable law, (ii) will use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of the Resolution of Sale and (iii) will otherwise comply with all legal requirements applicable to such meeting.

Section 5.07.   Pro Forma Financial Statements.   (a) Within 30 days of the date hereof, Seller shall prepare and deliver to Buyer a pro forma balance sheet of the Business as of September 30, 2006 in substantially the form of the Pro Forma Balance Sheet which shall set forth the financial information reflected in each line item set forth in Exhibit B.

(b)   Prior to March 31, 2007, Seller shall prepare and deliver to Buyer unaudited carve-out balance sheets of the Business as of December 31, 2005 and 2006 and the related unaudited carve-out statements of operations of the Business for the twelve months ended December 31, 2005 and 2006, in each case which will present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position and results of operations of the Business as of the date thereof and for the period then ended.

Section 5.08.   Acquisition Proposals.   From the date hereof until the termination of this Agreement and except as expressly permitted by the following provisions of this Section 5.08, Seller shall not, and Seller shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, Seller to, solicit, initiate, encourage (including by way of furnishing information or affording access to Seller or its business, assets, books or records), endorse or enter into any negotiations or agreement with respect to, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any “Acquisition Proposal”. Subject to the exceptions provided in this Section 5.08, neither the Board of Directors of Seller nor any committee thereof shall (a) fail to make or withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer the approval or recommendation by the Board of Directors of Seller of this Agreement, (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than pursuant to this Agreement (any of the foregoing in clause (a) or (b), an “Adverse Recommendation Change”) or (c) grant any waiver or release under any standstill or similar agreement with respect to Seller’s capital stock. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of Seller from, in response to a bona fide Acquisition Proposal that was in no way solicited in violation of this Section 5.08 and that constitutes, or that the Board of Directors of Seller reasonably believes will lead to, a Superior Proposal, (i) furnishing information pursuant to a confidentiality agreement with terms no less favorable to Seller than those contained in the Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Buyer) or entering into discussions or negotiations with any Person or entity, (ii) participating in discussions and negotiations with such person, (iii) making any disclosure to Seller’s stockholders or (iv) withdrawing or modifying its approval or recommendation of this Agreement or approving or recommending any Acquisition Proposal other than pursuant to this Agreement, if and only to the extent that, in the case of clauses (i) through (iv), above, the Board of Directors of Seller shall have determined in good faith (after consulting with outside counsel) that the failure to take such action would be inconsistent with the Board of Directors’ duties to Seller under Utah law, and provided, in each case, that Seller provide Buyer at least 24 hours advance written notice that it is going to take any of the foregoing actions; and provided further, that Seller may not enter into any definitive agreement with respect to any Acquisition Proposal unless it simultaneously terminates this Agreement in accordance with Section 12.01(d)(ii) and pays or causes to be paid the fee required by Section 12.02(b). Nothing herein shall prevent the Board of Directors from complying with Rule 14d-9 and 14e-2 under the Exchange Act with regard to an Acquisition Proposal, so long as any action taken or statement made is in accordance with this Section 5.08. Seller shall notify Buyer if any such Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Seller, as soon as reasonably possible and in any case within 24 hours of such occurrence. Seller shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Seller shall thereafter promptly keep Buyer reasonably informed of all material developments affecting the status and terms of any such Acquisition Proposal. Seller shall, and shall cause its subsidiaries and the advisors, employees and other agents of Seller and any of its subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Person (other than Buyer and representatives of Buyer) conducted prior to the date hereof with respect to any Acquisition Proposal.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of the Business or any substantial portion of the Purchased Assets, whether by direct purchase or through any merger, consolidation or other acquisition of Seller or its subsidiaries as a whole or in any substantial part or (B) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay or dilute materially the benefits to Buyer of the transactions contemplated hereby. For the avoidance of doubt, nothing in this Agreement shall restrict in any manner efforts by Seller to dispose of its discovery research business or any other assets that are not Purchased Assets, or raise additional investment capital, whether by sale of shares of its capital stock or other securities or incurrence of debt.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least (i) a majority of the outstanding shares of the common stock of Seller or (ii) substantially all of the Purchased Assets on terms that the Board of Directors of Seller determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to Seller’s common stockholders than as provided hereunder and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of Seller.

Section 5.09.   Financing.   Seller shall use its commercially reasonable efforts to provide Buyer with such cooperation in connection with the arrangement of any financing as may be requested by Buyer, including (i) participation in meetings, due diligence sessions and management presentation sessions and similar presentations, (ii) preparing business projections and financial statements (including pro forma financial statements) and other information for offering memoranda, private placement memoranda and similar documents and (iii) facilitating the grant and perfection of Liens on any of its assets or properties. Seller shall allow Buyer’s representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and shall allow such representatives access to Seller and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. Notwithstanding the foregoing, neither Seller nor any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with any financing or incur any expense to effect compliance with the foregoing.

Section 5.10.   Seller Disclosure Schedule.   Seller shall provide Buyer within 30 days of the date hereof completed Schedule[s] 3.09(a)(x) [and 3.15(j)].

Section 5.11.   Liens; Security Interests.   Prior to the Closing, Seller shall make proper arrangements, including entering into payoff agreements or similar arrangements, to ensure that at the Closing all of the Purchased Assets shall be conveyed to Buyer free and clear of all Liens, including without limitation the withdrawal of any financing statements related to any of the Purchased Assets, except to the extent that Buyer has agreed to take certain Purchased Assets subject to pre-existing Liens and liabilities as set forth in Article 2.

Section 5.12.   Contracts.   At the Closing, Seller shall provide Buyer with the Contracts and all databases related to the Contracts as they exist on the date hereof, except as such databases have been updated to reflect the entry by Seller into Contracts subsequent to the date hereof.

ARTICLE 6
COVENANT OF BUYER

Buyer agrees that on and after the Closing Date, Buyer will afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer.

ARTICLE 7
COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 7.01.   Commercially Reasonable Efforts; Further Assurances.   (a) Subject to the terms and conditions of this Agreement, Buyer and Seller will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to the Business or the Purchased Assets. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

(b)   Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

Section 7.02.   Certain Filings.   Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03.   Public Announcements.   The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with the principal market on which Seller’s securities are traded or quoted, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04.   WARN Act.   The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act and similar legal requirements in foreign jurisdictions (collectively, the “WARN Act”) as a result of the transactions contemplated by this Agreement. Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees. Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any employees of the Business or any of Seller’s other employees that are not Transferred Employees.

ARTICLE 8
TAX MATTERS

Section 8.01.   Tax Definitions.   The following terms, as used herein, have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax and any liability for any of the foregoing as transferee, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

Section 8.02.   Tax Matters.   Seller hereby represents and warrants to Buyer that:

(i)    Seller has timely paid all material Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

(ii)   Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes not yet paid which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

Section 8.03.   Tax Cooperation; Allocation of Taxes.   (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

(b)   All property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(c)  All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Seller and Buyer. Seller represents and warrants to Buyer that, with respect to the transactions contemplated by this agreement, Seller is entitled to an exemption from Transfer Taxes for isolated, casual or occasional sales in each jurisdiction that would otherwise impose a Transfer Tax on the transactions. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d)   Apportioned Obligations shall be timely paid, and all applicable Tax filings, reports and returns shall be filed, as provided by Applicable Law; provided, however, that with respect to payments and filings required by Applicable Law to be made by Seller, in all events Seller shall pay all such amounts and file all such Tax filings, reports and returns prior to the eight-month anniversary of the Closing Date. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.03(b). Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement the “Payment Due Date”). Any payment not made within such time shall bear interest from and including the Payment Due Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Payment Due Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE 9
EMPLOYEE BENEFITS

Section 9.01.   Employee Benefits Definitions.   The following terms, as used herein, have the following meanings:

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

Section 9.02.   ERISA Representations.   Seller hereby represents and warrants to Buyer that:

(a)   Schedule 9.02(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Seller or any of its ERISA Affiliates and covers any employee or former employee of the Business, or with respect to which Seller or any of its ERISA Affiliates has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.” Seller has provided Buyer with, or has caused to be provided to Buyer, complete actuarial data (including age, salary, service and related data) as of the most recent practicable date for employees of the Business.

(b)   None of Seller, any of its ERISA Affiliates and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any defined benefit plan.

(c)   None of Seller, any ERISA Affiliate of Seller and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)   Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and Seller is not aware of any reason why any such determination letter should be revoked or not be reissued. Seller has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Business, Buyer or any of its Affiliates of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)   There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Business, except as required to avoid excise tax under Section 4980B of the Code.

(f)    All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent (i) reflected as a liability on the Closing Pro Forma Balance Sheet or (ii) is an Excluded Liability.

(g)   There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Business that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(h)   The Purchased Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of Seller or its Affiliates to make timely installments or other payments required by Code Section 412.

(i)    No Transferred Employee will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby.

(j)    There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Seller, threatened against or involving, any Employee Plan before any arbitrator or any Governmental Authority.

(k)   Seller has provided to Buyer a schedule of salary and wage levels of each employee as in effect on the date hereof, as set forth on Schedule 9.02(k).

Section 9.03.   Employees and Offers of Employment.   (a) On the Closing Date, Buyer shall offer at-will employment to not less than 90 active employees of the Business. For purposes of this Article 9, the term “active employee” shall mean any Person who, on the Closing Date, is actively employed by Seller or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date (such inactive employees shall be offered employment by Buyer as of the date they return to active employment), but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date. Any such offers shall be at the same base salary or wages as set forth on Schedule 9.02(k) and at such benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate. The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the “Transferred Employees.” Seller will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees. Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer. If Buyer terminates a Transferred Employee without cause within six months following the Closing Date, Buyer shall provide such terminated employee at least two weeks of severance pay. Nothing herein shall limit the ability of Buyer and its Affiliates to terminate the employment of any Transferred Employee at any time. Buyer agrees that for a period of six months after the Closing Date, it shall not employ or solicit, or receive or accept the performance of services by, any employee of Seller who is not a Transferred Employee, whose employment with Seller was terminated on or subsequent to the Closing Date and who received any severance payment from Seller in connection with such termination.

(b)   Seller shall use its commercially reasonable efforts to assist Buyer in securing an employment agreement or acceptance of a Buyer offer of employment from each of the individuals listed on Schedule 9.03(b). Seller shall promptly notify Buyer if any employee of the Business commences any leave of absence or returns to active employment prior to the Closing Date.

Section 9.04.   Seller’s Employee Benefit Plans.   (a) Except as expressly set forth herein, Seller shall retain all obligations and liabilities under the Employee Plans in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee. Except as expressly set forth herein, Seller or its designated Affiliate shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under the Employee Plans, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. With respect to Seller’s 401(k) Plan, Seller shall amend the 401(k) Plan to provide that Transferred Employees shall be entitled to a pro rata portion, based on the number of days of the current Plan year that occur before and including the Closing Date, of any contribution to the 401(k) Plan by Seller in respect of the current Plan year of the 401(k) Plan. Accrued benefits or account balances of Transferred Employees under the Employee Plans shall be fully vested as of the Closing Date. If Buyer offers employment to fewer than 90 Active Employees, Buyer shall reimburse Seller for any incremental severance costs resulting from the failure to make such offers pursuant to Seller’s severance plan existing on the date hereof and set forth on Schedule 9.04(a) (calculated as an average) arising out of the liquidation contemplated by Section 5.06; provided that in no event shall Buyer assume any obligations under any individual employment, severance, change in control or other agreement, whether or not listed on Schedule 9.02(a) or 9.02(i) Buyer shall not assume any Seller equity awards. Buyer shall assume the liability to provide continuation coverage pursuant to Section 4980B of the Code from and after the Closing Date to current and former employees of Seller who are eligible for continuation coverage benefits to the extent required by law and including up to five current participants in group health plans of Seller who remain active with Seller after termination of all group health plans of Seller to the extent permitted by the terms of Buyer’s health plan.

(b)   With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker’s compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive worker’s compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans to the extent any such liability or obligation relates to the period prior to the Closing Date, including proportional accruals through the Closing Date and including liabilities and obligations in respect of accruals through the

Closing Date under any bonus plan or arrangement, arrangements and policies. With respect to any Transferred Employees, Buyer shall assume all accrued and unpaid vacation time to the policy set forth on Schedule 9.04(b).

(c)   With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Employee Plan on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, Seller shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by an Employee Plan, until such time (if any) that, in the case of a Transferred Employee, such Person resumes full-time employment with Buyer or one of its Affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person’s hospitalization has terminated. With respect to any Employee Plans covering medical expenses and other costs relating to pregnancies and maternity leave, Seller shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on the Closing Date, and Buyer or one of its Affiliates shall be responsible for such Employee Plans covering such pregnancies and maternity leave for the period subsequent to the Closing Date.

Section 9.05.   Buyer Benefit Plans.   (a) Buyer or one of its Affiliates will recognize all service of the Transferred Employees with Seller or any of its Affiliates, only for purposes of eligibility to participate, vesting and, as to welfare benefit plans and vacation benefits, benefits accrued in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Buyer or one of its Affiliates immediately after the Closing Date. Buyer or one of its subsidiaries will also cause all (A) pre-existing conditions and proof of insurability provisions, for all conditions that all Transferred Employees and their covered dependents have as of the Closing Date, and (B) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived in the case of clause (A) or clause (B) with respect to Transferred Employees to the same extent waived or satisfied under the Seller’s Employee Plans; provided that nothing in this sentence shall limit the ability of Buyer and its Affiliates from amending or entering into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Transferred Employees in a substantially similar manner as employees of Buyer or its subsidiaries, as applicable, are treated.

(b)   Seller and Buyer agree that they will cooperate in effecting the orderly transfer of Seller’s 401(k) Plan to Buyer or an Affiliate of Buyer. Prior to the Closing Date, Buyer may (but shall not be required to) agree to adopt any of Seller’s welfare plans.

Section 9.06.   No Third Party Beneficiaries.   No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Businesses or any of their Affiliates and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01.   Conditions to Obligations of Buyer and Seller.   The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)   Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)   No Applicable Law shall prohibit the consummation of the Closing.

(c)   Buyer and Seller shall have entered into the Transition Services Agreement, the License Agreement and the Lease in the forms attached as Exhibits D, E and F hereto, respectively.

(d)   The stockholders of Seller shall have approved and adopted the Resolution of Sale.

Section 10.02.   Conditions to Obligation of Buyer.   The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)   (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to Closing and (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect (other than that in Section 3.24) shall be true in all material respects at and as of the Closing Date as if made at and as of such time, (iii) the representations and warranties of Seller contained in 0 shall be true at and as of the Closing Date, and (iv) Buyer shall have received a certificate signed by the chief executive officer of Seller to the foregoing effect.

(b)   There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the Purchased Assets or the business or assets of Buyer or any of its Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the Purchased Assets or of Buyer or any of its Affiliates or otherwise challenging the transactions contemplated hereby or (ii) seeking to require divestiture by Buyer or any of its Affiliates of any Purchased Assets.

(c)   There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Purchased Assets, by any Governmental Authority, that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in Sections 10.02(b)(i) and 10.02(b)(ii) above.

(d)   Seller shall have received all Required Consents and all consents, authorizations or approvals from the Governmental Authorities referred to in Section 3.03 or 3.23, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

(e)   The Business shall have cash of no less than $900,000.

(f)    Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

(g)   There shall not have occurred and be continuing as of or otherwise arisen before the Closing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h)   Provision shall have been made such that upon Closing, all Liens relating to the Purchased Assets shall be removed except to the extent that Purchaser is assuming the related liability, and all financing statements relating to the Purchased Assets shall be withdrawn within two Business Days of the Closing.

Section 10.03.   Conditions to Obligation of Seller.   The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)   (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by an authorized signatory of Buyer to the foregoing effect.

(b)   Buyer shall have received all consents, authorizations or approvals from the Governmental Authorities referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

(c)   Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01.   Survival.   The representations and warranties and covenants and agreements contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (other than those contained in Section 5.05 which shall survive until the liquidation of Seller) shall survive the Closing until the six-month anniversary of the Closing Date or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentence, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02.   Indemnification.   (a) Effective at and after the Closing, Seller hereby indemnifies Buyer, its Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value) (“Damages”) incurred or suffered by Buyer, any of its Affiliates or any of their respective successors and assignees arising out of:

(i)    any misrepresentation or breach of warranty (determined, except with respect to 0, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; or

(ii)   any Excluded Liability;

regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, Buyer, any of its Affiliates or any of their respective successors and assignees; provided that with respect to indemnification by Seller for Warranty Breaches pursuant to Section 11.02(a), (A) Seller shall not be liable unless the aggregate amount of Damages with respect to Warranty Breaches exceeds $500,000 and (B) Seller’s maximum liability for all such Warranty Breaches shall not exceed $3,000,000.

(b)   Effective at and after the Closing, Buyer hereby indemnifies Seller, its Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller, any of its Affiliates or any of their respective successors and assignees arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, Seller, any of its Affiliates or any of their respective successors and assignees; provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section, (i) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $500,000 and (ii) Buyer’s maximum liability for all such Warranty Breaches shall not exceed $3,000,000.

Section 11.03.   Procedures.   The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

ARTICLE 12
TERMINATION

Section 12.01.   Grounds for Termination.   This Agreement may be terminated at any time prior to the Closing:

(a)   by mutual written consent, approved by the Boards of Directors of Seller and Buyer;

(b)   by either Buyer or Seller if:

(i)    the transactions contemplated hereby have not been consummated on or before March 31, 2007 (the “Termination Date”); provided, however, that neither Buyer nor Seller may terminate this Agreement pursuant to this Section 12.01(b)(i) if such party’s breach of any provision of this Agreement primarily results in the failure of the transactions contemplated hereby to be consummated at such time;

(ii)   (A) a Governmental Authority shall have issued an order, or taken, or failed to take, any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order is final and non-appealable, or (B) a court of competent jurisdiction institutes an order prohibiting the consummation of the transactions contemplated hereby, provided that, the right to terminate this Agreement under this Section 12.01(b)(ii) shall not be available to a party if such order resulted primarily from the failure of such party to perform any of its obligations under this Agreement; or

(iii)  at a meeting of the stockholders of Seller contemplated by Section 5.06 (including any adjournment or postponement thereof) the Resolution of Sale shall not have been adopted.

(c)   by Buyer if:

(i)    (A) an Adverse Recommendation Change shall have occurred or (B) Seller shall have entered into a definitive agreement with respect to any Acquisition Proposal;

(ii)   (A) there shall be a breach of any representation or warranty of Seller in this Agreement or there shall be a breach by Seller of any of its covenants or agreement contained in this Agreement, which breach would cause the condition set forth in Section 10.02(a) not to be satisfied and either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) thirty (30) business days after giving of written notice to Seller of such breach and (y) the Termination Date; provided that, Buyer may not terminate this Agreement pursuant to this  Section 12.01(c)(ii) if Buyer is in material breach of this Agreement; or

(iii)  Seller shall have willfully and materially breached its obligations under Section 5.06 or Section 5.08.

(d)   by Seller if:

(i)    (A) there shall be a breach of any representation or warranty of Buyer in this Agreement or there shall be any breach by Buyer of any of its covenants or agreements contained in this Agreement, which breach would cause the condition set forth in Section 10.03(a)  not to be satisfied and either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) thirty (30) business days after giving of written notice to Buyer of such breach and (y) the Termination Date; provided that, Seller may not terminate this Agreement pursuant to this Section 12.01(d)(i) if Seller is in material breach of this Agreement at the time of such attempted termination; or

(ii)   following receipt and evaluation of an Acquisition Proposal deemed by the Board of Directors of Seller to be a Superior Proposal, Seller enters into a definitive agreement with respect to such Superior Proposal concurrently with such termination and Seller pays or causes to be paid the fee required by Section 12.02(b)hereof; provided that, in the case of any such termination, (A) Seller notifies Buyer, in writing and at least five (5) business days prior to such termination, of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Buyer does not make, within five (5) business days of receipt of such written notification, an offer that the Board of Directors of Seller determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Seller as such Superior Proposal, it being understood that Seller shall not enter into any such binding agreement during such five (5) business day period.

The party desiring to terminate this Agreement pursuant to this Section 12.01 (other than pursuant to Section 12.01(a)) shall give notice of such termination to the other party.

Section 12.02.   Effect of Termination.

(a)   Except as provided in Sections 12.02(b) and 12.02(c), in the event of a termination of this Agreement pursuant to Section 12.01 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. Except as provided in Sections 12.02(b) and 12.02(c), in the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void, there shall be no liability on the part of Buyer or Seller or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party for any willful breach of this Agreement and that the Confidentiality Agreement shall survive any termination of this Agreement.

(b)   If this Agreement is terminated in accordance with Section 12.01(b(iii) then upon the termination of this Agreement, Seller shall reimburse Buyer for all of its reasonable costs and expenses incurred in connection with this Agreement, including fees of counsel, accountants, lenders and financial and other advisors, up to a maximum of $500,000. If (1) any Acquisition Proposal has been made to Seller or publicly announced and thereafter this Agreement is terminated (x) by either party in accordance with Sections 12.01(b)(i) or 12.01(b)(iii), or (y) by Buyer in accordance with Section 12.01(c)(ii) or (iii) (but in the case of termination in accordance with Section 12.01(c)(ii), only if the failure to satisfy the conditions set forth therein results from a willful breach by Seller of its representations, warranties or covenants contained herein), and (2) within twelve (12) months after such termination Seller enters into an agreement with respect to or consummates any Acquisition Proposal, then upon the earlier of such entry into agreement or consummation Seller shall pay or cause to be paid to Buyer a fee in the amount of $1,000,000, net of any expenses previously reimbursed. If this Agreement is terminated (x) by Buyer in accordance with Section 2.01(c)(i)or (y) by Seller in accordance with Section 12.01(c)(i), Seller shall pay or cause to be paid to Buyer a fee in the amount of $1,000,000, upon the termination of this Agreement.

(c)   Seller acknowledges that the agreements contained in this Section 12.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if Seller fails promptly to pay any amount due to Buyer pursuant to this Section 12.02, it shall also pay any costs and expenses incurred by Buyer in connection with a legal action to enforce this Agreement that results in a judgment against Seller for such amount.

(d)   The Confidential Agreement and the provisions of Sections 13.02, 13.05, 1306 and 13.07 hereof shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
MISCELLANEOUS

Section 13.01.   Notices.   All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Tripos (Cayman) LP
456 Montgomery Street, 19th Floor
San Francisco, California  94104
Attention: Amish Mehta
Phone No.: (415) 293-5000
Facsimile No.: (415) 293-5100

with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California  94025
Attention: Martin A. Wellington
Facsimile No.: (650) 752-3618
E-mail: martin.wellington@dpw.com

if to Seller, to:

Tripos, Inc.
1699 South Hanley Road
St. Louis, Missouri  63144
Attention: John P. McAlister
Facsimile No.: (314) 647-8108
E-mail: johnmc@tripos.com

with a copy to:

Hogan & Hartson L.L.P.
111 South Calvert Street
Baltimore, Maryland  21202
Attention: Henry D. Kahn
Facsimile No.: (410) 659-2780
E-mail: hdkahn@hhlaw.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.   Amendments and Waivers.   (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.   Disclosure Schedule References.   The parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 13.04.   Expenses.   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.05.   Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 13.06.   Governing Law.   This Agreement shall be governed by and construed in accordance with the law of the State of New York.

Section 13.07.   Dispute Resolution.

(a)   All disputes arising out of this Agreement or the transactions contemplated by this Agreement that seek legal remedies, temporary or injunctive relief or specific performance shall be resolved as follows: The senior management of all parties to the dispute (or any successors in dissolution to Seller’s senior management) shall meet to attempt to resolve such disputes. In the event that senior management cannot resolve these disputes within 10 business days of their initial conference, Buyer and Seller irrevocably agree and acknowledges that any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby (each a “Disputed Claim”), shall be resolved, as between the parties, exclusively and solely by binding arbitration in accordance with Section 13.07.

(b)   With respect to any matter that a party elects to submit to arbitration pursuant to this Section 13.07, the submitting party shall deliver a demand for arbitration to the other party (a “Demand”). Such arbitration shall be conducted pursuant to an arbitration procedure under which the parties shall jointly select, within five (5) Business Days of the Demand, an independent arbitrator with the relevant industry and technical background but with no prior, existing or potential business relationship with either party or an Affiliate of either party. If, for whatever reason, the parties cannot mutually agree on an independent arbitrator within such five (5) Business Days, Judicial Arbitration Mediation Services shall appoint an arbitrator it deems to have reasonably relevant industry and technical background. The location of such arbitration shall be in New York, New York or as otherwise mutually agreed upon by the parties. Upon the request of either party, the arbitrator selected will hear each party’s presentation within ten (10) days of such selection. The arbitrator will rule within five (5) Business Days following the conclusion of such presentation by the parties, and such ruling shall be non-appealable.

(c)   Such arbitration shall be initiated and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules shall be in effect on the date of delivery of a Demand for arbitration, except to the extent that such rules are inconsistent with the provisions set forth in this Agreement.

(d)   Any award by the arbitrator shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The award rendered by the arbitrator shall be final, binding and non-appealable, and judgment upon such award may be entered by any court of competent jurisdiction. The parties agree that the existence, conduct and content of any arbitration shall be kept confidential and no party shall disclose to any Person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party’s financial statements and except in court proceedings to enforce this arbitration provision or any award hereunder or to obtain interim relief.

(e)   Each party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such party’s case (collectively, “Attorneys’ Fees”). The remaining costs of the arbitration, including, without limitation, fees of the arbitrator, costs of records or transcripts and administrative fees (collectively, “Arbitration Costs”) shall be borne equally by the parties. The arbitrator shall be empowered to award such remedies as he or she shall consider appropriate based upon the arbitrator’s findings of fact and conclusions of law and such other factors as the arbitrator considers relevant.

Section 13.08.   Counterparts; Effectiveness; Third Party Beneficiaries.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.09.   Entire Agreement.   This Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement; provided that this Agreement shall not supersede or in any way modify the terms of the confidentiality agreement dated February 13, 2006 between Vector Capital Corporation and Seller.

Section 13.10.   Bulk Sales Laws.   Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.

Section 13.11.   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12.   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the State of New York, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.13.   Waiver of Certain Rights.   Seller and any of its successors in interest hereby waives any rights and claims it may have against Buyer, whether in law or in equity, relating to the Excluded Assets or Excluded Liabilities or the transactions contemplated hereby. The rights and claims waived include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any environmental matter, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRIPOS (CAYMAN) LP
By:	/s/ AMISH MEHTA
	Name:	Amish Mehta
	Title:	General Partner

TRIPOS, INC.
By:	/s/ JOHN P. MCALISTER
	Name:	John P. McAlister, PhD.
	Title:	President & Chief Executive Officer

Annex B

SUPPORT AGREEMENT

AGREEMENT, dated as of November 19, 2006 between Tripos (Cayman) LP, a Cayman Islands limited partnership (“Buyer”), and the stockholder who is a signatory hereto, acting solely as a stockholder and in no way acting as a director or officer of the Company, as defined below (“Stockholder”).

WHEREAS, in order to induce Buyer to enter into an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), with Tripos, Inc., a Utah corporation (the “Company”), Buyer has requested Stockholder, and Stockholder has agreed, to enter into this Agreement pursuant to Section 16-10a-731 of the Utah Revised Business Corporation Act (the “UBCA”) with respect to all shares of common stock, par value $0.01 per share, of the Company that Stockholder beneficially owns, which shares are listed on the signature page hereto (the “Shares”); and

WHEREAS, the obligations of the Stockholder under this Agreement do not affect, directly or indirectly, the duties of the Stockholder in any other capacity, including as a director or officer of the Company;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT

Section 1.01.   Voting Agreement.   Stockholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Purchase Agreement, all related agreements and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Purchase Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Stockholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company (other than as contemplated by the Purchase Agreement), (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Purchase Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

Section 1.02.   Irrevocable Proxy.   Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Buyer as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Buyer or its proxy or substitute shall, in Buyer’s sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Purchase Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Stockholder represents and warrants to Buyer that:

Section 2.01.   Corporation Authorization.   This Agreement constitutes a valid and binding Agreement of Stockholder.

Section 2.02.   Ownership of Shares.   Stockholder is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

ARTICLE 3
COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 3.01.   No Proxies for or Encumbrances on Shares.   Except pursuant to the terms of this Agreement, Stockholder shall not with respect to the Shares, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

ARTICLE 4
MISCELLANEOUS

Section 4.01.   Amendments; Termination.   Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Purchase Agreement in accordance with its terms.

Section 4.02.   Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any affiliate of Buyer.

Section 4.03.   Term.   This Agreement shall terminate and be of no further force or effect upon the termination of the Purchase Agreement in accordance with its terms, including without limitation a termination in respect of a Superior Proposal.

Section 4.04.   Governing Law.   This Agreement shall be construed in accordance with and governed by the laws of the State of Utah.

Section 4.05.   Counterparts.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 4.06.   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 4.07.   Capitalized Terms.   Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TRIPOS (CAYMAN) LP
By:
Name:
Title:
STOCKHOLDER
By:
Name:
Title:

Class of Stock	Shares Owned

Annex C

Seven Hills

November 16, 2006

PERSONAL & CONFIDENTIAL

Board of Directors
Tripos, Inc.
1699 South Hanley Road
St. Louis, MO  63144

Members of the Board:

We understand that Tripos, Inc. (the “Company” or the “Seller”) and Tripos (Cayman) LP (the “Buyer”) propose to enter into an Asset Purchase Agreement (the “Agreement”), pursuant to which, among other things, the Buyer will purchase from the Seller substantially all of the assets (the “Purchased Assets”) of the business that develops, sells and distributes discovery informatics software to the pharmaceutical industry (the “Business”) for $25,600,000 in cash (the “Consideration”) and assume certain liabilities of the Seller (the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to whether, as of the date hereof, the Consideration to be received by the Company in the Transaction is fair, from a financial point of view, to the Company.

Seven Hills Partners LLC provides merger and acquisition advisory services to public and private companies. In this capacity, we are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions as well as for other transactions and corporate purposes. We have acted as financial advisor to the Company in connection with the Transaction. We have received an engagement fee from the Company and will receive fees from the Company that are contingent upon the completion of the Transaction. We will also receive a separate fee from the Company for rendering this opinion that is not contingent upon the completion of the Transaction, but that will be credited against the fees to be received upon completion of the Transaction. The Company has agreed to reimburse our expenses and to indemnify us against certain liabilities emerging out of our engagement. We have previously provided, and may in the future provide, financial advisory and financing services to the Company and other potential participants in the Transaction or their respective affiliates in connection with matters related and unrelated to the Transaction.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

a.      a draft of the Agreement dated November 14, 2006 that, for purposes of this opinion, we have, with your permission, assumed to be in all material respects identical to the Agreement to be executed;

b.     certain publicly available financial and other information for the Company, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the audited financial statement contained therein, and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2006 and September 30, 2006, including the unaudited financial statements contained therein;

Seven Hills Partners LLC
88 Kearny Street  •  San Francisco, CA  •  94108
Tel: (415) 869-6200  •  Fax: (415) 869-6262

Member of NASD and SIPC

c.      certain Company-prepared, unaudited income statements for the Business for the fiscal year ended December 31, 2005 and quarters ending with September 30, 2006 and unaudited balance sheets of the Business as of June 30, 2006;

d.     certain internal financial analyses, financial forecasts, financial and operating data, reports and other information concerning the Business, prepared and furnished to us by the Company management;

e.      discussions we have had with certain members of the Company management concerning the historical and current business operations and strategy, financial conditions and prospects of the Business;

f.      certain operating results of the Business and certain operating results and the reported price and trading histories of certain publicly traded companies we deemed relevant;

g.      certain financial terms of the Transaction as compared to the financial terms of certain selected transactions we deemed relevant; and

h.     such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us or otherwise made available by the Company or its advisors (including, without limitation, the representations and warranties contained in the Agreement) or that is publicly available. We have not assumed any responsibility for the accuracy or completeness, or independently verified, any such information. In addition, we have not conducted, nor have we assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts that we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Business, and such projections and the assumptions derived therefrom provide a reasonable basis for our opinion. We express no opinion as to such financial forecasts or the assumptions on which they are based. We have also assumed that in the course of obtaining the necessary regulatory and third party approvals, consents and releases for the Transaction, no modification, delay, restriction or condition will be imposed that will have a material adverse effect on the Transaction and that the Transaction will be consummated in accordance with applicable laws and regulations and the terms of the Agreement, without delay, waiver, amendment or modification of any material term, condition or agreement. We have relied without independent verification upon the views of the Company management concerning the Business, operational and strategic benefits and implications of the Transaction. Our analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein.

We have not been asked to pass upon, and express no opinion with respect to, any matters, including any agreements between the Company and Buyer or its affiliates, other than the fairness from a financial point of view of the Consideration to be received by the Company.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of the Business or the Seller nor have we been furnished with such materials, nor have we evaluated the solvency or fair value of the Company under any state laws relating to bankruptcy, insolvency or similar matters. We have assumed with your consent that there are no legal issues with regard to the Seller or the Buyer that would affect our opinion, and we have relied on this assumption without undertaking any independent investigation or inquiry. We express no view as to (i) the international, federal, state, local or other tax consequences, or (ii) any legal consequences, of the

Transaction. We have made no independent investigation of any legal or accounting matters arising from or related to the Transaction and we have assumed the correctness of all legal and accounting advice given to Seller’s Board of Directors. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Transaction. We express no view as to (i) the international, federal, state or local or other tax consequences, or (ii) legal consequences of the Transaction. We have made no independent investigation of any legal or accounting matters arising from or related to the Transaction affecting the Company and we have assumed the correctness of all legal and accounting advice given to the Company and the Board of Directors. We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement (other than the Consideration to the extent specified herein). We have assumed that there has been no material change in the Company’s or the Business’ assets, financial condition and results of operations, business or prospects since the most recent financial statements and financial projections made available to us. We express no opinion as to the price at which shares of the Company’s common stock will trade at any time.

For purposes of rendering our opinion we have assumed in all respects material to our analyses that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. It is understood that this letter is intended solely for the information of the Board of Directors of the Seller in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted, communicated (in whole or in part) or referred to at any time, in any manner or for any purpose, or furnished to any person, without our prior written consent, except that this opinion may be included in its entirety, if required, in any proxy statement by the Company with respect to the Transaction with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form acceptable to us and our counsel. This letter does not constitute a recommendation to any shareholder of the Company or the Buyer, or any other person, as to how such person should vote on, or act with respect to, the Transaction or any matter relating thereto.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the Company in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Seven Hills Partners LLC

SEVEN HILLS PARTNERS LLC

Annex D

PLAN OF DISSOLUTION OF

TRIPOS, INC.

WHEREAS, the Board of Directors (the “Board”) of Tripos, Inc. (the “Company”), a Utah corporation, has deemed it advisable that the Company should be dissolved and subsequently liquidated and has approved and determined that this Plan of Dissolution of Tripos, Inc. (this “Plan”) is advisable and in the best interests of the shareholders of the Company; and

WHEREAS, the Board has directed that this Plan be submitted to the shareholders of the Company for their consideration at a special meeting of shareholders of the Company to be held on such date as the Board may determine, in accordance with the requirements of Section 16-10a-1402 of the Utah Revised Business Corporation Act (the “URBCA”) and the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and has authorized the filing with the Securities and Exchange Commission (the “SEC”), and the distribution to shareholders, of a proxy statement (the “Proxy Statement”), in connection with the solicitation of proxies for such meeting; and

WHEREAS, the Board, upon approval of this Plan by the shareholders as set forth in the Proxy Statement, may voluntarily dissolve the Company in accordance with the URBCA and the Internal Revenue Code of 1986, as amended (the “Code”), and complete the winding up and liquidation of the Company’s properties and assets, upon the terms and conditions set forth in this Plan;

NOW, THEREFORE, the Board hereby adopts and sets forth this Plan as follows:

I.                                       EFFECTIVE DATE OF PLAN.

The Board’s approval of this Plan shall be effective as of January 1, 2007. The effective date of this Plan (the “Effective Date”) shall be the date that the Company, at the Board’s direction, files Articles of Dissolution (as defined herein) with the Utah Division of Corporations and Commercial Code (the “Division”).

II.                                    CESSATION OF BUSINESS ACTIVITIES.

This Plan is intended to be a complete plan of dissolution and liquidation. It is intended that this Plan shall be a plan of complete liquidation within the terms of Section 331 of the Code. The Plan shall be deemed to authorize such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Section 331 of the Code. After the Effective Date, the Company may not carry on any business except as may be appropriate to wind up and liquidate its business and affairs, including: (a) collecting its assets; (b) disposing of its properties that will not be distributed in kind to its shareholders; (c) discharging or making provision for discharging its liabilities; (d) distributing its remaining property among its shareholders according to their interests; and (e) doing every other act necessary to wind up and liquidate its business and affairs. Notwithstanding the foregoing, at any time within 120 days following the effective date of the Articles of Dissolution filed in accordance with Article IV of this Plan, the Board may, in its discretion and without further shareholder action, revoke the Articles of Dissolution and abandon this Plan in the event the Board determines that continuing the Plan is not in the best interests of the Company and its shareholders. The directors in office on the Effective Date and, at the pleasure of such directors, the officers of the Company, shall continue in office solely for these purposes and as otherwise provided in this Plan.

III.                               LIQUIDATION OF ASSETS.

After the Effective Date, the Company shall use commercially reasonable efforts to sell, exchange, transfer, lease, license, or otherwise dispose of all of its property and assets, including its intellectual property and other intangible assets, to the extent, for such consideration (which may consist in whole or in part of money or other property) and upon such terms and conditions as the Board deems expedient and in the best interests of the Company and its shareholders, without any further vote or action by its shareholders. The Company’s assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. As part of the liquidation of its property and assets, the Company shall use commercially reasonable efforts to collect, or make provision for the collection of, all accounts receivable, debts and claims owing to the Company.

IV.                                 ARTICLES OF DISSOLUTION.

At such time as the Board determines in its discretion to be appropriate, the officers of the Company shall execute and cause to be filed with the Division and elsewhere as may be required or deemed appropriate, such documents as may be required to effectuate the dissolution of the Company, including articles of dissolution conforming to the requirements of Section 1403 of the URBCA (the “Articles of Dissolution”). From and after the date such documents are accepted by the Division, and unless revoked as provided under Article II hereof, the Company will be deemed to be completely dissolved, but will continue to exist under Utah law for purposes of winding up and liquidating its business and affairs. The members of the Board in office at the time the Articles of Dissolution are accepted for filing by the Division shall have all powers provided to them under the URBCA and other applicable law.

V.                                      PAYMENT OF DEBTS.

Prior to making any distributions to its shareholders, the Company shall pay, or as determined by the Board or by any court of competent jurisdiction, make reasonable provision to pay to all known creditors and those asserting claims against the Company, whether such claims are fixed, contingent, conditional, or unmatured (collectively, the “Claimants”). As soon as practicable after filing the Articles of Dissolution, the Company shall notify all Claimants, of the dissolution of the Company and describing the procedure for filing their claims with the Company.

Following the Effective Date, the Board may, if and to the extent deemed necessary or advisable by the Board, establish a contingency reserve (the “Contingency Reserve”) and set aside into the Contingency Reserve such amounts of cash or property of the Company as the Board, in its discretion, determines is sufficient to account for unknown events, claims, contingencies and expenses incurred in connection with the collection and defense of its property and assets and the liquidation and dissolution provided for in this Plan, including claims which are likely to arise or become known to the Company after the filing of the Articles of Dissolution. Following the payment, satisfaction or other resolution of all such events, claims, contingencies and expenses, any amounts remaining in the Contingency Reserve shall be distributed in accordance with this Plan.

VI.                                 DISTRIBUTIONS TO COMMON SHAREHOLDERS.

Following the payment or the provision for the payment of claims and obligations as provided in Article V hereof and the payment of all amounts owed to holders of the Company’s Series C Convertible Preferred Stock, the Company shall distribute pro rata to the holders of its common stock all of its remaining property and assets, if any, in one or a series of distributions. The Company will distribute substantially all of the proceeds of the sale of its assets pursuant to the Asset Purchase Agreement dated

November 19, 2006 between the Company and Tripos (Cayman) LP (the “Transaction”), to the Company’s shareholders within 12 months of the closing of the Transaction.

VII.                            POWERS OF BOARD AND OFFICERS.

The Board and the officers of the Company are authorized to approve such changes to the terms of any of the actions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Company in accordance with the Code and the URBCA and any rules and regulations of the SEC or any state securities commission, including, without limitation, any instruments of dissolution or other documents, and withdrawing any qualification to conduct business in any state in which the Company is so qualified, as well as the preparation and filing of any tax returns or reports. Without limiting the generality of the foregoing, the appropriate officer of the Company is authorized and directed, within thirty (30) days after the shareholders approve this Plan, to execute and file a United States Department of the Treasury, Internal Revenue Service Form 966 pursuant to Section 6043(a) of the Code and such additional forms and reports with the Internal Revenue Service as may be appropriate in connection with this Plan and the carrying out thereof.

VIII.                       CANCELLATION OF STOCK.

The distributions to the Company’s shareholders pursuant to this Plan, if any, shall be in complete redemption and cancellation of all of the outstanding common stock of the Company. As a condition to any disbursement made under the Plan after the filing of the Articles of Dissolution, the Board may require shareholders to surrender their certificates evidencing the common stock to the Company or its agent for cancellation. If a shareholder’s certificate for shares of common stock has been lost, stolen or destroyed, such shareholder may be required, as a condition to the disbursement of any distribution under this Plan, to furnish to the Company satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Company.

IX.                                RESTRICTIONS ON TRANSFER OF SHARES.

After filing the Articles of Dissolution, the Company may proceed to delist the common stock of the Company from The NASDAQ Stock Market or any other securities exchange on which such shares may then be listed, if any. Further, the Company may elect to close its stock transfer books and discontinue recording transfers of common stock at any time following the filing of the Articles of Dissolution as of such date set forth in a written notice to the holders of the common stock (the “Dissolution Record Date”), and thereafter, certificates representing the common stock of the Company shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The proportionate interests of all of the shareholders of the Company shall be fixed on the basis of their respective stock holdings at the close of business on the Dissolution Record Date, and, after the Dissolution Record Date, any distributions made by the Company shall be made solely to the shareholders of record at the close of business on the Dissolution Record Date, except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

X.                                     LIQUIDATING TRUST.

If deemed advisable by the Board for any reason to complete the liquidation and distribution of the Company’s assets to its shareholders, the Board may at any time transfer to a liquidating trust (the “Trust”) the remaining assets of the Company. The Trust thereupon shall succeed to all of the then remaining assets of the Company, including all amounts in the Contingency Reserve, and any remaining liabilities and obligations of the Company. The sole purpose of the Trust shall be to prosecute and defend suits by or against the Company, to settle and close the business of the Company, to dispose of and convey the assets of the Company, to satisfy the remaining liabilities and obligations of the Company and to collect and distribute the remaining assets of the Company to its shareholders. Any distributions made from the Trust shall be made in accordance with the provisions of this Plan. The Board may appoint one or more of its members to act as trustee or trustees of the Trust and to cause the Company to enter into a liquidating trust agreement with such trustee or trustees on such terms and conditions as the Board determines. Approval of this Plan by the shareholders also will constitute the approval by the shareholders of any appointment of the trustees and of the liquidating trust agreement between the Company and such trustees.

XI.                                COMPENSATION.

The Company may pay to its officers, directors, employees and agents or trustees, or any of them, compensation for services rendered in connection with the implementation of this Plan. Approval of this Plan by the shareholders of the Company shall constitute the approval of the shareholders of the payment of any such compensation referred to in this Article.

XII.                           INDEMNIFICATION.

The Company shall continue to indemnify its officers, directors, employees, agents and trustees in accordance with its Articles of Incorporation, bylaws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company.  The Company’s obligation to indemnify such persons may be satisfied out of the Contingency Reserve or out of assets transferred to the Trust, if any. The Board and the trustees of any Trust are authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

XIII.                      COSTS.

The Company is authorized, empowered and directed to pay all legal, accounting, printing, professional and other fees, costs and expenses for services rendered to the Company in connection with the preparation, adoption and implementation of this Plan and the liquidation of the Company’s assets, including, without limitation, any such fees and expenses incurred in connection with the preparation of a proxy statement for the meeting of shareholders to be held for the purpose, among others, of voting upon the approval of this Plan.

The within and foregoing Plan was duly adopted by its Board of Directors effective as of January 1, 2007.

, Secretary

Annex E

UTAH STATUTES

16-10a-1402.  Authorization of dissolution after issuance of shares.

(1)   After shares have been issued, dissolution of a corporation may be authorized in the manner provided in Subsection (2).

(2)   For a proposal to dissolve the corporation to be authorized:

(a)    the board of directors must recommend dissolution to the shareholders unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders; and

(b)   the shareholders entitled to vote on the proposal must approve the proposal to dissolve as provided in Subsection (5).

(3)   The board of directors may condition the effectiveness of the dissolution on any basis.

(4)   The corporation shall give notice in accordance with Section 16-10a-705 to each shareholder entitled to vote on the proposal to dissolve, of the proposed shareholders’ meeting at which the proposal to dissolve will be voted upon. The notice must state that the purpose or one of the purposes of the meeting is to consider the proposal to dissolve the corporation.

(5)   The proposal to dissolve must be approved by each voting group entitled to vote separately on the proposal, by a majority of all the votes entitled to be cast on the proposal by that voting group, unless a greater vote is required by the articles of incorporation, the initial bylaws or the bylaws amended pursuant to Section 16-10a-1021, or the board of directors acting pursuant to Subsection (3).

16-10a-1403.  Articles of dissolution.

(1)   At any time after dissolution is authorized, the corporation may dissolve by delivering to the division for filing articles of dissolution setting forth:

(a)    the name of the corporation;

(b)   the address of the corporation’s principal office or, if none is to be maintained, a statement that the corporation will not maintain a principal office, and, if different from the address of the principal office or if no principal office is to be maintained, the address to which service of process may be mailed pursuant to Section 16-10a-1409;

(c)    the date dissolution was authorized;

(d)   if dissolution was authorized by the directors or the incorporators pursuant to Section 16-10a-1401, a statement to that effect;

(e)    if dissolution was approved by the shareholders pursuant to Section 16-10a-1402:

(i)    the number of votes entitled to be cast on the proposal to dissolve by each voting group entitled to vote separately thereon; and

(ii)   either the total number of votes cast for and against dissolution by each voting group or the total number of undisputed votes cast for dissolution by each voting group and a statement that the number cast for dissolution was sufficient for approval; and

(f)    any additional information the division determines is necessary or appropriate.

(2)   A corporation is dissolved upon the effective date of its articles of dissolution.

16-10a-1404.  Revocation of dissolution.

(1)   A corporation may revoke its dissolution within 120 days after the effective date of the dissolution.

(2)   Revocation of dissolution must be authorized in the same manner as the dissolution was authorized unless, in the case of authorization pursuant to Section 16-10a-1402, that authorization permitted revocation by action of the board of directors alone, in which event the board of directors may revoke the dissolution without shareholder action.

(3)   After the revocation of dissolution is authorized, the corporation may revoke the dissolution by delivering to the division for filing articles of revocation of dissolution, together with a copy of its articles of dissolution, that set forth:

(a)    the name of the corporation;

(b)   the effective date of the dissolution that was revoked;

(c)    the date that the revocation of dissolution was authorized;

(d)   if pursuant to Subsection (2) the corporation’s board of directors or incorporators revoked the dissolution authorized under Section 16-10a-1401, a statement to that effect;

(e)    if pursuant to Subsection (2) the corporation’s board of directors revoked a dissolution approved by the shareholders, a statement that the revocation was permitted by action by the board of directors alone pursuant to that authorization; and

(f)    if the revocation of dissolution was approved pursuant to Subsection (2) by the shareholders, the information required by Subsection 16-10a-1403(1)(e).

(4)   Revocation of dissolution is effective as provided in Subsection 16-10a-123(1). A provision may not be made for a delayed effective date for revocation pursuant to Subsection 16-10a-123(2).

(5)   When the revocation of dissolution is effective, it relates back to and takes effect as of the effective date of the dissolution and the corporation may carry on its business as if dissolution had never occurred.

16-10a-1405.  Effect of dissolution.

(1)   A dissolved corporation continues its corporate existence but may not carry on any business except that appropriate to wind up and liquidate its business and affairs, including:

(a)    collecting its assets;

(b)   disposing of its properties that will not be distributed in kind to its shareholders;

(c)    discharging or making provision for discharging its liabilities;

(d)   distributing its remaining property among its shareholders according to their interests; and

(e)    doing every other act necessary to wind up and liquidate its business and affairs.

(2)   Dissolution of a corporation does not:

(a)    transfer title to the corporation’s property;

(b)   prevent transfer of its shares or securities, although the authorization to dissolve may provide for closing the corporation’s share transfer records;

(c)    subject its directors or officers to standards of conduct different from those prescribed in Part 8;

(d)   change:

(i)    quorum or voting requirements for its board of directors or shareholders;

(ii)   provisions for selection, resignation, or removal of its directors or officers or both; or

(iii)  provisions for amending its bylaws or its articles of incorporation;

(e)    prevent commencement of a proceeding by or against the corporation in its corporate name;

(f)    abate or suspend a proceeding pending by or against the corporation on the effective date of dissolution; or

(g)    terminate the authority of the registered agent of the corporation.

16-10a-1406.  Disposition of known claims by notification.

(1)   A dissolved corporation may dispose of the known claims against it by following the procedures described in this section.

(2)   A dissolved corporation electing to dispose of known claims pursuant to this section may give written notice of the dissolution to known claimants at any time after the effective date of the dissolution. The written notice must:

(a)    describe the information that must be included in a claim;

(b)   provide an address to which written notice of any claim must be given to the corporation;

(c)    state the deadline, which may not be fewer than 120 days after the effective date of the notice, by which the dissolved corporation must receive the claim; and

(d)   state that unless sooner barred by any other state statute limiting actions, the claim will be barred if not received by the deadline.

(3)   Unless sooner barred by any other statute limiting actions, a claim against the dissolved corporation is barred if:

(a)    a claimant was given notice under Subsection (2) and the claim is not received by the dissolved corporation by the deadline; or

(b)   the dissolved corporation delivers to the claimant written notice of rejection of the claim within 90 days after receipt of the claim and the claimant whose claim was rejected by the dissolved corporation does not commence a proceeding to enforce the claim within 90 days after the effective date of the rejection notice.

(4)   Claims which are not rejected by the dissolved corporation in writing within 90 days after receipt of the claim by the dissolved corporation shall be considered accepted.

(5)   The failure of the dissolved corporation to give notice to any known claimant pursuant to Subsection (2) does not affect the disposition under this section of any claim held by any other known claimant.

(6)   For purposes of this section, “claim” does not include a contingent liability or a claim based on an event occurring after the effective date of dissolution.

16-10a-1407.  Disposition of claims by publication—Disposition in absence of publication.

(1)   A dissolved corporation may publish notice of its dissolution and request that persons with claims against the corporation present them in accordance with the notice.

(2)   The notice contemplated in Subsection (1) must:

(a)    be published one time in a newspaper of general circulation in the county where the dissolved corporation’s principal office or, if it has no principal office in this state, its registered office is or was last located;

(b)   describe the information that must be included in a claim and provide an address at which any claim must be given to the corporation; and

(c)    state that unless sooner barred by any other statute limiting actions, the claim will be barred if an action to enforce the claim is not commenced within five years after the publication of the notice.

(3)   If the dissolved corporation publishes a newspaper notice in accordance with Subsection (2), then unless sooner barred under Section 16-10a-1406 or under any other statute limiting actions, the claim of any claimant against the dissolved corporation is barred unless the claimant commences an action to enforce the claim against the dissolved corporation within five years after the publication date of the notice.

(4)   (a) For purposes of this section, “claim” means any claim, including claims of this state, whether known, due or to become due, absolute or contingent, liquidated or unliquidated, founded on contract, tort, or other legal basis, or otherwise.

(b)   For purposes of this section, an action to enforce a claim includes any civil action, and any arbitration under any agreement for binding arbitration between the dissolved corporation and the claimant.

(5)   If a dissolved corporation does not publish a newspaper notice in accordance with Subsection (2), then unless sooner barred under Section 16-10a-1406 or under any other statute limiting actions, the claim of any claimant against the dissolved corporation is barred unless the claimant commences an action to enforce the claim against the dissolved corporation within seven years after the date the corporation was dissolved.

16-10a-1408.  Enforcement of claims against dissolved corporations.

A claim may be enforced:

(1)   under Section 16-10a-1406 or 16-10a-1407 against the dissolved corporation, to the extent of its undistributed assets; or

(2)   against a shareholder of the dissolved corporation, if the assets have been distributed in liquidation; but a shareholder’s total liability for all claims under this section may not exceed the total value of assets distributed to him, as that value is determined at the time of distribution. Any shareholder required to return any portion of the value of assets received by him in liquidation shall be entitled to contribution from all other shareholders. The contributions shall be in accordance with the shareholders’ respective rights and interests and may not exceed the value of the assets received in liquidation.

TRIPOS, INC.	VOTE BY INTERNET,
1699 South Hanley Road	TELEPHONE OR MAIL
St. Louis, Missouri 63144	24 HOURS A DAY, 7 DAYS A
314 647-1099	WEEK
Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY INTERNET—http://[•]

Visit the Internet voting web site at http://[•]. Available 24 hours a day until 5:00 p.m. local time the day before the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—[•]

On a touch-tone telephone, call TOLL FREE [•]. Available 24 hours a day until 5:00 p.m. local time the day before the meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tripos, Inc, c/o [•].
If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.
PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

DETACH AND RETURN THIS PORTION ONLY.

☒  Please mark votes as in this example.

The board of directors of Tripos unanimously recommends
that you vote FOR the following proposals:

Vote on Proposals

	For	Against	Abstain
1.

To approve the asset sale transaction as contemplated by the asset purchase agreement, dated as of November 19, 2006, between Tripos (Cayman) LP, a Cayman Islands limited partnership (“Vector”) and a subsidiary of Vector Capital Corporation and Tripos, Inc., a Utah corporation, pursuant to which Tripos will sell substantially all of the assets related to its Discovery Informatics business (the “DI business”) to Vector and Vector will assume certain liabilities related to the DI business.

	☐	☐	☐
2.

To authorize the proxy holders to vote to adjourn the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the asset sale transaction contemplated in Proposal 1.

	☐	☐	☐
3.

Conditioned upon the approval of the asset sale transaction contemplated in Proposal 1, a proposal to approve and adopt a plan of dissolution and the transactions contemplated thereby pursuant to which Tripos will satisfy all of its debts and other corporate obligations, its remaining cash, if any, will be distributed to shareholders and Tripos will be dissolved and liquidated.

	☐	☐	☐
4.

Conditioned upon the approval of the asset sale contemplated in Proposal 1, to authorize the proxy holders to vote to adjourn the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve and adopt the plan of dissolution and the dissolution and liquidation of Tripos contemplated by Proposal 3.

	☐	☐	☐

The undersigned hereby acknowledges notification of the special meeting and receipt of the proxy statement dated                       , 2007, relating to the special meeting.

In case of joint owners, each joint owner must sign. If signing for a corporation or partnership as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐
	YES	NO
Please indicate if you plan to attend this meeting	☐	☐

, 2007
Signature	Signature (if jointly held)	Date

Please date, sign and mail
your proxy card back as soon as possible!

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

TRIPOS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                                 AT                           , LOCAL TIME,
AT

The undersigned, revoking all previous proxies, hereby appoints and authorizes                       , and each of them, as proxies with full power of substitution and resubstitution to represent the undersigned at the special meeting of shareholders of Tripos, Inc., a Utah corporation (“Tripos”) to be held                               and at any adjournments or postponements of the special meeting to vote all of the shares of the common stock of Tripos which the undersigned would be entitled to vote, with all powers which the undersigned would possess if personally present.

The proxy holders will vote the shares represented by this proxy in the manner indicated herein. Unless a contrary direction is indicated, the proxy holders will vote FOR Proposals 1, 2, 3 and 4, and at the discretion of the proxy holders as to any other matter that may properly come before the special meeting or any adjournments or postponements thereof.

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD
AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)